Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF OKLAHOMA

In re: GMX RESOURCES INC., et al. Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 13-11456 (SAH) Jointly Administered
FIRST AMENDED DISCLOSURE STATEMENT TO ACCOMPANY FIRST AMENDED JOINT PLAN OF REORGANIZATION OF GMX RESOURCES INC. AND ITS DEBTOR SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

ANDREWS KURTH LLP	CROWE & DUNLEVY, P.C. s/William H. Hoch
David A. Zdunkewicz Timothy A. Davidson II 600 Travis, Suite 4200 Houston, Texas 77002 Telephone: (713) 220-4200 Facsimile: (713) 220-4285	William H. Hoch 20 North Broadway, Suite 1800 Oklahoma City, Oklahoma 73102 Telephone: (405) 235-7700 Facsimile: (405) 239-6651
ATTORNEYS FOR THE DEBTORS

Dated:    Oklahoma City, Oklahoma
December 5, 2013

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DISCLAIMER
ALL HOLDERS OF ELIGIBLE CLAIMS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT (THE “DISCLOSURE STATEMENT”) AND THE FIRST AMENDED JOINT PLAN OF REORGANIZATION (THE “PLAN”) IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. ALL SUMMARIES OF THE PLAN AND OTHER STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, AND THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE INDICATED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.
THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT AND THE JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN HAVE NOT BEEN REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN REVIEWED, APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTORS IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS AND SHALL BE INADMISSIBLE FOR ANY PURPOSE ABSENT THE EXPRESS WRITTEN CONSENT OF THE DEBTORS AND THE PARTY AGAINST WHOM SUCH INFORMATION IS SOUGHT TO BE ADMITTED.
THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST HAVE BEEN PASSED UPON BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING SUCH DESCRIPTIONS.
THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR WILL IT BE CONSTRUED TO CONSTITUTE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS

OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This Disclosure Statement includes projected financial information regarding the Reorganized Debtors and certain other “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, all of which are based upon various estimates and assumptions that the Debtors believe to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Debtors’ and Reorganized Debtors’ actual future outcomes to differ materially from those set forth in this Disclosure Statement. Such risks and uncertainties include, but are not limited to:

•	the Debtors’ ability to effect their proposed restructuring, or any other restructuring on terms acceptable to the Debtors;

•	the Debtors’ ability to preserve and utilize net operating loss carry forward and other tax attributes;

•	the Debtors’ ability to continue as a going concern;

•
the Debtors’ ability to meet debt service obligations and related financial and other covenants, and any possible resulting material default under the Debtors’ debt obligations that is not waived or rectified;

•	limitations on the availability of sufficient credit to fund working capital;

•	the availability of appropriate surety bonds which may be required for certain projects;

•	inability to reach agreements with the Debtors’ surety companies to provide sufficient bonding capacity;

•	general economic and capital markets conditions, including fluctuations in interest rates;

•	difficulty in managing the operation of existing entities;

•	loss of key personnel;

•	litigation risks and uncertainties;

•	distraction of management and costs associated with the Debtors’ restructuring efforts, including their chapter 11 filings;

•	recent adverse publicity about the Debtors, including their chapter 11 filings;

•	uncertainties inherent in making estimates of our oil and natural gas data;

•	oil and natural gas prices, price volatility and competition;

•	discovery and development of oil and natural gas reserves;

•	cost of compliance with laws and regulations

•	geological, technical, drilling and processing problems;

•	weather-related interference with business operations;

•	unanticipated results with the drilling or completion of wells;

•	the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures;

•	the cost and availability of adequate insurance coverage; and

•	other risks and matters discussed in GMXR’s filings with the Securities and Exchange Commission.

You should understand that the foregoing as well as other risk factors discussed in this Disclosure Statement, including those listed in Section IX under the heading “Certain Factors to be Considered,” could cause future outcomes to differ materially from those expressed in such forward looking statements. Given the uncertainties, you are cautioned not to place undue reliance on any forward-looking statements in determining whether to vote in favor of the Plan or to take any other action. The Debtors undertake no obligation to publicly update or revise information concerning the Debtors’ restructuring efforts, borrowing availability, or their cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this Disclosure Statement, except as required by law. Forward-looking statements are provided in this Disclosure Statement pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and, to the extent applicable, Section 1125(e) of the Bankruptcy Code and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

TABLE OF CONTENTS

I. INTRODUCTION AND EXECUTIVE SUMMARY		1
A.	EXECUTIVE SUMMARY	1
B.	CONSIDERATIONS IN PREPARATION OF THE DISCLOSURE STATEMENT AND PLAN; DISCLAIMERS	1
C.	GENERAL	4
D.	SOLICITATION PACKAGE	4
E.	VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE	5
F.	PURPOSE OF AND SUMMARY OF THE PLAN	6
G.	SUMMARY OF PROPOSED DISTRIBUTIONS UNDER THE PLAN	10
H.	THE CONFIRMATION HEARING AND OBJECTION DEADLINE	11
I.	SUMMARY OF POST-CONFIRMATION OPERATIONS	12
J.	RECOMMENDATION OF BOARDS OF DIRECTORS AND OTHERS TO APPROVE PLAN	13
II. GENERAL INFORMATION REGARDING THE DEBTORS		13
A.	BACKGROUND	13
1	Existing Capital Structure of the Debtors	15
2	Events Leading to the Debtors’ Restructuring	18
3	Litigation Pending Against the Debtors at the Time of Filing	18
B.	EVENTS DURING CHAPTER 11 CASES	23
1	Entry of “First Day” Orders	23
2	Debtor-in-Possession Financing	25
3	The Official Committee of Unsecured Creditors	26
4	Compliance With THE Bankruptcy Code, Bankruptcy Rules, Local Court Rules and U.S. Trustee Deadlines	26
5	Extension of the Debtors’ Exclusive Periods	27
6	Motion to Approve Plan Support Agreement	30
7	Extension of DIP Credit Facility and Potential Exit Facility	31
8	Retention of Opportune LLC as Retained Person	31
9	Lift Stay Motions Filed Against the Debtors	31
10	MOTION TO APPROVE SEVERANCE AND RETENTION PAYMENTS	32
11	Motion to ESTABLISH PROCEDURES FOR TRANSFER OF STOCK AND CLAIMS IN GMX RESOURCES Inc.	33
12	The Debtors Dispute with Emerald Oil, Inc.	34
13	THE DEBTORS DISPUTE WITH ONEOK Rockies Midstream, L.L.C.	34
III. MANAGEMENT AND CORPORATE STRUCTURE OF THE REORGANIZED DEBTORS		35
A.	THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE REORGANIZED DEBTORS AND NEW GMXR	35
B.	MANAGEMENT INCENTIVE PLAN	36
IV. SUMMARY OF THE PLAN		36
A.	INTRODUCTION	36
B.	SCHEDULE OF TREATMENT OF CLAIMS AND EQUITY INTERESTS	37
C.	TREATMENT OF UNCLASSIFIED CLAIMS	37
1	Administrative Claims	37
2	Priority Tax Claims	40
D.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS	40
1	Class 1 - Senior Secured Noteholder Secured Claims	40

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Class 1 consists of Senior Secured Noteholder Secured Claims. The Senior Secured Noteholder Secured Claims shall be deemed Allowed in the amount of $338,000,000.00.		40
2	Class 2 - Other Secured Claims	42
3	Class 3 - Priority Non-Tax Claims	42
4	Class 4 - General Unsecured Claims	42
Class 4 consists of General Unsecured Claims, including, but not limited to, the Senior Secured Notes Deficiency Claim, the Convertible Notes Claims, the Old Senior Notes Claims, the Old Senior Notes Guaranty Claims, the Second-Priority Notes Claims and any other Claims secured by a Lien that is junior in priority to the Liens securing the Senior Secured Notes Claims.		42
5	Class 5 – Intercompany Claim	43
6	Class 6 - Equity Interests in GMXR	43
7	Class 7 - Equity Interests in Debtor Subsidiaries	44
E.	ALLOWED CLAIMS AND EQUITY INTERESTS	44
F.	POST-PETITION INTEREST	44
G.	ALLOCATION	44
H.	SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS	45
I.	CONTROVERSY CONCERNING IMPAIRMENT	45
J.	MEANS FOR IMPLEMENTATION OF THE PLAN	45
1	Substantive Consolidation	45
2	The Creditor Trust	45
3	General Settlement of Claims and Equity Interests	51
4	Sources of Consideration for Plan Distributions	51
5	Section 1145 Exemption	51
6	Listing of the Reorganized GMXR Common Stock and Transfer Restrictions	52
7	Continued Corporate Existence	52
8	New Organizational Documents	52
9	Restructuring Transactions	53
10	Cancellation of EXISTING Securities and Agreements	55
11	Corporate Actions	55
12	Directors and Executive Officers	56
13	Compensation and Benefit Plans and Treatment of Retirement Plan	56
14	Director and Officer Liability Insurance	57
15	Vesting of Assets in Reorganized Debtors	57
16	Nondisturbance of VPP Interest	57
17	Preservation of Rights of Action; Settlement of Litigation Claims	58
18	Effectuating Documents; Further Transactions	60
19	Exemption from Certain Transfer Taxes	60
K.	PROVISIONS GOVERNING DISTRIBUTIONS	61
1	Distributions for Claims Allowed as of the Effective Date	61
2	Disbursing Agent	61
3	Surrender of EXISTING Securities	61
4	[RESERVED]	62
5	Record Date for Plan Distributions	62
6	Means of Cash Payment	62
7	Calculation of Distribution Amounts of New Equity Securities	62
8	Delivery of Distributions; Undeliverable or Unclaimed Distributions	62
9	Withholding and Reporting Requirements	63
10	Setoffs	63

L.	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS	63
1	Prosecution of Objections to Claims	63
2	Allowance of Claims	64
3	Distributions After Allowance	64
4	Estimation of Claims	64
5	Deadline to File Objections to Claims	65
6	Deadline to File Other Secured Claims; Objections	65
M.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	66
1	Assumed Contracts and Leases	66
2	Payments Related to Assumption of Contracts and Leases	67
3	Rejected Contracts and Leases	67
4	Claims Based upon Rejection of Executory Contracts or Unexpired Leases	67
5	Indemnification of Directors, Officers and Employees	67
N.	ACCEPTANCE OR REJECTION OF THE PLAN	68
1	Classes Entitled to Vote	68
2	Acceptance by Impaired Classes	68
3	Elimination of Classes	68
4	Nonconsensual Confirmation	68
O.	CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS	69
1	Conditions to Confirmation	69
2	Conditions to Effective Date	69
3	Effect of Failure of Conditions	70
4	Waiver of Conditions	70
P.	MODIFICATIONS AND AMENDMENTS; WITHDRAWAL	70
Q.	RETENTION OF JURISDICTION	71
R.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS	73
1	Discharge of Claims and Termination of Equity Interests	73
2	Exculpation and Limitation of Liability	73
3	Injunction	74
4	Releases by the Debtors	74
5	Releases by Holders of Claims	75
6	Injunction Related to Releases and Exculpations	76
7	Release of Liens	76
S.	MISCELLANEOUS PROVISIONS	76
1	Severability of Plan Provisions	76
2	Successors and Assigns	77
3	Binding Effect	77
4	Revocation, Withdrawal, or Non-Consummation	77
5	Committees and Retained Person	77
6	Plan Supplement	78
7	Notices to Debtors	78
8	Governing Law	79
9	Section 1125(e) of the Bankruptcy Code	79
10	Conflict	80
11	Entire Agreement	80
V. CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS		80

A.	EXIT FACILITY	80
B.	ISSUANCE OF NEW SECURITIES AND TRUST INTERESTS	81
1	Issuance of Reorganized GMXR Common Stock and New GMXR Interests	81
2	New Shareholders Agreement	81
3	New GMXR Agreement	82
4	Issuance of Trust Interests	82
C.	SECURITIES LAW MATTERS	82
VI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		83
A.	GENERAL	83
B.	CONSEQUENCES TO THE DEBTORS	85
1	Cancellation of Indebtedness Income	85
2	Net Operating Losses and Other Attributes	86
3	Annual Section 382 Limitation on Use of NOLS	86
4	Federal Alternative Minimum Tax	88
5	POSSIBLE Conversion of Reorganized Subsidiaries to Limited Liability Companies	89
C.	CONSEQUENCES TO HOLDERS OF DIP FACILITY CLAIMS	89
D.	CONSEQUENCES TO HOLDERS OF SENIOR SECURED NOTES	89
1	Definition of Securities	90
2	Holders of Senior Secured Note Claims if the Senior Secured Notes are Securities	90
3	Holders of Senior Secured Note Claims if the Senior Secured Notes are not Securities	91
4	Market Discount	92
5	Bad Debt and/or Worthless Securities Deduction	93
E.	ALLOCATION	93
1	Senior Secured NOtes Exchanged	93
2	Accrued But Unpaid Interest	93
F.	CONSEQUENCES TO HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS	94
1	Gain or Loss — Generally	94
2	Tax Treatment of the Creditor Trust and Holders of Beneficial Interests	95
3	Assets Held in Trust for Disputed General Unsecured Claims	98
G.	CONSEQUENCES OF NEW GMXR INTERESTS OWNERSHIP	99
1	Partnership Status	99
2	Tax Consequences TO HOLDER’S OF INVESTMENTS IN NEW GMXR INTERESTS	100
H.	TAX EXEMPT ORGANIZATIONS AND OTHER INVESTORS	104
I.	INFORMATION REPORTING AND BACKUP WITHHOLDING	105
J.	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE	105
VII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST		106
A.	FEASIBILITY OF THE PLAN	106
B.	BEST INTERESTS TEST	106
C.	LIQUIDATION ANALYSIS	107
D.	VALUATION OF THE REORGANIZED DEBTORS	109
VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		109
A.	ALTERNATIVE PLAN(S)	109
B.	LIQUIDATION UNDER CHAPTER 7	109
IX. CERTAIN FACTORS TO BE CONSIDERED		111
A.	GENERAL	111
B.	CERTAIN RISKS RELATED TO THE DEBTORS’ BUSINESS, INDUSTRY AND NEW EQUITY SECURITIES	111

1	The Debtors’ current financial condition has adversely affected their business operations and their business prospects.	111
2	The Debtors’ asset carrying values have been impaired based, in part, on natural gas prices as of December 31, 2012 and they may be further impaired if gas prices continue to decline.	112
3	Even if the Debtors successfully emerge from bankruptcy and enter into the Exit Facility, the Debtors will continue to have substantial capital needs which they may not be able to meet in the future.	112
4	Properties of the Debtors may not produce as projected, and the Debtors may not have fully identified liabilities associated with these properties or obtained adequate protection from sellers against liabilities.	112
5	Loss of key management and failure to attract qualified management could negatively impact the Debtors’ operations.	113
6	Exploring for and producing oil and natural gas are high-risk activities with many uncertainties that could adversely affect the Debtors’ business, financial condition or results of operations.	113
7	A substantial or extended decline in oil and natural gas prices may have a material adverse effect on the Debtors’ business, financial condition, results of operations, cash flows and their ability to meet their obligations, operating cost requirements, capital expenditure requirements and other financial commitments.	114
8	The Debtors may incur substantial losses and be subject to substantial liability claims as a result of their oil and natural gas operations. Their insurance coverage may not be sufficient or may not be available to cover some of these losses and claims.	116
9	Reserve estimates depend on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and estimated values of the Debtors’ reserves.	116
10	If the Debtors are unable to replace the reserves that they have produced, their reserves and revenues will decline.	117
11	The Debtors’ business requires substantial capital investment and maintenance expenditures, and their capital resources may not be adequate to provide for all of their cash requirements.	118
12	Impediments to transporting the Debtors’ products may limit their access to oil and natural gas markets or delay their production.	118
13	The Debtors’ undeveloped acreage must be drilled before lease expiration in order to hold the acreage by production.	118
14	The Debtors are exposed to counterparty risk if they engage in hedging activities using commodity derivative instruments or through insurance and other arrangements they enter into with financial and other institutions.	119
15	The Debtors are subject to extensive governmental laws and regulations, including environmental regulations, which can adversely affect the cost, manner or feasibility of doing business and could result in restrictions on their operations or civil or criminal liability.	119
16	Potential legislative and regulatory actions could increase the Debtors’ costs, reduce their revenue and cash flow from oil and natural gas sales, reduce their liquidity or otherwise alter the way they conduct their business.	120
17	Competition in the oil and natural gas industry is intense, which may adversely affect the Debtors.	120
18	Adverse publicity about the Debtors, including their chapter 11 filings, may harm the Debtors’ ability to compete in a highly competitive environment.	120
19	The Reorganized Debtors will not have access to capital markets	121
20	The Exit Facility may contain certain restrictions and limitations that could significantly affect the Reorganized Debtors’ ability to operate their businesses, as well as significantly affect their liquidity.	121
21	The value of the New Equity Securities may be adversely affected by a number of factors.	121
22	There is no established trading market for the Reorganized GMXR Common Stock or New GMXR Interests , and if one develops, it may not be liquid.	122
23	Reorganized GMXR does not anticipate paying dividends on the Reorganized GMXR Common Stock in the foreseeable future.	122
C.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS	123
1	Parties-in-Interest May Object To the Plan and Confirmation	123
2	Parties-in-Interest May Object To the Debtors’ Classification of Claims and Equity Interests	123

3	Undue Delay In Confirmation May Disrupt the Business of the Debtors and Have Potential Adverse Effects	123
4	The Debtors May Not Be Able To Obtain Confirmation of the Plan	124
5	Failure to Consummate the Plan	125
6	Risk of Non-Occurrence of the Effective Date	125
7	Risk of Post-Confirmation Default	125
8	Claims Estimation	125
D.	CERTAIN TAX CONSIDERATIONS	125
E.	INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS	126
X. THE SOLICITATION; VOTING PROCEDURES		126
A.	VOTING DEADLINE	126
B.	VOTING PROCEDURES	126
C.	SPECIAL NOTE FOR HOLDERS OF VOTING NOTES	127
1	Beneficial Owners	127
2	Nominees	127
3	Miscellaneous	128
D.	FIDUCIARIES AND OTHER REPRESENTATIVES	129
E.	PARTIES ENTITLED TO VOTE	129
F.	AGREEMENTS UPON FURNISHING BALLOTS	130
G.	WAIVERS OF DEFECTS, IRREGULARITIES, ETC.	130
H.	WITHDRAWAL OF BALLOTS; REVOCATION	130
I.	DELIVERY OF EXISTING SECURITIES	131
J.	FURTHER INFORMATION; ADDITIONAL COPIES	131

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TABLE OF ATTACHMENTS
EXHIBIT A    First Amended Joint Plan of Reorganization
EXHIBIT B    Financial Projections
EXHIBIT C    Unaudited Selected Financial Information
EXHIBIT D    Plan Support Agreement
EXHIBIT E    Liquidation Analysis
EXHIBIT F    Creditors’ Committee’s Letter of Support
I. INTRODUCTION AND EXECUTIVE SUMMARY

A.	EXECUTIVE SUMMARY

GMX Resources, Inc. (“GMXR”) and the Debtor Subsidiaries (together with GMXR, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code on April 1, 2013 in the United States Bankruptcy Court for the Western District of Oklahoma. Pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors have and will continue to operate their businesses and to manage their properties as debtors-in-possession during the pendency of the Chapter 11 Cases.
On October 23, 2013, the Debtors filed the “Joint Plan of Reorganization of GMX Resources Inc. and Certain of its Debtor Subsidiaries under Chapter 11 of the Bankruptcy Code” and on December 2, 2013, the Debtors filed the first amendment thereto. The Plan was formulated after extensive negotiations with the Steering Committee, DIP Lenders, and Creditors’ Committee and reflects the global settlement among such parties.1     This Disclosure Statement describes the Debtors’ current and future business operations, certain aspects of the Plan, including, but not limited to, the proposed reorganization of the Debtors upon Consummation of the Plan, significant events occurring in their Chapter 11 Cases and related matters.

B.	CONSIDERATIONS IN PREPARATION OF THE DISCLOSURE STATEMENT AND PLAN; DISCLAIMERS

BECAUSE ACCEPTANCE OF THE PLAN WILL CONSTITUTE ACCEPTANCE OF ALL THE PROVISIONS THEREOF, HOLDERS OF ELIGIBLE CLAIMS ARE URGED TO CONSIDER CAREFULLY THE INFORMATION REGARDING TREATMENT OF THEIR CLAIMS CONTAINED IN THIS DISCLOSURE STATEMENT.
THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE SECTION IV.O - “SUMMARY OF THE
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1     For the avoidance of doubt, any reference contained herein or in the Plan to the Plan being consensual or a “global settlement” or “global resolution” is meant to refer to a resolution by and among the Debtors, the Steering Committee, and the Creditors’ Committee of the issues in these cases. Holders of Equity Interests were not involved or consulted in formulating this Plan and are not entitled to vote on this Plan.

PLAN - CONDITIONS PRECEDENT; WAIVER.” THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED.
THE DEBTORS PRESENTLY INTEND TO SEEK TO CONSUMMATE THE PLAN AND TO CAUSE THE EFFECTIVE DATE TO OCCUR PROMPTLY AFTER CONFIRMATION OF THE PLAN. THERE CAN BE NO ASSURANCE, HOWEVER, AS TO WHEN AND WHETHER CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE ACTUALLY WILL OCCUR. PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN, INCLUDING MATTERS THAT ARE EXPECTED TO AFFECT THE TIMING OF THE RECEIPT OF DISTRIBUTIONS BY HOLDERS OF ALLOWED CLAIMS IN CERTAIN CLASSES AND THAT COULD AFFECT THE AMOUNT OF DISTRIBUTIONS ULTIMATELY RECEIVED BY SUCH HOLDERS, ARE DESCRIBED IN SECTION IV.K - “SUMMARY OF THE PLAN - PROVISIONS GOVERNING DISTRIBUTIONS.”
THE BOARDS OF DIRECTORS, MANAGERS AND MEMBERS (AS THE CASE MAY BE) OF EACH OF THE DEBTORS HAVE APPROVED THE PLAN AND RECOMMEND THAT THE HOLDERS OF ELIGIBLE CLAIMS VOTE TO ACCEPT THE PLAN IN ACCORDANCE WITH THE VOTING INSTRUCTIONS SET FORTH IN SECTION X - “THE SOLICITATION; VOTING PROCEDURES” AND IN THE BALLOT. TO BE COUNTED, YOUR BALLOT MUST BE DULY COMPLETED, EXECUTED, AND ACTUALLY RECEIVED BY THE VOTING DEADLINE. HOLDERS OF ELIGIBLE CLAIMS ARE ENCOURAGED TO READ AND CONSIDER CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN.
THE STEERING COMMITTEE, DIP LENDERS, AND CREDITORS’ COMMITTEE SUPPORT THE PLAN. THE PLAN REPRESENTS THE NEGOTIATED GLOBAL RESOLUTION OF THESE CASES BY THE DEBTORS, STEERING COMMITTEE, DIP LENDERS, AND CREDITORS’ COMMITTEE, AND THE STEERING COMMITTEE AND CREDITORS’ COMMITTEE ENCOURAGE THEIR CONSTITUENCIES TO VOTE FOR THE PLAN.2
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THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, STATUTORY PROVISIONS, DOCUMENTS RELATED TO THE PLAN, ANTICIPATED EVENTS IN THE DEBTORS’ CHAPTER 11 CASES, AND FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THE PLAN OR CERTAIN DOCUMENTS (AND HOLDERS OF ELIGIBLE CLAIMS SHOULD REFER TO THE PLAN AND SPECIFIED DOCUMENTS IN THEIR ENTIRETY AS ATTACHED HERETO OR IN THE PLAN SUPPLEMENT), STATUTORY PROVISIONS, EVENTS, OR      _____________________
2    Again, for the avoidance of doubt, any reference contained herein or in the Plan to the Plan being consensual or a “global settlement” or “global resolution” is meant to refer to a resolution by and among the Debtors, the Steering Committee, and the Creditors’ Committee of the issues in these cases. Holders of Equity Interests were not involved or consulted in formulating this Plan and are not entitled to vote on this Plan.

INFORMATION. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL PROJECTIONS AND OTHER FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.
IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF ELIGIBLE CLAIMS MUST RELY UPON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. THE CONTENTS OF THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE. EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS DISCLOSURE STATEMENT, THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE SECTION IX - “CERTAIN FACTORS TO BE CONSIDERED” FOR A DISCUSSION OF VARIOUS FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.
*****
THE DEBTORS ARE RELYING ON SECTION 1145(a)(1) AND (2) OF THE BANKRUPTCY CODE TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS THE OFFER AND ISSUANCE OF NEW SECURITIES IN CONNECTION WITH THE SOLICITATION AND THE PLAN. SEE SECTION V.A - “CAPITAL STRUCTURE OF THE REORGANIZED DEBTORS - ISSUANCE OF NEW SECURITIES AND TRUST INTERESTS” FOR A DESCRIPTION OF THE NEW SECURITIES.
EXCEPT AS SET FORTH IN SECTION X.J - “THE SOLICITATION; VOTING PROCEDURES - FURTHER INFORMATION; ADDITIONAL COPIES,” NO PERSON HAS BEEN AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT NOR THE DISTRIBUTION OF ANY NEW SECURITIES PURSUANT TO THE PLAN WILL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE

INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF. ANY ESTIMATES OF CLAIMS SET FORTH IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE AMOUNTS OF CLAIMS DETERMINED BY THE DEBTORS OR ULTIMATELY ALLOWED BY THE BANKRUPTCY COURT, AND AN ESTIMATE SHALL NOT BE CONSTRUED AS AN ADMISSION OF THE AMOUNT OF SUCH CLAIM.

C.	GENERAL

This Disclosure Statement has been prepared to comply with section 1125 of the Bankruptcy Code and is hereby transmitted by the Debtors to Holders of Eligible Claims for use in the Solicitation of acceptances of the Plan, a copy of which is attached hereto as Exhibit A. Unless otherwise defined in this Disclosure Statement, capitalized terms used herein have the meanings ascribed to them in the Plan.
For purposes of this Disclosure Statement, the following rules of interpretation shall apply: (i) whenever the words “include,” “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation,” (ii) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Disclosure Statement as a whole and not to any particular provision, (iii) article, section and exhibit references are to this Disclosure Statement unless otherwise specified, and (iv) with respect to any Distribution under the Plan, “on” a date means on or as soon as reasonably practicable thereafter.
The purpose of this Disclosure Statement is to provide “adequate information” to Entities who hold Eligible Claims and to enable them to make an informed decision before exercising their right to vote to accept or reject the Plan.
THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL CONTAINED HEREIN IS INTENDED SOLELY FOR THE USE OF HOLDERS OF ELIGIBLE CLAIMS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON THE PLAN. THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES AND THERE CAN BE NO ABSOLUTE ASSURANCE THAT THE PLAN WILL BE EFFECTUATED.

D.	SOLICITATION PACKAGE

Accompanying this Disclosure Statement for the purpose of soliciting votes on the Plan are copies of (i) the Plan, (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan, (iii) the Creditors’ Committee’s letter in support of the Plan, and (iv) a Ballot or Ballots (and return envelope(s)) that you may use in voting to accept or to reject the Plan, or a notice of non-voting status, as applicable.

If you did not receive a Ballot and believe that you should have, please contact the Solicitation Agent at the address or telephone number set forth in the next subsection.

E.	VOTING PROCEDURES, BALLOTS, AND VOTING DEADLINE

After carefully reviewing the Plan and this Disclosure Statement, and the exhibits thereto, and the detailed instructions accompanying your Ballot, Holders of Eligible Claims in Classes 1 and 4 should indicate their acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Each such Holder should complete and sign his, her or its Ballot and return it in the envelope provided so that it is RECEIVED by the Voting Deadline (as defined below). Please note that if you are in Class 1 or Class 4 and hold Existing Securities evidencing a Claim through a Nominee, you may be required to return your Ballot to your Nominee sufficiently in advance of the Voting Deadline so as to permit your Nominee to fill out and return a Master Ballot by the Voting Deadline. See Section X - “THE SOLICITATION; VOTING PROCEDURES.”
Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.
If you have any questions about the procedure for voting your Eligible Claim or with respect to the packet of materials that you have received, please contact the Solicitation Agent (i) telephonically or (ii) in writing by (a) hand delivery, (b) overnight mail or (c) first class mail using the information below:
by hand delivery or overnight mail at:
GMX Resources Inc. Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Telephone: (646) 282-2500

by first class mail at:
GMX Resources Inc. Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
FDR Station
P.O. Box 5014
New York, NY 10150 - 5014
Telephone: (646) 282-2500

THE SOLICITATION AGENT MUST RECEIVE ORIGINAL BALLOTS AND ORIGINAL MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL OWNERS ON OR BEFORE 5:00 P.M., PREVAILING EASTERN TIME, ON JANUARY 13, 2014 (THE “VOTING DEADLINE”) AT THE APPLICABLE ADDRESS ABOVE. EXCEPT TO THE EXTENT ALLOWED BY THE BANKRUPTCY COURT, BALLOTS RECEIVED AFTER

THE VOTING DEADLINE WILL NOT BE ACCEPTED OR USED IN CONNECTION WITH THE DEBTORS’ REQUEST FOR CONFIRMATION OF THE PLAN OR ANY MODIFICATION THEREOF.
The Debtors reserve the right to amend the Plan. Amendments to the Plan that do not materially and adversely affect the treatment of Claims and are consistent with the terms of the Plan Support Agreement and Plan may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. In the event resolicitation is required, the Debtors will furnish new solicitation packets that will include new ballots to be used to vote to accept or reject the Plan, as amended.

F.	PURPOSE OF AND SUMMARY OF THE PLAN

The primary purpose of the Plan is to effectuate the restructuring of the Debtors’ capital structure (the “Restructuring”) by, among other things, reducing their overall indebtedness and improving free cash flow. Presently, the Debtors have a substantial amount of indebtedness outstanding under the Senior Secured Notes, Second-Priority Notes, Convertible Notes, Old Senior Notes, and other obligations to various third parties. If the Debtors are not able to consummate the Restructuring, the Debtors will likely have to formulate an alternative plan, and the Debtors’ financial condition will likely be further materially adversely affected.
The Restructuring will reduce the amount of the Debtors’ outstanding indebtedness by approximately $505,000,000 under their various indentures as follows: (i) satisfaction of $338,000,000.00 of the Senior Secured Notes through conversion of the Senior Secured Noteholders Secured Claim into all of the issued and outstanding shares of Reorganized GMXR Common Stock and approximately 61.40% of the New GMXR Interests; provided, that such Holders of Senior Secured Noteholder Secured Claims may hold a lower percentage of the New GMXR Interests to the extent that Holders of Allowed Senior Secured Noteholder Secured Claims demonstrate that such claims are Old and Cold Senior Secured Notes Claims; (ii) waiver of approximately $64,000,000.00 deficiency claim by the Holders of Senior Secured Notes if Class 4 votes to accept the Plan, or discharge of such deficiency claim with such claim being treated as a General Unsecured Claim if Class 4 votes to reject the Plan; (iii) discharge of the Second-Priority Notes in the approximate amount of $51,500,000, with such claims being treated as General Unsecured Claims under Class 4; (iv) discharge of the Convertible Notes in the approximate amount of $48,296,000, with such claims being treated as General Unsecured Claims under Class 4; and (v) discharge of the Old Senior Notes in the approximate amount of $1,970,000, with such claims being treated as General Unsecured Claims under Class 4.
Without the conversion of the Senior Secured Notes as contemplated in the Plan and the discharge of the Second-Priority Notes, Convertible Notes, and Old Senior Notes, the Debtors would not have sufficient liquidity to maintain their business as a going concern. Among other things, pursuant to the Restructuring:

•
The Senior Secured Noteholder Secured Claim shall be deemed an Allowed Secured Claim in the amount of $338,000,000.00. On the Effective Date, the Holders of Senior Secured Noteholder Secured Claims shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claims (i) one hundred percent (100%) of the Reorganized GMXR Common Stock and/or (ii) approximately 61.40% of the New GMXR Interests subject to dilution on account of the Management Interests to be issued pursuant to the Management Incentive Plan, each in accordance with a formula more fully described herein and in the Plan; provided, that such Holders of Senior Secured Noteholder Secured Claims may hold a lower percentage of the New GMXR Interests to the extent that Holders of Allowed Senior Secured Noteholder Secured Claims demonstrate that such claims are Old and Cold Senior Secured Notes Claims. If Class 4 (Holders of General Unsecured Claims) votes to accept the Plan, the Holders of Senior Secured Notes agree to waive their right to any recovery on the Senior Secured Notes Deficiency Claim.

•	The sole equity interests in Reorganized GMXR would consist of Reorganized GMXR Common Stock issued to the Holders of Senior Secured Notes.

•
New GMXR shall be formed on or before the Effective Date. On the Effective Date, GMXR shall contribute all of its Assets (except the Creditor Trust Assets and Equity Interests in Endeavor) to New GMXR free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility) in exchange for 100% of the New GMXR Interests. New GMXR shall be the sole member of Diamond Blue as reorganized pursuant to the Plan and shall own Reorganized GMXR’s equity interest in Endeavor Gathering, LLC. Reorganized GMXR will own the New Endeavor Interests on the Effective Date. Thereafter, also on the Effective Date, Reorganized GMXR shall transfer an amount of New GMXR Interests to certain Holders of Allowed Senior Secured Noteholder Secured Claims in accordance with the Plan. Reorganized GMXR shall retain approximately 38.60% of the New GMXR Interests either directly or indirectly; provided that Reorganized GMXR may hold a higher percentage of the New GMXR Interests to the extent that Holders of Allowed Senior Secured Noteholder Secured Claims demonstrate that such claims are Old and Cold Senior Secured Notes Claims. The New GMXR Agreement will provide the identity of New GMXR’s managing member or general partner, as applicable. If New GMXR is a limited partnership, it is presently anticipated that its general partner will be a newly formed, wholly-owned subsidiary of GMXR (before the Effective Date) or Reorganized GMXR (on or after the Effective Date) as further identified in the New GMXR Agreement. The remaining approximately 61.40% of the New GMXR Interests shall be distributed to and owned by certain Holders of the Senior Secured Noteholder Secured Claims as set forth in the Plan; provided, that such Holders of Senior Secured Noteholder Secured Claims may hold a lower percentage of the New GMXR Interests to the extent that Holders of Allowed Senior Secured Noteholder Secured Claims demonstrate that such claims are Old and Cold Senior Secured Notes Claims.

•
General unsecured creditors of the Debtors are classified as Class 4 creditors and shall be limited solely to recovery pursuant to Class 4. Holders of Allowed General Unsecured Claims shall receive their Pro Rata share of Common Trust Interests in the Creditor Trust. The Creditor Trust Assets shall include (i) (x) the Cash Distribution only if Class 4 votes to accept the Plan or (y) $25,000 to initially fund the Creditor Trust if Class 4 votes to reject the Plan and (ii) certain Avoidance Actions and Causes of Action listed on Exhibit “A” to the Plan that will be transferred to the Creditor Trust on the Effective Date. If Class 4 does not vote to accept the Plan, the Cash Distribution shall not be made or included in the Creditor Trust Assets, the Senior Secured Notes Deficiency Claim will share in the Creditor Trust Assets, and the Preferred Trust Interests will be issued to Holders of DIP Facility Claims and Holders of Senior Secured Notes Adequate Protection Claims (if any) to the extent such Claims are not otherwise paid in Cash or satisfied on the Effective Date.

•	GMXR Equity Interests shall be cancelled and Holders of GMXR Equity Interests shall not receive or retain any property or interest in property on account of their GMXR Equity Interests.

•	Allowed Administrative Claims shall be paid in full.

•
The DIP Facility Claims shall be paid in full and in Cash with the proceeds of, or converted into, the Exit Facility in accordance with the terms of the Exit Facility Credit Agreement; provided, that if the Class of Holders of General Unsecured Claims votes to reject the Plan, the Holders of DIP Facility Claims may elect to receive, either in whole or in part on account of such DIP Facility Claims, Preferred Series A Trust Interests.

•
The Holders of Equity Interests in the Debtor Subsidiaries shall receive no Distribution or recovery on account of their existing Equity Interests in the Debtor Subsidiaries. Rather, on the Effective Date, the membership interests in the Debtor Subsidiaries will be held directly by either New GMXR or Reorganized GMXR for the benefit of the Holders of Reorganized GMXR Common Stock and New GMXR Interests, respectively. Diamond Blue shall be converted into a member-managed, single member Delaware limited liability company before the Effective Date in accordance with Section 18-214 of the Delaware Limited Liability Company Act and any other applicable law, with New GMXR as its sole member and manager. After the Effective Date, but no later than 15 Business Days after the Effective Date, Endeavor shall contribute its assets to New GMXR in exchange for New GMXR Interests to be issued to Endeavor (the “Post-Reorganization Contribution”). After the Post-Reorganization Contribution, New GMXR shall own 100% of the assets of Endeavor.

•
Holders of Allowed Intercompany Claims shall, at the option of the Debtors and with the consent of the Steering Committee, be either Reinstated or eliminated in full or in part by offset, distribution, cancellation, assumption or contribution of such Intercompany Claim.

The current corporate organization structure is:

After the Effective Date and Post-Reorganization Contribution, the corporate organization structure3 will be:
This Disclosure Statement sets forth certain detailed information regarding the Debtors’ history, their projections for future operations, and significant events expected to occur during the Chapter 11 Cases. This Disclosure Statement also describes the Plan, alternatives to the Plan, effects of Confirmation of the Plan, and the manner in which Distributions will be made under the Plan. In addition, this Disclosure Statement discusses the Confirmation process and the voting procedures that Holders of Eligible Claims must follow for their votes to be counted.

G.	SUMMARY OF PROPOSED DISTRIBUTIONS UNDER THE PLAN
Under the Plan, Claims against and Equity Interests in the Debtors are divided into Classes. Certain Claims, including Administrative Claims and Priority Tax Claims are not classified and, if not paid prior, will receive payment in full in Cash on the Distribution Date, as such Claims are liquidated, or as agreed with the Holders of such Claims. All other Claims and Equity Interests will receive the Distributions described in the table below.
The table below summarizes the classification and treatment of the prepetition Claims and Equity Interests under the Plan and provides an estimated recovery percentage. This summary is qualified in its entirety by reference to the provisions of the Plan.
__________________
3    If New GMXR is a limited partnership, a new wholly-owned subsidiary of GMXR will be formed before the Effective Date and will be the general partner of New GMXR as will be more fully described in the Plan Supplement. This Entity will not be formed if New GMXR is a limited liability company.

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Entitled to Vote	Estimated Recovery Percentage[4]
Class 1	Senior Secured Notes Claim	Impaired	Yes	83%
Class 2	Other Secured Claims	Unimpaired	No	100%
Class 3	Priority Non-Tax Claims	Unimpaired	No	100%
Class 4	General Unsecured Claims	Impaired	Yes	1% - Undetermined
Class 5	Intercompany Claims	Impaired	No (deemed to reject)	—%
Class 6	Equity Interests in GMXR	Impaired	No (deemed to reject)	—%
Class 7	Equity Interests in Debtor Subsidiaries	Unimpaired	No (deemed to reject)	100%

H.	THE CONFIRMATION HEARING AND OBJECTION DEADLINE

THE BANKRUPTCY COURT HAS SET JANUARY 21, 2014, AT 1:30 P.M., PREVAILING CENTRAL TIME, AS THE DATE AND TIME FOR THE HEARING ON CONFIRMATION OF THE PLAN AND TO CONSIDER ANY OBJECTIONS TO THE PLAN. THE CONFIRMATION HEARING WILL BE HELD AT THE UNITED STATES BANKRUPTCY COURT, NINTH FLOOR COURTROOM, OLD POST OFFICE BUILDING, 215 DEAN A. MCGEE AVENUE, OKLAHOMA CITY, OKLAHOMA. THE DEBTORS WILL REQUEST CONFIRMATION OF THE PLAN AT THE CONFIRMATION HEARING.
THE BANKRUPTCY COURT HAS FURTHER FIXED JANUARY 10, 2014, AT 5:00 P.M., PREVAILING CENTRAL TIME, AS THE DEADLINE (THE “OBJECTION DEADLINE”) FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN WITH THE BANKRUPTCY COURT. OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE SERVED SO AS TO BE RECEIVED BY THE FOLLOWING PARTIES ON OR BEFORE THE OBJECTION DEADLINE:

____________________
4    In preparing their recovery analysis and the estimated recoveries, the Debtors made various estimates and assumptions based on available information, including assuming that Class 4 votes to accept the Plan. Therefore, actual results may significantly differ from estimated recovery and could have a material effect on the recovery percentages. The estimated recoveries contained herein are in no way a promise or guarantee of recovery.

◦	Counsel for the Debtors, Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, Attn: David Zdunkewicz and Timothy A. Davidson II;

◦	Local-Counsel for the Debtors, Crowe & Dunlevy, 20 North Broadway, Suite 1800, Oklahoma City, Oklahoma 73102, Attn: William H. Hoch;

◦	The Office of the United States Trustee for the Western District of Oklahoma, 215 Dean A. McGee Ave. 4th Fl., Oklahoma City, Oklahoma 73102, Attn: Charles Snyder;

◦	Counsel to the Creditors’ Committee, Looper Reed & McGraw, P.C., 1601 Elm Street, Suite 4600, Dallas, Texas 75201, Attn: Jason Brookner;

◦	Counsel to the DIP Lenders and the Steering Committee, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, Attn: Brian Hermann and Sarah Harnett;

◦	Local Counsel to the DIP Lenders and the Steering Committee, McAfee & Taft, Two Leadership Square, 211 N. Robinson, Oklahoma City, Oklahoma 73102, Attn: Steven Bugg; and

◦	Counsel to the Senior Secured Notes Indenture Trustee, Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-3901, Attn: Michael B. Fisco.

ANY OBJECTION TO CONFIRMATION OF THE PLAN MUST BE IN WRITING AND (A) MUST STATE THE NAME AND ADDRESS OF THE OBJECTING PARTY AND THE AMOUNT OF ITS CLAIM OR THE NATURE OF ITS EQUITY INTEREST AND (B) MUST STATE WITH PARTICULARITY THE NATURE OF ITS OBJECTION. ANY CONFIRMATION OBJECTION NOT TIMELY FILED AND SERVED AS SET FORTH HEREIN SHALL BE DEEMED WAIVED AND SHALL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

I.	SUMMARY OF POST-CONFIRMATION OPERATIONS

Attached hereto as Exhibit C are the Financial Projections, which project the expected financial performance of the Reorganized Debtors as of January 1, 2014 and through the period ending December 31, 2016. The Financial Projections are based upon information available as of August 31, 2013, and numerous assumptions are an integral part of the Financial Projections, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. See Section IX.E - “CERTAIN FACTORS TO BE CONSIDERED - INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS.”

J.	RECOMMENDATION OF BOARDS OF DIRECTORS AND OTHERS TO APPROVE PLAN

The respective boards of directors of the Debtors approved the solicitation of acceptances of the Plan and all of the transactions contemplated thereby. In light of the benefits to be attained by the Holders of Eligible Claims pursuant to consummation of the transactions contemplated by the Plan, the Debtors’ respective boards of directors recommend that such Holders of Eligible Claims vote to accept the Plan. The Debtors’ respective boards of directors, have reached this decision after considering the alternatives to the Plan that are available to the Debtors and the possible effect on the Debtors’ business operations. These alternatives include liquidation under chapter 7 of the Bankruptcy Code or a reorganization under chapter 11 of the Bankruptcy Code with an alternative plan of reorganization. The Debtors’ respective boards of directors determined, after consulting with financial and legal advisors, that the Restructuring Transactions contemplated in the Plan would likely result in a distribution of greater values to creditors than would a liquidation under chapter 7. For a comparison of estimated distributions under chapter 7 of the Bankruptcy Code and under the Plan, see Section VII.C - “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST - LIQUIDATION ANALYSIS.”
THE DEBTORS’ RESPECTIVE BOARDS OF DIRECTORS EACH SUPPORT THE PLAN AND URGE ALL HOLDERS OF ELIGIBLE CLAIMS WHOSE VOTES ARE BEING SOLICITED TO TIMELY SUBMIT BALLOTS TO ACCEPT AND SUPPORT THE PLAN.
IN ADDITION, THE CREDITORS’ COMMITTEE SUPPORTS CONFIRMATION OF THE PLAN AND ENCOURAGES HOLDERS OF GENERAL UNSECURED CLAIMS TO VOTE TO ACCEPT THE PLAN AS SET FORTH IN THE LETTER FROM THE CREDITORS' COMMITTEE ATTACHED HERETO AS EXHIBIT G.

II. GENERAL INFORMATION REGARDING THE DEBTORS

A.	BACKGROUND

GMXR is an independent oil and gas exploration and production company that was founded in 1998 and publicly traded since 2001. GMXR has development acreage in two oil resource plays -- the Williston Basin (North Dakota and Montana) and the DJ Basin (Wyoming), targeting the Bakken Three Forks and Niobrara formations, respectively. The company also operates in two natural gas/liquids rich resource plays -- the Haynesville/Bossier formation and the Cotton Valley Sand formation in the East Texas Basin.

The following chart generally depicts GMXR’s organizational structure:
The interests in the oil and gas leases and properties are owned by GMX Resources Inc. GMX Resources Inc. is a debtor.
Endeavor Pipeline Inc. is 100% owned by GMX Resources Inc. and operates a water delivery and salt water disposal system in East Texas. Endeavor Pipeline Inc. also handles the North Dakota oil sales activity, and the East Texas gas marketing activities. It buys natural gas in East Texas from GMXR and other parties at the wellhead, and uses its gathering, processing and transportation contracts with Endeavor Gathering LLC and third parties to ship gas from the wellhead to the ultimate sales points. Endeavor Pipeline Inc. is a Debtor.
Diamond Blue Drilling Co. is 100% owned by GMX Resources Inc. and has inconsequential assets and no current operations. Diamond Blue Drilling Co. is a Debtor.
Endeavor Gathering, LLC owns a natural gas gathering system and related equipment in East Texas which is contractually operated by Endeavor Pipeline Inc. GMXR owns a 60% membership interest in Endeavor Gathering, LLC. Kinder Morgan Endeavor LLC owns 40% a membership interest in Endeavor Gathering, LLC. Endeavor Gathering, LLC is not a Debtor.
The Debtors are including Unaudited Selected Financial Information from their consolidated financial statements as Exhibit D for further background information on the Debtors’ financial condition as of December 31, 2012.
The Debtors hereby incorporate by reference into this Disclosure Statement the information GMXR files with the SEC. The information incorporated by reference is an important part of this Disclosure Statement, and information that is filed after the date of this Disclosure Statement with the SEC will automatically update and supersede this information. The Debtors incorporate by reference the documents listed below and any future filings made by GMXR with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K).

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

•
Current Reports on Form 8-K filed with the SEC on (i) November 9, 2012, (ii) November 29, 2012, (iii) December 12, 2012, (iv)December 19, 2012, (v) December 31, 2012, (vi) January 4, 2013, (vii) January 14, 2013, (viii) February 1, 2013, (ix) February 19, 2013, (x) February 19, 2013, (xi) March 4, 2013, (xii) April 1, 2013, (xiii) April 5, 2013, (xiv) April 9, 2013, (xv) May 2, 2013, (xvi) May 22, 2013, (xvii) June 3, 2013, (xviii) June 17, 2013, (xix) June 18, 2013, and (xx) October 4, 2013;

•	Notification of Late Filing on Form 12b-25 related to GMXR’s Form 10K for the year ended December 31, 2012; and

•	Notification of Late Filing on Form 12b-25, as amended by Form 12b-25/A; related to GMXR’s Form 10-Q for the three months ended March 31, 2013.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Disclosure Statement or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, or superseded, to constitute a part of this Disclosure Statement.
All documents incorporated by reference herein may be accessed at www.sec.gov. Pleadings filed in the Chapter 11 Cases may also be obtained from the website maintained by the Debtors’ claim and noticing agent at http://dm.epiq11.com/GMX/Project#.

1.	EXISTING CAPITAL STRUCTURE OF THE DEBTORS

Below is a chart summarizing the Debtors capital structure as of the Commencement Date. Each class is described in more detail below.

Senior Secured Notes due December 2017	$402,363,309
Second-Priority Notes due 2018	$51,500,000
Convertible Notes due May 2015	$48,296,000
Old Senior Notes due February 2019	$1,970,000
Drilling Cost Financing	$1,261,000
Total	$505,390,309

a.Senior Secured Notes Due December 2017

In December 2011, GMX Resources Inc. completed the issuance and sale of $283.5 million of Senior Secured Notes due 2017 (the “Series A Notes”). In December 2012, GMXR completed a private placement of $30.0 million of Senior Secured Notes due 2017 (the “Series B

Notes,” and together with the Series A Notes, the “Senior Secured Notes”). The Senior Secured Notes are governed by the Senior Secured Notes Indenture. The Series A and Series B Senior Secured Notes are secured by first-priority liens on substantially all right, title and interest in or to substantially all of the assets and properties owned or acquired by the Debtors.
As of February 11, 2013 GMXR had outstanding $324.3 million aggregate principal amount of the Senior Secured Notes, including $294.3 million aggregate amount of Series A Notes and $30.0 million aggregate principal amount of Series B Notes. As of April 1, 2013, there was $11.9 million in accrued unpaid interest on the Senior Secured Notes. There is also a make-whole premium, the Applicable Premium as defined in the Senior Secured Notes Indenture, that was triggered upon the automatic acceleration of the Senior Secured Notes, as a result of the commencement of these Chapter 11 Cases, which became immediately due and payable on the Commencement Date.
The Senior Secured Notes Claim has been allowed by order of the Bankruptcy Court in full in the aggregate amount of $402,363,309.00 (exclusive of post-petition interest, fees and expenses) consisting of (i) principal and accrued interest owing on the as of the Commencement Date in the amount of $336,276,571.00 and (ii) the Applicable Premium in the amount of $66,086,738.00
b.Second-Priority Notes Due 2018

In September 2012, GMX Resources Inc. issued $51.5 million of senior secured second-priority notes due 2018 through the consummation of certain exchange offers. The Second-Priority Notes are secured by second-priority perfected liens on the same collateral pledged for the Senior Secured Notes. There are no guarantors of the Second-Priority Notes. As of February 11, 2013, GMXR had outstanding $51.5 million aggregate principal amount of the Second-Priority Notes.
There is an Intercreditor Agreement among the collateral agents for the Senior Secured Notes and the Second-Priority Notes that governs the lien priorities and related rights of the Holders of the Senior Secured Notes, the Holders of the Second-Priority Notes, and EDF Trading North America, LLC, as a secured hedge counterparty.
c.4.50% Convertible Notes Due May 2015

In October 2009, GMX Resources Inc. completed an $86.3 million public offering of 4.50% convertible senior notes due 2015 (the “Convertible Notes”). The Convertible Notes are unsecured obligations of GMX Resources Inc. and there are no guarantors of the Convertible Notes. During September 2012, GMXR consummated an exchange offer for the outstanding Convertible Notes. Pursuant to the terms of this exchange offer, the company issued $26,540,000 aggregate principal amount of Second-Priority Notes in exchange for $37,954,000 aggregate principal amount of Convertible Notes. As of February 11, 2013, GMXR had outstanding $48.3 million aggregate principal amount of the Convertible Notes.

d.11.375% Senior Notes Due 2019

In February 2011, GMX Resources Inc. completed the issuance and sale of $200 million of 11.375% Senior Notes due 2019 (the “Old Senior Notes”). The Old Senior Notes are unsecured obligations of GMX Resources Inc. and the guarantors, Endeavor Pipeline Inc. and Diamond Blue Drilling Co. In December 2011, 99% of the Old Senior Notes were exchanged for new Senior Secured Notes. As of February 11, 2013 GMXR had outstanding $1,970,000 aggregate principal amount of the Old Senior Notes.
e.Drilling Cost Financing

In 2004, GMXR entered into an arrangement with Penn Virginia Oil & Gas L.P. (“PVOG”), in which PVOG agreed to purchase dollar denominated production payments from GMXR on certain wells drilled during a portion of 2004. Under this agreement, PVOG provided $2.8 million in funding for GMXR’s share of costs of four wells drilled by PVOG which is repayable solely from 75% of GMXR’s share of production revenues from these wells, without interest. The amount outstanding as of the Commencement Date was $1,261,000.00.
f.Hedging Agreements and Security Deposits

On the Commencement Date, GMXR had open hedge contracts for natural gas through 2015 and crude oil through 2014 with EDF Trading North America, LLC. Subsequent to the Commencement Date, EDF Trading North America, LLC terminated the hedge contracts. On August 13, 2013, the Court entered Order Approving Settlement Under Fed. R. Bankr. P. 9019 with EDF Trading North America, LLC pursuant to which the Debtors were authorized to pay $1,808,593.12 to EDF Trading North America in full satisfaction of all obligations under the hedging agreements. GMXR made the payment and hedging agreements have been terminated and the obligations thereunder satisfied in full.
Endeavor Pipeline Inc. has a $25,000 cash deposit with the Texas Railroad Commission for its operator’s license. Additionally, the Debtors have a $100,000 cash deposit with their insurance company to collateralize the Debtors’ surety bond with the Texas Railroad Commission.
g.Equity Interests of the Debtors

As of February 11, 2013, GMXR had issued and outstanding 7,405,783 shares of common stock.
GMXR’s certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. GMXR has designated 25,000 of such shares as Series A Junior Participating Preferred Stock in connection with a Rights Plan. GMXR has also designated 6,000,000 of such shares as 9.25% Series B Cumulative Preferred Stock (“9.25% Preferred Stock”), of which 3,176,734 shares were issued and outstanding as of December 31, 2012.

2.	EVENTS LEADING UP TO THE DEBTORS' RESTRUCTURING

On April 1, 2013, the Debtors filed their voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The underlying causes leading to the bankruptcy filing stemmed from a lack of liquidity and availability of capital to develop and exploit oil and natural gas properties, including drilling, completing, and producing the company’s “proved undeveloped reserves” of oil and gas assets. The Debtors had been struggling due to the substantial drop in and sustained low natural gas prices over the three years prior to the Commencement Date.
Prior to the Commencement Date, GMXR sought to raise capital through debt and equity offerings but was unsuccessful. In response to the Debtors’ depressed financial performance and declining financial condition, and after thoroughly evaluating their options, the Debtors undertook the process of negotiating a potential restructuring with certain holders of the Senior Secured Notes. In February 2013, such holders of the Senior Secured Notes formed the Steering Committee, which retained its own counsel and financial advisors. As the Debtors engaged in discussions with the Steering Committee, on March 4, 2013, GMXR elected not to make an interest payment due on its Second-Priority Notes. This missed payment triggered a number of cross defaults under the Senior Secured Notes Indenture and the Convertible Notes Indenture. After good faith, arm’s-length negotiations among the Debtors and the Steering Committee, the members of the Steering Committee agreed to provide debtor-in-possession financing to fund the orderly sale of substantially all of the Debtors’ assets, subject to a marketing and auction process, pursuant to section 363 of the Bankruptcy Code, with the Steering Committee pursuing a “stalking horse” credit bid for the Debtors’ assets, subject to higher and otherwise better offers.

3.	LITIGATION PENDING AGAINST THE DEBTORS AT TIME OF FILING

The Debtors are party to a variety of legal proceedings and administrative actions. The claims made in the legal proceedings and administrative actions will be treated as General Unsecured Claims. The legal actions pending against the Debtors are summarized below:
a.In the Matter of an Arbitration Between Penn Virginia Oil & Gas, L.P., Claimant and GMX Resources Inc., Respondent.

On September 27, 2010, PVOG initiated arbitration proceedings and asserted a claim for well costs allegedly owed by GMXR on the Timmins #3H and the Timmins #3HR in the approximate amount of $3,078,623.62, plus interest and attorney fees. No punitive damages are sought against GMXR. A pivotal issue is whether PVOG misrepresented the status of the Timmins #3H to induce GMXR to participate in the well after it had been lost so that well costs would be shared by both parties. Evidence currently available indicates that PVOG employees, in fact, did inquire as to whether GMXR intended to participate in the Timmins #3H after operations to plug and abandon the well had been initiated by PVOG.
On November 5, 2010, GMXR served PVOG with its Answering Statement and Amended Counterclaims. GMXR has asserted counterclaims against PVOG for (i) fraud/concealment relating to PVOG’s obtaining GMXR’s participation election in the Timmins #3H well; (ii) Gross Negligence/Willful Misconduct/Refusal to Carry Out Duties as Operator relating to PVOG’s operations on the Participation Agreement properties; and (iii) for breach of contract for failure to make timely lease offerings; failure to provide information, over billing, and failure to obtain consent to plugging.
On April 24, 2012, GMXR sought leave from the arbitration panel to assert an additional counterclaim against PVOG for PVOG’s purported breach of a Gas Gathering and Compression Agreement. The arbitration panel has not yet granted or denied GMXR’s request.
Regarding the Timmins #3HR, one of the key issues is whether the costs sought by PVOG constitute “sidetrack” operations for which PVOG was required to submit an Authority for Expenditure to GMXR and obtain GMXR’s consent before GMXR could be obligated for such costs. GMXR never consented to any sidetrack operations. PVOG contends the costs were not for sidetrack operations and that, therefore, GMXR’s original consent to participate in the well obligates GMXR for such costs.
For almost a year prior to GMXR filing bankruptcy, the parties were engaged in settlement dialogue. As a result of those ongoing discussions, the parties agreed to put the arbitration on hold while settlement was explored. No settlement was reached before GMXR filed bankruptcy.
b.Penn Virginia Oil & Gas, L.P v.. GMX Resources Inc., Summit Energy (Texas), LLC, And East Texas Exploration LLC., Civil Action No. 4:12-Cv-00748 in the United States District Court for the Eastern District of Texas.

On December 3, 2012, PVOG filed the above lawsuit alleging that it has a right of first refusal in connection with certain properties that GMXR sold to Summit Energy, LLC (“Summit”) pursuant a Purchase and Sale Agreement dated October 1, 2012. The complaint seeks specific performance to sell oil & gas property to PVOG instead of a third party or damages estimated at $42,650,000. PVOG alleged that the sale and transfer of properties from GMXR to Summit violated PVOG’s right of first refusal under the Participation Agreement between PVOG and GMXR effective December 5, 2003. PVOG claimed that the sale and transfer constituted a breach of the Participation Agreement and PVOG sought a declaratory judgment of its rights under the Participation Agreement. In addition, PVOG asserted a tortious interference claim against Summit and East Texas Exploration (the assignee of Summit).
On March 21, 2013, the Court compelled arbitration of PVOG’s claims and stayed all further proceedings in this case pending binding arbitration. No arbitration was commenced by the time GMXR filed bankruptcy. On May 8, 2013, PVOG filed a stipulation of dismissal to dismiss this lawsuit.
c.Alfred E. Lacy, A.K. Lacy And Robert Tiller, Plaintiffs v. GMX Resources Inc., Penn Virginia Oil & Gas LP and R. Lacy, Inc., Defendants. Case No. 07-0580 In the District Court of Harrison County, Texas, 71st Judicial District.

Plaintiffs requested a judgment that certain of the Debtors’ leases in East Texas have terminated and for payment of production proceeds from the alleged date of termination. Prior to the Commencement Date, a tentative settlement agreement was reached, but not consummated. As such, the Debtors believe that the leases at issue in the litigation remain in full force and effect.
d.John H. Haynes, Jr., Individually and as Trustee For John H. Haynes, III, Loreeann Haynes Denny and Andrew Thomas Haynes; Stephen G. Taylor; Julie Taylor; Don Crutcher and Jeannie Crutcher, Plaintiffs, v. GMR Resources Inc. and Loutex Energy, L.L.C., Cause No. 1100104 in the District Court of Marion County, Texas

On June 17, 2011, plaintiffs filed the action disputing the interpretation of agreements between the plaintiffs and defendants as to payments due plaintiffs based upon defendants operations. Plaintiffs seek to recover in excess of $1,800,000 from defendants for alleged unpaid lease bonuses. Plaintiffs also sought a determination that the Haynes unit should be designated as an oil well as opposed to a gas well, which would reduce the amount of acreage held by such well. Defendants have answered, denying plaintiff’s claims. Plaintiffs filed a motion for partial summary judgment based on their interpretation of the agreements. Defendants responded and a hearing on the motion was held on December 16, 2011. The Court took the parties’ arguments under advisement and ruled in favor of defendants.
On February 12, 2013, at a court ordered mediation, the parties agreed to the terms of a settlement, subject to completion of definitive settlement documents. The proposed settlement was not consummated. The main terms of the settlement provided that GMXR would pay the Plaintiffs $725,000, the Haynes unit would be redesignated as an 80 acre unit, and GMXR would release all acreage lying outside that 80 acre unit to plaintiffs. The plaintiffs would then dismiss all claims against GMXR. Subsequent to the mediation but before the Commencement Date, the Texas Railroad Commission issued a ruling that the Haynes unit was a gas well, thus holding approximately 704 acres of the lease.
While the parties agreed to the terms of a settlement, formal settlement documents were not executed and payment of the settlement amount was not made as of the Commencement Date, nor was the Haynes unit redesignated. As such, the Haynes Unit remains a gas well and the Debtors do not intend to consummate the settlement.
The plaintiffs disagree with the Debtors’ position regarding the settlement and the acreage held by the various leases. Plaintiffs assert that the Irrevocable Rule 11 Mediated Settlement Agreement executed by the defendants following the mediation is substantively binding on the Debtors under Texas Law and has preemptive, res judicata effect. As a result, plaintiffs contend that the Debtors only hold an interest in the 80 acre unit and that any purchaser could, at best, take only the 80 acre unit. The plaintiffs' position regarding these issues is set forth more fully in their Objection to Debtors’ Motion for (I) An Order (A) Establishing Bidding Procedures In Connection With the Sale of Substantially All of the Debtors’ Assets; (B) Approving the Form and Manner of Notices; (C) Scheduling Dates for an Auction and Sale Hearing; (D) Authorizing and Approving the Form of a Stalking Horse Asset Purchase Agreement; (E) Approving Procedures to Determine Cure Amounts Related to the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (II) an Order (A) Approving the Sale of the Assets Free and Clear of All Liens, Claims, and Encumbrances to the Winning Bidder; and (B) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases In Connection Therewith filed on August 27,

2013 [Docket No. 676] and in their respective proofs of claim. The Debtors dispute the position of the plaintiffs.
e.Alfred E. Lacy Jr. and A.K. Lacy, Plaintiffs v. GMX Resources Inc., Defendant, Cause No. 11-0838 in the District Court of Harrison County, Texas, 71st Judicial District.

On September 29, 2011, plaintiffs filed the action contending that GMXR’s oil and gas lease expired by its own terms due to a lack of commercial production in sufficient quantities. Plaintiffs seek to terminate the lease and seek an unknown amount of proceeds from the production or sale of oil, gas, and other minerals under the lease, which plaintiffs claim have not been accounted for by GMXR. GMXR has answered, denying plaintiffs’ claims.
As of the date GMXR filed bankruptcy, no scheduling order had yet been entered and discovery and investigation was still ongoing. The parties were engaged in settlement discussions prepetition.

f. Weatherford International Inc., Plaintiff v. GMX Resources Inc., Defendant., Cause No. 201249875 in the District Court of Harris County, Texas 165th Judicial District.

On August 29, 2012, plaintiff filed the action contending that there remains $659,971 due and owing on GMXR’s open account with plaintiff for certain equipment and services provided to GMXR under a Master Services Agreement dated December 1, 2010. Plaintiff is seeking actual damages in the amount of approximately $659,971, attorney’s fees and costs of litigation. Plaintiff is also seeking to foreclose a lien claimed against certain leasehold interest located in Harrison County, Texas known as the Mia Austin Gas Unit.
GMXR timely answered, denying all of plaintiff’s claims, and asserted a counterclaim against plaintiff for breach of the Master Services Agreement based on plaintiff’s refusal to refund and/or credit GMXR for approximately $2,187,572 in overpayments for invoiced, but unperformed, work.
As of the Commencement Date, no scheduling order had yet been entered and discovery and investigation were still ongoing.
g.GMX Resources Inc., Plaintiff v. Poseidon Concepts Inc., Defendant, Case No. 1:13-Cv-00 in the United States District Court for the District of North Dakota, Southwestern Division, 3.

GMXR instituted the action to collect overpayments on frac tank rentals paid to Poseidon. GMXR alleged that Poseidon Concepts Inc. (“Poseidon”) overcharged GMXR both for (i) the daily rate, and (ii) the number of days. After the dispute first began, Poseidon offered to provide a “credit” that would be amortized over a period of time. The parties did not resolve the dispute, and this lawsuit was commenced. In it, GMXR seeks excess of $320,000 in overpayments. Poseidon filed a counterclaim - principally a breach of contract action - in which it alleges that GMXR owes Poseidon approximately $128,000 for amounts due and owing for frac tank rentals.
Poseidon filed its answer and counterclaims on February 13, 2013. As of the Commencement Date, no discovery had yet commenced and no scheduling order had yet been entered.
h.Northumberland County Retirement System and Oklahoma Law Enforcement Retirement System, Individually and On Behalf of All Others Similarly Situated, v. GMX Resources, Inc., Ken L. Kenworthy, Jr., James A. Merrill, Jefferies & Company, Inc., Howard Weil Inc., Morgan Keegan & Company, Inc., Capital One Southcoast, Inc., Collins Stewart LLC, Pritchard Capital Partners, LLC, Tudor, Pickering, Holt & Co. Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BBVA Securities Inc., Fortis Securities LLC, Wedbush Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Smith Carney & Co. P.C.; Cause No. CIV-11-520-D in the United States District Court for the Western District of Oklahoma.

Plaintiffs filed this lawsuit on May 10, 2011 asserting violations of the Securities Act of 1933 associated with stock offerings in 2008 and 2009. Plaintiffs seek to pursue the lawsuit as a class action. Subsequent to filing the lawsuit, plaintiffs dismissed all claims against GMXR. On September 16, 2013, the court denied the remaining defendants’ motions to dismiss, and the case will proceed against those defendants. A trial date has not yet been set.
i.Donald Porter, Derivatively on Behalf of Resources, Inc. v Ken L. Kenworthy, Jr., Michael J. Rohleder, James A. Merrill, Ken L. Kenworthy, Sr., T.J. Boismier, Steven Craig, and Jon W.. McHugh, and GMX Resources In., as Nominal Defendant; Case No. CIV-11-890-HE, In the United States District Court for the Western District of Oklahoma

In this shareholder derivative suit, the plaintiff brings claims against the named defendants for breaches of fiduciary duty, waste of corporate assets and unjust enrichment. Such claims are based on the same facts alleged in the Northumberland suit discussed above and defendants’ alleged failure to maintain an effective system of internal and financial control measures to ensure proper and accurate financial reporting to the SEC in 2008 and 2009.
As of the date the Debtors filed bankruptcy, this case was stayed pending a ruling on the motions to dismiss filed in the Northumberland case discussed above. The case is currently stayed in light of GMXR’s bankruptcy proceeding.
Another GMXR shareholder, Ronald Zerr, filed an almost identical derivative lawsuit in federal court in 2012 captioned Ronald Zerr, derivatively on behalf of GMX Resources, Inc. v. Ken Kenworthy, Jr., Michael J Rohleder, Tom Boismier, Jon McHugh, Steven Craig, and James A. Merrill, and GMX Resources, Inc. as Nominal Defendant; Case No. 5:12-cv-00313-D; In the U.S. District Court for the Western District of Oklahoma. The Zerr case has been consolidated with the Porter case into a single action.

Further, two GMXR shareholders, Ruth Gordon and Kenneth Willis, filed separate derivative actions in state court in Oklahoma alleging claims similar to the claims asserted in the pending Porter derivative action described above, except that the petitions add (1) additional claims regarding GMXR’s executive and director compensation and (2) additional defendants Casso, Cook and Lucke. These cases have been consolidated into a single state court action, which is styled In re GMX Resources Inc. Shareholder Derivative Action; Master File No. CJ-2012-727, currently pending in the District Court of Oklahoma County. This case is also stayed in light of GMXR’s bankruptcy proceedings.
B.    EVENTS DURING CHAPTER 11 CASES

1.	ENTRY OF "FIRST DAY" ORDERS

On the Commencement Date, the Debtors filed a number of motions (the “First Day Motions”) seeking entry of so-called “first day” orders (the “First Day Orders”) intended to facilitate a debtor’s transition into chapter 11 by approving certain regular business conduct for which approval of the Bankruptcy Court is required. The initial hearings on the First Day Motions were held on April 3, 2013.
The First Day Orders entered by the Bankruptcy Court consisted of the following:

•
Order Granting Motion for Joint Administration [Docket No. 13] (the “Joint Administration Order). Pursuant to the Joint Administration Order, the Bankruptcy Court authorized the Debtors’ cases to be jointly administered for procedural purposes only under the lead case number 13-11456.

•
Order Granting Application to Retain Crowe & Dunlevy P.C. as Special and Local Counsel [Docket No. 65] (the “CD Retention Order”). Pursuant to the CD Retention Order, the Bankruptcy Court authorized the retention of Crowe & Dunlevy, P.C. as special and local counsel to the Debtors.

•
Order Granting Motion to Extend Time to File Schedules and Statements [Docket No. 66] (the “Extension Order”). Pursuant to the Extension Order, the Bankruptcy Court provided the Debtors an additional 18 days to May 6, 2013 to file their schedules of assets and liabilities and statement of financial affairs.

•
Order Granting Application to Retain Andrews Kurth LLP as Lead Counsel to the Debtors [Docket No. 67] (the “AK Retention Order”). Pursuant to the AK Retention Order, the Bankruptcy Court authorized the retention of Andrews Kurth LLP as lead bankruptcy counsel to the Debtors.

•
Order Granting Application to Retain Epiq Bankruptcy Solutions LLC as Claims, Noticing, and Balloting Agent [Docket No. 69] (the “Epiq Retention Order”). Pursuant to the Epiq Retention Order, the Bankruptcy Court authorized the Debtors to retain Epiq Bankruptcy Solutions LLC as its claims, noticing, and balloting agent, and authorized Epiq to maintain the claims register and website for these cases.

•
Order Granting Application to Retain Jefferies LLC as Investment Banker and Financial Advisor to the Debtors [Docket No. 70] (the “Jefferies Retention Order”). Pursuant to the Jefferies Retention Order, the Debtors were authorized to retain Jefferies LLC as their investment banker and financial advisor for these cases.

•
Order Granting Motion to Pay Royalty Payments [Docket No. 71] (the “Royalty Order”). Pursuant to the Royalty Order, the Court authorized the Debtors to continue payments owed to royalty owners on account of the Debtors oil and gas operations in the ordinary course, including payment of prepetition royalties owed to royalty owners.

•
Order Granting Motion to Limit Notice Authorizing the Debtors to file a Consolidated Creditor Matrix and Granting Authority to Establish the Master Service List Applicable these Cases [Docket No. 72] (the “Notice Order”). Pursuant to the Notice Order, the Debtors were authorized to file one consolidated creditor matrix for these cases. These Debtors were further authorized to file a master service list for service of motions in these cases, with such service list being updated weekly.

•
Order Granting Motion to Continue Use of Bank Accounts, Business Forms, and Cash Management System; Waiving Requirements of Section 345 of the Bankruptcy Code; and Authorizing Continuance of Intercompany Transactions [Docket No. 73] (the “Bank Accounts Motion”). Pursuant to the Bank Accounts Motion, the Debtors were authorized to continue use of their existing bank accounts, business forms, and cash management system uninterrupted. Further, the Debtors were authorized to continue certain intercompany transactions in the ordinary course.

•
Order Granting Motion (i) Authorizing Payment of Prepetition Employee Obligations and Related Amounts, (ii) Confirming Rights of Debtors to Continue Employee Programs on a Postpetition Basis, (iii) Confirming Rights of Debtors to Pay Withholding and Payroll-Related Taxes and (iv) Directing Banks to Honor Pre-petition Checks for Employee Obligations [Docket No. 74] (the “Employee Order”). Pursuant to the Employee Order, the Debtors were authorized to pay all prepetition wages owed to its employees, and continue prepetition employee programs, such as 401(k) programs and healthcare programs, and honor the Debtors obligations related thereto.

•
Interim and Proposed Final Order Granting Motion for Continuation of Utility Service [Docket No. 75] (the “Utilities Order”). Pursuant to the Utilities Order, the Court approved the Debtors proposed procedures for providing adequate assurance of payment to certain utilities identified by the Debtors.

•
Order Granting Motion Establishing Case Procedures [Docket No. 76] (the “Case Procedures Order”). Pursuant to the Case Procedures Order, the Bankruptcy Court established certain procedures for motion practice in these cases, including, but not limited to, the setting of omnibus hearing dates and negative notice language to be included in motions filed with the Bankruptcy Court.

•
Interim Order Granting Motion for Authority to Pay in the Ordinary Course: (i) Undisputed Prepetition Joint Interest Billings and other Obligations Owing Under Oil and Gas Leases; (ii) Undisputed Prepetition claims Subject to Statutory Liens; (iii) Undisputed Obligations or Taxes Owed to Governmental Authorities; and (iv) Certain Critical Vendors Relating to Oil and Gas Operations [Docket No. 78] (the “Lien Order”). Pursuant to the Lien Order, the Bankruptcy Court authorized the Debtors to pay prepetition joint interest billings and other obligations owing under oil and gas leases, and continue such payments in the ordinary course postpetition, as well as pay taxes owed to governmental authorities. The Bankruptcy Court also authorized the Debtors to use approximately $6 million on an interim basis to pay undisputed lien claimants, subject to a final hearing to consider use of additional funds to pay lien claimants as well as to consider approval of payments to certain critical vendors. The Debtors were subsequently authorized to use an additional $12 million to pay undisputed lien claimants, subject to review and approval by the Creditors’ Committee. See Docket No. 306. The Debtors withdrew the part of the motion seeking to pay critical vendors.

•
Interim Order Granting Motion Approving Postpetition Financing, Authorizing Use of Cash Collateral, Granting Liens and Providing Superpriority Expenses Status, Granting Adequate Protection, Modifying Automatic Stay, and Scheduling Final Hearing [Docket No. 80] (the “Interim DIP Order”). Pursuant to the Interim DIP Order, the Debtors were authorized to enter into the DIP Credit Facility on an interim basis and borrow up to $20 million pending a final hearing on the motion to approve the DIP Credit Facility. A final order approving the DIP Credit Facility and Authorizing the Debtors to borrow the full $50 million was entered by the Bankruptcy Court on May 6, 2013. See Docket No. 323.

2.	DEBTOR-IN-POSSESSION FINANCING

By Order dated May 6, 2013, the Bankruptcy Court authorized the Debtors on a final basis to obtain postpetition financing on a secured, superpriority basis pursuant to that certain $50,000,000 Superpriority Debtor In Possession Credit and Guaranty Agreement dated April 4, 2012 among GMX Resources Inc., as Borrower, Diamond Blue Drilling Co. and Endeavor Pipeline Inc., as Guarantors, the lenders from time to time, and Cantor Fitzgerald Securities, as Administrative and Collateral Agent (the “DIP Facility Agreement”). The DIP Facility Agreement included certain milestones related to the Sale Transaction.
As of October 15, 2013, the Debtors had borrowed $10,000,000 under the DIP Facility Agreement.

3.	THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

On April 2, 2013, the U.S. Trustee filed its Notice of Appointment of Creditors’ Committee [Docket No. 40]. The Initial Notice appointed the following parties to the Committee: (i) The Bank of New York Mellon Trust Company, N.A. (indenture trustee for unsecured noteholders); (ii) Penn Virginia Corporation; (iii) MBI Energy Logistics, LLC; (iv) East Texas Exploration, LLC; (v) Pyramid Tubular Products, L.P.; (vi) C&J Energy Services, Inc.; and (vii) Dual Trucking and Transport, LLC.
On April 10, 2013, the U.S. Trustee filed a Revised Notice of appointment of Creditors’ Committee reconstituting the members of the Committee. The Revised Notice appointed the following parties to the Creditors’ Committee: (i) Bank of New York Mellon; (ii) Penn Virginia Corporation; (iii) MBI Energy Logistics LLC; (iv) Pyramid Tubular Products, L.P.; (v) C&J Energy Services, Inc.; (vi) Dual Trucking and Transport, LLC; (vii) American Stock Transfer & Trust Company, LLC; (viii) Cudd Pumping Services; and (ix) Regency Intrastate Gas, LP. Subsequently, on April 29, 2013, the UST filed its Supplemental Notice of Additional Appointment to and Resignation from the Official Creditors’ Committee. The Supplemental Notice added Brian Burr to the Creditors’ Committee, and removed C&J Energy Services, Inc. from the Creditors’ Committee. By Order of the Court, Mr. Burr was removed from the Creditors’ Committee because he is a preferred shareholder of the Debtors and does not have any claims against the Debtors.
The Creditors’ Committee counsel is Looper Reed & McGraw P.C and Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. The financial advisor to the Creditors’ Committee is Conway Mackenzie, Inc.

4.	COMPLIANCE WITH THE BANKRUPTCY CODE, BANKRUPTCY RULES, LOCAL COURT RULES AND U.S. TRUSTEE DEADLINES

On May 3, 2013, the Debtors filed their Statement of Financial Affairs and Schedules of Assets and Liabilities, each as amended from time to time. On May 6, 2013, the U.S. Trustee conducted a meeting of creditors pursuant to section 341 of the Bankruptcy Code. Additionally, the Debtors have timely filed all monthly operating reports and timely paid all statutory quarterly fees as required by the Office of the U.S. Trustee. To the best of the Debtors’ knowledge, information and belief, the Debtors have complied with all other applicable requirements of the Bankruptcy Code and Bankruptcy Rules, as well as local Bankruptcy Court rules and deadlines of the Office of the U.S. Trustee.

5.	EXTENSION OF DEBTORS' EXCLUSIVE PERIODS

Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the filing of a voluntary petition for relief under chapter 11 during which a debtor has the exclusive right to file a plan of reorganization in the reorganization proceeding. Section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan of reorganization within such 120 day period, the debtor has a period of 180 days from the filing of its voluntary petition for relief to obtain acceptances of such plan, during which time competing plans may not be filed. The Debtors’ exclusive periods were set to expire on July 30, 2013, and September 30, 2013, respectively.
On July 11, 2013, the Bankruptcy Court entered an order extending the period in which the Debtors have the exclusive right to file a plan or plans of reorganization until October 28, 2013, and the period to solicit acceptances of such plan to December 30, 2013. On October 18, 2013, the Bankruptcy Court entered a second order extending the period in which the Debtors have the exclusive right to file a plan or plans of reorganization until December 12, 2013, and the period to solicit acceptances of such plan to February 12, 2014,
a.Filing of the Sale Motion and Marketing Process

As contemplated in the DIP Facility Agreement, on May 16, 2013, the Debtors filed a motion to approve bidding procedures and the sale of substantially all of their assets [Docket No. 376] (the “Sale Motion”) pursuant to a stalking horse asset purchase agreement. The Sale Motion contemplated the sale of substantially all of the Debtors’ assets for a credit bid of $338 million of Senior Secured Notes, plus the assumption of certain liabilities, subject to higher or better offers, pursuant to the Asset Purchase Agreement dated May 15, 2013, among GMX Resources Inc., Diamond Blue Drilling Co., and Endeavor Pipeline Inc., as the Sellers, GMXR Acquisition LLC, as Purchaser (the “Purchaser”), and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent for the Holders of Senior Secured Notes, as subsequently amended, including revisions to same or updates to any schedules or exhibits (the “APA”). The Debtors retained Jefferies LLC (“Jefferies”) as their investment banker and financial advisor in part to identify any higher and better offers for the Debtors’ assets through a robust exposure of the assets to the market of potential buyers. As part of that solicitation process, Jefferies prepared marketing materials and solicited acquisition candidates (as described below) for their interest in an acquisition transaction involving the business and assets of the Debtors.
On June 11, 2013, the Court entered the Order Under 11 U.S.C. § 105(a) and Fed. R. Bankr. P. 2002 and 9014 Approving (i) Bidding Procedures (ii) Form and Manner of Sale Notices, and (iii) Setting of a Sale Hearing and Related Deadlines (the “Bidding Procedures Order”) [Docket No. 465]. The Bidding Procedures Order was agreed to by the Steering Committee and Creditors’ Committee. The Bidding Procedures Order set forth the terms pursuant to which potential bidders would submit bids and the terms for conducting an auction. The Bidding Procedures Order established the following key dates and deadlines: (i) August 21, 2013 as the deadline for potential bidders to submit bids for the Debtors assets (the “Bid Deadline”); (ii) August 27, 2013 as the deadline for parties to object to the Sale Motion; (iii) August 28, 2013 as the date of the auction of the Debtors’ assets (the “Auction”); and (iv) September 10, 2013 as the date of the hearing to consider and approve the winning bidder (the “Sale Hearing”). Further, as part of the bidding procedures, parties were allowed to submit bids on certain lots of the Debtors’ assets without having to submit a bid to purchase all of the Debtors’ assets.
As part of the Jefferies solicitation process, in total 255 potential buyers were contacted, including all of the parties identified by the Creditors’ Committee. The potential buyers included both financial and strategic parties. Of those contacted, 36 potential buyers entered into confidentiality agreements entitling them to access to an electronic data room. In addition to their ability to conduct due diligence through access to confidential information in the virtual data room, potential buyers were invited to meet with the Debtors’ management team to further conduct due diligence on the Debtors’ assets.
b.Bids Received and Auction

Prior to the Bid Deadline, the Debtors received five bids from four potential buyers in addition to the stalking horse bid pursuant to the APA. After reviewing the bids in consultation with counsel for the Steering Committee and counsel for the Creditors’ Committee, the Debtors determined that only one of the additional bids received was also a qualified bid under the Bidding Procedures. Such bid was a lot bid to purchase the Debtors’ assets in East Texas only.
The Debtors conducted the Auction on August 28, 2013. At the conclusion of the Auction, the Debtors and their advisors determined, in consultation with counsel for the Steering Committee and counsel for the Creditors’ Committee, that the winning bidder was the Purchaser.
c.Objections to the Sale Motion

Kinder Morgan Endeavor, LLC (“KME”) filed an objection to the Sale Motion [Docket No. 672] (the “KME Objection”). KME holds a 40% interest in Endeavor Gathering, LLC (“EGG”), a non-debtor subsidiary in which GMXR owns a 60% interest. The KME Objection related to the alleged rights of KME in relation to the sale of GMXR’s ownership interest in EGG and the assumption and assignment of certain executory contracts.
Continental Resources, Inc. (“Continental”) filed a Limited Objection to the Sale Motion [Docket No. 673] (the “Continental Objection”). Continental objected to the Sale Motion to the extent the Debtors sought to transfer their interests in the Pojorlie well and related assets to the winning bidder. At the time of the Objection Deadline, a pending motion under Bankruptcy Rule 9019 sought to settle certain claims between the Debtors and Continental by transferring the Debtors interest in the Pojorlie well and related assets to Continental, and such motion has since been approved by the Bankruptcy Court.
EDF Trading North America, LLC (“EDF”) filed an Objection to the Sale Motion [Docket No. 675] (the “EDF Objection”). The EDF Objection related to EDF’s concerns as to how the Sale Motion affects EDF’s rights as it relates to its volumetric production payment (the “VPP Interest”).
John H. Haynes, Jr., individually and as Trustee for certain individuals (the “Haynes Parties”) filed an Objection to the Sale Motion [Docket No. 676] (the “Haynes Objection”). The Haynes Parties alleged that the Debtors are seeking to sell property that they do not own because the Debtors agreed to convey such property to the Haynes Parties as part of a settlement agreement which has not been finalized. The Haynes Objection also alleges that the Haynes Parties are owed unpaid royalties. The litigation between the Debtors and the Haynes Parties is described in more detail in Section II.A - “Litigation Pending Against the Debtors at the Time of Filing.”
GX Technology Corporation (“GXT”) filed its Limited Objection to the Sale Motion [Docket No. 677] (the “GXT Objection”). GXT objected to the sale to the extent the Debtors seek to transfer or disclose seismic data or information related to the GXT license agreement and to the assumption and assignment of such license agreement absent GXT’s consent.
Black Gold Logistics Corporation (“Black Gold”) filed a Response and Limited Objection to the Sale Motion [Docket No. 679] (the “Black Gold Objection”). Black Gold asserts a lien in the amount of $106,168.75 for work performed on certain of the Debtors’ wells in North Dakota. Black Gold asserted that its lien is senior to that of the Senior Secured Notes Indenture Trustee and, as a result, such wells cannot be transferred free and clear of Black Gold’s liens.
The Creditors’ Committee filed its Amended Objection to the Sale Motion [Docket No. 681] (the “Committee Objection”). The Committee alleged, among other things, that the proposed sale was a sub rosa plan.
d.Adjournment of the Sale Hearing

Subsequent to the Auction, the Debtors, the Creditors’ Committee, and the Steering Committee engaged in settlement discussions regarding a global resolution of these Chapter 11 Cases, including the Committee Objection to the Sale Motion, and the framework for a consensual As stated above and for the avoidance of doubt, any reference contained herein or in the Plan to the Plan being consensual is simply meant to reference the resolution by and among the Debtors, the Steering Committee, and the Creditors’ Committee of the issues in these cases. Holders of Equity Interests were not consulted, have not consented to and were not involved in formulating this Plan and are not entitled to vote on this Plan. plan of reorganization. To that end, the Debtors filed a Motion to Adjourn the Sale Hearing and Set a Status Conference for September 10, 2013 [Docket No. 707] (the “Adjournment Motion”). The Court entered an Order Approving the Adjournment Motion [Docket No. 710] and setting a status conference for September 10, 2013 at 1:30 p.m. (the “Status Conference”)
At the Status Conference, the Debtors informed the Court of the results of the sale process and Auction. The Debtors further informed the Court that the Parties had reached agreement in principle on the key terms of a global resolution of the Chapter 11 Cases, which would result in a consensual5 plan of reorganization that implements the result obtained from the agreement by providing for the Holders of the Senior Secured Notes Claims to own the Debtors, as reorganized,
______________________
5 As stated above and for the avoidance of doubt, any reference contained herein or in the Plan to the Plan being consensual is simply meant to reference the resolution by and among the Debtors, the Steering Committee, and the Creditors’ Committee of the issues in these cases. Holders of Equity Interests were not consulted, have not consented to and were not involved in formulating this Plan and are not entitled to vote on this Plan.

pursuant to a debt for equity conversion of the Senior Secured Notes Claims while also providing $1.5 million in cash for Distribution to general unsecured creditors, if the class of general unsecured creditors was to vote to accept the plan, as well as establishing the Creditor Trust. The Debtors informed the Court that the global resolution would be memorialized in a plan support agreement which was subsequently filed with the Court.

6.	MOTION TO APPROVE PLAN SUPPORT AGREEMENT

On October 2, 2013, the Debtors filed their Motion for Authority to Enter into Plan Support Agreement [Docket No 786] (the “PSA Motion”), seeking authority for the Debtors to enter into the Plan Support Agreement dated as of September 30, 2013 (as amended by the First Amendment to the PSA dated as of October 15, 2013 and as it may be further amended or modified pursuant to the terms therein, the “PSA”) together with the term sheet (the “Plan Term Sheet”) attached thereto, a copy of which is attached to this Disclosure Statement as Exhibit E.
The PSA sets forth certain deadlines and requirements for the parties to pursue approval of a plan of reorganization consistent with terms of the Plan Term Sheet, rather than pursuing a sale of substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code as contemplated by the Sale Motion. The Plan is the proposed plan under the PSA and Plan Term Sheet. It is based on a debt-for-equity swap by the Holders of Senior Secured Notes. Specifically, the Holders of Senior Secured Notes shall exchange $338,000,000.00 of their $402,363,309 allowed claims for 100% of the equity in Reorganized GMXR and/or equity interests in New GMXR, a newly created affiliate of GMXR, subject to dilution by the Management Incentive Plan. The $338,000,000.00 is equal to the highest and otherwise best offer the Debtors received for substantially all of their assets at the Auction and is the allowed secured portion of the Senior Secured Notes Claim, leaving the Holders of Senior Secured Notes with a general unsecured deficiency claim in the amount of $64,363,309.
If Class 4 votes to accept the Plan, Allowed General Unsecured Claims shall receive the Cash Distribution and interests in the Creditor Trust. The Creditor Trust Assets shall include certain potential litigation claims listed on Exhibit A to the PSA and the Plan. Also, if Class 4 votes to accept the Plan, the Holders of the Senior Secured Notes Claim agree to forego any Distribution on account of the Senior Secured Notes Deficiency Claim and Holders of DIP Facility Claims and Senior Secured Notes Adequate Protection Claims (if any) will not receive any portion of the Cash Distribution and none of the Preferred Trust Interest shall be issued or distributed. If Class 4 does not vote to accept the Plan, Allowed General Unsecured Claims will not receive the Cash Distribution and the Creditor Trust will be funded with only $25,000 in Cash and the Senior Secured Notes Deficiency Claim will share in the Creditor Trust Assets along with any superpriority adequate protection administrative claims (if any) payable to the Holders of the Senior Secured Notes and any unpaid amounts under the DIP Facility Agreement. If Class 4 does not vote to accept the Plan, Holders of Senior Secured Notes Adequate Protection Claims (if any) and Holders of DIP Facility Claims that elect to receive interests in the Creditor Trust will receive the Preferred Trust Interests on the Effective Date and the interests of the Holders of General Unsecured Claims in the Creditor Trust will be junior and subordinate to the Preferred Trust Interests. On October 25, 2013, the Bankruptcy Court entered an order approving the PSA and authorizing the Debtors to, among other things, execute, deliver and implement the PSA. The Plan being proposed with this Disclosure Statement is the Plan contemplated by the PSA.

7.	EXTENSION OF DIP CREDIT FACILITY AND POTENTIAL EXIT FACILITY

Pursuant to the PSA, the Debtors and DIP Lenders agreed to extend the maturity date of the DIP Credit Facility to fund the confirmation process. On September 30, 2013, the Debtors and DIP Lenders entered into the First Amendment to the DIP Credit Facility (the “First Amendment”). Pursuant to the First Amendment, the maturity date for the DIP Credit Facility was extended by 90 days to December 27, 2013 so that it may continue to be used by the Debtors for the purposes set forth in, and in accordance with the terms of, the DIP Credit Facility and the Final DIP Order. The Debtors will seek an additional amendment(s) to extend the maturity date of the DIP Facility Agreement through the Effective Date.

8.	RETENTION OF OPPORTUNE LLC AS RETAINED PERSON

On May 28, 2013, pursuant to the terms of the DIP Facility Agreement, the Debtors retained Opportune LLC to serve as the Retained Person. Opportune LLC selected David Baggett to be the principal in charge for Opportune LLC’s retention. Subsequent to his appointment, the Board of Directors of GMXR appointed Mr. Baggett as Chief Restructuring Officer of the Debtors with customary duties and authority for such a position. Opportune LLC is compensated based on its professionals respective hourly billing rates, with a monthly cap of $50,000.00, and Opportune LLC is reimbursed for its reasonable out-of-pocket expenses.

9.	LIFT STAY MOTIONS FILED AGAINST THE DEBTOR

During these cases, several lift stay motions have been filed against the Debtors. On September 6, 2013, the following parties filed motions to lift the automatic stay to allow such parties to initiate foreclosure proceedings against the Debtors in North Dakota: (i) MBI Energy Rentals, Inc. to enforce an alleged lien of $285,719.75 [Docket No. 716]; (ii) Missouri Basin Well Service, Inc. d/b/a MBI Energy Services to enforce an alleged lien of $438,675 [Docket No. 718]; (iii) Yankee Fishing & Rentals, Inc. to enforce an alleged lien of $12,103.35 [Docket No. 719]; (iv) MBI Energy Logistics, Inc. to enforce an alleged lien of $665,549.25 [Docket No. 715]; and (v) Mid West Crane Services, Inc. to enforce an alleged lien of $10,075.00 [Docket No. 717] (collectively, the “ND Lift Stay Motions”).
On September 23, 2013, each of the Debtors, the Steering Committee, and the First Lien Trustee filed objections to the ND Lift Stay Motions. Each of the Debtors, the Steering Committee, and the First Lien Trustee assert that the liens of the Senior Secured Notes are senior in priority to that of the various movants under applicable law. As such, because such liens are junior to the liens securing the Senior Secured Notes and such notes are substantially undersecured, the movants are not entitled to relief from the automatic stay. A hearing was set on the ND Lift Stay Motions before the Bankruptcy Court on November 5, 2013 at 1:30 p.m. Prior to the hearing, the ND Lift Stay Motions were withdrawn by the movants. See Notice of Withdrawals of Motions of Motions for Relief from Stay [Docket No. 855].

Additionally, on September 9, 2013, Ken Kenworthy, Ken Kenworthy, Jr., Tom Boismier, Thomas Casso, James Merrill, Michael Cook, Steven Craig, John W. “Tucker” McHugh, J. David Lucke, and Michael Rohleder (the “Individual Defendants”) filed a motion for relief from the automatic stay (the “Insurance Lift Stay Motion”) to authorize Chartis Specialty Insurance Company (“Chartis Specialty”) to advance costs of defense and release to the Individual Defendants proceeds of Chartis Specialty’s insurance policy number 01-565-15-34 issued to GMXR (the “D&O Policy). See Docket No. 729. The Individual Defendants are currently subject to securities class action and derivative actions filed against them and they seek the release of proceeds from the D&O Policy for defense costs.
The Creditors’ Committee filed an objection to the Insurance Lift Stay Motion. See Docket No. 763. After discussions between counsel for the Individual Defendants, the Debtors, and the Creditors’ Committee, the parties were able to come to a resolution of the Creditors’ Committee’s objection. On September 30, 2013, the Bankruptcy Court entered an agreed order granting the Insurance Lift Stay Motion. See Docket No. 779.

10.	MOTION TO APPROVE SEVERANCE AND RETENTION PAYMENTS

On May 3, 2013, the Debtors filed their Motion for Entry of Order Authorizing Debtors to Pay Severance to Terminated Employees and Implement Key Employee Retention Plan [Docket No. 320] (the “Severance and KERP Motion”). Pursuant to the Severance and KERP Motion, the Debtors sought authority to establish the guidelines for payment of severance to employees upon termination as well as to establish a key employee retention plan (“KERP”) to ensure that certain key employees remained with the Debtors through the bankruptcy and proposed sale process. The Motion sought authority to pay approximately $1,800,000 in severance and approximately $1,500,000 under the KERP.
Counsel for the United States Trustee, the Creditors’ Committee, and certain members of the Creditors’ Committee all filed objections to the Severance and KERP Motion, alleging that they believed the proposed payments were excessive. On June 4, 2013, the Bankruptcy Court held a hearing on the Severance and KERP Motion, but postponed ruling on such motion to allow the Debtors and objecting parties to discuss a potential resolution.
After several rounds of discussion, the parties were able to reach an agreement resolving such objections. On June 11, 2013, the Bankruptcy Court entered an Order Granting Debtors Motion for Entry of Order Authorizing the Debtors to (i) Pay Severance to Terminated Employees, and (ii) Implement Key Employee Retention Plan for Employees [Docket No. 464] (the “Severance Order”). Pursuant to the Severance Order, the Debtors were authorized to make one payment to employees, either as severance upon termination without cause, or as retention payment to employees employed by the Debtors on the date that the sale contemplated by the Sale Motion closes. The amount of such payments were provided in camera to the Court and not disclosed publicly.
On September 18, 2013, the Debtors filed their Motion to Amend the Severance Order [Docket No. 739] (the “Severance Amendment Motion”). The Severance Amendment Motion sought to alter the timing for payments of retention payments to employees. Because the Sale Motion has been adjourned indefinitely and the Debtors are instead moving forward with the Plan, the date for payment of retention payments approved in the Severance Order is no longer applicable. As such, pursuant to the Severance Amendment Motion, the Debtors sought authority to pay employees 50% of their retention payment upon approval of the Severance Amendment Motion, with the remaining 50% payable upon the Effective Date. The Severance Amendment Motion did not seek to alter the timing of payment for severance to terminated employees. Any retention payment received by an employee upon approval of the Severance Amendment Motion that is subsequently terminated will be credited against such employee’s severance. On October 3, 2013, the Court entered an Order approving the Severance Amendment Motion [Docket No. 788] and amending the Severance Order as requested by the Severance Amendment Motion.

11.	MOTION TO ESTABLISH PROCEDURES FOR TRANSFER OF STOCK AND CLAIMS IN GMX RESOURCES INC.

On October 23, 2013, the Debtors filed a Motion Pursuant to 11 U.S.C. §§ 105(a) and 362 for Entry of (i) Interim and Final Orders Establishing Notification Procedures Regarding Restrictions on Certain Transfers of Stock and Claims in GMX Resources Inc. and Approving Restrictions on Claiming Worthless Securities Deductions Regarding Stock in the Debtors and (ii) Order Scheduling a Final Hearing [Docket No. 826] (the “Trading Procedures Motion”). The Trading Procedures Motion seeks to establish certain notification procedures for the holders of stock and Senior Secured Notes in relation to transfers of such stock and the Senior Secured Notes. Such procedures are necessary because trading in stock or Senior Secured Notes prior to confirmation of the Plan could result in the Debtors losing valuable tax attributes, including, but not limited to, the Reorganized Debtors’ ability to carry forward net operating losses of the Debtors.
On October 28, 2013, certain shareholders of GMXR (the “Objecting Shareholders”) filed an objection to the Trading Procedures Motion [Docket No. 845] (the “Shareholders’ Objection”), arguing that the Trading Procedures Motion was detrimental to the GMXR’s shareholders and should be denied. The Court held an interim hearing on the Trading Procedures Motion on October 29, 2013 at 9:30 a.m. Prior to such hearing, the Debtors and Objecting Shareholders resolved the issues raised by the Shareholders’ Objection and amended the proposed procedures to reflect such resolution. On October 29, 2013, the Court entered the Interim Order Pursuant to Sections 105(a) and 362 of the Bankruptcy Code (i) Establishing Notification Procedures Regarding Restrictions on Certain Transfers of Stock and Claims in GMX Resources Inc. and Approving Restrictions on Claiming Worthless Securities Deductions Regarding Stock in the Debtors and (ii) Scheduling a Final Hearing [Docket No. 853] (the “Interim Trading Procedures Order”).
The Interim Trading Procedures Order set a final hearing on the Trading Procedures Motion for December 3, 2013 at 1:30 p.m. Parties had until November 22, 2013 to object to approval of the Trading Procedures Motion on a final basis. No objections were filed to approval of the Trading Procedures Motion on a final basis. For the avoidance of doubt, the failure by any Holder of a Senior Secured Notes Claim to timely submit a Claims Ownership Notice (as defined in the Interim Trading Procedures Order) in accordance with the Interim Trading Procedures Order shall not alter or affect such Holder's right to receive a Distribution under the Plan. In addition, since the Debtors’ Existing Securities and Equity Interests shall be cancelled pursuant to the Plan, the procedures set forth in the Interim Trading Procedures Order will not apply after the Effective Date.

12.	THE DEBTORS DISPUTE WITH EMERALD OIL, INC.

On November 13, 2013, the Debtors filed a Complaint (the “Emerald Complaint”) against Emerald Oil, Inc. (“Emerald Oil”), initiating Adv. Pro. No. 13-01106. The Emerald Complaint sought injunctive relief to prevent Emerald Oil from using information obtained by Emerald Oil from the Debtors as part of the sale process in a manner which Debtors believed constituted a breach of the confidentiality agreement between the Debtors and Emerald Oil (the “Emerald CA”).

The Debtors also sought a temporary restraining order (a “TRO”) on an emergency basis to enjoin Emerald Oil from taking additional actions which the Debtors viewed as a breach of the Emerald CA. The hearing on the TRO was set for November 19, 2013. Prior to such hearing, however, Emerald Oil and the Debtors were able to negotiate a resolution of their disputes. On November 21, 2013, the Debtors filed a Motion to Approve Settlement with Emerald Oil pursuant to Fed. R. Bankr. P. 9019 [Docket No. 882] (the “Emerald Oil 9019 Motion”). The Emerald Oil 9019 Motion is set for hearing on December 3, 2013 at 1:30 p.m. If the Emerald Oil 9019 Motion is granted, the adversary proceeding against Emerald Oil will be dismissed.

13.	THE DEBTORS DISPUTE WITH ONEOK ROCKIES MIDSTREAM, L.L.C.

On November 22, 2013, the Debtors filed a complaint (the “ONEOK Complain”) against ONEOK Rockies Midstream, L.L.C. (“ONEOK”) initiating Adv. Pro. No. 13-01111 seeking injunctive relief to prevent ONEOK from shutting in the Killdeer and Lost Bridge stations in North Dakota on Sunday, November 24, 2013. The purpose of the shut-in was to allow ONEOK to convert the stations to high pressure stations. ONEOK did not inform the Debtors of its intentions to convert the stations until November 23, 2013.
If ONEOK goes forward with the proposed conversion, gas from GMXR’s wells behind the Bennet Creek station would no longer be able to flow through ONEOK’s system, and such gas will not be able to be transported until 2015 at the earliest. Failure to transport and sell GMXR’s gas from the affected wells would result in a loss of revenue of approximately $100,000 per month. Further, without the ability to transport the gas through ONEOK’s system, GMXR would be left with two options for disposing of the gas: (i) it could flare the gas; or (ii) it could shut-in the wells entirely. In order to legally flare the gas, GMXR would first need to obtain permits from the North Dakota Industrial Commission (the “NDIC”). Flaring permits issued by the NDIC are typically temporary in nature, and the Debtors do not currently have such permits. As such, ONEOK’s actions would effectively cause GMXR to shut-in its wells. As a result, GMXR would also lose oil production from the affected wells. Failure to market and sell oil from the affected wells would further cost GMXR approximately $1.25 million a month in revenue.
The Court set a hearing for November 22, 2013 at 1:30 p.m. to consider entry of a TRO against ONEOK. Prior to such hearing, counsel for ONEOK and counsel for the Debtors were able to reach an agreement whereby ONEOK would delay moving forward with the high pressure conversion until December 27, 2013 to allow the parties an opportunity to discuss a resolution of the issues. All response deadlines and hearing dates in the adversary proceeding against ONEOK have been abated, and ONEOK and the Debtors have reserved all of their rights in relation to the issues raised in the adversary proceeding.

III. MANAGEMENT AND CORPORATE STRUCTURE
OF THE REORGANIZED DEBTORS

A.	THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE REORGANIZED DEBTORS AND NEW GMXR

On the Effective Date, the term of each member of GMXR’s current board of directors will automatically expire. The identities of the individuals who will serve as officers for the Reorganized Debtors will be disclosed in the Plan Supplement. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the number of members on the Reorganized GMXR Board and the identities of the individuals appointed to such board will be disclosed in the Plan Supplement. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors. The board of directors of Reorganized GMXR will have the responsibility for the management, control, and operation of the Reorganized Debtors on and after the Effective Date.
The current senior management group of GMXR is as follows:

Name	Position
Michael J. Rohleder	President
Harry C. Stahel, Jr.	Executive Vice President of Finance
Gary D. Jackson	Executive Vice President Land
James A. Merrill David Baggett G. Keith Leffel	Chief Financial Officer Chief Restructuring Officer President of Endeavor Pipeline Inc.

The current members of the board of directors of GMXR are Michael J. Rohleder, Steven C. Craig, and John Tucker McHugh.

On or prior to the Effective Date, New GMXR shall be formed. The New GMXR Agreement will provide the identity of New GMXR’s managing member or general partner, as applicable. If New GMXR is a limited partnership, it is presently anticipated that its general partner will be a newly formed, wholly-owned subsidiary of GMXR (before the Effective Date) or Reorganized GMXR (on or after the Effective Date) as will be further identified in the New GMXR Agreement.

B.	MANAGEMENT INCENTIVE PLAN

The Confirmation Order shall provide that on, or as soon as practicable after, the Effective Date, New GMXR shall implement the Management Incentive Plan which shall provide for grants of options, profits interests and/or restricted units/equity reserved for management, directors and employees in an aggregate amount of 5-10% of the new equity interests to be issued by New GMXR, as determined by New GMXR. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by New GMXR, unless earlier agreed to by the Consenting Senior Secured Noteholders and the Debtors.

IV. SUMMARY OF THE PLAN

A.	INTRODUCTION

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and shareholders. In addition to permitting rehabilitation of the debtor, chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.
The consummation of a plan of reorganization is typically the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.
THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS

ATTACHED THERETO AND DEFINITIONS THEREIN), WHICH IS ATTACHED HERETO AS EXHIBIT A.
THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B.	SCHEDULE OF TREATMENT OF CLAIMS AND EQUITY INTERESTS

Class	Designation	Impairment	Entitled to Vote
Class 1	Senior Secured Noteholder Secured Claim	Impaired	Yes
Class 2	Other Secured Claims	Unimpaired	No
Class 3	Priority Non-Tax Claims	Unimpaired	No
Class 4	General Unsecured Claims	Impaired	Yes
Class 5	Intercompany Claims	Impaired	No (deemed to reject)
Class 6	Equity Interests in GMXR	Impaired	No (deemed to reject)
Class 7	Equity Interests in Debtor Subsidiaries	Unimpaired	No

C.	TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including DIP Facility Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

1.	ADMINISTRATIVE CLAIMS

a.Administrative Claims (Excluding DIP Facility Claims). Except to the extent that any Entity entitled to payment of any Allowed Administrative Claim agrees to a less favorable or different treatment or as otherwise expressly provided elsewhere in Article II of the Plan, each Holder of an Allowed Administrative Claim against any Debtor shall receive Cash equal to the unpaid portion of its Allowed Administrative Claim, on the latest of (a) the Effective Date, (b) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which its Administrative Claim becomes payable under any agreement relating thereto, or as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ businesses, in accordance with the terms and conditions of any agreement relating thereto or upon such other terms as may be agreed upon between the Holder of such Claim and the Debtors, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court.
b.DIP Facility Claims. In full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims, on the Effective Date, the DIP Facility Claims shall be paid in full and in Cash or refinanced by or converted into the Exit Facility in accordance with the terms of the Exit Facility Credit Agreement; provided that if the Class of Holders of General Unsecured Claims votes to reject the Plan, the Holders of DIP Facility Claims may elect to receive, either in whole or in part on account of such DIP Facility Claims, Preferred Series A Trust Interests.

c.Professional Compensation.

i.Deadlines. All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors, the Creditors’ Committee, or to such other Entities as to which the foregoing sections apply, prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel and counsel to the Steering Committee no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and counsel to the Steering Committee and the requesting Professional or other Entity, no later than twenty one (21) days (or such other period as may be allowed by order of the Bankruptcy Court or as otherwise agreed to between the parties) after the date on which the applicable application for compensation or reimbursement was served. For the avoidance of doubt, Section 2.01(c) of the Plan shall not apply to any fees and expenses (including attorneys’ fees and fees for other retained professionals, advisors and consultants) of the Steering Committee, any member of the Steering Committee, the Senior Secured Notes Indenture Trustee, the DIP Facility Agent and the Exit Facility Agent incurred in connection with these Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility Agreement, Exit Facility and related documents and all transactions set forth in the Plan or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date).

ii.Treatment. Except as set forth in Section 2.01(c)(iii) of the Plan, Professional Fee Claims shall be paid in full in Cash by the Reorganized Debtors in such amount as is Allowed by the Bankruptcy Court on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as reasonably practicable thereafter. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

iii.Creditors’ Committee Professionals. Upon the Confirmation Date, notwithstanding the provisions of the Final DIP Order to the contrary, and notwithstanding whether the Class of Holders of General Unsecured Claims votes to accept or reject the Plan, the fees and expenses incurred by the Creditors’ Committee Professionals through September 20, 2013 in these Chapter 11 Cases and Allowed by the Bankruptcy Court shall be paid in full by the Debtors. The Debtors and DIP Lenders shall be deemed to withdraw any previous objections to the fees and expenses incurred by the Creditors’ Committee Professionals prior to September 20, 2013. The Allowed fees and expenses incurred by the Creditors’ Committee Professionals in these Chapter 11 Cases after September 20, 2013 shall be paid by the Reorganized Debtors in the ordinary course pursuant to the Amended Order Establishing Procedures for the Interim Compensation of Professionals [Docket No. 302], but subject to a cap that has been mutually agreed to among the Debtors, the Steering Committee and the Creditors’ Committee, and the Debtors shall not pay the Creditors’ Committee Professionals for any fees or expenses in excess of this cap unless otherwise agreed to by the Debtors and the Steering Committee.

d.Administrative Claim Bar Date; Objections. Holders of asserted Administrative Claims (other than Administrative Claims paid in the ordinary course of business pursuant to Section 2.01(a) of the Plan, Professional Fee Claims, or Claims for U.S. Trustee fees) must file an application for payment of administrative expense claim with the Bankruptcy Court and serve it on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date (the “Administrative Claims Bar Date”) or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(1) shall set forth such date and constitute notice of the Administrative Claims Bar Date, and the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors, as the case may be, may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Administrative Claims.

e.U.S. Trustee Fees. All fees payable under section 1930 of title 28 of the United States Code shall be paid on or before the Effective Date. All such fees that arise after the

Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

f.SENIOR SECURED NOTES ADEQUATE PROTECTION CLAIMS. OTHER THAN WITH RESPECT TO THE PAYMENT OF THE REASONABLE FEES AND EXPENSES (INCLUDING ATTORNEY'S FEES AND FEES FOR ANY OTHER PROFESSIONAL, ADVISORS AND CONSULTANTS) OF THE STEERING COMMITTEE, THE MEMBERS OF THE STEERING COMMITTEE AND THE SENIOR SECURED INDENTURE TRUSTEE, THE SENIOR SECURED NOTES ADEQUATE PROTECTION CLAIMS (IF ANY) NEED NOT BE ASSERTED AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS PRIOR TO THE CONFIRMATION DATE; PROVIDED THAT IF THE CLASS OF HOLDERS OF GENERAL UNSECURED CLAIMS VOTES TO REJECT THE PLAN, THE HOLDERS OF THE SENIOR SECURED NOTES ADEQUATE PROTECTION CLAIMS (IF ANY) SHALL ASSERT SUCH CLAIM WITHIN THIRTY (30) DAYS OF THE EFFECTIVE DATE, AND RECEIVE THEIR PRO RATA SHARE OF THE PREFERRED SERIES B TRUST INTERESTS TO THE EXTENT SUCH SENIOR SECURED NOTES ADQUATE PROTECTION CLAIMS ARE ALLOWED AND NOT OTHERWISE PAID IN FULL IN CASH ON THE EFFECTIVE DATE.

2.	PRIORITY TAX CLAIMS

Except to the extent that a Holder of a Priority Tax Claim agrees to a less favorable or different treatment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, on the later of (a) the Effective Date or (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim against any Debtor shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, at the option of the Debtors, with the consent of the Consenting Senior Secured Noteholders, (x) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (y) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Commencement Date, or (y) such other treatment as to which the Reorganized Debtors and such Holder shall have agreed upon in writing.
The Holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be treated as a General Unsecured Claim in Class 4.

D.	CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

1.CLASS 1 - SENIOR SECURED NOTEHOLDER SECURED CLAIMS

Class 1 consists of Senior Secured Noteholder Secured Claims. The Senior Secured Noteholder Secured Claims shall be deemed Allowed in the amount of $338,000,000.00.
Except to the extent that a Holder of a Senior Secured Noteholder Secured Claim shall have agreed in writing to a less favorable or different treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Senior Secured Noteholder Secured Claim shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed Senior Secured Noteholder Secured Claim a number of shares of Reorganized GMXR Common Stock with a Value equal to the lesser of (A) 100% of the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim and (B) the greater of either (i) 27% of the Face Amount such Holder’s Allowed Senior Secured Noteholder Secured Claim or (ii) 4.9% of the outstanding Reorganized GMXR Common Stock as of the Effective Date; provided, that with respect to each Holder of a Senior Secured Noteholder Secured Claim that is managed by a member of the Steering Committee clause (ii) shall be applied to the claims held by all Holders of Senior Secured Noteholder Secured Claims managed by that Steering Committee member in the aggregate, so that for any such Holder a of Senior Secured Noteholder Secured Claim clause (ii) shall instead be an amount equal to the product of (X) 4.9% of the outstanding Reorganized GMXR Common Stock as of the Effective Date and (Y) an amount expressed as a percentage equal to the amount of Allowed Senior Secured Noteholder Secured Claims held by such Holder divided by the total amount of Allowed Senior Secured Noteholder Secured Claims held by Holders of Senior Secured Noteholder Secured Claims managed by such member of the Steering Committee; provided, further, that in the case of any Holder that demonstrates to the satisfaction of GMXR prior to the Confirmation Date that, without regard to this proviso, such Holder would exchange less than all of its Senior Secured Noteholder Secured Claims that are described in Section 382(l)(5)(E)(i) of the Tax Code (“Old and Cold Senior Secured Notes Claims”), then the amount of Reorganized GMXR Common Stock that such Holder receives shall be increased so that such Holder receives Reorganized GMXR Common Stock in exchange for all of its Old and Cold Senior Secured Notes Claims. If the Value of the Reorganized GMXR Common Stock received by a Holder of an Allowed Senior Secured Noteholder Secured Claim pursuant to subsection (B) of the preceding sentence is less than the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim, such Holder will receive a number of New GMXR Interests with a Value equal to the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim in excess of the Value of the Reorganized GMXR Common Stock received by a Holder of an Allowed Senior Secured Noteholder Secured Claim pursuant to subsection (B) of the preceding sentence. The Reorganized GMXR Common Stock and the New GMXR Interests issued pursuant to Section 4.01 of the Plan shall be subject to dilution, directly and indirectly, on account of the Management Interests to be issued pursuant to the Management Incentive Plan.
Each Holder of an Allowed Senior Secured Noteholder Secured Claim, as a condition precedent to receiving its respective share of such distribution of Reorganized GMXR Common Stock and New GMXR Interests, as applicable, shall be required to execute the New Shareholders Agreement and the New GMXR Agreement, as applicable, by delivering to Reorganized GMXR and New GMXR, as applicable, an executed counterpart signature page to the New Shareholders Agreement and/or the New GMXR Agreement. The terms and rights of the Reorganized GMXR Common Stock and the New GMXR Interests will be more fully described in the Plan Supplement.
Class 1 is Impaired by the Plan. Each Holder of the Senior Secured Noteholder Secured Claim in Class 1 is entitled to vote to accept or reject the Plan.
For the avoidance of doubt, the Senior Secured Notes Deficiency Claim shall be treated as provided in Section 4.04 of the Plan.

2.	CLASS 2 - OTHER SECURED CLAIMS

Except to the extent a Holder of an Allowed Other Secured Claim agrees to a less favorable or different treatment, on the latest of (x) the Effective Date, (y) the date on which an Other Secured Claim becomes an Allowed Other Secured Claim, and (z) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as reasonably practicable thereafter, each Allowed Other Secured Claim shall be, at the election of the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable: (i) Reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of such Allowed Other Secured Claim, (iii) satisfied by the Debtors’ surrender of the collateral securing such Allowed Other Secured Claim, or (iv) offset against, and to the extent of, the Debtors’ claims against the Holder of such Allowed Other Secured Claim.
Class 2 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Other Secured Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

3.	CLASS 3 - PRIORITY NON-TAX CLAIMS

Except to the extent that a Holder of an Priority Non-Tax Claim agrees to a less favorable or different treatment, each Holder of an unpaid Allowed Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Non-Tax Claim, Cash equal to the full amount of its Allowed Priority Non-Tax Claim on the Distribution Date or such later date as agreed by the Holder and the Debtors or Reorganized Debtors.

Class 3 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Non-Tax Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
4.CLASS 4 - GENERAL UNSECURED CLAIMS

Class 4 consists of General Unsecured Claims, including, but not limited to, the Senior Secured Notes Deficiency Claim, the Convertible Notes Claims, the Old Senior Notes Claims, the Old Senior Notes Guaranty Claims, the Second-Priority Notes Claims and any other Claims secured by a Lien that is junior in priority to the Liens securing the Senior Secured Notes Claims.
Except to the extent a Holder of an Allowed General Unsecured Claim agrees to a less favorable or different treatment, on or as soon as reasonably practicable after the Effective Date, the Holders of Allowed General Unsecured Claims shall receive their Pro Rata share of the (i) Common Trust Interests and (ii) Cash Distribution, in accordance with the terms of the Trust Agreement; provided that the Holders of General Unsecured Claims shall only receive the Cash Distribution if the Class of Holders of General Unsecured Claims votes to accept the Plan. The Holders of the Senior Secured Notes Claims shall receive no recovery on account of the Senior Secured Notes

Deficiency Claim or the Senior Secured Notes Adequate Protection Claims, which Claims shall be deemed to be waived, if the Class of Holders of General Unsecured Claims votes to accept the Plan. On the Effective Date, or as soon as reasonably practicable thereafter, if the Class of Holders of General Unsecured Claims votes to accept the Plan, the Trustee shall distribute a portion of the Cash Distribution in an aggregate amount set forth in the Trust Agreement Pro Rata to Holders of Allowed General Unsecured Claims, other than the Senior Secured Notes Deficiency Claim and the Senior Secured Notes Adequate Protection Claims, in accordance with the Trust Agreement. For the avoidance of doubt, if the Class of Holders of General Unsecured Claims votes to accept the Plan, neither the Steering Committee nor its professionals, the Holders of DIP Facility Claims, nor the Holders of Senior Secured Notes Adequate Protection Claims (if any) shall receive any portion of the Cash Distribution and none of the Preferred Trust Interests shall be issued or distributed.
If the Class of Holders of General Unsecured Claims votes to reject the Plan, on or as soon as reasonably practicable after the Effective Date, the Holders of Allowed General Unsecured Claims (including Holders of the Senior Secured Notes Deficiency Claim) shall receive their Pro Rata share of Common Trust Interests; provided that the Holders of DIP Facility Claims shall receive the Preferred Series A Trust Interests and Holders of Senior Secured Notes Adequate Protection Claims shall receive the Preferred Series B Trust Interests.
Class 4 is Impaired by the Plan. Each Holder of an Allowed General Unsecured Claim in Class 4 is entitled to vote to accept or reject the Plan.

5.	CLASS 5 - INTERCOMPANY CLAIMS

At the option of the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, or as otherwise required by the Bankruptcy Court in connection with confirmation of the Plan, each Intercompany Claim shall be, either (i) Reinstated, in full or in part, and treated in the ordinary course of business, or (ii) eliminated in full or in part by offset, distribution, cancellation, assumption or contribution of such Intercompany Claim or otherwise; provided, however, that any election by the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors hereunder shall not impact any recoveries under the Plan. The holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such claim is cancelled and discharged as provided in the Plan.
Class 5 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, each Holder of an Intercompany Claim in Class 5 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

6.	CLASS 6 - EQUITY INTEREST IN GMXR

On the Effective Date, all GMXR Equity Interests shall be cancelled and rendered null and void, and the Holders of GMXR Equity Interests shall not receive or retain any property or interest in property on account of their GMXR Equity Interests. On or promptly after the Effective Date, the Debtors on behalf of GMXR will file with the United States Securities and Exchange

Commission a Form 15 for the purpose of terminating the registration of its publicly traded securities under the Exchange Act.
Class 6 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, each Holder of an Equity Interest in GMXR in Class 6 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

7.	CLASS 7 - EQUITY INTEREST IN DEBTOR SUBSIDIARIES

The Holders of Equity Interests in the Debtor Subsidiaries shall receive no Distribution or recovery on account of their existing Equity Interests in the Debtor Subsidiaries. Rather, on the Effective Date, the stock or membership interests in the Debtor Subsidiaries will be held directly by either New GMXR or Reorganized GMXR for the benefit of the Holders of Reorganized GMXR Common Stock and New GMXR Interests, respectively. Diamond Blue shall be converted into a member-managed, single member Delaware limited liability company before the Effective Date in accordance with Section 18-214 of the Delaware Limited Liability Company Act and any other applicable law, with New GMXR as its sole member and manager. After the Effective Date, but no later than 15 Business Days after the Effective Date, Endeavor shall contribute its assets to New GMXR in exchange for New GMXR Interests to be issued to Endeavor. After the Post-Reorganization Contribution, New GMXR shall own 100% of the assets of Endeavor.
Class 7 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Equity Interest in Debtor Subsidiaries in Class 7 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

E.	ALLOWED CLAIMS AND EQUITY INTERESTS

Notwithstanding any provision of the Plan to the contrary, the Debtors, Reorganized Debtors or Trustee shall only make Distributions on account of Allowed Claims. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing and Disputed as to the remainder.

F.	POST-PETITION INTEREST

Except as otherwise explicitly provided in the Plan, in section 506(b) of the Bankruptcy Code, or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive postpetition interest or fees relating to such Claim.
G.ALLOCATION

The value of any Reorganized GMXR Common Stock or New GMXR Interests received by Holders of Claims in satisfaction of interest-bearing obligations shall be allocated first to the full satisfaction of the principal amount of such interest-bearing obligations and second in satisfaction of any accrued and unpaid interest.

The Confirmation Order shall provide that any Reorganized GMXR Common Stock received by any Holder of an Allowed Senior Secured Noteholder Secured Claim will be received in exchange for its earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December 2011) and any New GMXR Interests received by any Holder of an Allowed Senior Secured Noteholder Secured Claim as received in exchange for the most recently acquired Senior Secured Notes held by such Holder. Reorganized GMXR and each Holder of an Allowed Senior Secured Noteholder Secured Claim shall report consistently with such treatment for all tax purposes, unless otherwise required by a change in applicable tax law.
H.SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMSExcept as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

I.CONTROVERSY CONCERNING IMPAIRMENTIf a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

J.	MEANS FOR IMPLEMENTATION OF THE PLAN

1.	SUBSTANTIVE CONSOLIDATION

Entry of the Confirmation Order shall constitute approval of a motion requesting the substantive consolidation of the Debtors into a single entity for Distribution and voting purposes only. On and after the Effective Date, (i) no Distributions shall be made under the Plan on account of Intercompany Claims, and (ii) all guarantees by the Debtors of the obligations of any other Debtor, including the Senior Secured Notes Guaranty and the Old Senior Notes Guaranty, shall be eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of the Debtors shall be one obligation.

2.	THE CREDITOR TRUST

a.Establishment of the Creditor Trust. The Creditor Trust shall be established for the benefit of the Holders of Allowed General Unsecured Claims (not including the Senior Secured Notes Deficiency Claim); provided that if the Class of Holders of General Unsecured Claims votes to reject the Plan, then for the benefit of (a) the Holders of DIP Facility Claims that elect to receive Preferred Series A Trust Interests, (b) the Holders of Allowed Senior Secured Notes Adequate Protection Claims (if any) that receive Preferred Series B Trust Interests, and (c) Holders of Allowed General Unsecured Claims (including the Senior Secured Notes Deficiency Claims). Section 5.02 of the Plan sets forth certain of the rights, duties, and obligations of the Trustee. In the event of any conflict between the terms of Section 5.02 of the Plan and the terms of the Trust Agreement, the terms of the Trust Agreement shall govern.

b.Execution of Trust Agreement. On the Effective Date, the Trust Agreement shall be executed, and all other necessary steps shall be taken to establish the Creditor Trust and the beneficial interests therein, which shall be for the benefit of the Holders of Claims described in Section 5.02(a) of the Plan. If the Class of Holders of General Unsecured Claims votes to accept the Plan, the form of the Trust Agreement and related ancillary documents shall be acceptable solely to the Creditors’ Committee, subject only to Bankruptcy Court approval at the Confirmation Hearing; provided that, if the Class of Holders of General Unsecured Claims votes to reject the Plan, such documents must be mutually acceptable to the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee.

c.Purpose of the Creditor Trust. The Creditor Trust shall be established for the sole purpose of liquidating and distributing its assets to the Holders of interests in the Creditor Trust, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or to engage in the conduct of a trade or business. The Creditor Trust, through the Trustee, shall (i) collect and reduce the assets of the Creditor Trust to Cash, (ii) prosecute, settle and otherwise administer the Causes of Action and Avoidance Actions listed on Exhibit A as more fully set forth in Section 5.02(f) of the Plan, (iii) make Distributions to the beneficiaries of the Creditors Trust in accordance with the Plan and Trust Agreement and (iv) take all such actions as are reasonably necessary to accomplish the purpose hereof, as more fully provided in the Trust Agreement.

d.Creditor Trust Assets. The Creditor Trust shall consist of the Creditor Trust Assets. Any Cash or other property received from third parties from the prosecution, settlement, or compromise of any Cause of Action or Avoidance Action listed on Exhibit A shall constitute Creditor Trust Assets for purposes of Distributions under the Creditor Trust. On the Effective Date, the Creditor Trust Assets shall automatically vest in the Creditor Trust, free and clear of all Liens, Claims and encumbrances, except to the extent otherwise provided in the Plan.
e.Governance of Creditor Trust. The Creditor Trust shall be governed by the Trustee in accordance with the Trust Agreement and consistent with the Plan.

f.The Trustee. If the Class of Holders of General Unsecured Claims votes to accept the Plan, the Creditors’ Committee shall select the Trustee, subject only to Court approval at the Confirmation Hearing. If the Class of Holders of General Unsecured Claims votes to reject the Plan, the Trustee shall be selected jointly by the Debtors, the Steering Committee and the Creditors’ Committee. With respect to the Creditor Trust Assets, the Trustee shall be a representative of the estates pursuant to section 1123(a)(5)(B) and 1123(b)(3)(B) of the Bankruptcy Code. The Trustee may prosecute, settle and otherwise administer the Causes of Action and Avoidance Actions listed on Exhibit A on behalf of the Creditor Trust, without the need for Bankruptcy Court approval or any other notice or approval, except as set forth in the Trust Agreement, and shall also be responsible for objecting to (i) the amount of any Senior Secured Notes Adequate Protection Claims, but only if the Class of Holders of General Unsecured Claims votes to reject the Plan and (ii) Claims filed against the Debtors’ Estates that purport to qualify as General Unsecured Claims under the terms of the Plan including, without limitation, pursuant to section 502(d) of the Bankruptcy Code; provided, however, that if the Class of General Unsecured Claims votes to reject the Plan, the Trustee may not object to the amount of the Senior Secured Notes Deficiency Claim; and provided further, however, that notwithstanding any section 502(d) objection, the Trustee shall not bring any Claim or Cause of Action against any Protected Person or Released Party for an Avoidance Action. The Trustee shall be exempt from giving any bond or other security in any jurisdiction.

g.Nontransferability of Creditor Trust Interests. The beneficial interests in the Creditor Trust shall not be transferable (except as otherwise provided in the Trust Agreement).

h.Cash. Pending distribution, the Trustee may invest Creditor Trust Assets only in Cash and Government securities (as defined in section 2(a)(16) of the Investment Company Act of 1940, as amended); provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

i.Costs and Expenses of the Trustee. The costs and expenses of the Creditor Trust, including the fees and expenses of the Trustee and his, her or its retained professionals, shall be paid only out of the Creditor Trust Assets.

j.Compensation of the Trustee. The Trustee shall be entitled to reasonable compensation paid exclusively from the Creditor Trust Assets.

k.Distribution of Creditor Trust Assets. The Trustee shall distribute Cash to the Creditor Trust beneficiaries in accordance with the Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, from the liquidated Creditor Trust Assets on hand (i) if the Class of Holders of General Unsecured Claims votes to accept the Plan, to the Holders of Allowed General Unsecured Claims (not including the Senior Secured Notes Deficiency Claim) on account of the Common Trust Interests on a Pro Rata basis or (ii) if the Class of Holders of General Unsecured Claims votes to reject the Plan, then any Distributions shall be distributed as follows, (A) first, to be Holders of DIP Facility Claims that elect to receive Preferred Series A Trust Interests on a Pro Rata basis until the amount of DIP Facility Claims converted to Preferred Series A Trust Interests are paid in full, (B) second, to the Holders of Senior Secured Notes Adequate Protection Claims (if any) on account of the Preferred Series B Trust Interests on a Pro Rata basis until the amount of Senior Secured Notes Adequate Protection Claims are determined and paid in full and (C) last, on a Pro Rata basis to the Holders of Allowed General Unsecured Claims (including the Senior Secured Notes Deficiency Claim) on account of the Common Trust Interests to the extent there are is any remaining Cash available for Distribution. For the avoidance of doubt, Holders of Common Trust Interests shall not receive any Distributions from the Creditor Trust unless and until (i) the Holders of Preferred Series A Trust Interests receive payment in full in an amount equal to the DIP Facility Claims that the Holders thereof elected to receive in Preferred Series A Trust Interests and (ii) the amount of the Senior Secured Notes Adequate Protection Claims is determined and Allowed and Holders of Preferred Series B Trust Interests receive payment in full in an amount equal to the Allowed amount of the Senior Secured Notes Adequate Protection Claims.

The Trustee shall not distribute any amounts that would be distributable to a Holder of a Disputed Claim if such Disputed Claim had been Allowed, prior to the time of such Distribution

(but only until such Claim is resolved). The Trustee shall be allowed to distribute amounts that (i) are reasonably necessary to meet contingent liabilities and to maintain the value of the Creditor Trust Assets, (ii) are necessary to pay reasonable expenses (including, but not limited to, any taxes imposed on the Creditor Trust or in respect of the Creditor Trust Assets), and (iii) are required to satisfy other liabilities incurred by the Creditor Trust in accordance with the Plan or the Trust Agreement. Distributions to Holders of the Senior Secured Notes Deficiency Claim (if any), Second-Priority Notes, the Old Senior Notes and the Convertible Notes shall be subject to any charging lien asserted by the applicable Indenture Trustee.
l.Trust Certificates. The Trust Interests shall not be represented by certificates, receipts, or in any other form or manner, except as maintained on the books and records of the Creditor Trust by the Trustee, as set forth in the Trust Agreement.

m.Retention of Professionals by the Trustee. The Trustee may retain and reasonably compensate counsel and other professionals out of the Creditor Trust Assets to assist in its duties as Trustee on such terms as the Trustee deems appropriate without Bankruptcy Court approval. The Trustee may retain any professional who represented parties in interest (including the Debtors or the Creditors’ Committee) in the Chapter 11 Cases.
n.Federal Income Tax Treatment of the Creditor Trust.

i.Creditor Trust Assets Treated as Owned by General Unsecured Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustee, and the holders of beneficial interests in the Creditor Trust) shall treat the transfer of the Creditor Trust Assets to the Creditor Trust for the benefit of the beneficiaries thereof, whether Allowed on or after the Effective Date, as (A) a transfer of the Creditor Trust Assets directly to the holders in satisfaction of such DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or General Unsecured Claims (other than to the extent allocable to Disputed General Unsecured Claims), as applicable, followed by (B) the transfer by such holders to the Creditor Trust of the Creditor Trust Assets in exchange for, beneficial interests in the Creditor Trust. Accordingly, the Holders of such DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or General Unsecured Claims, as applicable, shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Creditor Trust Assets; provided that if Preferred Trust Interests are issued, the Creditor Trust may be required to be treated as a partnership for federal income tax purposes and the Holders of Common Trust Interests and Holders of Preferred Trust Interests will be treated as its partners.

ii.Tax Reporting

(A)If the Creditor Trust does not issue any Preferred Trust Interests, (i) the Trustee shall file income tax returns for the Creditor Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section; (ii) the Trustee shall annually send to each record holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns; and

(iii) the Creditor Trust’s taxable income, gain, loss, deduction, or credit will be allocated among the beneficial holders of the interests in the Creditor Trust in accordance with each holder’s relative beneficial interests in the Creditor Trust.

(B)If the Creditor Trust issues any Preferred Trust Interests (i) unless the Trustee receives an opinion of counsel or private letter ruling from the IRS that the Creditor Trust should be treated as a grantor trust, the Trustee shall file income tax returns for the Creditor Trust as a partnership, (ii) the Trustee shall also annually send to each record holder of a beneficial interest a Schedule K-1 setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns and (iii) the Creditor Trust’s taxable income, gain, loss, deduction, or credit will be allocated among the beneficial holders of the interests in the Creditor Trust in accordance with each holder’s relative beneficial interests in the Creditor Trust.

(C)As soon as possible after the Effective Date, but in no event later than ninety (90) days after the Effective Date, the Trustee shall make a good faith valuation of the Creditor Trust Assets. Such valuation shall be made available from time to time, to the extent relevant, and used consistently by all parties (including, without limitation the, Debtors, the Trustee, and the Holders of DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or Allowed General Unsecured Claims, as applicable) for all federal income tax purposes. The Trustee shall also file (or cause to be filed) any other statements, returns, or disclosures relating to the Creditor Trust that are required by any governmental unit.

(D)Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Trustee), the Trustee shall (i) treat any Creditor Trust Assets allocable to, or retained on account of, Disputed General Unsecured Claims as held by one or more discrete trusts for federal income tax purposes (the “Trust Claims Reserve”), consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (ii) treat as taxable income or loss of the Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Creditor Trust that would have been allocated to the Holders of Disputed General Unsecured Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iii) treat as a Distribution from the Trust Claims Reserve any increased amounts distributed by the Creditor Trust as a result of any Disputed General Unsecured Claims resolved earlier in the taxable year, to the extent such Distributions relate to taxable income or loss of the Trust Claims Reserve determined in accordance with the provisions of the Plan and (iv) to the extent permitted by applicable laws report consistent with the foregoing for state and local income tax purposes. All Creditor Trust beneficiaries shall report, for tax purposes, consistent with the foregoing.

(E)The Trustee shall be responsible for payments, out of the Creditor Trust Assets, of any taxes imposed on the Creditor Trust or the Creditor Trust Assets,

including the Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed General Unsecured Claims in the Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed General Unsecured Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed General Unsecured Claims, or (ii) to the extent such Disputed General Unsecured Claims have subsequently been resolved, deducted from any amounts distributable by the Trustee as a result of the resolutions of such Disputed General Unsecured Claims.

(F)The Trustee may request an expedited determination of taxes of the Creditor Trust, including the Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Creditor Trust for all taxable periods through the dissolution of the Creditor Trust.

o.Dissolution. The Creditor Trust and the Trustee shall be discharged or dissolved, as the case may be, no later than the fifth anniversary of the Effective Date; provided, however, that, on or prior to the date that is ninety (90) days prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Creditor Trust if it is necessary to the liquidation of the Creditor Trust Assets. Notwithstanding the foregoing, multiple extensions may be obtained so long as Bankruptcy Court approval is obtained not less than ninety (90) days prior to the expiration of each extended term; provided, however, that in no event shall the term of the Creditor Trust extend past the tenth (10th) anniversary of the Effective Date; provided further that neither the Trust Agreement nor the continued existence of the Creditor Trust shall prevent the Debtors from closing the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code and obtaining a final decree pursuant to Bankruptcy Rule 3022. The Creditor Trust may be terminated earlier than its scheduled termination if (i) the Bankruptcy Court has entered a Final Order closing all of or the last of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code and (ii) the Trustee has administered all Creditor Trust Assets and performed all other duties required by the Plan, the Confirmation Order, the Trust Agreement and the Creditor Trust. The Trustee shall not unduly prolong the duration of the Creditor Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all claims that constitute Creditor Trust Assets and to effect the Distribution of the Creditor Trust Assets in accordance with the terms hereof and terminate the Creditor Trust as soon as practicable. Prior to and upon termination of the Creditor Trust, the Creditor Trust Assets will be distributed to the beneficiaries of Creditor Trust, pursuant to the provisions set forth in the Trust Agreement.
If at any time the Trustee determines that the expense of administering the Creditor Trust is likely to exceed the value of the Creditor Trust Assets, the Trustee shall have the authority to (i) donate any balance to a non-religious charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to the Debtors and any insider of the Debtors and (ii) dissolve the Creditor Trust. If the aims or purposes of any charities satisfying the conditions of clause (i) above relate to benefiting the residents of Oklahoma City or surrounding areas affected by the 2013 tornadoes, then the Trustee shall choose any recipients of any donations from among such charities.

p.INDEMNIFICATION OF TRUSTEE. THE TRUSTEE OR THE INDIVIDUALS COMPRISING THE TRUSTEE, AS THE CASE MAY BE, AND THE TRUSTEE'S AGENTS AND PROFESIONALS, SHALL NOT BE LIABLE FOR ACTIONS TAKEN OR OMITTED IN ITS CAPACITY AS, OR ON BEHALF OF, THE TRUSTEE, EXCEPT THOSE ACTS ARISING OUT OF ITS OR THEIR OWN WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING, BREACH OF FIDUCIARY DUTY, OR ULTRA VIRES ACTS, AND EACH SHALL BE ENTITLED TO INDEMNIFICATION AND REIMBURSEMENT FOR FEES AND EXPENSES IN DEFENDING ANY AND ALL OF ITS ACTIONS OR INACTIONS IN ITS CAPACITY AS, OR ON BEHALF OF, THE TRUSTEE, EXCEPT FOR ANY ACTIONS OR INACTIONS INVOVING WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING, BREACH OF FIDUCIARY DUTY, OR ULTRA VIRES ACTS. ANY INDEMNIFICATION CLAIM OF THE TRUSTEE SHALL BE SATISFIED EXCLUSIVELY FROM THE CRECITOR TRUST ASSET. THE TRUSTEE SHALL BE ENTITLED TO RELY, IN GOOD FAITH, ON THE ADVICE OF ITS RETAINED PROFESSIONAL.

3.	GENERAL SETTLEMENT OF CLAIMS AND EQUITY INTERESTS

As discussed in detail in the Disclosure Statement and as otherwise provided in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon Confirmation and upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. Subject to Article V of the Plan, all Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

4.	SOURCES OF CONSIDERATION FOR PLAN DISTRIBUTIONS

All Cash consideration necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments or Distributions on the Effective Date pursuant hereto shall be obtained from Cash on hand, including Cash derived from business operations, and proceeds under the DIP Facility Agreement and Exit Facility Credit Agreement.
All Distributions made by the Trustee to beneficiaries of the Creditor Trust shall be obtained only from the Creditor Trust Assets.

5.	SECTION 1145 EXEMPTION

Section 1145 of the Bankruptcy Code shall be applicable to the issuance of the New Equity Securities issued pursuant to the Plan, and, if appropriate, the Trust Interests. To the maximum extent permitted by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the New Equity Securities, and, if appropriate, the Trust Interests, issued pursuant to the Plan and their transfer will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder, and any and all applicable state and local laws, rules, and regulations. In addition, under section 1145 of the Bankruptcy Code, the New Equity Securities contemplated by the Plan and any and all agreements incorporated therein will be freely tradable in the United States of America by the recipients thereof, subject to: (1) the provisions of section 1145(b)(l) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of the New Equity Securities; (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Shareholders Agreement, the New GMXR Agreement and the New Organizational Documents; and (4) applicable regulatory approval, if necessary.

6.	LISTING OF THE REORGANIZED GMXR COMMON STOCK AND TRANSFER RESTRICTIONS

On the Effective Date, the Reorganized Debtors and New GMXR shall be private companies. On the Effective Date, neither the Reorganized GMXR Common Stock nor the New GMXR Interests will be registered under the Exchange Act or listed on any national securities exchange and the Reorganized Debtors and New GMXR shall not be obligated to list the Reorganized GMXR Common Stock or the New GMXR Interests on a national securities exchange. The Reorganized GMXR Common Stock and New GMXR Interests will be subject to certain transfer and other restrictions pursuant to, among other things, the New Shareholders Agreement, the New GMXR Agreement and the New Organizational Documents, including restrictions intended to avoid Reorganized GMXR or New GMXR becoming subject to registration and reporting requirements under the Exchange Act without the consent of either the board of directors or the shareholders of Reorganized GMXR. The New Shareholders Agreement and/or the New Organizational Documents will include customary transfer restrictions related to Section 382 of the Tax Code. The New GMXR Agreement may include certain tax-related transfer restrictions, including restrictions based on the publicly-traded partnership rules.

7.	CONTINUED CORPORATE EXISTENCE

Subject to any Restructuring Transaction and except as otherwise provided in the Plan or in the New Organizational Documents or elsewhere in the Plan Supplement, each Debtor, as a Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate Entity, limited partnership or limited liability company, as applicable, with all the powers of a corporation, limited partnership or limited liability company, as applicable, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is organized and, as applicable, the jurisdiction in which each Reorganized Debtor is organized or formed. In accordance with Section 18-214 of the Delaware Limited Liability Company Act, reorganized Diamond Blue, when converted to a Delaware limited liability company, shall be deemed the same entity as Debtor Diamond Blue, and the conversion shall constitute a continuation of the existence of Diamond Blue in the form of a Delaware limited liability company for all purposes of the laws of the State of Delaware and to the extent permitted under other applicable law.

8.	NEW ORGANIZATIONAL DOCUMENTS

On or immediately before the Effective Date, each of the Reorganized Debtors shall file their respective New Organizational Documents with the applicable authorities in their respective states of organization of the Debtors and, as applicable, the Reorganized Debtors, in accordance with the laws of the respective states of organization. Pursuant to Bankruptcy Code section 1123(a)(6), the New Organizational Documents will prohibit the issuance of non-voting equity securities. On the Effective Date, each Reorganized Debtor shall be deemed to have adopted its New Organizational Documents, without the need for any corporate, limited partnership, limited liability company or similar action. After the Effective Date, each of the Reorganized Debtors may amend and restate its respective New Organizational Documents as permitted by such New Organizational Documents and applicable law, and, in the case of Reorganized GMXR, the New Shareholders Agreement.

9.	RESTRUCTURING TRANSACTIONS

a.On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors and New GMXR shall enter into the Restructuring Transactions contemplated in Article V of the Plan, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate.

b.The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, name change or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation or reincorporation, limited partnership, limited liability company or formation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. The chairman of the board of directors, president, Retained Person (as defined in the DIP Facility Agreement), chief financial officer, chief restructuring officer, any executive vice president or senior vice president, or any other appropriate officer, manager or managing partner of each Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.

c.The Restructuring Transactions shall include, without limitation, the following actions:

i.On or prior to the Effective Date, New GMXR shall be formed as either (A) a single member limited liability company, with GMXR or Reorganized GMXR, as applicable, as its sole member or (B) a limited partnership, with its general partner to be a newly formed, wholly-owned subsidiary of GMXR (before the Effective Date) or Reorganized GMXR (on or after the Effective Date) as further identified in the New GMXR Agreement.

ii.No later than the Business Day immediately prior to the Effective Date, Diamond Blue shall be converted into a single member Delaware limited liability company, with New GMXR as the sole member and manager.

iii.On the Effective Date, GMXR shall contribute all of its Assets (except the Creditor Trust Assets and Equity Interests in Endeavor) to New GMXR free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility) in exchange for 100% of the New GMXR Interests. All Assets of GMXR (except the Creditor Trust Assets and Equity Interests in Endeavor) shall be deemed automatically transferred to New GMXR without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person. Reorganized GMXR will own the interests in Endeavor on the Effective Date.

iv.On the Effective Date, in accordance with Section 4.06 of the Plan, the GMXR Equity Interests shall be cancelled and 100% of the Reorganized GMXR Common Stock and an amount of New GMXR Interests shall be transferred by Reorganized GMXR to the Holders of Allowed Senior Secured Noteholder Secured Claims, such that, in each case, after giving effect to the Post-Reorganization Contribution, approximately 38.60% of the New GMXR Interests will be held directly or indirectly by Reorganized GMXR and approximately 61.40%, of the New GMXR Interests will be held by Holders of Allowed Senior Secured Noteholder Secured Claims after being distributed in accordance with Section 4.01 of the Plan; provided, that Reorganized GMXR may hold a higher percentage of the New GMXR Interests to the extent that Holders of Allowed Senior Secured Noteholder Secured Claims demonstrate that such claims are Old and Cold Senior Secured Notes Claims in accordance in Section 4.01.

v.Simultaneously with the distribution of New Equity Securities in Section 5.11(c)(iv) of the Plan, Reorganized GMXR shall enter into the New GMXR Agreement with the other Holders of New GMXR Interests. The New GMXR Agreement shall provide the identity of New GMXR’s managing member or general partner, as applicable.

vi.On or prior to the Effective Date, the Creditor Trust Agreement shall be executed, and on the Effective Date, the Debtors shall contribute the Creditor Trust Assets to the Creditor Trust free and clear of all Liens, Claims, charges, or other encumbrances.

vii.After the Effective Date, but no later than 15 Business Days after the Effective Date, Endeavor shall contribute its assets to New GMXR in the Post-Reorganization Contribution.

10.	CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

On the Effective Date, except as otherwise provided for in the Plan or any other document incorporated in the Plan or the Plan Supplement, (a) the Existing Securities, the Senior Secured Notes Indenture, the Senior Secured Second‑Priority Notes Indenture, the Old Senior Notes Indenture, the Convertible Notes Indenture and any other Certificate, security, share, note, bond, indenture, purchase right, option, warrant, certificates of designations or other instrument or documents directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), to the extent not already cancelled, shall be deemed cancelled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any other Person and (b) the obligations of the Debtors, or an indenture trustee, agent or servicer, as the case may be, pursuant to the Existing Securities, the GMXR Subsidiary Guarantees, the Debtors’ certificates of incorporation or formation, any agreements, indentures, or certificates of designations governing the Existing Securities or any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be terminated, released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Existing Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (x) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims hereunder and (y) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, charging liens (including, without limitation, property distributed under the Plan), expenses, and indemnification under such indenture or other agreement. For the avoidance of doubt, the fees and expenses (including attorney’s fees and fees for any other professional, advisors or consultants) of the Senior Secured Indenture Trustee incurred after the Effective Date in connection with any transaction set forth in the Plan or necessary to implement and consummate the Plan shall be paid by the Reorganized Debtors. For the avoidance of doubt, as of the Effective Date, all GMXR Other Equity Interests, to the extent not already cancelled, shall be cancelled. The GMXR Other Equity Interests will include all options to purchase GMXR Common Stock that, immediately prior to the Effective Date, are issued and outstanding but have not been exercised.

11.	CORPORATE ACTIONS

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) ratification and implementation of the New Organizational Documents; (2) adoption or assumption, as applicable, of any employment, retirement, and other agreements or arrangements with the Debtors’ officers, directors, or employees, amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the

Reorganized Debtors, in each case with the consent of the Consenting Senior Secured Noteholders; (3) appointment of the directors and officers for the Reorganized Debtors; (4) the distribution of the Reorganized GMXR Common Stock, New GMXR Interests and Trust Interests; (5) implementation of the Restructuring Transactions as set forth in the Plan; (6) adoption of the Management Incentive Plan; (7) execution of the Exit Facility; and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. The authorizations and approvals contemplated by Article V of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

12.	DIRECTORS AND EXECUTIVE OFFICERS

On the Effective Date, the term of each member of each Debtor’s current board of directors will automatically expire. The identities of the individuals who will serve as officers for the Reorganized Debtors will be disclosed in the Plan Supplement. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the number of members on the Reorganized GMXR Board and the identities of the individuals appointed to such board will be disclosed in the Plan Supplement. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.
The Reorganized GMXR Board shall have the responsibility for the oversight of the Reorganized Debtors on and after the Effective Date.

13.	COMPENSATION AND BENEFIT PLANS AND TREATMENT OF RETIREMENT PLAN

Unless otherwise provided in the Plan, all employment, retirement, and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, including any existing variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders shall remain in place after the Effective Date, as the same may be amended or modified from time to time after the Effective Date; provided, however, that the foregoing shall not apply to any indemnification agreements or arrangements with the Debtors’ existing or former directors and officers or any equity‑based compensation or incentive-based plan, agreement, or arrangement with any directors, officers, employees or any other parties, in each case, existing as of the Commencement Date or immediately prior to the Effective Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

14.	DIRECTOR AND OFFICER LIABILITY INSURANCE

On the Effective Date, the charters, by-laws, operating agreement, partnership agreement and other New Organizational Documents shall contain provisions which (i) eliminate the personal liability of the Reorganized Debtors’ then-present and future directors and officers for post-Effective Date monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Reorganized Debtors’ directors and officers, serving immediately prior to and after the Effective Date for all pre- and post-Effective Date claims and actions as set forth in the New Organizational Documents to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized. On or before the Effective Date, the Reorganized Debtors will obtain sufficient liability insurance policy coverage after the Effective Date for the officers and directors of the Reorganized Debtors serving from and after the Effective Date. All directors’ and officers’ liability insurance policies maintained by the Debtors shall be assumed and entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365(a) of the Bankruptcy Code. On or after the Effective Date, the deposit held by the Debtors’ insurance agent for director and officers insurance tail coverage shall be applied to pay the premiums for such tail coverage.

15.	VESTING OF ASSETS IN REORGANIZED DEBTORS

Except as otherwise provided in the Plan, on the Effective Date, any and all property of the GMXR Estate shall be automatically transferred to and vest in New GMXR free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility). Except as otherwise provided in the Plan, on the Effective Date, any and all property of the Debtor Subsidiaries Estates shall pass to and vest in the respective Reorganized Subsidiary free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility). On the Effective Date, New GMXR shall own 100% of the New Diamond Blue Interests. After the Effective Date, but no later than 15 Business Days after the Effective Date, Endeavor shall contribute its assets to New GMXR in the Post-Reorganization Contribution. After the Post-Reorganization Contribution, New GMXR shall own 100% of the assets of Endeavor. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

16.	NONDISTURBANCE OF VPP INTEREST

Notwithstanding anything to the contrary in the Plan, Confirmation of the Plan shall not amend, alter, or change in any way any of the rights or obligations under any of the documents (the “VPP Documents”) executed in connection with the transaction between GMXR and EDF Trading North America, LLC dated December 8, 2011, including the VPP Mortgage. In addition to the VPP Mortgage, the VPP Documents include, the Purchase and Sale Agreement, the VPP Conveyance, the Production and Marketing Agreement, the EPL Services Agreement and the EGG

Services Agreement. On the Effective Date, to the extent any of the VPP Documents are executory, such documents will be assumed by the Debtors.

17.	PRESERVATION OF RIGHTS AND ACTION; SETTLEMENT OF LITIGATION CLAIMS

Except as otherwise provided in the Plan or in the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, following the Effective Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that any of the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court whether arising before or after the Commencement Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however, the Causes of Action and Avoidance Actions listed on Exhibit A shall be transferred to the Creditor Trust as provided by the Plan, and may be initiated, filed, enforced, abandoned, settled, compromised, released, withdrawn or litigated to judgment without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court, except as may otherwise be set forth in the Trust Agreement. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, the Reorganized Debtors or Trustee, as applicable, will not pursue any and all available Causes of Action against it. The Debtors, the Reorganized Debtors or Trustee, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
Other than as specifically provided in Section 13.04 of the Plan, the Debtors, the Reorganized Debtors and the Trustee shall release and not file any Causes of Action against any Protected Person or Released Party; provided, however, that the Trustee may (A) name any of the Debtors’ directors and officers who are Protected Persons in litigation solely as nominal defendants, if the Trustee determines, based on the written advice of counsel, that the same is necessary or required in connection with any Cause of Action that seeks recovery under the Debtors’ director and officer liability policies (the “D&O Policies”) and (B) take such action as the Trustee reasonably deems necessary, based on the advice of counsel, to preserve the proceeds of the Debtors’ D&O

Policies for the benefit of the Trust beneficiaries.6 Provided, however, nothing in the Plan determines the ownership of or entitlement to the proceeds from the D&O Policies.
The Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) Causes of Action, including but not limited to the following:

•	Don and Jeannie Crutcher: Claim for $374,220 for money paid by GMX Resources Inc. to purchase acreage which Crutchers did not own.

•
Penn Virginia Oil & Gas, L.P.: Claims related to the Timmins 3H well, including (i)Fraud and Concealment relating to the Timmins 3H, (ii) gross negligence and willful misconduct in its duties as operator and refusal to carry out its duties as operator of the Timmins 3H well; (iii) breach of contract, including but not limited to (a) failing to make timely lease offerings, (b) failing to provide information supporting bills and overbilling; (c) failure to obtain consent of GMX Resources Inc. prior to plugging Timmins #3H wells; and (d) failure to obtain consent of GMX Resources Inc. prior to undertaking sidetracking operations.

•	Weatherford International Inc.: Claim for improper billing and overcharges relating to work performed by Weatherford International Inc.

•
J Aron & Company, Inc: Claims to enforce lien and trust rights and other common law tort claims for payment for oil and gas delivered by GMX Resources Inc. to SemCrude L.P and purchased by J Aron & Company, Inc. in June and July 2008. Such claims are currently the subject of pending litigation in the Delaware Bankruptcy Court.

•
BP Oil Supply Company: Claims to enforce lien and trust rights and other common law tort claims for payment for oil and gas delivered by GMX Resources Inc. to SemCrude L.P and purchased by BP Oil Supply Company in June and July 2008. Such claims are currently the subject of pending litigation in the Delaware Bankruptcy Court.

________________________
6    The face amount of the D&O Policies is insufficient to pay the general unsecured claims in full. Further, the Debtors do not believe the recoveries of the Causes of Action and Avoidance Actions listed on Exhibit A to the Plan and as defined in the Plan will be sufficient to satisfy the general unsecured creditors in full.

•	Derivative Claims: All derivative claims asserted in the shareholder derivative litigation discussed in Article II, Section A.3 of the Disclosure Statement.

•	Emerald Oil, Inc.: All claims against Emerald Oil for its breach of the Emerald CA, including those claims asserted in the Emerald Complaint and Adv. Pro. No. 13-01106.

•
ONEOK Rockies Midstream, L.L.C.: All claims against ONEOK relating to its actions to convert to a high pressure system as more fully set forth in the ONEOK Complaint and all claims asserted in Adv. Pro. No. 13-01111.

18.	EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the board of directors thereof, the managing member or general partner of New GMXR and the managing member of the Reorganized Subsidiaries, to the extent the Debtor Subsidiaries are converted to limited liability companies, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the New Equity Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

19.	EXEMPTION FROM CERTAIN TRANSFER TAXES

Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, sales or use tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment: (a) the issuance, transfer or exchange of any New Equity Securities; (b) the creation of any mortgage, deed of trust, lien or other security interest under or pursuant to the Plan or the Exit Facility; (c) the making or assignment of any lease or sublease under or pursuant to the Plan; (d) the execution and delivery of the Exit Facility; (e) any Restructuring Transaction; (f) the release or assignment of liens; (g) the contribution and transfer by GMXR of its Assets to New GMXR or (h) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to the Plan.

K.	PROVISIONS GOVERNING DISTRIBUTIONS

1.	DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, each Holder of an Allowed Claim shall receive on the Distribution Date the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. All Cash Distributions shall be made by the applicable Disbursing Agent from available Cash of the Debtors or Cash from the Creditor Trust, as applicable. Any Distribution hereunder of property other than Cash (including any issuance of Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates, and the Distribution of such Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates, in exchange for Allowed Claims as of the Effective Date) shall be made by the Disbursing Agent in accordance with the terms of the Plan.

2.	DISBURSING AGENT

The Disbursing Agent shall make all Distributions required under the Plan on, or as soon as reasonably practicable, after the Effective Date.
If the Disbursing Agent is a third party designated by the Reorganized Debtors to serve in such capacity, including, if applicable, the applicable Indenture Trustee, such Disbursing Agent or Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms reasonably acceptable to the Reorganized Debtors, or, in the case of the Senior Secured Notes Indenture Trustee, in accordance with the terms and conditions of the Senior Secured Notes Indenture (as applicable) or upon such other terms as may be agreed upon between the Senior Secured Notes Indenture Trustee and the applicable Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.
Any distributions to beneficiaries of the Trust shall be made by the Trustee as set forth in the Plan or the Trust Agreement.

3.	SURRENDER OF EXISTING SECURITIES

On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Disbursing Agent; provided, however, that in the case of the Senior Secured Notes, Holders shall surrender Certificates to the Senior Secured Notes Indenture Trustee, or in the event such note(s) are held in the name of, or by a Nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Senior Secured Notes Indenture Trustee, and each Certificate shall be cancelled. Holders of the Senior Secured Notes shall be deemed to first surrender the Certificates for the earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December 2011) in exchange for any Reorganized GMXR Common Stock received and then be deemed to surrender the Certificates of its most recently acquired Senior Secured Notes in exchange for any New GMXR Interests received.

4.	[RESERVED]

5.	RECORD DATE FOR PLAN DISTRIBUTIONS

At the close of business on the Record Date for Plan Distributions, the transfer ledgers for the official claims register shall be closed, and there shall be no further changes recognized in the record Holders of such Claims. The Reorganized Debtors, the official Claims Agent and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such Claims, even if provided notice thereof, occurring after the Record Date for Plan Distributions and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders listed on such transfer ledger as of the close of business on the Record Date for Plan Distributions.

6.	MEANS OF CASH PAYMENT

Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

7.	CALCULATION OF DISTRIBUTION AMOUNTS OF NEW EQUITY SECURITIES

Fractional shares of New Equity Securities may be issued or distributed hereunder by Reorganized GMXR or any Disbursing Agent, indenture trustee, agent, or servicer.

8.	DELIVERY OF DISTRIBUTIONS; UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent (a) at the Holder’s last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of a Senior Secured Notes Claim, at the address in the Senior Secured Notes Indenture Trustee’s official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or The Depository Trust Company, as the case may be, is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent shall be returned to the appropriate Reorganized Debtor or the Trustee, as the case may be, until such Distributions are claimed. Reorganized GMXR will hold the Reorganized GMXR Common Stock for unidentified Holders of Senior Secured Noteholder Secured Claims in trust following the Effective Date until such unidentified Holders are identified, and, for so long as such Reorganized GMXR Common

Stock is held in trust, such Reorganized GMXR Common Stock shall be voted in proportion to all other votes cast in any matter that is subject to a vote of Reorganized GMXR Common Stock. Upon identification, such Holders shall execute and deliver signature page(s) to the New Shareholders Agreement and shall thereafter receive their distribution of Reorganized GMXR Common Stock in accordance with Section 4.01 of the Plan. New GMXR will hold New GMXR Interests for unidentified Holders of Senior Secured Noteholder Secured Claims in trust following the Effective Date until such unidentified holders are identified, and, for so long as such New GMXR Interests are held in trust, such New GMXR Interests shall be voted in proportion to all other votes cast in any matter that is subject to a vote of New GMXR Interests. Upon identification, such Holders shall execute and deliver signature page(s) to the New GMXR Agreement and shall thereafter receive their distribution of New GMXR Interests in accordance with Section 4.01 of the Plan.
The Trust Agreement shall govern the Trustee’s rights and obligations with regards to delivery of Distributions and unclaimed Distributions for Holders of the beneficiaries of the Creditor Trust.

9.	WITHHOLDING AND REPORTING REQUIRMENTS

In connection with the Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding anything to the contrary in the Plan, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.
The Trustee shall comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions from the Creditor Trust shall be subject to any such withholding and reporting requirements.

10.	SETOFFS

Other than in respect of any Senior Secured Notes Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have had or have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any claim that the Debtors or Reorganized Debtors may have had or have against such Holder. Nothing in the Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law.

L.	PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

1.	PROSECUTION OF OBJECTIONS TO CLAIMS

Except as otherwise expressly provided in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims that are not General Unsecured Claims. From and after the Effective Date, the Trustee shall have authority to file, settle, compromise, withdraw, or litigate to judgment any objection to (i) the amount of any Senior Secured Notes Adequate Protection Claims and (ii) any General Unsecured Claims, including, without limitation, any objection pursuant to section 502(d) of the Bankruptcy Code; provided however, that notwithstanding such section 502(d) objection (if any), the Trustee shall not bring any claim or cause of action against any Protected Person or Released Party for an Avoidance Action.

2.	ALLOWANCE OF CLAIMS

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Commencement Date; provided, however, the Trustee shall be authorized to assert in any objection to a General Unsecured Claim the defenses held by the Debtors with respect to such General Unsecured Claim as of the Commencement Date. If an objection to a Claim or a portion thereof is filed as set forth in Article VII of the Plan, no payment or Distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until and to the extent such Disputed Claim becomes an Allowed Claim.
Unless an order of the Bankruptcy Court specifically provides for a later date, any proof of Claim filed by a party after any applicable bar date established by the Bankruptcy Court with respect to such Claim shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order or approval of the Bankruptcy Court, and Holders of such Claims may not receive any Distributions on account of such Claims, unless and until the party filing such Claim either obtains the written consent of the Reorganized Debtors to file such Claim late or obtains an order of the Bankruptcy Court upon written motion on notice to the Reorganized Debtors that permits the filing of the Claim.

3.	DISTRIBUTIONS AFTER ALLOWANCE

On the first Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim (other than General Unsecured Claims) becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan. For the avoidance of doubt, Holders of Allowed Claims will receive the same treatment regardless of whether such Claims are Allowed as of the Effective Date or at some time after the Effective Date.
Distributions after allowance of General Unsecured Claims shall be made as set forth in the Plan or the Trust Agreement.

4.	ESTIMATIONS OF CLAIMS

The Debtors (before the Effective Date) or Reorganized Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time including, without limitation, during litigation concerning any objection to any Claim and during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

5.	DEADLINE TO FILE OBJECTIONS TO CLAIMS

Unless otherwise set forth in the Plan or ordered by the Bankruptcy Court, any objections to Claims shall be filed on or before the date that is the later of: (a) 180 days after the Effective Date, and (b) the last day of such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims. The Bankruptcy Court may extend any deadline to object to Claims upon motion filed by the Reorganized Debtors or the Trustee.

6.	DEADLINE TO FILE OTHER SECURED CLAIMS; OBJECTIONS

Unless a prior date has been established pursuant to the Bankruptcy Code, the Bankruptcy Rules or a prior order of the Court, the Confirmation Order will establish a supplemental bar date for Holders of Other Secured Claims that properly and timely filed a proof of claim pursuant to the Bankruptcy Court’s order fixing a Claims bar date [Docket No. 572], unless such Holder was otherwise exempt from filing a proof of claim, to file applications for allowance of Other Secured Claims which date will be the first business day that is forty-five (45) days after the Confirmation Date (the “Other Secured Claims Bar Date”) or forever be barred from doing so. Holders of Other Secured Claims shall submit written requests for payment, together with evidence that the Claim is entitled to Other Secured Claim status, on or before the Other Secured Claims Bar Date or forever be barred from doing so and collecting payment on such Claims. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(1) shall set forth such date and constitute notice of the Other Secured Claims Bar Date, and the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Other Secured Claims Bar Date to review and object to such Other Secured Claims either by commencing an adversary proceeding or such other procedure approved by the Bankruptcy Court. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors, as the case may be, may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Other Secured Claims. Failure of a Holder of an Other Secured Claim(s) to timely and properly file and serve a written notice or request for payment on or before the Other Secured Claims Bar Date shall result in such Holder’s Other Secured Claim(s) being forever barred and discharged.

M.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	ASSUMED CONTRACTS AND LEASES

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease listed on a schedule to be filed as part of the Plan Supplement. All Executory Contracts and Unexpired Leases assumed by Reorganized GMXR shall be assigned to New GMXR on the Effective Date. All other Executory Contracts and Unexpired Leases not included in such schedule filed with the Plan Supplement will be rejected. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to Article VIII of the Plan or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.
Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases, related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
The list of Executory Contracts and Unexpired Leases to be assumed shall include a Cure amount for each such Unexpired Lease and Executory Contract. Parties objecting to the Cure amount or to the assumption of such Executory Contract or Unexpired Lease must file objections no later than two (2) days before the Confirmation Hearing. The failure of any party or Entity to timely file its objection to the Cure amount or assumption of such Executory Contract or Unexpired Lease shall be a bar to the assertion, at the Confirmation Hearing or thereafter, of any objection to such Cure amount or assumption, or the Debtors Consummation of the Plan, if authorized by the Court.

2.	PAYMENTS RELATED TO ASSUMPTION OF CONTRACTS AND LEASES

Any monetary amounts by which any Executory Contract and Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor as soon as practicable following the Effective Date; provided, however, if there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any dispute without any further notice to or action, order or approval of the Bankruptcy Court; provided further that the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, shall be entitled to remove an Executory Contract from the list of Executory Contracts and Unexpired Leases to be assumed if the resolution of the Cure dispute is not reasonably satisfactory to the Consenting Senior Secured Noteholders.

3.	REJECTED CONTRACTS AND LEASES

Except for those Executory Contracts and Unexpired Leases set forth on a schedule to the Plan Supplement, all of the Executory Contracts and Unexpired Leases to which the Debtors are a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to seek to assume any Executory Contract or Unexpired Lease to which any Debtor is a party with the consent of the Consenting Senior Secured Noteholders.

4.	CLAIMS BASED UPON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

Any Claims arising out of the rejection of Executory Contracts and Unexpired Leases shall constitute a General Unsecured Claim. All such Claims must be filed with the Bankruptcy Court and served upon the appropriate Debtor and its counsel within forty-five (45) days after the earlier of (a) the date of entry of an order of the Bankruptcy Court approving such rejection or (b) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, its property and the Creditor Trust.

5.	INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The obligations of any Debtor to indemnify any Released Party serving at any time as one of its directors, officers or employees by reason of such Released Party’s service in such capacity, or as a director, officer or employee of any other Entity, to the extent provided in such Debtor’s existing certificate of incorporation, certificate of formation, corporate charter, bylaws or similar constitutive documents, or any specific agreement relating to any claims, demands, suits or proceedings against such Released Party based upon any act or omission related to service with or on behalf of any of the Debtors prior to the Effective Date, or under applicable state corporate law

(to the maximum extent permitted thereunder), shall be deemed and treated as Executory Contracts in which the relevant Reorganized Debtor shall be deemed to have rejected any such indemnification obligations provided therein pursuant to section 365 of the Bankruptcy Code as of the Effective Date.

N.	ACCEPTANCE OR REJECTION OF THE PLAN

1.	CLASSES ENTITLED TO VOTE

Each Holder of an Allowed Claim in Classes 1 and 4 shall be entitled to vote. Each Holder of an Allowed Claim or Equity Interest in Classes 2, 3 and 7 shall not be entitled to vote because they are conclusively deemed, by operation of section 1126(f) of the Bankruptcy Code, to have accepted the Plan. Each Holder of an Allowed Claim is Class 5 shall not be entitled to vote because they are conclusively deemed by operation of section 1126(g) to have rejected the Plan. Holders of Equity Interests in Impaired Class 6 will not receive or retain any property under the Plan on account of their Equity Interests. Therefore, Holders of Equity Interests in Impaired Class 6 are deemed to have rejected the Plan by operation of section 1126(g) of the Bankruptcy Code.

2.	ACCEPTANCE BY IMPAIRED CLASSES

An Impaired Class of Claims shall have accepted the Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in the Class actually voting vote to accept the Plan.

3.	ELIMINATION OF CLASSES

Any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in the Plan for purposes of (i) voting to accept or reject the Plan and (ii) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code.

4.	NONCONSENSUAL CONFIRMATION

The Bankruptcy Court may confirm the Plan over the dissent of or rejection by any Impaired Class if all of the requirements for consensual Confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual Confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.
With respect to each Impaired Class that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan on a non-consensual basis pursuant to section 1129(b) of the Bankruptcy Code.

O.	CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

1.	CONDITIONS TO CONFIRMATION

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 10.04 of the Plan:
a.the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors, the Consenting Senior Secured Noteholders, and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, reasonably acceptable to the Creditors’ Committee; and
b.all documentation related to the Plan and the Plan Supplement must be in form and substance reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) Debtors, (iv) the Consenting Senior Secured Noteholders and (v) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, reasonably acceptable to the Creditors’ Committee.

2.	CONDITIONS TO EFFECTIVE DATE

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 10.04 of the Plan:
a.The Confirmation Order shall have been entered by the Bankruptcy Court.
b.The Confirmation Order shall have become a Final Order.
c.All authorizations, consents, and regulatory approvals required, if any, in connection with the Consummation of the Plan shall have been obtained.
d.The Debtors and the Exit Facility Lenders shall have executed and delivered the Exit Facility Credit Documents, in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders, and the Exit Facility shall have closed.
e.The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Equity Securities.
f.All other actions, documents, and agreements necessary to implement the Plan shall have been executed, become effective and been delivered (or be in immediately deliverable form), including documents contained in the Plan Supplement.
g.Any amendments, modifications or supplements to the Plan (including the Plan Supplement), if any, shall be reasonably acceptable to the (i) Debtors, (ii) Consenting Senior Secured Noteholders and (iii) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, to the Creditors’ Committee.
h.All documents referenced in subsections (e), (f) and (g) of Section 10.02 of the Plan, including all documents in the Plan Supplement, shall be reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) Debtors, (iv) the Consenting Senior Secured Noteholders and (v) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, to the Creditors’ Committee.
i.All reasonable fees and expenses (including attorney’s fees and fees for any other professional, advisors and consultants) of the Steering Committee, the members of the Steering Committee, the DIP Agent, the Senior Secured Indenture Trustee and the Exit Facility Agent incurred in connection with the Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility Agreement, Exit Facility and related documents, and all transactions set forth herein or in the Plan or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date) shall have been paid.
j.No stay of the Consummation of the Plan shall be in effect.

3.	EFFECT OF FAILURE OF CONDITIONS

In the event that one or more of the conditions specified in Section 10.02 of the Plan shall not have occurred or been waived pursuant to Section 10.04 of the Plan on or before the Outside Date (as defined in the Plan Support Agreement), or such later date as may be agreed to by the Debtors and the Consenting Senior Secured Noteholders, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any other or further proceedings involving the Debtors.

4.	WAIVER OF CONDITIONS

Each of the conditions set forth in Section 10.01 and Section 10.02 of the Plan, other than the conditions set forth in Sections 10.02(a) and 10.02(j) of the Plan, may be waived in whole or in part by the Debtors with the consent of the Consenting Senior Secured Noteholders, and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’ Committee, without notice, leave or other order of the Bankruptcy Court or any formal action.

P.	MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

The Debtors may amend or modify the Plan at any time prior to the Confirmation Date, with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii)  the Consenting Senior Secured Noteholders and (iv) solely to the extent affecting the treatment of Holders of General Unsecured

Claims as set forth in the Plan, the Creditors’ Committee. The Debtors reserve the right to include any amended documents in the Plan Supplement with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) the Consenting Senior Secured Noteholders and (iv) solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’ Committee, whereupon each such amended document shall be deemed substituted for the original of such document. After the Confirmation Date, the Debtors, with the consent of the Consenting Senior Secured Noteholders, or Reorganized Debtors, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies within or among the Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be reasonably necessary to carry out the purposes and intent hereof so long as such remedies do not materially and adversely affect the treatment of Holders of Claims hereunder.
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the Solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

Q.	RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:
a)hear and determine any and all objections to the allowance of Claims;
b)hear and determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;
c)hear and determine any and all motions to subordinate Claims at any time and on any basis permitted by applicable law;
d)hear and determine all Professional Fee Claims and other Administrative Claims;
e)hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any Claim or required Cure or the liquidation of any Claims arising therefrom;
f)hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, including Avoidance Actions;

g)enter such orders as may be necessary or appropriate in aid of the Consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;
h)hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;
i)hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;
j)issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, Consummation, or enforcement hereof or the Confirmation Order;
k)enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;
l)hear and determine any matters arising in connection with or relating hereto, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;
m)enforce all orders, judgments, injunctions, releases, exculpation, indemnification and rulings entered in connection with the Chapter 11 Cases;
n)recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;
o)hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
p)allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims;
q)ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;
r)resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article XIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;
s)hear and determine any matters arising in connection with or relating to the Creditor Trust, the Trust Agreement and the Trust Interests;
t)hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;
u)hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

v)enter a final decree closing the Chapter 11 Cases.

R.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS[7]

1.	DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTEREST

Except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests. Upon the Effective Date, each of the Debtors and the Reorganized Debtors shall be deemed discharged and released under section 1141(d)(1) of the Bankruptcy Code from any and all Claims and Equity Interests (other than those Claims that are not Impaired under the Plan), including, but not limited to, demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Existing Securities shall be cancelled, terminated and extinguished as provided in the Plan. By accepting Distributions pursuant to the Plan, each holder of Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the discharge.

2.	EXCULPATION AND LIMITATION OF LIABILITY

The Exculpated Parties shall neither have nor incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity interest holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, and/or distribution of the Plan Support Agreement, DIP Facility Agreement and related documents, Exit Facility, Sale Transaction, Plan and Disclosure Statement, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the Consummation hereof, or the administration hereof or the property to be distributed hereunder, except for any act or omission that constitutes willful misconduct or gross negligence as determined by Final Order by a court of competent jurisdiction, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

_________________________
7    Certain preferred and common shareholders (the “Objecting Shareholders”) filed an Objection to the Disclosure Statement [Docket No. 886]. The Objecting Shareholders disagree with the scope of the releases contained in the Plan and Disclosure Statement. The Debtors anticipate presenting sufficient evidence at the hearing to confirm the Plan to establish that the releases sought by the Plan are appropriate.

3.	INJUNCTION

ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS THAT AROSE BEFORE OR WERE HELD AS OF THE EFFECTIVE DATE, ARE AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS OR THE REORGANIZED DEBTORS RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.

4.	RELEASES BY THE DEBTOR

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PLAN, AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS AS DEBTORS IN POSSESSION, THE REORGANIZED DEBTORS AND ANY PERSON SEEKING TO EXERCISE THE RIGHTS OF THE DEBTORS’ ESTATES, INCLUDING THE TRUSTEE, ANY SUCCESSOR TO THE DEBTORS OR ANY ESTATE REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY FOREVER RELEASED, WAIVED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (OTHER THAN THOSE ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION BY A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD OR CRIMINAL CONDUCT, IN EACH CASE DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION, AND OTHER THAN THE RIGHTS OF THE DEBTORS

AND THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS RELATED HERETO), WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES AGAINST ANY OF THE RELEASED PARTIES.
THE DEBTORS’ RELEASE OF CURRENT DIRECTORS AND OFFICERS THAT ARE PROTECTED PERSONS INCLUDES THE RELEASE OF ANY LIABILITY FOR BREACH OF FIDUCIARY DUTY OR RELATED CLAIMS; PROVIDED, HOWEVER THAT THE TRUSTEE MAY NAME ANY OR ALL OF SUCH CURRENT DIRECTORS AND OFFICERS SOLELY AS NOMINAL DEFENDANTS, IF THE TRUSTEE DETERMINES, BASED UPON THE WRITTEN ADVICE OF COUNSEL, IT TO BE NECESSARY OR REQUIRED IN ANY POST-EFFECTIVE DATE LITIGATION INSTITUTED BY THE TRUSTEE AGAINST NON-RELEASED OFFICERS AND DIRECTORS.

5.	RELEASES BY HOLDER OF CLAIMS

AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, (I) EACH CONSENTING SENIOR SECURED NOTEHOLDER AND (II) EACH HOLDER OF A CLAIM (OTHER THAN A CONSENTING SENIOR SECURED NOTEHOLDER) THAT VOTES IN FAVOR OF THE PLAN (OR IS DEEMED TO ACCEPT THE PLAN), AS APPLICABLE, FOR THEMSELVES AND ON BEHALF OF ANY SUCCESSORS AND ASSIGNS, WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE DEBTORS AND THE REORGANIZED DEBTORS, AND THE RELEASED PARTIES, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, (EXCEPT FOR THE RIGHTS TO ENFORCE THE PLAN AND THE OTHER AGREEMENTS AND DOCUMENTS DELIVERED HEREUNDER) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, AND IN ANY WAY RELATING

TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, EXCEPT THAT, AS TO SPECIFICALLY THE RELEASED PARTIES, NOTHING IN THE PLAN RELEASES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD, OR CRIMINAL CONDUCT, IN EACH CASE AS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION.

6.	INJUNCTION RELATED TO RELEASES AND EXCULPATIONS

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities barred or released in Sections 13.02, 13.04 and 13.05 of the Plan.

7.	RELEASES OF LIENS

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in accordance with the Plan of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns. For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

S.	MISCELLANEOUS PROVISIONS

1.	SEVERABILITY OF PLAN PROVISIONS

If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms

2.	SUCCESSORS AND ASSIGNS

The rights, benefits and obligations of all Persons named or referred to under the Plan shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

3.	BINDING EFFECT

Upon the occurrence of the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, all other parties-in-interest in the Chapter 11 Cases (irrespective of whether Holders of such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

4.	REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation hereof does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of Executory Contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for Consummation hereof, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors, Holders of any Claims or Equity Interests or any Entity in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Entity.

5.	COMMITTEES AND RETAINED PERSON

On the Effective Date, the Creditors’ Committee shall terminate and the Creditors’ Committee shall dissolve and the members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the Creditors’ Committee on or after the Effective Date. The Retained Person (as defined in the DIP Facility Agreement) shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases and shall not be an officer of the Reorganized Debtors.

6.	PLAN SUPPLEMENT

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. All documents required to be filed as part of the Plan Supplement shall be filed with the Bankruptcy Court at least fourteen (14) days prior to the date of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Copies of the Plan Supplement may also be obtained without charge at the website maintained by the Debtors’ claims and noticing agent (http://dm.epiq11.com/GMX/Project#) or by contacting Joseph Rovira at the Andrews Kurth address listed below. All documents filed in these cases may also be viewed (a) during regular business hours (9:00 a.m. to 4:00 p.m. Central Time weekdays, except legal holidays) at the U.S. Bankruptcy Court, and (b) electronically on the PACER Internet system, and (c) without charge at the website maintained by the Debtors’ claims and noticing agent (http://dm.epiq11.com/GMX/Project#). Holders of Claims against or Equity Interests in the Debtors may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section 14.06 of the Plan.

7.	NOTICE TO DEBTORS

All notices, requests and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
If to Debtors:

GMX Resources Inc.
One Benham Place
9400 N. Broadway, Suite 600
Oklahoma City, OK 73114
Attention:    Michael Rohleder
Telephone:    405.600.0711
Facsimile:    405.600.0600

-and-
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:    David Zdunkewicz, Esq.
Timothy A. Davidson II, Esq.
Telephone:    713.220.4200
Facsimile:    713.220.4285

If to the Creditors’ Committee:

Looper Reed & McGraw P.C.
1601 Elm Street, Suite 4600
Dallas, TX 75201
Attention:    Jason Brookner, Esq.
Telephone:    214.954.4135
Facsimile:    214.953.1332
If to the Steering Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:    Brian S. Hermann, Esq.
Sarah Harnett, Esq.
Telephone:    212.373.3000
Facsimile:    212.757.3990

8.	GOVERNING LAW

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Oklahoma shall govern the construction and implementation hereof and any agreements, documents, and instruments executed in connection with the Plan and (b) the laws of the state of incorporation or organization of each Debtor shall govern corporate or other governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

9.	SECTION 1125(E) OF THE BANKRUPTCY CODE

As of the Confirmation Date, the Debtors, the Steering Committee and its members and the Creditors’ Committee and its members shall be deemed to have solicited acceptances hereof in good faith and in compliance with the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Steering Committee, and each of their respective affiliates, agents, directors, managing partners, managers, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Equity Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any law, rule or regulation governing the solicitation of acceptances or rejections hereof, the offer and issuance of New Equity Securities hereunder, or the distribution or dissemination of any information contained in the Plan, the Disclosure Statement, the Plan Supplement, and any and all related documents.

10.	CONFLICT

The terms of the Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement, the Plan Support Agreement or the term sheet attached as an exhibit to the Plan Support Agreement.

11.	ENTIRE AGREEMENT

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

V. CAPITAL STRUCTURE OF THE
REORGANIZED DEBTORS

A.	EXIT FACILITY

On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Exit Facility Credit Agreement and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. The Confirmation Order shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Credit Agreement and such other Exit Facility Credit Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Debtors and the Consenting Senior Secured Noteholders may deem to be reasonably necessary to consummate the Exit Facility. The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the payment in whole or in part of the DIP Facility Claims and, the funding of obligations under the Plan and satisfaction of the Reorganized Debtors’ ongoing working capital needs.
Upon the date the Exit Facility Credit Agreement becomes effective: (i) the Debtors and the Reorganized Debtors, as applicable, are authorized to execute and deliver the Exit Facility Credit Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, (ii) the Exit Facility Credit Documents shall constitute the legal, valid, and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer, or grant of security under the Exit Facility Credit Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim. The Debtors and the Reorganized

Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Credit Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

B.	ISSUANCE OF NEW SECURITIES AND TRUST INTERESTS

1.	ISSUANCE OF REORGANIZED GMXR COMMON STOCK AND NEW GMXR INTEREST

The issuance and Distribution of the Reorganized GMXR Common Stock and the New GMXR Interests pursuant to the Plan is authorized without the need for any further corporate, partnership or limited liability company action or without any further action by the Holders of Claims or Equity Interests.
All of the shares of Reorganized GMXR Common Stock and units or interests representing New GMXR Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each Distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.
On or before the Distribution Date, Reorganized GMXR shall issue the Reorganized GMXR Common Stock and New GMXR shall issue the New GMXR Interests for Distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

2.	NEW SHAREHOLDERS AGREEMENT

The Holders of Reorganized GMXR Common Stock shall be parties to the New Shareholders Agreement. The New Shareholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable against the Holders of Reorganized GMXR Common Stock (whether or not a party thereto) in accordance with its terms, and each Holder of Allowed Senior Secured Noteholder Secured Claims that receives Reorganized GMXR Common Stock shall be bound by the New Shareholders Agreement. The Holders of Senior Secured Noteholder Secured Claims shall be required to execute the New Shareholders Agreement before receiving their respective distributions of Reorganized GMXR Common Stock under the Plan.

3.	NEW GMXR AGREEMENT

The Holders of New GMXR Interests shall be parties to the New GMXR Agreement. The New GMXR Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable against the Holders of New GMXR Interests (whether or not a party thereto) in accordance with its terms, and each Holder of Allowed Senior Secured Noteholder Secured Claims that receives New GMXR Interests shall be bound by the New GMXR Agreement. The Holders of Senior Secured Noteholder Secured Claims that receive New GMXR Interests under the Plan shall be required to execute the New GMXR Agreement before receiving their respective distributions of New GMXR Interests.

4.	ISSUANCE OF TRUST INTERESTS

The issuance and Distribution of physical Trust Interests (if any) pursuant to the terms of the Trust Agreement is authorized without the need for any further corporate action or without any further action by the Holders of DIP Facility Claims, Senior Secured Notes Adequate Protection Claims and/or General Unsecured Claims, as applicable. All of the Trust Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. On the Distribution Date, the Trustee shall issue the Trust Interests for Distribution pursuant to the provisions hereof and the Trust Agreement. All Trust Interests to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

C.	SECURITIES LAW MATTERS

Neither the offer nor the issuance of Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates in exchange for certain Claims against the Debtors have been registered under the Securities Act or similar state statutes or “Blue Sky” laws. The Debtors will rely on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt the offer and issuance of the Reorganized GMXR Common Stock, New GMXR Interests and Trust Certificates pursuant to the Plan from the registration requirements of the Securities Act and applicable state securities and “Blue Sky” laws.
Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied: (i) the securities are issued by a company (a “debtor” under the Bankruptcy Code) (or its affiliates or successors) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued in exchange for the recipients’ claims against or interests in the debtor, or principally in such exchange and partly for cash or property. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than underwriters, are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) is not available to a recipient of Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates if such individual or entity is deemed to be an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term “underwriter” as one who (a) purchases a claim with a view toward distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the Holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or (d) is a control person of the issuer of the securities. Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to Rule 144 under the Securities Act (subject, however, to any resale limitations contained therein), which, in effect, permits the resale of securities (including those securities received by statutory underwriters pursuant to a chapter 11 plan) subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions.
THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES AND BANKRUPTCY MATTERS DESCRIBED HEREIN. THE DEBTORS INCORPORATE BY REFERENCE ALL DISCLOSURES SET FORTH IN GMXR’S PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH CREDITOR, EQUITY INTEREST HOLDER, AND PARTY IN INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

VI. CERTAIN FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN

A.	GENERAL

The following discussion summarizes certain material United States federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims. This summary is for general information purposes only, and, should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to any particular Holder of a Claim. This discussion does not purport to be a complete analysis or listing of all potential tax considerations.
The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (“IRS”) as in effect on the date hereof. Legislative, judicial or administrative changes or new interpretations enacted or promulgated after the date hereof could alter or modify the analyses set forth below with respect to the United States federal income tax consequences of the Plan. Any such changes or new interpretations may have retroactive effect and could significantly affect the federal income tax consequences of the Plan. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtor or any Holder of a Claim. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.
Except as otherwise specifically stated herein, this summary does not address any estate or gift tax consequences of the Plan or the consequences of the Plan under any state, local or foreign laws. The federal income tax consequences of the Plan are complex and due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. The discussion below is not binding on the IRS and no assurance can be given as to the interpretation that the IRS will adopt. In addition, except as explicitly provided below, this summary does not purport to address the federal income tax consequences of the Plan to (i) special classes of taxpayers (such as Persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, investors in pass-through entities Holders of Claims who are themselves in bankruptcy), U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding Claims that are part of a straddle, hedging, constructive sale or conversion transaction), or (ii) Holders not entitled to vote on the Plan, including Holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan or Holders whose Claims or Equity Interests are to be extinguished without any Distribution.
This discussion assumes that Holders of Claims hold only Claims in a single Class. Holders of multiple Classes of Claims should consult their own tax advisors as to the effect such ownership may have on the federal income tax consequences described below. This discussion assumes, except as noted below, that the Claims are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code, and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.
If a partnership or other pass-through entity is a Holder of a Claim, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. A partner (or other owner) of a pass-through entity that is a Holder of a Claim should consult its tax advisor regarding the tax consequences of the Plan.
ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY

INTEREST. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

B.	CONSEQUENCES TO THE DEBTORS

The Debtors have reported consolidated net operating loss carryforwards (“NOLs”) for federal income tax purposes of approximately $453 million as of December 31, 2012 of which $223 million are already subject to limitation under Section 382 of the Tax Code. The Debtors expect to incur further operating losses for the 2013 taxable year. The amount of any such NOL carryforwards and other losses, and the extent to which any limitations may apply, remains subject to audit and adjustment by the IRS.
As discussed below, the amount of the Debtors’ NOL carryforwards, and possibly certain other tax attributes, may be significantly reduced upon implementation of the Plan. In addition, the Reorganized Debtors’ subsequent utilization of any net built-in losses with respect to their assets and NOLs remaining, and possibly certain other tax attributes, may be restricted as a result of and upon the implementation of the Plan.

1.	CANCELLATION OF INDEBTEDBESS INCOME

It is anticipated that the Plan will result in a cancellation of a portion of the Debtors’ outstanding indebtedness. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value less than the “adjusted issue price” of that debt that is discharged gives rise to cancellation of indebtedness (“COD Income”). Under the Tax Code, a taxpayer generally must recognize COD Income to the extent that its indebtedness is discharged during the taxable year. Section 108(a)(1)(A) of the Tax Code provides an exception to this rule, however, where a taxpayer is in bankruptcy and where the discharge is granted, or is effected pursuant to a plan approved by, the bankruptcy court. In this case, instead of recognizing COD Income, the taxpayer is required, under Section 108(b) of the Tax Code, to reduce certain of its tax attributes by the amount of COD Income. The attributes of the taxpayer are to be reduced in the following order: NOLs, general business and minimum tax credit carryforwards, capital loss carryforwards, the basis of the taxpayer’s assets, and finally, foreign tax credit carryforwards (collectively, “Tax Attributes”). Section 108(b)(5) of the Tax Code permits a taxpayer to elect to first apply the reduction to the basis of the taxpayer’s depreciable assets, with any remaining balance applied to the taxpayer’s other Tax Attributes in the order stated above.
As a result of having their debt reduced in connection with their bankruptcy, the Debtors generally will not recognize COD Income from the discharge of indebtedness pursuant to the Plan; however, certain Tax Attributes of the Debtors will be reduced or eliminated. The Debtors do not currently anticipate that they will make an election under Section 108(b)(5) of the Tax Code to apply any required attribute reduction first to the basis of the Debtors’ depreciable property. Because a portion of the Debtors’ outstanding indebtedness will be satisfied in exchange for property other than cash under the Plan, the amount of COD Income, and accordingly, the amount of Tax Attributes required to be reduced, will depend in part on the fair market value of that property. These values cannot be known with certainty until after the Effective Date. Thus, although the Debtor will be required to reduce its Tax Attributes, the exact amount of such reductions will not be known until after the Effective Date.

2.	NET OPERATING LOSSES AND OTHER ATTRIBUTES

Following the Effective Date, the Debtors expect to have NOLs. As provided above, the Debtors currently have NOLs and the Debtors expect to generate operating losses through the Effective Date. The Debtors expect that there will be NOLs remaining after the Effective Date to which Section 382 of the Tax Code will apply because it is expected that the amount of NOLs will exceed the amount of COD Income

3.	ANNUAL SECTION 382 LIMITATION ON USE OF NOLS

With respect to any NOLs of the Debtors remaining after confirmation of the Plan and any required reduction in Tax Attributes, Section 382 of the Tax Code contains certain rules that generally limit the amount of NOLs (as well as certain built-in losses) a corporate taxpayer can utilize in the years following an “ownership change” (the “Annual Section 382 Limitation”). Section 382 of the Tax Code may also limit the Debtors’ ability to use “net unrealized built-in losses” (i.e., losses and deductions that have economically accrued prior to, but remain unrecognized as of, the Effective Date) to offset future income.
An “ownership change” generally occurs when the percentage of the corporation’s stock owned by certain 5% shareholders increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable testing period (generally, the shorter of: (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). A 5% shareholder for these purposes includes, generally, an individual or entity that directly or indirectly owns 5% or more of a corporation’s stock during the relevant period, and may include one or more groups of shareholders that, in the aggregate, own less than 5% of the value of the corporation’s stock. The Debtors will undergo an ownership change on the Effective Date. Debtors believe they also underwent ownership changes during 2005 and in February 2011.

a.General Annual Section 382 Limitation

As a general rule, unless the Section 382(l)(5) Exception (discussed below), applies, a loss corporation’s Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable “long-term tax-exempt rate,” a rate published monthly by the Treasury Department (3.50% for ownership changes that occur during October 2013). Any unused portion of the Annual Section 382 Limitation generally is available for use in subsequent years, thus increasing the Annual Section 382 Limitation for such years. The Annual Section 382 Limitation is also increased if the loss corporation has net unrealized built-in gains, i.e., gains economically accrued but unrecognized at the time of the ownership change, in excess of a threshold amount. Such a corporation can use NOLs in excess of its Annual Section 382 Limitation to the extent that it realizes those net unrealized built-in gains for federal income tax purposes in the five years following the ownership change.
The corporation’s Annual Section 382 Limitation is zero if the loss corporation does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change (the “COBE Requirement”). A corporation will generally be treated as conducting the business of a partnership for purposes of the COBE Requirement if the corporation, or certain entities related to such corporation, own an interest in the partnership representing a significant interest in that partnership business or the corporation, or certain entities related to such corporation, have active and substantial management functions as a partner with respect to that partnership business.
b.Special Bankruptcy Exceptions

The application of Section 382 of the Tax Code will be materially different than that described above, if the debtor is subject to the special rules for corporations in bankruptcy. Section 382(1)(5) of the Tax Code provides an exception to the application of the Annual Section 382 Limitation when a corporation is under the jurisdiction of a court in a Title 11 case (the “382(1)(5) Exception”). The 382(1)(5) Exception provides that where an ownership change occurs pursuant to a bankruptcy reorganization or similar proceeding, the Annual Section 382 Limitation will not apply if the pre-change shareholders and/or “qualified creditors” own at least 50 percent of the voting power and equity value of the reorganized corporation after the ownership change. Qualified creditors are, in general, creditors who (i) have held their claims continuously since at least eighteen (18) months before the filing of the bankruptcy petition or (ii) hold claims incurred in the ordinary course of the debtor’s business and have held those claims continuously since they were incurred. In addition, a creditor receiving less than 5% of a debtor’s equity immediately after emergence from chapter 11 is treated for these purposes as having owned the relevant creditor claims for at least 18 months, provided however, that the creditor has not participated in formulating the plan of reorganization in a manner that makes evident to the debtor that such creditor has held claims for less than eighteen (18) months before the filing of the bankruptcy petition. If the 382(l)(5) Exception applies, the Debtors’ ability to use pre-Effective Date NOLs would not be subject to the Annual Section 382 Limitation and the COBE Requirement described above would not apply, however, the Debtors’ ability to use pre-Effective Date NOLs may be restricted if the Debtors do not carry on more than an insignificant amount of an active trade or business after the Effective Date. However, several other limitations would apply under the 382(1)(5) Exception, including (a) a corporation’s pre-change Tax Attributes that may be carried over to a post-change year must be reduced to the extent attributable to any interest paid or accrued on debt converted to stock in the reorganization during the three taxable years preceding the Effective Date, and during the part of the taxable year prior to and including the Effective Date and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors’ Section 382 limitation following that ownership change will be zero.
If a corporation qualifies for the 382(1)(5) Exception, the use of its NOLs will be governed by that exception unless the corporation affirmatively elects for the provisions not to apply. If a corporation that is eligible for the 382(1)(5) Exception elects out of that provision, a special rule under Section 382(1)(6) of the Tax Code will apply in calculating the Annual Section 382 Limitation. Under Section 382(l)(6), the Annual Section 382 Limitation will be calculated by reference to the lesser of the value of the Debtors’ stock (with certain adjustments, including any increase in value resulting from any surrender or cancellation of any Claims in the Chapter 11 Cases) immediately after the ownership change (as opposed to immediately before the ownership change, as discussed above) or the value of the Debtors’ assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the Annual Section 382 Limitation, the Debtors’ use of any NOLs or other Tax Attributes remaining after implementation of the Plan may still be substantially limited after an ownership change.
The Debtors intend to take the position that the Plan qualifies for the Section 382(l)(5) Exception. Whether the Debtors qualify for the Section 382(l)(5) Exception is highly fact specific and significant uncertainties exist as to the facts and law underlying this position. Thus, the Debtors are not certain whether they will qualify for the Section 382(l)(5) Exception. If the Debtors do not qualify for the 382(1)(5) Exception or the Debtors elect out of the 382(l)(5) Exception, the Debtors’ use of its NOLs will be subject to the Annual Section 382 Limitation following confirmation of the Plan, calculated under the special rule of Section 382(1)(6) of the Tax Code described above. However, any NOLs generated in any-post-Effective Date taxable year (including the portion of the taxable year of the ownership change following the Effective Date) should not be subject to this limitation.
To reduce the risk of an ownership change after the Effective Date, the Reorganized GMXR Certificate of Incorporation will contain transfer restrictions to be described in the Plan Supplement.

4.	FEDERAL ALTERNATIVE MINIMUM TAX

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryforwards, a corporation is generally entitled to offset no more than 90% of its AMTI with NOL carryforwards (as recomputed for AMT purposes). Accordingly, usage of the Debtors’ NOLs by Reorganized GMXR may be subject to limitations for AMT purposes in addition to any other limitations that may apply.
In addition, if a corporation (or a consolidated group) undergoes an ownership change and is in a net unrealized built-in loss position on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets may be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Accordingly, if the Debtors are in a net unrealized built-in loss position on the Effective Date, for AMT purposes the tax benefits attributable to basis in assets may be reduced.
Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

5.	POSSIBLE CONVERSION OF REORGANIZED SUBSIDIARIES TO LIMITED LIABILITY COMPANIES

It is presently anticipated that Diamond Blue will be converted to a limited liability company no later than the Business Day immediately prior to the Effective Date of the Plan. Provided that Diamond Blue is determined to be solvent for federal income tax purposes immediately before such conversion, the conversion should be tax-free to GMXR and Diamond Blue and GMXR should succeed to Diamond Blue’s NOLs. If Diamond Blue is not solvent at the time of such conversion, then Diamond Blue’s conversion will be a taxable transaction for federal income tax purposes and any of its remaining NOLs will expire.

C.	CONSEQUENCES TO HOLDERS OF DIP FACILITY CLAIMS

Except as provided below, a Holder of a DIP Facility Claim will recognize gain (if the following difference is positive) or loss (if the following difference is negative) with respect to such Claim equal to the sum of the cash and fair market of the debt (if the debt or the DIP Facility Claim is publicly traded within the meaning of the Tax Code) or the issue price of such debt (if the debt and the DIP Facility Claim are not publicly traded), if any, and property, if any, other than with respect to accrued interest, received less the adjusted tax basis in the Claim, excluding any basis allocable to accrued interest. Such gain or loss will be ordinary or capital depending on the character of such Claim in the Holder’s hands. Any capital gain or loss will be long-term capital gain or loss if at the time of the disposition of the DIP Facility Claim, a Holder held their interest under the DIP Facility Claim Agreement for more than one year. Such Holder will also recognize ordinary income to the extent of any accrued interest paid that has not previously been reported as taxable income. However, if a Holder of such Claim receives with respect to a Claim exchanged a portion of the Exit Facility such Holder may not have gain or loss if the Exit Facility is considered for federal income tax purposes to be a continuation of the DIP Facility that has not been materially modified for federal income tax purposes.

D.	CONSEQUENCES TO HOLDERS OF SENIOR SECURED NOTES

Each Holder of a Senior Secured Note will have two, and possibly three, claims under the Plan, a Senior Secured Noteholder Secured Claim, a Senior Secured Notes Deficiency Claim and possibly the Senior Secured Notes Adequate Protection Claim (if any). For federal income tax purposes the consideration received for all these claims is considered together as received in exchange for the Senior Secured Notes. Pursuant to the Plan, each Holder of Senior Secured Notes will receive Reorganized GMXR Common Stock or a combination of Reorganized GMXR Common Stock and New GMXR Interests in exchange for, and in full satisfaction and discharge of, its Allowed Senior Secured Noteholder Secured Claim. If the Class of General Unsecured Claims votes to accept the Plan, then Holders of the Allowed Senior Secured Notes Deficiency Claims and Allowed Senior Secured Notes Adequate Protection Claims (if any) will receive no recovery on such claims. However, if the Class of General Unsecured Claims does not vote to accept the Plan, then the Holders of the Allowed Senior Secured Notes Deficiency Claims will be included in Class 4, General Unsecured Claims, and be entitled to receive their Pro Rata share of all Creditor Trust Assets after payment of Preferred Trust Interests, if any, subject to the rights of Preferred Trust Interests and the

Allowed Senior Secured Notes Adequate Protection Claims (if any) will share in the Preferred Series B Trust Interests.
The federal income tax consequences of the Plan to a Holder of Senior Secured Notes will depend, in part, on whether the Senior Secured Notes constitute “securities” for federal income tax purposes, whether the Holder reports income on the accrual or cash basis, whether the Holder has taken a bad debt deduction or worthless security deduction with respect to the Senior Secured Note, whether the Holder is entitled to receive any share of the Creditor Trust Assets, and whether the Holder receives distributions under the Plan in more than one taxable year.

1.	DEFINITION OF SECURITIES

Whether an instrument constitutes a “security” is determined based upon all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. Under somewhat different facts, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.
The Debtors intend to take the position that the (i) Senior Secured Notes Series A due 2017 (“Series A Notes”) should be considered securities and (ii) Senior Secured Notes Series B due 2017 (“Series B Notes”) should not be considered securities. Because of the inherently factual nature of this determination, each Holder of Secured Senior Notes is urged to consult its tax advisor regarding whether a Secured Senior Note constitutes a security for federal income tax purposes.

2.	HOLDERS OF SENIOR SECURED NOTE CLAIMS IF THE SENIOR SECURED NOTES ARE SECURITIES

If Senior Secured Notes are treated as securities for federal income tax purposes, the exchange of a Holder’s Senior Secured Notes pursuant to the Plan would be treated as a recapitalization, and therefore a reorganization under the Tax Code. For federal income tax purposes, each Holder that receives New GMXR Interests or Creditor Trust Assets will be treated as receiving a pro rata share of New GMXR’s assets, net of associated liabilities, and a share of the Creditor Trust Assets and then contributing such assets to New GMXR or the Creditor Trust, as applicable.

In general, if Senior Secured Notes are treated as securities for federal income tax purposes, a Holder (i) will recognize gain only to the extent of (a) any consideration not constituting stock or a “security” of Reorganized GMXR received in exchange therefor (including, any New GMXR

Interests or Creditor Trust Assets received) and (b) any amounts received in respect of accrued but unpaid interest on a Senior Secured Note and (ii) will not be permitted to recognize a loss. In that case, the gain would generally be capital gain except to the extent the “market discount” rules cause the gain to be treated as ordinary income (see “- 4. Market Discount” below). Any capital gain or loss will be long-term capital gain or loss, if at the time of disposition of the Senior Secured Note, a Holder held the Senior Secured Note for more than one year.

The Plan and Confirmation Order will provide that the Debtor and the Holder’s agree to treat the Reorganized GMXR Common Stock as received in exchange for its earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December of 2011), and therefore, a Holder’s adjusted tax basis in the Reorganized GMXR Common Stock received would equal the adjusted tax basis of the Senior Secured Notes exchanged therefor. A Holder would have a holding period for the Reorganized GMXR Common Stock that includes the holding period for the Senior Secured Notes exchanged therefor. The adjusted tax basis of any share of Reorganized GMXR Common Stock treated as received in satisfaction of accrued interest would equal the fair market value of such Reorganized GMXR Common Stock and the holding period for such share of Reorganized GMXR Common Stock would begin on the day following the day of receipt. A Holder will have an initial adjusted tax basis in its New GMXR Interest equal to the fair market value of its New GMXR Interest’s share in the New GMXR assets, net of such Holder’s share of related New GMXR debt, and as a result a Holder may have a lower basis in the New GMXR Interests than it had in the Senior Secured Notes exchanged therefor. Similarly, a Holder will have an initial adjusted tax basis in its Creditor Trust Assets equal to the fair market value of its share of the Creditor Trust Assets, net of such Holder’s share of any Creditor Trust Assets’ debt, and as a result a Holder may have a lower basis in the Creditor Trust Assets than it had in the Senior Secured notes exchanged therefor. Although it is unclear under current law, in such case, it is possible that a Holder may be able to increase its basis in any Reorganized GMXR Common Stock in an amount equal to any reduction in basis in New GMXR Interests. The holding period for the New GMXR Interests and Creditor Trust Assets, if any, will begin on the day following the day of receipt. No assurance can be given that the IRS will not challenge such allocation.

3.	HOLDERS OF SENIOR SECURED NOTE CLAIMS IF THE SENIOR SECURED NOTES ARE NOT SECURITIES

If Senior Secured Notes are not treated as “securities” for federal income tax purposes, each Holder that receives New GMXR Interests or Creditor Trust Assets in exchange therefor will be treated as receiving a pro rata share of New GMXR’s assets, net of associated liabilities, and, if applicable, a share of the Creditor Trust Assets in a fully taxable exchange and then contributing such assets to New GMXR or the Creditor Trust, as applicable. In this case, the Holder would recognize gain or loss equal to the difference between (i) the fair market value as of the Effective Date of the Reorganized GMXR Common Stock or the combination of Reorganized GMXR Common Stock and such Holder’s pro rata share of New GMXR assets, net of such Holder’s share of related New GMXR debt, (and if the Class of General Unsecured Claims does not vote to accept the Plan, the fair market value of its share of the Creditor Trust Assets, net of such Holder’s share of related

Creditor Trust Assets’ debt,) that is not allocable to accrued interest, and (ii) the Holder’s adjusted tax basis in the surrendered Senior Secured Notes. Generally, any gain or loss recognized by a Holder of a Senior Secured Note not constituting a security for federal income tax purposes would be a capital gain or loss, unless the Holder had previously claimed a bad debt deduction or the Holder had accrued but untaxed market discount with respect to such Senior Secured Note. Any capital gain or loss will be long-term capital gain or loss if at the time of disposition of the Senior Secured Note, a Holder held the Senior Secured Note for more than one year. To the extent that a portion of the assets received in the exchange is allocable to accrued interest, the Holder would recognize ordinary income if not previously reported. A Holder’s adjusted tax basis in each asset received would equal the fair market value of the asset as of the Effective Date. A Holder’s holding period for each asset would begin on the day following the Effective Date.

4.	MARKET DISCOUNT

Under the “market discount” provisions of Sections 1276 through 1278 of the Tax Code, some or all of any gain realized by a Holder of an Allowed Senior Secured Note Claim who exchanges the Senior Secured Note on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on its Senior Secured Notes. In general, a debt instrument is considered to have been acquired with “market discount” if its Holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with original issue discount, its revised issue price. Market discount is considered to be zero if it is less than a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the Senior Secured Note, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a Holder on the taxable disposition of Senior Secured Notes that had been acquired with market discount would be treated as ordinary income to the extent of the market discount that accrued thereon while such Senior Secured Notes were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the surrendered Senior Secured Notes that had been acquired with market discount are deemed to be exchanged for Reorganized GMXR Common Stock in a tax-free reorganization, any market discount that accrued on such debts but was not recognized by the Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the Reorganized GMXR Common Stock.

In addition, under Section 108(e)(7) of the Tax Code, any gain recognized on the subsequent sale, exchange, redemption, or other disposition of Reorganized GMXR Common Stock will be treated as ordinary income to the extent the Holder of the surrendered Senior Secured Notes previously claimed ordinary loss deductions with respect to the surrendered Senior Secured Notes.

5.	BAD DEBT AND/OR WORTHLESS SECURITIES DEDUCTION

To the extent that the Senior Secured Notes are construed not to be securities for federal income tax purposes, a Holder who, under the Plan, receives in respect of a Senior Secured Note an amount less than the Holder’s tax basis in the Senior Secured Note may be entitled to a bad debt deduction in some amount under Section 166(a) of the Tax Code or a worthless securities deduction under Section 165 of the Tax Code. The rules governing the character, timing and amount of bad debt or worthless securities deductions place considerable emphasis on the facts and circumstances of the Holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Senior Secured Notes, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

E.	ALLOCATION

1.	SENIOR SECURED NOTES EXCHANGED

The Confirmation Order will provide that any Reorganized GMXR Common Stock received by any Holder of an Allowed Senior Secured Noteholder Secured Claim will be received in exchange for its earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December of 2011), and any New GMXR Interests received by any Holder of an Allowed Senior Secured Noteholder Secured Claim as received in exchange for the most recently acquired Senior Secured Notes held by such Holder. Reorganized GMXR and each Holder of an Allowed Senior Secured Noteholder Secured Claim shall report consistently with such treatment for all tax purposes, unless otherwise required by a change in applicable tax law. No assurance can be given that the IRS will not challenge such allocation.

2.	ACCRUED BUT UNPAID INTEREST

Any amount received by a Holder of a Claim that is attributable to accrued interest not previously included in income would be taxable to the Holder as interest income. Conversely, a Holder of a Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the Claim was previously included in the Holder’s gross income but was not paid in full by Debtors. Holders are urged to consult their own tax advisor regarding the particular U.S. federal income tax consequences to you of the treatment of accrued but unpaid interest, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

Although the manner in which consideration is to be allocated between accrued interest and principal for these purposes is unclear under current law, the consideration paid pursuant to the Plan with respect to a Senior Secured Note shall be allocated, pursuant to the Plan, first to the principal amount of such Senior Secured Note as determined for federal income tax purposes and then to accrued interest, if any, with respect to such Senior Secured Note. Accordingly, in cases where a

Holder receives distributions under the Plan having a value less than the principal amount of its Senior Secured Note, the Debtors allocate the full amount of consideration transferred to such Holder to the principal amount of such obligation and not treat any amount of the consideration to be received by such Holder as attributable to accrued interest. There is no assurance that such allocation will be respected by the IRS for federal income tax purposes.

F.	CONSEQUENCES TO HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS

Holders of Allowed General Unsecured Claims will receive, in satisfaction and discharge of their Claims their share of the Creditor Trust Assets.

1.	GAIN OR LOSS - GENERALLY

In general, each Holder of Allowed General Unsecured Claims (other than Holders of Senior Secured Notes, as discussed above) will recognize gain or loss in an amount equal to the difference between (i) the fair market value of its share of the Creditor Trust Assets received by the Holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such consideration upon the resolution of Disputed General Unsecured Claims) and (ii) the Holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). The discussion above under “Accrued But Unpaid Interest” is also applicable to Allowed General Unsecured Claims having accrued but unpaid interest.
As discussed below, provided that the Creditor Trust does not issue Preferred Trust Interests as described below, the Creditor Trust is intended to qualify as a “grantor trust” for U.S. federal income tax purposes. Accordingly, in that case each Holder of an Allowed General Unsecured Claim will be treated for U.S. federal income tax purposes as directly receiving and as a direct owner its allocable percentage of the Creditor Trust Assets. Pursuant to the Plan, the Trustee will make a good faith valuation of the Creditor Trust Assets, and all parties, including the Holders of General Unsecured Claims, must consistently use such valuation for all tax purposes.
Due to the possibility that a Holder of an Allowed General Unsecured Claim may receive additional distributions subsequent to the Effective Date in respect of any subsequently disallowed Disputed General Unsecured Claims or unclaimed distributions, the imputed interest provisions of the Tax Code may apply to treat a portion of such later distributions to such Holders as imputed interest. A portion of any gain realized may be deferred under the “installment method” of reporting. Holders are urged to consult their tax advisors regarding the possibility for deferral, and the ability to elect out of the installment method of reporting any gain realized in respect of their claims.
After the Effective Date, any amount a Holder receives as a distribution from the Creditor Trust in respect of its beneficial interests in the Creditor Trust (other than as a result of the subsequent disallowance of Disputed General Unsecured Claims) should not be included, for federal income tax purposes, in the Holder’s amount realized in respect of its Allowed General Unsecured Claim but should be separately treated as a distribution received in respect of such Holder’s beneficial (ownership) interests in the Creditor Trust.

Where gain or loss is recognized by a Holder in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder and how long it has been held, whether the Claim, if a debt instrument, was acquired at a market discount and whether and to what extent the Holder had previously claimed a bad debt deduction. A Holder that purchased a Claim constituting a debt instrument from a prior Holder at a market discount may be subject to the market discount rules of the Tax Code. Under those rules, assuming that the Holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.
In general, a Holder’s adjusted tax basis in any assets received (including the Holder’s undivided interest in the Creditor Trust Assets) will equal the fair market value of such assets, and the holding period for such assets generally will begin the day following the Effective Date.

2.	TAX TREATMENT OF THE CREDITOR TRUST AND HOLDERS OF BENEFICIAL INTERESTS

Upon the Effective Date, the Creditor Trust shall be established for the benefit of beneficiaries of the Creditor Trust under the Plan whether the Claims of such beneficiaries are Allowed on or after the Effective Date.
a.Classification of the Creditor Trust

The Creditor Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for federal income tax purposes as a “grantor” trust (i.e., a pass-through entity) provided that if Preferred Trust Interests are issued the Creditor Trust may be treated as a partnership for federal income tax purposes as discussed in the following paragraph. However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Creditor Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, if no Preferred Trust Interests are issued all parties (including the Debtors, the Trustee and the Holders of Allowed General Unsecured Claims) are required to treat, for federal income tax purposes, the Creditor Trust as a grantor trust of which the Holders of Allowed General Unsecured Claims are the owners and grantors, and the following discussion assumes that the Creditor Trust will be so respected for U.S. federal income tax purposes. However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Creditor Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position. If the IRS were to challenge successfully such classification, the federal income tax consequences to the Creditor Trust, the Holders of Claims and the U.S. Debtors could vary from those discussed herein (including the potential for an entity level tax on any income of the Creditor Trust).

If the Creditor Trusts issues Preferred Trust Interests, the Creditor Trust may be required to be treated as a partnership for federal income tax purposes and the Holders of Common Trust Interests and Holders of Preferred Trust Interests will be treated as its partners. If the Creditor Trust issues any Preferred Trust Interests (i) unless the Trustee receives an opinion of counsel or private letter ruling from the IRS that the Creditor Trust should be treated as a grantor trust, the Trustee shall file income tax returns for the Creditor Trust as a partnership, (ii) the Trustee shall also annually send to each record holder of a beneficial interest a Schedule K-1 setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns and (iii) the Creditor Trust’s taxable income, gain, loss, deduction, or credit will be allocated among the beneficial holders of the interests in the Creditor Trust in accordance with each holder’s relative beneficial interests in the Creditor Trust. If the Creditor Trust is treated as a partnership for federal income tax purposes the discussion below under “Consequences of New GMXR Interest Ownership” should generally apply to Creditor Trust Interests, except that if the Creditor Trust were treated as a publicly traded partnership its income will unlikely be “qualifying income” and it would likely be taxable as a corporation. The remaining discussion under this section assumes that Preferred Trust Interests are not issued.
b.General Tax Reporting by the Creditor Trust and Beneficiaries

For all U.S. federal income tax purposes, all parties (including the Debtors, the Trustee, and the Holders of Allowed General Unsecured Claims) must treat the transfer of the Creditor Trust Assets to the Creditor Trust, in accordance with the terms of the Plan, as a transfer of the such Creditor Trust Assets directly to the Holders of Allowed General Unsecured Claims, followed by the transfer of such Creditor Trust Assets by such Holders to the Creditor Trust. Consistent therewith, all parties must treat the Creditor Trust as a grantor trust of which such Holders are the owners and grantors. Thus, such Holders (and any subsequent Holders of interests in the Creditor Trust) will be treated as the direct owners of an undivided interest in the assets of the Creditor Trust for all U.S. federal income tax purposes (which assets will have an adjusted tax basis equal to their fair market value on the Effective Date). Pursuant to the Plan, the Trustee will determine the fair market value of the Creditor Trust Assets as of the Effective Date, and all parties, including the Holders of Allowed General Unsecured Claims, must consistently use such valuation for all tax purposes.
Accordingly, except as discussed below (in connection with pending Disputed General Unsecured Claims), each Holder of an Allowed General Unsecured Claim will be required to report on its U.S. federal income tax return its allocable share of any income, gain, loss, deduction or credit recognized or incurred by the Creditor Trust, in accordance with its relative beneficial interest. The character of items of income, deduction and credit to any Holder and the ability of such Holder to benefit from any deduction or losses may depend on the particular situation of such Holder.
The U.S. federal income tax reporting obligations of a Holder is not dependent upon the Creditor Trust distributing any cash or other proceeds. Therefore, a Holder may incur a federal income tax liability with respect to its allocable share of the income of the trust regardless of the fact that the trust has not made any concurrent distribution to the Holder. In general, other than in respect of cash retained on account of Disputed General Unsecured Claims and subsequently distributed, a distribution of cash by the Creditor Trust to Holders of Allowed General Unsecured Claims will not be taxable to the Holder since such Holders are already regarded for federal income tax purposes as owning the underlying assets.
The Trustee will file with the IRS returns for the Creditor Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). The Trustee will also send to each Holder of an Allowed General Unsecured Claim, as a Holder of a beneficial interest in the trust, a separate statement setting forth such Holder’s share of items of income, gain, loss, deduction or credit and will instruct the Holder to report such items on its federal income tax return. The Trustee will also file, or cause to be filed, all appropriate tax returns with respect to any Creditor Trust Assets allocable to Disputed General Unsecured Claims, as discussed below.
c.Tax Reporting for Creditor Trust Assets Allocable to Disputed                         General Unsecured Claims

Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall:

i.
treat all Creditor Trust Assets allocable to, or retained on account of, Disputed General Unsecured Claims, as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (Section 641 et seq. of the Tax Code);

ii.
treat as taxable income or loss of this separate trust with respect to any given taxable year the portion of the taxable income or loss of the Creditor Trust that would have been allocated to the Holders of such Disputed General Unsecured Claims had such claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such claims are unresolved);

iii.
treat as a distribution from this separate trust any increased amounts distributed by the Creditor Trust as a result of any Disputed General Unsecured Claim resolved earlier in the taxable year, to the extent such distribution relates to taxable income or loss of this separate trust determined in accordance with the provisions hereof, and

iv.	to the extent permitted by applicable law, report consistently for state and local income tax purposes.

In addition, pursuant to the Plan, all Holders of claims are required to report consistently with such treatment. Accordingly, subject to issuance of definitive guidance, the Trustee will report on the basis that any amounts earned by this separate trust and any taxable income of the Creditor Trust allocable to it are subject to a separate entity level tax, except to the extent such earnings are distributed during the same taxable year. Any amounts earned by or attributable to the separate trust and distributed to a Holder during the same taxable year will be includible in such Holder’s gross income.

3.	ASSETS HELD IN TRUST FOR DISPUTED GENERAL UNSECURED CLAIMS

Pursuant to the Plan, any assets retained by the Trustee on account of Disputed General Unsecured Claims shall be held in trust (a “Disputed General Unsecured Claims Reserve”) pending the resolution of such Disputed General Unsecured Claims.
Under Section 468B(g) of the Tax Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Certain Treasury Regulations have been issued under this section that would allow a trustee of a liquidating trust established pursuant to a plan confirmed by a court in a case under title 11 of the United States Code to elect to treat an escrow account, trust, or fund that holds assets of the liquidated trust that are subject to disputed claims as a “disputed ownership fund.” A disputed ownership fund is taxable as a C corporation, unless all the assets transferred to the fund are passive investment assets, in which case it is taxable as a “qualified settlement fund.” Because the Plan requires the Trustee to report the Creditor Trust Assets allocable to Disputed General Unsecured Claims as provided in F.2.c. above and as provided below in this section, the Debtors do not expect that the Trustee will make an election to treat such assets as a disputed ownership fund.
Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall (i) treat the Disputed General Unsecured Claims Reserve established on account of Disputed General Unsecured Claims as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (Section 641 et seq. of the Tax Code), and (ii) to the extent permitted by applicable law, report consistently for state and local income tax purposes. In addition, pursuant to the Plan, all parties (including Holders of Disputed General Unsecured Claims) shall report consistently with such treatment.
Accordingly, subject to issuance of definitive guidance, the Trustee will report as subject to a separate entity level tax any amounts earned by the Disputed General Unsecured Claims Reserve, except to the extent such earnings are distributed by the Trustee during the same taxable year. In such event, any amount earned by the Disputed General Unsecured Claims Reserve that is distributed to a Holder during the same taxable year will be includible in such Holder's gross income.
Distributions from the Disputed General Unsecured Claims Reserve will be made to Holders of Disputed General Unsecured Claims when such Disputed General Unsecured Claims are subsequently Allowed and to Holders of previously Allowed General Unsecured Claims (whether such claims were allowed on or after the Effective Date) when any Disputed General Unsecured Claims are subsequently disallowed. Such distributions (other than amounts attributable to earnings) should be taxable to the recipient in accordance with the principles discussed above.
Accordingly, each Holder of a Disputed General Unsecured Claim is urged to consult its tax advisor regarding the potential tax treatment of the Disputed General Unsecured Claim Reserve, distributions therefrom, and any tax consequences to such Holder relating thereto.

G.	CONSEQUENCES OF NEW GMXR INTERESTS OWNERSHIP

The following discussion summarizes certain material U.S. federal income tax consequences that may be relevant to owning New GMXR Interests received pursuant to the Plan. This section does not address all U.S. federal income tax matters that affect New GMXR or the holders. Furthermore, this section focuses on holders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, foreign persons, or other holders subject to specialized tax treatment.

1.	PARTNERSHIP STATUS

A New GMXR intends to be treated as a partnership for federal income tax purposes. An entity that is treated as a partnership for federal income tax purposes is not a taxable entity and incurs no federal income tax liability. An entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be subject to tax as a corporation if it is a “publicly traded partnership” and certain exceptions do not apply. A partnership is a publicly traded partnership if interests in the partnership are traded on an established securities market or interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof.
It is not expected that New GMXR will be a publicly traded partnership for U.S. federal income tax purposes. The New GMXR Interests will not be traded on an established securities market, it is not anticipated that a market will exist for holders to readily buy, sell or exchange New GMXR Interests in a manner that is comparable, economically, to trading on an established securities market, and New GMXR will not make a market for the New GMXR Interests. The Plan Supplement may include certain transfer restrictions on New GMXR Interests.
If New GMXR were treated as a publicly traded partnership, New GMXR would nonetheless not be taxable as a corporation if 90% or more of New GMXR’s gross income for each taxable year in which New GMXR were a publicly traded partnership consisted of “qualifying income.” Qualifying income generally includes, among other things, income and gains derived from the exploration, development, mining, production or marketing of oil and natural gas, and the gain from the sale of assets to produce such income. It is anticipated that New GMXR’s income will consist primarily of qualifying income and consequently, even if New GMXR constituted a publicly traded partnership, it is anticipated that New GMXR would not be taxable as a corporation for federal income tax purposes.

2.	TAX CONSEQUENCES TO HOLDER’S OF INVESTMENTS IN NEW GMXR INTERESTS

a.Flow-Through of Taxable Income

For federal income tax purposes, a holder’s allocable share of recognized items of income, gain, loss, deduction or credit of New GMXR will be determined by the limited liability company agreement or limited partnership agreement of New GMXR. Each holder will be required to report on its income tax return its share of New GMXR’s income, gains, losses, and deductions without regard to whether corresponding cash distributions are received by the holder. Accordingly, it is possible that a holder’s federal income tax liability with respect to its allocable share of New GMXR’s income for a particular taxable year could exceed any cash distribution such holder receives for the year, thus giving rise to an out-of-pocket tax liability for such holder.
b.Basis of New GMXR Interests

A holder’s initial tax basis for its New GMXR Interests generally will equal the fair market value of such holder’s pro rata share of an undivided interest in the assets of New GMXR. That basis will be increased by the holder’s share of New GMXR’s income and by any increases in the holder’s share of New GMXR’s liabilities. That basis will be decreased, but not below zero, by distributions from New GMXR, by the holder’s share of New GMXR’s losses, by depletion deductions taken by the holder to the extent such deductions do not exceed the holder’s proportionate share of the tax basis of the underlying producing properties and by any decreases in the holder’s share of New GMXR’s liabilities.

c.Treatment of Distributions

Distributions of cash, if any, made by New GMXR to a holder generally will not be taxable to the holder to the extent of the holder’s tax basis (as described above) in its New GMXR Interests. Any cash distributions in excess of a holder’s tax basis in its New GMXR Interests generally will be considered to be gain from the sale or exchange of those New GMXR Interests. Under current laws, such gain would be treated as capital gain and would be long-term capital gain if the holder’s holding period for its New GMXR Interests exceeds one year, subject to certain exceptions. A reduction in a holder’s allocable share of New GMXR’s liabilities is treated similarly to a cash distribution for federal income tax purposes.
d.Limitations on Deductibility of Tax Losses

The deduction by a holder of its share of New GMXR’s taxable losses will be limited to the holder’s tax basis in its New GMXR Interests and, in the case of an individual holder, an estate, a trust or a corporate holder, if more than 50% of the value of the holder’s stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the holder is considered to be “at risk” with respect to New GMXR’s activities, if that amount is less than the holder’s tax basis.

In addition, the passive activity loss rules limit the use of losses derived from passive activities, which generally include an investment in limited liability company member interests such as the New GMXR Interests. If an investment in New GMXR Interests is treated as a passive activity, a holder who is an individual investor, as well as certain other types of investors, would not be able to use losses from New GMXR to offset non-passive activity income, including salary, business income, and portfolio income (e.g., dividends, interest, royalties, and gain on the disposition of portfolio investments) received during the taxable year. Passive activity losses that are disallowed for a particular taxable year may, however, be carried forward to offset passive activity income earned by the holder in future taxable years. In addition, if New GMXR were characterized as a publicly traded partnership, each holder would be required to treat any loss derived from New GMXR separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to New GMXR which are carried forward may only be offset against future income of New GMXR. Moreover, unlike other passive activity losses, suspended losses attributable to New GMXR would only be allowed upon the complete disposition of the holder’s “entire interest” in New GMXR.

e.Depletion Deductions

A Subject to the limitations on deductibility of taxable losses discussed above, holders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to New GMXR’s oil and natural gas properties.

Percentage depletion is generally available with respect to holders who qualify under the independent producer exemption contained in the Tax Code. An “independent producer” is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the holder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property generally is limited to 100% of the taxable income of the holder from the property for each taxable year, computed without the depletion allowance and without the Section 199 deduction (described below). A holder that qualifies as an independent producer may deduct percentage depletion only to the extent the holder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a holder’s total taxable income from all sources for the year, computed without the depletion allowance, any Section 199 deduction (described below), net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the holder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

Holders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (1)

dividing the holder’s share of the tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (2) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the holder’s share of the total tax basis in the applicable property.

All or a portion of any gain recognized by a holder as a result of either the disposition by New GMXR of some or all of New GMXR’s oil and natural gas interests or the disposition by the holder of some or all of its New GMXR Interests may be taxed as ordinary income to the extent of recapture of depletion and certain other deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

f.Deductions for Intangible Drilling and Development Costs

New GMXR expects to elect to currently deduct intangible drilling and development costs (IDCs) associated with wells located in the United States. IDCs generally include New GMXR’s expenses for wages, fuel, repairs, hauling, supplies, and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy.

Although New GMXR expects to elect to currently deduct IDCs, each holder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made or incurred.

A holder who is directly or indirectly, through certain related parties, involved in substantial oil and natural gas refining or retail marketing activities should consult the holder’s own tax advisor regarding special rules that may apply to the holder with respect to IDCs of New GMXR.

IDCs previously deducted that are allocable to property (held directly or through ownership of an interest in a partnership) and that would have been included in the tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a holder of New GMXR Interests.

g.Section 199 Deduction for U.S. Production Activities

Subject to the limitations on the deductibility of losses discussed above, holders will be entitled to a maximum deduction, referred to as the Section 199 deduction, equal to 9% of New GMXR’s “qualified production activities income” that is allocated to such holder. The amount of a holder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the holder during the calendar year that are deducted in arriving at qualified production activities income. Each holder will be treated as having been allocated IRS Form W-2 wages from New GMXR equal to the holder’s allocable share of New GMXR’s wages that are deducted in arriving at qualified production activities income for that taxable year. The availability of the domestic production deduction is dependent upon many factors, which will vary among individual holders. Section 199 of the Tax Code and related tax matters are complex. Holders are urged to consult their tax advisors regarding the application of these rules to the holder’s particular circumstances.

h.Depreciation

The tax basis of New GMXR’s assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. To the extent allowable, New GMXR may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property New GMXR subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Tax Code.
If New GMXR disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to recapture rules and taxed as ordinary income rather than capital gain. Similarly, a holder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of New GMXR Interests.
i.Disposition of New GMXR Interests

A holder will recognize gain or loss on a sale of New GMXR Interests equal to the difference between the holder’s amount realized and the holder’s tax basis for the New GMXR Interests sold. A holder’s amount realized will equal the sum of the cash and/or the fair market value of other property received plus the holder’s share under the partnership tax rules of New GMXR’s liabilities.
Except as described below, gain or loss recognized by a holder, on the sale or exchange of New GMXR Interests will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which we expect may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Tax Code to the extent attributable to certain assets, including unrealized receivables, depreciation and depletion recapture and/or substantially appreciated inventory items. Ordinary income attributable to such assets may exceed the net taxable gain realized upon the sale of New GMXR Interests, and may be recognized even if a holder realizes a net taxable loss on the sale of New GMXR Interests. As a result, it is possible for a holder to recognize both ordinary income and a capital loss upon a sale of New GMXR Interest.
j.State, Local and Other Tax Considerations

In addition to federal income taxes, holders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance, or intangible taxes that may be imposed by the various jurisdictions in which New GMXR does business or owns property or in which the holders are resident. Holders will be required to file state income tax returns and to pay state income taxes in many of the states in which New GMXR may do business or own property and may be subject to penalties for failure to comply with those requirements.

It is the responsibility of each holder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its ownership of New GMXR Interests. The Debtors strongly recommend that each prospective holder consult, and depend on, the holder’s own tax counsel or other advisor with regard to those matters. It is the responsibility of each holder to file all tax returns that may be required of the holder.

k.Information Returns

New GMXR intends to furnish to each holder, as soon as available to New GMXR, specific tax information, including a Schedule K-1, which describes the holder’s share of New GMXR’s income, gain, loss, and deductions for New GMXR’s preceding taxable year. However, holders may not receive such Schedules K-1 until after April 15th of the following year. Holders of New GMXR Interests may be required to obtain extensions of the filing date for their income tax returns at the federal, state and local levels.

H.	TAX EXEMPT ORGANIZATIONS AND OTHER INVESTORS

Ownership of New GMXR Interests by employee benefit plans, other tax-exempt organizations and foreign taxpayers raise issues unique to those investors and may have substantially adverse tax consequences to them.
Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Much of New GMXR’s income allocated to a holder that is a tax-exempt organization likely will be unrelated business taxable income and will be taxable to them.
Non-resident aliens and foreign corporations, trusts, or estates that own New GMXR Interests will be considered to be engaged in business in the United States because of the ownership of New GMXR Interests. As a consequence they will be required to file U.S. federal tax returns to report their share of New GMXR’s income, gain, loss, or deduction and pay federal income tax at regular rates on their share of New GMXR’s net income or gain. Under applicable tax rules, New GMXR will be required to withhold tax on distributions to such persons. In addition, because a foreign corporation that owns New GMXR Interests will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax on its share of much of New GMXR’s income and gain. Generally, under FIRPTA, non-U.S. persons are subject to federal income tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property (a “USRPI”). FIRPTA tax applies if a non-U.S. person is a holder of an interest in a partnership that realizes gain in respect of an interest in a USRPI. New GMXR’s assets are expected to constitute interests in USRPIs.
In addition, because the majority of New GMXR’s assets are expected to constitute USRPIs, the stock of Reorganized GMXR is also expected to be a USRPI. Accordingly, Non-resident aliens and foreign corporations, trusts, or estates that dispose of Reorganized GMXR Common Stock are expected to be subject to FIRPTA with respect to the disposition of that stock, and are expected to be subject to withholding tax on such dispositions. Non-resident aliens and foreign corporations, trusts, or estates are urged to consult their tax advisors with respect to the foregoing and other tax consequences to them of the Plan and the ownership and disposition of Reorganized GMXR Common Stock, New GMXR Interests, and, if applicable, interests in the Creditor Trust.

I.	INFORMATION REPORTING AND BACKUP WITHHOLDING

Certain payments, including the payments with respect to Claims pursuant to the Plan or by Reorganized GMXR or New GMXR, may be subject to information reporting by the payor to the IRS. Moreover, such reportable payments may be subject to backup withholding (currently at a rate of 28%) under certain circumstances. Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against a Holder’s federal income tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally a United States federal income tax return). The Debtors intend to comply with all applicable reporting withholding requirements of the Tax Code.

J.	IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.
TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER OF A CLAIM OR EQUITY INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF CLAIMS OR EQUITY INTERESTS UNDER THE INTERNAL REVENUE CODE; (2) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE CONFIRMATION OF THE PLAN TO WHICH THE TRANSACTIONS DESCRIBED IN THIS DISCLOSURE STATEMENT ARE ANCILLARY, AND (3) HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD SEEK ADVICE BASED UPON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

VII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST

A.	FEASIBILITY OF THE PLAN

In connection with Confirmation of the Plan, section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This is the so-called “feasibility” test. To support their belief in the feasibility of the Plan, the Debtors, with the assistance of Opportune LLP and Jefferies, have prepared the Financial Projections attached hereto as Exhibit C (the “Financial Projections”).
The Financial Projections indicate that the Reorganized Debtors should have sufficient cash flow to make the payments required under the Plan on the Effective Date, repay and service debt obligations as they become due, and maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with section 1129(a)(11) of the Bankruptcy Code. As noted in the Financial Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Financial Projections or as to the Reorganized Debtors’ ability to achieve the projected results. Many of the assumptions upon which the Financial Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Financial Projections were prepared may be different from and may adversely affect the Reorganized Debtors’ financial results. See Section IX - “CERTAIN FACTORS TO BE CONSIDERED” for a discussion of certain risk factors that could affect financial feasibility of the Plan.
THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING FINANCIAL PROJECTIONS. FURTHERMORE, THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS’ INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE FINANCIAL PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY, IF NOT ALL, OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THE THOSE PRESENTED IN THE FINANCIAL PROJECTIONS.

B.	BEST INTERESTS TEST

The Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interest of all Holders of Claims and Equity Interests that are Impaired by the Plan and that have not accepted the Plan as a requirement to confirm the Plan. The “best interests” test, as set forth in section 1129(a)(11) of the Bankruptcy Code, requires the Bankruptcy Court to find either that all members of an Impaired Class of Claims or Equity Interests have accepted the Plan or that the Plan will provide a member who has not accepted the Plan with a recovery of property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.
To calculate the probable Distribution to members of each Impaired Class of Claims and Equity Interests if the Debtors were liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the disposition of the Debtors’ assets if liquidated in chapter 7 cases under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the Debtors’ assets by a chapter 7 trustee.
The amount of liquidation value available to Holders of Claims against the Debtors would be reduced by, first, the claims of secured creditors (to the extent of the value of their collateral), and by the costs and expenses of liquidation, as well as by other administrative expenses and costs of the chapter 7 cases. Costs of a liquidation of the Debtors under chapter 7 of the Bankruptcy Code would include the compensation of a chapter 7 trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, and litigation costs. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured Claims or to make any distribution in respect of Equity Interests, if any. The liquidation would also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of unsecured Claims.
In a chapter 7 liquidation, no junior Class of Claims or Equity Interests may be paid unless all Classes of Claims or Equity Interests senior to such junior Class are paid in full. Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no Class of Claims or Equity Interests that is contractually subordinated to another Class would receive any payment on account of its Claims or Equity Interests, unless and until such senior Classes were paid in full.
Once the Bankruptcy Court ascertains the recoveries in liquidation of the Debtors’ secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the value of Distributions to be received by the unsecured creditors under the Plan, then the Plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis attached hereto as Exhibit F, the Debtors believe that each member of each Class of Impaired Claims will receive at least as much, if not more, under the Plan as it would receive if the Debtors were liquidated. Under either scenario, holders of Impaired Equity Interests will not receive any distribution.

C.	LIQUIDATION ANALYSIS

The Debtors believe that under the Plan, all Holders of Impaired Claims and Equity Interests will receive property with a value not less than the value each such Holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on:

•	consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to Holders of Impaired Claims and Equity Interests, including:

◦
increased costs and expenses of a liquidation under chapter 7 arising from fees payable to one or more chapter 7 trustees and professional advisors to such trustee(s), who may not be familiar with the Debtors’ industry and business operations;

◦
erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail in today’s negative environment for the sale of exploration and production assets;

◦	significant adverse effects on the Debtors’ business as a result of the likely departure of key employees;

◦	substantial increases in Claims, as well as substantially increased estimated contingent Claims, lease and contract rejection Claims;

◦	substantial delay in distributions, if any, to the Holders of Claims and Equity Interests that would likely ensue in a chapter 7 liquidation; and

•	the liquidation analysis prepared by the Debtors, which is attached hereto as Exhibit F.
The Debtors believe that any liquidation analysis includes some speculation as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(11) of the Bankruptcy Code. Further, the Debtors do not believe the recoveries of the Causes of Action and Avoidance Actions listed on Exhibit A to the Plan and as defined in the Plan will be sufficient to satisfy the general unsecured creditors in full.
For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims within a reasonable range such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to Holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any Distribution to be made on the account of Allowed Claims under the Plan.
To the extent that Confirmation of the Plan required the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation

Hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to Holders of Eligible Claims and Equity Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

D.	VALUATION OF THE REORGANIZED DEBTORS

Based on a robust exposure of the Debtors’ assets to potential buyers, through the Jefferies marketing process, the Purchaser’s credit bid of $338 million was determined to be the winning bid at the Auction. The Debtors and their advisors believe that the $338 million credit bid is the best, most objective indicator of the value of the Reorganized Debtors. Based on the results of the Auction, the Debtors, after consulting with financial and legal advisors, have determined that the Allowed Secured amount of the Senior Secured Noteholder Secured Claim is $338,000,000.00.

VIII. ALTERNATIVES TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords Holders of Claims the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such Holders. If the Plan is not subsequently confirmed and consummated, the theoretical alternatives include: (i) formulation of an alternative plan or plans of reorganization or (ii) liquidation of the Debtors under chapter 7 or 11 of the Bankruptcy Code.

A.	ALTERNATIVE PLAN(S)

If the votes required to confirm the Plan are not received or if the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party in interest) could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets. To that extent, the Debtors would be required to amend the terms of the existing DIP Facility Agreement and receive consent from the DIP Lenders and Steering Committee to continue to use cash collateral, or identify replacement debtor in possession financing, and there is no assurance that such alternative plan would provide more value to Holders. As such, the confirmation and consummation of such an alternative plan is be highly speculative.

B.	LIQUIDATION UNDER CHAPTER 7

Proceeding under chapter 7 would impose significant additional monetary and time costs on the Debtors’ Estates. Under chapter 7, one or more trustees would be elected or appointed to administer the Estates, to resolve pending controversies, including Disputed Claims against the Debtors and Claims of the various estates against other parties, and to make distributions to Holders of Claims. A chapter 7 trustee would be entitled to compensation in accordance with the scale set forth in Bankruptcy Code section 326, and the trustee would also incur significant administrative expenses.

There is a strong probability that a chapter 7 trustee in these cases would not possess any particular knowledge about the Debtors. The Debtors assert that the value of the Debtors’ assets would be greatly diminished thereby. Additionally, a trustee would probably seek the assistance of professionals who may not have any significant background or familiarity with these cases. The trustee and any professionals retained by the trustee likely would expend significant time familiarizing themselves with these cases. This would result in duplication of effort, increased expenses, and delay in payments to creditors.
In an analysis of liquidation under chapter 7, it must be recognized that additional costs in both time and money are inevitable. In addition to these time and monetary costs, there are other problems in a chapter 7 liquidation that would result in a substantially smaller recovery for Holders of Eligible Claims than under the Plan.
Further, Distributions under the Plan probably would be made earlier than would distributions in a chapter 7 case. In contrast to the Plan, which contemplates Distributions to Holders of Allowed Claims as soon as practicable after the Effective Date, distributions of the proceeds of a chapter 7 liquidation might not occur until one or more years after the completion of the liquidation in order to afford the Chapter 7 trustee the opportunity to resolve claims and prepare for distributions.
THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER RECOVERY TO HOLDERS OF CLAIMS THAN SUCH HOLDERS WOULD RECEIVE IF THE DEBTORS WERE LIQUIDATED UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.
The Liquidation Analysis, prepared by the Debtors with their financial advisor, is premised upon a liquidation under chapter 7 cases and is attached hereto as Exhibit F. In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests.
The Debtors have no knowledge of a buyer whom the Debtors believe is ready, willing and financially able to purchase the Debtors as a whole or even to purchase significant portions of the Debtors as ongoing businesses on terms and conditions that are more favorable than the Plan to Holders of Claims and Equity Interests as evidenced by the results of the Auction. Therefore, the likely form of any liquidation would be the sale of individual assets. Based upon this analysis, it is likely that a liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation will not afford Holders of Eligible Claims as great a realization as does the Plan.

IX. CERTAIN FACTORS TO BE CONSIDERED

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF ELIGIBLE CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO THE DEBTORS OR THAT THEY CURRENTLY DEEM IMMATERIAL MAY ALSO HARM THEIR BUSINESSES.

A.	GENERAL

While the Debtors hoped that a chapter 11 filing would not be seriously disruptive to their business, the Debtors cannot be certain that this will be the case going forward. Although the Plan is designed to conclude the Chapter 11 Cases, it is impossible to predict with certainty the amount of additional time that the Debtors may spend in chapter 11 or to assure that the Plan will be confirmed.
Even if confirmed on a timely basis, a chapter 11 proceeding to confirm the Plan could continue to have an adverse effect on the Debtors’ businesses. Among other things, it is possible that a bankruptcy proceeding could continue to adversely affect (i) the Debtors’ relationships with their key vendors, (ii) the Debtors’ relationships with their customers, (iii) the Debtors’ relationships with their employees and (iv) the legal rights and obligations of the Debtors under agreements that may be in default as a result of the Chapter 11 Cases.
A chapter 11 proceeding also involves additional expenses and will continue to divert the attention of the Debtors’ management from operation of their business.
The extent to which a chapter 11 proceeding disrupts the Debtors’ businesses will likely be directly related to the length of time it takes to complete the reorganization proceeding. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, they may be forced to continue to operate in chapter 11 for an extended period while they try to develop a different reorganization plan that can be confirmed. That would increase both the probability and the magnitude of the adverse effects described in this Disclosure Statement.

B.	CERTAIN RISKS RELATED TO THE DEBTORS’ BUSINESS, INDUSTRY AND NEW EQUITY SECURITIES

1.	THE DEBTORS’ CURRENT FINANCIAL CONDITION HAS ADVERSELY AFFECTED THEIR BUSINESS OPERATIONS AND THEIR BUSINESS PROSPECTS.

The Debtors’ current financial condition and the surrounding bankruptcy proceedings have been disruptive to the business. Management has devoted substantial time and attention to the current bankruptcy proceedings, thereby reducing its focus on operating the business. In addition, the Debtors have laid-off a substantial number of employees. These lay-offs have negatively impacted employee morale and productivity and caused voluntary employee resignations. Further, the Debtors’ current financial condition and the resulting uncertainty associated with the current bankruptcy proceedings have caused vendors to terminate their relationships with the Debtors or to refuse to extend credit to the Debtors on acceptable terms or at all. These developments have had a material adverse effect on the Debtors’ business, operations, financial condition and cash flows.

2.	THE DEBTORS’ ASSET CARRYING VALUES HAVE BEEN IMPAIRED BASED, IN PART, ON NATURAL GAS PRICES AS OF DECEMBER 31, 2012 AND THEY MAY BE FURTHER IMPAIRED IF GAS PRICES CONTINUE TO DECLINE.

The substantial decline in gas prices and reduced capital spending on certain fields based on this lower price environment over the past several years has negatively impacted the estimated net cash flows from the Debtors’ natural gas reserves, which estimates are used to determine impairments of the Debtors’ natural gas properties. As a result of the decline in gas prices, the Debtors have revised their estimated reserves downward and have significantly reduced their estimated future cash flows.

3.	EVEN IF THE DEBTORS SUCCESSFULLY EMERGE FROM BANKRUPTCY AND ENTER INTO THE EXIT FACILITY, THE DEBTORS WILL CONTINUE TO HAVE SUBSTANTIAL CAPITAL NEEDS WHICH THEY MAY NOT BE ABLE TO MEET IN THE FUTURE.

Assuming the successful emergence of the Debtors from bankruptcy and availability of the Exit Facility, the Debtors will continue to have substantial capital requirements to fund the development of their reserves. The Debtors may not be able to generate sufficient cash flow from operations to meet their ongoing obligations since such cash flows will be subject to a range of economic, competitive and business risk factors. Additionally, the amounts available under the Exit Facility may not be sufficient for the Debtors’ capital requirements and they may not be able to access additional financing resources due to a variety of reasons, including restrictive covenants in the Exit Facility, decreases in oil and gas prices, and the lack of available capital due to the tightening of the global credit markets. If the Debtors are unable to make scheduled payments on the Exit Facility, or if their financing requirements are not met by the Exit Facility and they are unable to access additional financing, the Debtors’ business, operations, financial condition and cash flows may be negatively impacted.

4.
PROPERTIES OF THE DEBTORS MAY NOT PRODUCE AS PROJECTED, AND THE DEBTORS MAY NOT HAVE FULLY IDENTIFIED LIABILITIES ASSOCIATED WITH THESE PROPERTIES OR OBTAINED ADEQUATE PROTECTION FROM SELLERS AGAINST LIABILITIES.

In the past, the Debtors acquired producing properties from third parties, and these acquisitions required assessments of many factors, which are inherently inexact and may be inaccurate, including:

•	the amount of recoverable reserves and the rates at which those reserves will be produced;

•	future oil and natural gas prices;

•	estimates of operating costs;

•	estimates of future development costs;

•	estimates of the costs and timing of plugging and abandonment activities; and

•	potential environmental and other liabilities.
The Debtors’ assessments may not have revealed all existing or potential problems, nor permitted them to become adequately familiar with the properties to evaluate fully their deficiencies and capabilities. In the course of their due diligence, the Debtors may not have inspected every well, platform or pipeline. The Debtors’ inspections may not have identified structural and environmental problems, such as pipeline corrosion or groundwater contamination. The Debtors may not have obtained contractual indemnities from the seller for liabilities that it created. The Debtors may have assumed the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with their expectations.

5.	LOSS OF KEY MANAGEMENT AND FAILURE TO ATTRACT QUALIFIED MANAGEMENT COULD NEGATIVELY IMPACT THE DEBTORS’ OPERATIONS.

Successfully developing and implementing their strategies will depend, in part, on the Debtors’ management team. The loss of members of the Debtors’ management team could have an adverse effect on their business.

6.	EXPLORING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH-RISK ACTIVITIES WITH MANY UNCERTAINTIES THAT COULD ADVERSELY AFFECT THE DEBTORS’ BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

The Debtors’ future success will depend on the success of their exploration and production activities. The Debtors’ oil and natural gas exploration and production activities are subject to numerous risks beyond their control, including the risk that drilling will not result in commercially viable oil or natural gas production. The Debtors’ decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The Debtors’ cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling activity, including the following:

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment failures or accidents;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	title problems;

•	limitations in the demand for oil and natural gas;

•	cost of services to drill, complete, operate, and work over wells; and

•	changes in federal, state, and local regulatory and taxing regulations.

7.
A SUBSTANTIAL OR EXTENDED DECLINE IN OIL AND NATURAL GAS PRICES MAY HAVE A MATERIAL ADVERSE EFFECT ON THE DEBTORS’ BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, CASH FLOWS AND THEIR ABILITY TO MEET THEIR OBLIGATIONS, OPERATING COST REQUIREMENTS, CAPITAL EXPENDITURE REQUIREMENTS AND OTHER FINANCIAL COMMITMENTS.

The price the Debtors receive for their oil and natural gas production heavily influences their revenue, profitability, financial condition, cash flow, access to capital and future rate of growth. Oil and natural gas are commodities and, as a result, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices the Debtors receive for their production, and the levels of their production, depend on numerous factors beyond their control. These factors include:

•	changes in the global and regional supply, demand and inventories of oil;

•	domestic natural gas supply, demand and inventories;

•	the actions of the Organization of Petroleum Exporting Countries (“OPEC”);

•	the price and quantity of foreign imports of oil;

•	the price and availability of liquefied natural gas imports;

•	political conditions, including embargoes, in or affecting other oil-producing countries;

•
economic and energy infrastructure disruptions caused by actual or threatened acts of war, or terrorist activities, or national security measures deployed to protect the United States from such actual or threatened acts or activities;

•	economic stability of major oil and natural gas companies and the interdependence of oil and natural gas and energy companies;

•	the level of worldwide oil and natural gas exploration and production activity;

•	weather conditions, including energy infrastructure disruptions resulting from those conditions;

•	technological advances effecting energy consumption; and

•	the price and availability of alternative fuels.
In addition to decreasing the Debtors’ revenues and cash flows on a per unit basis, lower oil and natural gas prices may reduce the amount of oil and natural gas that the Debtors can produce economically.

8.
THE DEBTORS MAY INCUR SUBSTANTIAL LOSSES AND BE SUBJECT TO SUBSTANTIAL LIABILITY CLAIMS AS A RESULT OF THEIR OIL AND NATURAL GAS OPERATIONS. THEIR INSURANCE COVERAGE MAY NOT BE SUFFICIENT OR MAY NOT BE AVAILABLE TO COVER SOME OF THESE LOSSES AND CLAIMS.

Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect the Debtors’ business, financial condition or results of operations. The Debtors’ oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of`:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.
Any of these risks could adversely affect the Debtors’ ability to conduct operations or result in substantial losses. The Debtors maintain insurance at levels that they believe are consistent with industry practices and their particular needs, but they are not fully insured against all risks. The Debtors may elect not to obtain insurance for certain risks or to limit levels of coverage if they believe that the cost of available insurance is excessive relative to the risks involved. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and it is not fully covered by insurance, it could adversely affect the Debtors’ financial condition, results of operations and cash flows and could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

9.
RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY PROVE TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND ESTIMATED VALUES OF THE DEBTORS’ RESERVES.

The process of estimating oil and natural gas reserves is complex, requiring interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves disclosed in GMXR’s filings with the SEC.
Estimates of oil and natural gas reserves are inherently imprecise. The preparation of the Debtors’ reserve estimates requires projections of production rates and timing of development expenditures, analysis of available geological, geophysical, production and engineering data, and assumptions about oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The extent, quality and reliability of this data can vary. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, drilling and operating expenses and quantities of recoverable oil and natural gas reserves will vary from the Debtors’ estimates.
The present value of future net revenues from the Debtors’ proved reserves and the standardized measure of discounted future net cash flows referred to in GMXR’s filings with the SEC should not be assumed to represent or approximate the current market value of the Debtors’ estimated proved oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from the Debtors’ proved reserves are computed using the 12-month average price for each product, calculated as the simple arithmetic average of the first day-of-the-month price for the prior twelve month period, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalation. Actual future prices and costs may differ materially from those used in the Debtors’ reserve estimates.
If the Debtors’ estimates of the recoverable reserve volumes on a property are revised downward, or if development costs exceed previous estimates, or if commodity prices decrease, as discussed elsewhere in these risk factors, the Debtors may be required to record an impairment to their property and equipment, which could have a material adverse effect on their financial position and results of operations. Once recorded, an impairment of property and equipment may not be reversed at a later date. In addition, under SEC requirements, if provided undeveloped reserves are not expected to be developed within a five-year timeframe, these reserves are to be removed from proved reserves. The Debtors’ ability to obtain financing depends in part on their estimate of the proved oil and natural gas reserves for properties that will serve as collateral. If proved reserves on a property are revised downward, the Debtors’ ability to acquire adequate funding may be significantly reduced.

10.	IF THE DEBTORS ARE UNABLE TO REPLACE THE RESERVES THAT THEY HAVE PRODUCED, THEIR RESERVES AND REVENUES WILL DECLINE.

The Debtors’ future success depends on their ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Lower commodity prices and increased costs associated with exploration and production may lower the threshold of economic recoverability. Additionally, the Debtors have substantially cut their capital expenditure budget in 2012 and 2013 in order to conserve cash resources, which has negatively impacted the ability of the Debtors to replace current reserves produced. Without continued successful acquisition or exploration activities, the Debtors’ reserves and revenues will decline as a result of their current reserves being depleted by production. The Debtors may not be able to find or acquire additional reserves on an economic basis.

11.	THE DEBTORS’ BUSINESS REQUIRES SUBSTANTIAL CAPITAL INVESTMENT AND MAINTENANCE EXPENDITURES, AND THEIR CAPITAL RESOURCES MAY NOT BE ADEQUATE TO PROVIDE FOR ALL OF THEIR CASH REQUIREMENTS.

The Debtors’ operations are capital intensive. The Debtors’ ability to replace their oil and natural gas production and maintain their production levels and reserves requires extensive capital investment. The Debtors’ business also requires substantial expenditures for routine maintenance. Without access to new capital, the Debtors may not be able to maintain their production levels and reserves.

12.	IMPEDIMENTS TO TRANSPORTING THE DEBTORS’ PRODUCTS MAY LIMIT THEIR ACCESS TO OIL AND NATURAL GAS MARKETS OR DELAY THEIR PRODUCTION.

The Debtors’ ability to market their oil and natural gas production depends on a number of factors, including the proximity of their reserves to pipelines and terminal facilities, the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties, and the availability of satisfactory oil and natural gas transportation arrangements. These facilities and systems may be shut-in due to factors outside of the Debtors’ control. If any of these third party services and arrangements become partially or fully unavailable, or if the Debtors are unable to secure such services and arrangements on acceptable terms, the Debtors’ production could be limited or delayed and their revenues could be adversely affected.

13.	THE DEBTORS’ UNDEVELOPED ACREAGE MUST BE DRILLED BEFORE LEASE EXPIRATION IN ORDER TO HOLD THE ACREAGE BY PRODUCTION.

In the highly competitive market for acreage, failure to drill sufficient wells to hold acreage will result in a substantial lease renewal cost, or if renewal is not feasible, loss of our lease and prospective drilling opportunities. Unless production is established within the spacing units covering the undeveloped acres on which some of the locations are identified, the leases for such acreage could expire. In addition, a significant portion of the acreage the Debtors’ acquired in 2011 in the Bakken and Niobrara formations will expire over the next several years unless extended as allowed under the terms of the individual lease agreements or held by production by producing wells. The cost to renew such leases may increase significantly, and the Debtors may not be able to renew such leases on commercially reasonable terms or at all. In addition, on certain portions of the Debtors’ acreage, third-party leases become immediately effective if the Debtors’ leases expire.

14.
THE DEBTORS ARE EXPOSED TO COUNTERPARTY RISK IF THEY ENGAGE IN HEDGING ACTIVITIES USING COMMODITY DERIVATIVE INSTRUMENTS OR THROUGH INSURANCE AND OTHER ARRANGEMENTS THEY ENTER INTO WITH FINANCIAL AND OTHER INSTITUTIONS.

The Debtors may enter into transactions with counterparties such as commercial banks, investment banks, insurance companies, and other financial institutions. These transactions would expose the Debtors to credit risk in the event of default of any of these counterparties.
The Debtors may create exposure to these financial institutions in the form of oil and natural gas derivative contracts, which may protect a portion of the Debtors’ cash flows when commodity prices decline. During periods of low oil and natural gas prices, the Debtors may have heightened counterparty risk associated with these derivative contracts because the value of the Debtors’ derivative positions may provide a significant amount of cash flow. If a hedging counterparty defaults on its obligations, the Debtors may not realize the benefit of some or all of their derivative instruments.
The Debtors also maintain insurance policies with insurance companies to protect them against certain risks inherent in their business. If an insurer defaults on its obligation to the Debtors, they may not be reimbursed for losses they have insured against. In addition, if any lender under a future credit facility is unable or unwilling to fund its commitment, the Debtors’ liquidity may be reduced by an amount up to the aggregate amount of such lender’s unfunded commitment under a future credit facility.

15.
THE DEBTORS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, WHICH CAN ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS AND COULD RESULT IN RESTRICTIONS ON THEIR OPERATIONS OR CIVIL OR CRIMINAL LIABILITY.

The Debtors’ exploration, development and production operations, their activities in connection with storage and transportation of oil and other hydrocarbons and their use of facilities for treating, processing or otherwise handling hydrocarbons and related wastes are subject to various federal, state and local laws, orders and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal fines and penalties or the imposition of injunctive relief.
Future compliance with laws and regulations, including environmental, production, transportation, sales, rate and tax rules and regulations, and any changes to such laws or regulations, may reduce the Debtors’ profitability and have a material adverse effect on their financial position, liquidity and cash flows. Such laws and regulations may require more stringent and costly waste handling, storage, transport, disposal or cleanup requirements.

16.
POTENTIAL LEGISLATIVE AND REGULATORY ACTIONS COULD INCREASE THE DEBTORS’ COSTS, REDUCE THEIR REVENUE AND CASH FLOW FROM OIL AND NATURAL GAS SALES, REDUCE THEIR LIQUIDITY OR OTHERWISE ALTER THE WAY THEY CONDUCT THEIR BUSINESS.

Pending federal budget proposals would potentially increase and accelerate the payment of federal income taxes of independent producers of oil and natural gas. Proposals that would significantly affect the Debtors include, but are not limited to, repealing the expensing of intangible drilling costs, repealing the percentage depletion allowance, repealing the manufacturing tax deduction for oil and natural gas companies and increasing the amortization period of geological and geophysical expenses. It is unclear, however, whether any such changes will be enacted or how soon such changes could be effective. The passage of any legislation as a result of the budget proposals or any other similar change in U.S. federal income tax law could eliminate certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change (i) would make it more costly for the Debtors to explore for and develop its oil and natural gas resources and (ii) could negatively affect the Debtors’ financial condition, results of operation and cash flows.

17.	COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, WHICH MAY ADVERSELY AFFECT THE DEBTORS.

The Debtors operate in a highly competitive environment for acquiring oil and natural gas properties, marketing oil and natural gas and attracting and retaining trained personnel. Many of their competitors possess and employ financial, technical and personnel resources substantially greater than the Debtors. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Debtors’ financial or personnel resources permit. The Debtors’ ability to acquire additional properties and to discover reserves in the future will depend on their ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. There can be no assurance that the Debtors will be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital. If the Debtors are unable to compete successfully in these areas in the future, their future revenues and growth may be diminished or restricted.

18.	ADVERSE PUBLICITY ABOUT THE DEBTORS, INCLUDING THEIR CHAPTER 11 FILINGS, MAY HARM THE DEBTORS’ ABILITY TO COMPETE IN A HIGHLY COMPETITIVE ENVIRONMENT.

Recent adverse publicity concerning the Debtors’ financial condition may harm its ability to operate and to maintain favorable relationships with existing service providers, suppliers and working-interest partners. For example, it may be more challenging for the Debtors to engage in drilling operations, and some of the Debtors’ suppliers may require cash payments rather than extending credit, which adversely affects the Debtors’ liquidity. The Debtors may also experience difficulty attracting and retaining key employees.

19.	THE REORGANIZED DEBTORS WILL NOT HAVE ACCESS TO CAPITAL MARKETS

Because the Reorganized Debtors will not be a publicly traded company, its access to capital markets will be limited, making it more difficult to raise funds for operations. The exploration and production of oil and natural gas is a capital intensive industry, so a limitation on access to capital markets could significantly impair the Reorganized Debtors’ ability to develop their assets.

20.
THE EXIT FACILITY MAY CONTAIN CERTAIN RESTRICTIONS AND LIMITATIONS THAT COULD SIGNIFICANTLY AFFECT THE REORGANIZED DEBTORS’ ABILITY TO OPERATE THEIR BUSINESSES, AS WELL AS SIGNIFICANTLY AFFECT THEIR LIQUIDITY.

The Exit Facility may contain a number of significant covenants that could adversely affect the Reorganized Debtors’ ability to operate their businesses, as well as significantly affect their liquidity, and therefore could adversely affect the Reorganized Debtors’ results of operations. These covenants may restrict (subject to certain exceptions) the Reorganized Debtors’ ability to incur additional indebtedness; grant liens; consummate mergers, acquisitions consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make capital expenditures; make investments, loans and advances; make payments and modifications to subordinated and other material debt instruments; enter into transactions with affiliates; consummate sale-leaseback transactions; change their fiscal year; and enter into hedging arrangements (except as otherwise expressly permitted). In addition, the Reorganized Debtors may be required to maintain a minimum interest coverage ratio and a maximum leverage ratio.
The breach of any covenants or obligations in the Exit Facility, not otherwise waived or amended, could result in a default under the Exit Facility and could trigger acceleration of such obligations. Any default under the Exit Facility could adversely affect the Reorganized Debtors’ growth, financial condition, results of operations, and ability to make payments on debt.

21.	THE VALUE OF THE NEW EQUITY SECURITIES MAY BE ADVERSELY AFFECTED BY A NUMBER OF FACTORS.

The value of the New Equity Securities may be adversely affected by a number of factors, including many of the risks described in this Disclosure Statement. If, for example, the Reorganized Debtors fail to comply with the covenants in the Exit Facility, resulting in an event of default thereunder, certain of the Reorganized Debtors’ outstanding indebtedness could be accelerated, which could have a material adverse effect on the value of the New Equity Securities.

22.	THERE IS NO ESTABLISHED TRADING MARKET FOR THE REORGANIZED GMXR COMMON STOCK OR NEW GMXR INTERESTS , AND IF ONE DEVELOPS, IT MAY NOT BE LIQUID.

There is no established trading market for the Reorganized GMXR Common Stock or the New GMXR Interests , and there is no assurance that any active trading market will develop for the Reorganized GMXR Common Stock. The GMXR Common Stock has been delisted from the New York Stock Exchange (the “NYSE”). Reorganized GMXR and New GMXR will be a private company as of the Effective Date. Reorganized GMXR may apply for listing of the Reorganized GMXR Common Stock or the New GMXR Interests on the NYSE or another national stock exchange after the Effective Date, such as the Nasdaq Global Market, assuming the Reorganized Debtors satisfy the applicable listing criteria. There is no assurance that the NYSE or any other national exchange will approve the Reorganized GMXR Common Stock or the New GMXR Interests for listing as there is no assurance that the Debtors or Reorganized Debtors will seek to be listed, or satisfy the criteria for listing, or be approved for listing, the Reorganized GMXR Common Stock or the New GMXR Interests the NYSE or on another national stock exchange. Failure to list the Reorganized GMXR Common Stock or the New GMXR Interests may negatively affect the ability of Holders of Reorganized GMXR Common Stock to sell their shares. Accordingly, no assurance can be given that a holder of Reorganized GMXR Common Stock or New GMXR Interests will be able to sell such interest in the future or as to the price at which such sale may occur.
If such market were to develop, the liquidity of the market for the Reorganized GMXR Common Stock and New GMXR Interests and the prices at which such interests would trade will depend upon many factors, including the number of holders, investor expectations for the Reorganized Debtors, and other factors beyond the Reorganized Debtors’ control. In addition, the Reorganized GMXR Common Stock and New GMXR Interests will be issued to prepetition creditors of the Debtors, some of whom may prefer to liquidate their investment rather than to hold it on a long-term basis, which may create an initial imbalance in the market if and when one were to develop. In addition, the marketability of the Reorganized GMXR Common Stock and New GMXR Interests also will be impacted by the terms and provisions of the New Shareholders Agreement and New GMXR Agreement and creditors receiving such equity interests should familiarize themselves with the terms of such agreements (which will be contained in the Plan Supplement). The Reorganized GMXR Common Stock and New GMXR Interests will be subject to certain transfer and other restrictions pursuant to, among other things, the New Shareholders Agreement, the New GMXR Agreement and the New Organizational Documents. The New Shareholders Agreement and/or the New Organizational Documents will include customary transfer restrictions related to Section 382 of the U.S. Internal Revenue Code of 1986, as amended.

23.	REORGANIZED GMXR DOES NOT ANTICIPATE PAYING DIVIDENDS ON THE REORGANIZED GMXR COMMON STOCK IN THE FORESEEABLE FUTURE.

Reorganized GMXR does not anticipate paying any dividends on the Reorganized GMXR Common Stock in the foreseeable future. In addition, the covenants in certain future debt instruments to which Reorganized GMXR will be a party, including the Exit Facility, will likely place restrictions or conditions on Reorganized GMXR’s ability to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in Reorganized GMXR Common Stock. In addition, Reorganized GMXR’s only asset after the Effective Date will be its interests in New GMXR. On or prior to the Effective Date, GMXR shall contribute all of its assets to New GMXR (except the Creditor Trust Assets) free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility). All assets of GMXR, other than the Creditor Trust Assets, shall be deemed automatically transferred to New GMXR without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person. New GMXR will own the New Endeavor Interests, New Diamond Blue Interests and GMXR’s equity interests in Endeavor Gathering, LLC.

C.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	PARTIES-IN-INTEREST MAY OBJECT TO THE PLAN AND CONFIRMATION

Section 1129 of the Bankruptcy Code provides certain requirements for a chapter 11 plan to be confirmed, parties-in-interest may object to confirmation of a plan based on an alleged failure to fulfill these requirements or other reasons. The Debtors believe that the Plan complies with the requirements of the Bankruptcy Code.

2.	PARTIES-IN-INTEREST MAY OBJECT TO THE DEBTORS’ CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.
The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because each class of Claims and Equity Interests encompasses Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	UNDUE DELAY IN CONFIRMATION MAY DISRUPT THE BUSINESS OF THE DEBTORS AND HAVE POTENTIAL ADVERSE EFFECTS

The Debtors cannot accurately predict or quantify the impact on their business of not confirming the Plan and thus prolonging the Chapter 11 Cases. A lengthy time in bankruptcy could continue to adversely affect the Debtors’ relationships with their customers, oil and gas lessors, suppliers, and employees, which, in turn, could adversely affect the Debtors’ competitive position, financial condition, results of operations and cash flows.
Furthermore, not confirming the Plan and thus prolonging the Chapter 11 Cases could adversely affect the Debtors’ ability to seek out and take advantage of new business opportunities.

So long as the Chapter 11 Cases continue, the Debtors’ senior management will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing on the Debtors’ current business, and developing future business opportunities for the Debtors.

4.	THE DEBTORS MAY NOT BE ABLE TO OBTAIN CONFIRMATION OF THE PLAN

The Debtors cannot ensure they will receive the votes required to confirm the Plan. In the event that votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to cramdown the Plan on any Classes that vote to reject the Plan or to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the Holders of Allowed Claims and Allowed Interests as those proposed in the Plan.
Even if the Debtors do receive sufficient votes, there can be no assurance that the Bankruptcy Court will confirm the Plan. Even if a sufficient number of votes are received and, with respect to those Classes deemed to have rejected the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which as a court of equity may exercise substantial discretion, may choose not to confirm the Plan or may require additional solicitations or consents prior to confirming the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that Confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (see Section VII.A - “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST - FEASIBILITY OF THE PLAN”) and that the value of Distributions to dissenting Holders of Claims and Equity Interests may not be less than the value such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Section VII.B - “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST - BEST INTERESTS TEST.” Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
The Debtors’ ability to propose and confirm an alternative reorganization plan is uncertain. Confirmation of any alternative reorganization plan under chapter 11 of the Bankruptcy Code would likely take significantly more time and result in delays in the ultimate distributions to the Holders of Eligible Claims. If confirmation of an alternative plan of reorganization is not possible, the Debtors would likely be liquidated. Based upon the Debtors’ analysis, liquidation under chapter 7 would result in distributions of reduced value, if any, to Holders of Eligible Claims. See Section VII - “FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST.” In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. However, it is unlikely that any liquidation would realize the full going concern value of their businesses. Consequently, the Debtors believe that a liquidation under chapter 11 would also result in smaller distributions to the Holders of Eligible Claims than those provided for in the Plan and no distributions to the Holders Equity Interests.

5.	FAILURE TO CONSUMMATE THE PLAN

Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and an order (which may be the Confirmation Order) approving the assumption and assignment to New GMXR of all or substantially all executory contracts and unexpired leases (other than those specifically rejected by the Debtors) to the Reorganized Debtors or their assignees. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to Consummation set forth more fully in the Plan will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the Restructuring completed. For risks associated with failure to consummate the Plan, see ARTICLE VIII - “ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.”

6.	RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

Although the Debtors believe that the Effective Date may occur within a reasonable time following the Confirmation Date, there can be no assurance as to such timing.

7.	RISK OF POST-CONFIRMATION DEFAULT

At the Confirmation Hearing, the Bankruptcy Court will be required to make a judicial determination that the Plan is feasible, but that determination does not serve as any guarantee that there will not be any post-Confirmation defaults.
The Debtors believe that the cash flow generated from operations and post-Effective Date borrowings will be sufficient to meet the Debtors’ operating requirements, their obligations under the Exit Facility, and other post-Confirmation obligations under the Plan.

8.	CLAIMS ESTIMATION

There can be no assurance that the estimated amount of Claims are correct, and the actual Allowed amounts of Claims may differ from estimates. The estimated amounts are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the actual Allowed amounts of Claims may vary from those estimated therein.

D.	CERTAIN TAX CONSIDERATIONS

THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSION SET FORTH IN SECTION VI - “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN” FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED UNDER THE PLAN BOTH TO THE DEBTORS AND TO HOLDERS OF CLAIMS THAT ARE IMPAIRED UNDER THE PLAN.

E.	INHERENT UNCERTAINTY OF FINANCIAL PROJECTIONS

The Financial Projections cover the Debtors’ operations as of January 1, 2014 and through the period ending December 31, 2016. These Financial Projections are based upon numerous assumptions that are an integral part of the Financial Projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the Reorganized Debtors’ operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain Holders of Claims entitled to Distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

X. THE SOLICITATION; VOTING PROCEDURES

A.	VOTING DEADLINE

The period during which Ballots and Master Ballots with respect to the Plan will be accepted by the Debtors will terminate on the Voting Deadline. Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots and Master Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for Confirmation of the Plan (or any permitted modification thereof).

B.	VOTING PROCEDURES

Under the Bankruptcy Code, for purposes of determining whether the requisite number of votes to confirm the Plan have been received, only Holders of Eligible Claims who actually vote will be counted. The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.
The Debtors are providing the Solicitation Package to Holders of Eligible Claims whose names (or the names of whose Nominees) appear as of the Voting Record Date in the records maintained by the Debtors and the security holders lists maintained by the Indenture Trustees. Nominees should provide copies of the Solicitation Package to the beneficial owners of the Eligible Claims. Any beneficial owner of Eligible Claims who has not received a Ballot should contact his/her or its Nominee or the Solicitation Agent.
Holders of Eligible Claims should provide all of the information requested by the Ballots and return all Ballots in the return envelope provided with each such Ballot.

C.	SPECIAL NOTE FOR HOLDERS OF VOTING NOTES

Holders of Senior Secured Notes, Second-Priority Notes, Old Senior Notes and Convertible Notes and General Unsecured Claims as of the Voting Record Date are entitled to vote on the Plan. Neither the Senior Secured Notes Indenture Trustee, the Second-Priority Notes Indenture Trustee, Old Senior Notes Indenture Trustee, nor the Convertible Notes Indenture Trustee will vote on behalf of the Holders of such notes or make any recommendation for or against the Plan. Holders must submit their own Ballots.

1.	BENEFICIAL OWNERS

A beneficial owner holding a Senior Secured Note, Second-Priority Note, Old Senior Note or Convertible Note as a record Holder in its own name should vote on the Plan by completing and signing the applicable enclosed Ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.
Any beneficial owner holding a Senior Secured Note, Second-Priority Note, Old Senior Note, or Convertible Note Claim in a “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s Nominee).

•
Complete and sign the applicable enclosed beneficial owner Ballot. Return the Ballot to Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, the Solicitation Agent must be contacted for instructions.

•
Complete and sign the applicable pre-validated Ballot (as described below) provided to Holder by Nominee. The Holder will then return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

2.	NOMINEES

A Nominee that on the Voting Record Date is the registered Holder of a Senior Secured Note, Second-Priority Note, Old Senior Note or Convertible Note for a beneficial owner should obtain the vote of such beneficial owner, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:
a.Pre-Validated Ballots

A Nominee may pre-validate a Ballot by: (i) signing the applicable Ballot and including their DTC participant number; (ii) indicating on the Ballot the account number of the beneficial owner and amount of Voting Securities held by the Nominee for such beneficial owner; and (iii) forwarding such Ballot together with the Solicitation Package and other materials requested to be forwarded to the beneficial owner for voting. The beneficial owner may then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage paid envelope included with the Solicitation Package so that it is received by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by the Nominee for inspection for at least one year from the Voting Deadline.
b.Master Ballots

A Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the applicable unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete the applicable Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is received by the Solicitation Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline.
EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

3.	MISCELLANEOUS

For purposes of determining whether sufficient votes have been received to accept or reject the Plan, the beneficial owners of the Senior Secured Notes, Second-Priority Notes, Old Senior Notes or Convertible Notes will be deemed to be the “holders” of the Claims represented by such notes, as applicable. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots.
Except as provided below, unless the applicable Ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking Confirmation of the Plan.
In the event of a dispute with respect to any Claim, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

D.	FIDUCIARIES AND OTHER REPRESENTATIVES

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, if requested by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Ballot of each claimant for whom they are voting.
UNLESS THE APPLICABLE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT.

E.	PARTIES ENTITLED TO VOTE

Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or equity interest as it existed before the default.
In general, a holder of a claim or equity interest may vote to accept or to reject a plan if the claim or equity interest is “allowed,” which means generally that no party-in-interest has objected to such claim or equity interest, and the claim or equity interest is impaired by the plan. If, however, the holder of an impaired claim or equity interest will not receive or retain any distribution under the plan on account of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and equity interests do not actually vote on the plan. If a claim or equity interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or equity interest to have accepted the plan and, accordingly, holders of such claims and equity interests are not entitled to vote on the plan.
Classes 2, 3 and 7 of the Plan are Unimpaired. Accordingly, under section 1126(f) of the Bankruptcy Code, all such Classes of Claims are deemed to have accepted the Plan and are not entitled to vote in respect of the Plan.
Classes 1 and 4 of the Plan are Impaired. Therefore, the Holders of Claims in Classes 1 and 4 are being solicited for votes in favor of the Plan.
Classes 5 and 6 of the Plan are Impaired and will not receive or retain any Distribution or property under the Plan on account of their Claims or Equity Interests Accordingly, under section 1126(g) of the Bankruptcy Code, such Classes of Claims or Equity Interests is deemed to have rejected the Plan and is not entitled to vote on the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

F.	AGREEMENTS UPON FURNISHING BALLOTS

The delivery of an accepting Ballot to the Solicitation Agent by a Holder of Eligible Claims pursuant to one of the procedures set forth above will constitute the agreement of such Holder to accept (i) all of the terms of, and conditions to, the Solicitation and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

G.	WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots or Master Ballots will be determined by the Solicitation Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated in Section X.H, effective withdrawals of Ballots must be delivered to the Solicitation Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including of the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H.	WITHDRAWAL OF BALLOTS; REVOCATION

Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Solicitation Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Solicitation Agent in a timely manner at the address set forth in Section X.J. After the Voting Deadline, the Debtors intend to consult with the Solicitation Agent to determine whether any withdrawals of Ballots were received and whether the required number of votes to confirm the Plan have been received. As stated

above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.
A purported notice of withdrawal of Ballots which is not received in a timely manner by the Solicitation Agent will not be effective to withdraw a previously cast Ballot.
In the case where more than one timely, properly completed Ballot is received, the last properly executed Ballot that is received prior to the Voting Deadline shall be deemed to reflect the voter’s intent and to thus supersede any prior Ballot(s), without prejudice to the Debtors’ right to object to the validity of the second Ballot on any basis permitted by law; and, if the objection to such second Ballot or subsequent Ballot is sustained, to count the first Ballot for all purposes.
The Debtors will pay all costs, fees and expenses relating to the Solicitation, including customary mailing and handling costs of Nominees.

I.	DELIVERY OF EXISTING SECURITIES

The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Solicitation Agent will accept, certificates representing any Existing Securities. On the Effective Date, all Existing Securities will be cancelled.

J.	FURTHER INFORMATION; ADDITIONAL COPIES

If you have any questions or require further information about the voting procedure for voting your Claim, or about the Solicitation Package; or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, the Plan Supplement or any exhibits to such documents (at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d)), please contact the Solicitation Agent:
GMX Resources Inc. Ballot Processing
c/o Epiq Bankruptcy Solutions, LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Telephone: (646) 282-2500

RECOMMENDATION AND CONCLUSION
For all of the reasons set forth in this Disclosure Statement, the Debtors believe that Confirmation and Consummation of the Plan is preferable to all other alternatives discussed herein. Consequently, the Debtors, with the support of the Creditors’ Committee, urge all Holders of Eligible Claims to vote to accept the Plan, and to complete and return their Ballots so that they will be received by the Solicitation Agent on or before 5:00 p.m., central time, on January 13, 2014.

Dated:	Oklahoma City, Oklahoma
December 4, 2013
GMX RESOURCES INC., AND ITS AFFILIATED DEBTORS
By: /s/ Michael J. Rohleder
Name: Michael J. Rohleder
Title: President

Exhibit A

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF OKLAHOMA

In re: GMX RESOURCES INC., et al. Debtors.	) ) ) ) ) ) )	Chapter 11 Case No. 13-11456 (SAH) Jointly Administered

FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF GMX RESOURCES INC. AND ITS DEBTOR SUBSIDIARIES
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

ANDREWS KURTH LLP	CROWE & DUNLEVY, P.C. s/William H. Hoch
David A. Zdunkewicz Timothy A. Davidson II 600 Travis, Suite 4200 Houston, Texas 77002 Telephone: (713) 220-4200 Facsimile: (713) 220-4285	William H. Hoch 20 North Broadway, Suite 1800 Oklahoma City, Oklahoma 73102 Telephone: (405) 235-7700 Facsimile: (405) 239-6651
ATTORNEYS FOR THE DEBTORS

Dated:	Oklahoma City, Oklahoma
December 5, 2013

TABLE OF CONTENTS

ARTICLE I DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME		1
1.01	Definitions	1
1.02	Scope of Definitions; Rules of Construction; Rules of Interpretation; Computation of Time	14
ARTICLE II ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		15
2.01	Administrative Claims	15
2.02	Priority Tax Claims	17
ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS		17
3.01	Introduction	17
3.02	Summary of Classes	18
ARTICLE IV TREATMENT OF CLAIMS AND EQUITY INTERESTS		18
4.01	Class 1 - Senior Secured Noteholder Secured Claim	18
4.02	Class 2 - Other Secured Claims	18
4.03	Class 3 - Priority Non-Tax Claims	18
4.04	Class 4 - General Unsecured Claims	19
4.05	Class 5 – Intercompany Claims	19
4.06	Class 6 - Equity Interests in GMXR	19
4.07	Class 7 - Equity Interests in Debtor Subsidiaries	20
4.08	Allowed Claims	20
4.09	Postpetition Interest	20
4.10	Allocation	20
4.11	Special Provision Governing Unimpaired Claims	20
4.12	Controversy Concerning Impairment	21
ARTICLE V MEANS FOR IMPLEMENTATION OF THIS PLAN		22
5.01	Substantive Consolidation	22
5.02	The Creditor Trust	22
5.03	Exit Facility	27
5.04	General Settlement of Claims and Equity Interests	27
5.05	Sources of Consideration for Plan Distributions	27
5.06	Issuance of New Equity Securities and Trust Interests	28
5.07	Section 1145 Exemption	28
5.08	Listing of the Reorganized GMXR Common Stock and Transfer Restrictions	29
5.09	Continued Corporate Existence	29
5.10	New Organizational Documents	29
5.11	Restructuring Transactions	30
5.12	Cancellation of Existing Securities and Agreements	31
5.13	Corporate Action	32
5.14	Directors and Executive Officers	32
5.15	Management Incentive Plan	32
5.16	Compensation and Benefit Plans and Treatment of Retirement Plan	33
5.17	Director and Officer Liability Insurance	33
5.18	Vesting of Assets in the Reorganized Debtors	33
5.19	Non-disturbance of VPP Interest	34
5.20	Preservation of Rights of Action; Settlement of Litigation Claims	34
5.21	Effectuating Documents; Further Transactions	34

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5.22	Exemption from Certain Transfer Taxes	35
ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		35
6.01	Distributions for Claims Allowed as of the Effective Date	35
6.02	Disbursing Agent	35
6.03	Surrender of Existing Securities	36
6.04	[Reserved.]	36
6.05	[Reserved]	36
6.06	Record Date for Plan Distributions	36
6.07	Means of Cash Payment	36
6.08	Calculation of Distribution Amounts of New Equity Securities	36
6.09	Delivery of Distributions; Undeliverable or Unclaimed Distributions	36
6.10	Withholding and Reporting Requirements	37
6.11	Setoffs	37
ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS		37
7.01	Prosecution of Objections to Claims	37
7.02	Allowance of Claims	38
7.03	Distributions After Allowance	38
7.04	Estimation of Claims	38
7.05	Deadline to File Objections to Claims	38
7.06	Deadline to File Other Secured Claims; Objections	39
ARTICLE VIII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
8.01	Assumed Contracts and Leases	39
8.02	Payments Related to Assumption of Contracts and Leases	40
8.03	Rejected Contracts and Leases	40
8.04	Claims Based upon Rejection of Executory Contracts or Unexpired Leases	40
8.05	Indemnification of Directors, Officers and Employees	40
ARTICLE IX ACCEPTANCE OR REJECTION OF THIS PLAN		40
9.01	Classes Entitled to Vote	40
9.02	Acceptance by Impaired Classes	41
9.03	Elimination of Classes	41
9.04	Nonconsensual Confirmation	41
ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS		41
10.01	Conditions to Confirmation	41
10.02	Conditions to Effective Date	41
10.03	Effect of Failure of Conditions	42
10.04	Waiver of Conditions	43
ARTICLE XI MODIFICATIONS AND AMENDMENTS; WITHDRAWAL		43
ARTICLE XII RETENTION OF JURISDICTION		43
ARTICLE XIII SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		45
13.01	Discharge of Claims and Termination of Equity Interests	45
13.02	Exculpation and Limitation of Liability	45
13.03	Injunction	46
13.04	Releases by the Debtors	46
13.05	Releases by Holders of Claims	47
13.06	Injunction Related to Releases and Exculpation	47
13.07	Release of Liens	47

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ARTICLE XIV MISCELLANEOUS PROVISIONS		48
14.01	Severability of Plan Provisions	48
14.02	Successors and Assigns	48
14.03	Binding Effect	48
14.04	Revocation, Withdrawal, or Non-Consummation	48
14.05	Committees and Retained Person	48
14.06	Plan Supplement	49
14.07	Notices to Debtors	49
14.08	Governing Law	50
14.09	Section 1125(e) of the Bankruptcy Code	50
14.10	Conflict	50
14.11	Entire Agreement	50

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EXHIBITS

Exhibit A -- List of Avoidance Actions and Causes of Action Transferred to the Creditor Trust

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GMX Resources Inc. (“GMXR”), Diamond Blue Drilling Co. (“Diamond Blue”) and Endeavor Pipeline, Inc. (“Endeavor”), as debtors and debtors in possession (collectively, the “Debtors”), jointly propose the following plan of reorganization under chapter 11 of the Bankruptcy Code.
ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME

1.01Definitions. The following terms used in the Plan shall have the respective meanings defined below:

“Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(2) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred by the Debtors after the Commencement Date, of preserving the Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Commencement Date, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, (d) the reasonable post-petition fees and expenses of the Steering Committee, the DIP Agent and the Senior Secured Notes Indenture Trustee, including any successors thereto, including reasonable attorney’s fees and expenses of the Steering Committee, the DIP Agent and the Senior Secured Notes Indenture Trustee; and (e) the fees and expenses incurred by Lonquist & Company.
“Administrative Claims Bar Date” has the meaning set forth in Section 2.01(d) of this Plan.
“Advisors” means each financial advisor, investment banker, Professional, accountant, consultant, representative, attorney and other professional, and each of their respective employees, members, parent corporations, subsidiaries, Affiliates and partners.
“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.
“Allowed” means:
i)with respect to any Claim: a Claim (a) as to which no objection or request for estimation has been filed on or before the Claim Objection Deadline or the expiration of such other applicable period fixed by the Bankruptcy Court or the Plan; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order or in accordance with the Plan; or (c) that is allowed (i) by a Final Order, (ii) by an agreement between the holder of such Claim and the Debtors, the Reorganized Debtors or the Trustee, as appropriate, (iii) pursuant to the terms of the Plan; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an “Allowed Claim” under (a) above (the expiration of the Claim Objection Deadline or other applicable deadline), the Debtors do not waive their rights (or the Trustee’s rights) to contest the amount and validity of any disputed, contingent and/or unliquidated Claim in the time, manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. An Allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim pursuant to the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code or by Final Order of the Bankruptcy Court, “Allowed Claim” shall not, for purposes of distributions under the Plan, include interest on such Claim accruing from and after the Commencement Date; and

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ii)unless otherwise specified herein or by order of the Bankruptcy Court, an Allowed Administrative Claim or Allowed Claim shall not, for any purpose under the Plan, include interest on such Administrative Claim or Claim from and after the Commencement Date.
“Applicable Premium” shall have the meaning ascribed to such term in the Senior Secured Notes Indenture.
“Avoidance Actions” means any actions commenced, or that may be commenced, before or after the Effective Date pursuant to section 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code.
“Ballot” means the form or forms distributed to each Holder of an Impaired Claim entitled to vote on the Plan on which the Holder indicates acceptance or rejection of the Plan.
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, as now in effect or hereafter amended.
“Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Oklahoma, Oklahoma City Division, or any other court with jurisdiction over the Chapter 11 Cases.
“Bankruptcy Rules” means collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the local rules of the Bankruptcy Court, all as now in effect or hereafter amended.
“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Oklahoma City, Oklahoma.
“Cash” means legal tender of the United States of America.
“Cash Distribution” means $1.5 million in Cash.
“Causes of Action” means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims or causes of action whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Cases, including through the Effective Date.
“Certificate” means any certificate, instrument, or other document evidencing an Existing Security.
“Chapter 11 Cases” means the jointly administered chapter 11 cases of the Debtors.
“Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.
“Claim Objection Deadline” means the first Business Day that is the latest of (i) one hundred and eighty (180) days after the Effective Date; or (ii) such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims prior to one hundred and eighty (180) days after the Effective Date upon motion by the Reorganized Debtors or the Trustee.
“Claims Register” means the list maintained by Epiq Bankruptcy Solutions, LLC listing all Claims as scheduled and/or filed in the Chapter 11 Cases.

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“Class” means one of the classes of Claims or Equity Interests described in the Plan.
“Commencement Date” means April 1, 2013, the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.
“Common Trust Interests” mean the beneficial interests in the Creditor Trust that are junior and subordinate to the Preferred Trust Interests (if any).
“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket in the Chapter 11 Cases, in accordance with section 1129 of the Bankruptcy Code and subject to all conditions specified in Section 10.01 hereof having been (a) satisfied or (b) waived pursuant to Section 10.04 hereof.
“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
“Confirmation Hearing” means the Bankruptcy Court’s hearing on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.
“Confirmation Order” means the Bankruptcy Court’s order confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
“Consenting Senior Secured Noteholders” means the Holders of Senior Secured Notes Claims that are party to the Plan Support Agreement.
“Consummation” means the occurrence of the Effective Date.
“Convertible Notes Claim” means any Claim against the Debtors arising under the Convertible Notes, the Convertible Notes Indenture or any ancillary agreement.
“Convertible Notes” means the 4.5% Notes due 2015 issued pursuant to the Convertible Notes Indenture.
“Convertible Notes Indenture” means the Indenture dated as of October 28, 2009, and any and all supplements and amendments thereto, among GMXR, as issuer, Diamond Blue and Endeavor, as subsidiary guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Convertible Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee.
“Creditor Trust” means that certain trust that will come into existence upon the Effective Date, which trust shall be formed pursuant to and governed by the Trust Agreement.
“Creditor Trust Assets” means (i) cash in the amount of (a) $25,000 if the Class of Holders of General Unsecured Claims votes to reject the Plan or (b) the Cash Distribution if the Class of Holders of General Unsecured Claims votes to accept the Plan; and (ii) the Avoidance Actions and Causes of Action listed on Exhibit “A” (and any proceeds thereof), all of which shall vest in the Creditor Trust on the Effective Date pursuant to the Plan and in accordance with the Trust Agreement.
“Creditors’ Committee” means the statutory committee of unsecured creditors appointed by the Office of the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as

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the composition of the same has been or may be modified by the addition or removal of members from time to time.
“Creditors’ Committee Professionals” means Looper Reed & McGraw, Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., Conway MacKenzie and Lonquist & Company.
“Cure” means the payment of Cash by a Debtor, or the Distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure a default by a Debtor under an Executory Contract or Unexpired Lease of a Debtor and to permit a Debtor to assume such contract or lease under section 365(a) of the Bankruptcy Code.
“Debtor” means each of GMXR, Diamond Blue and Endeavor on and after the Commencement Date, and “Debtors” means all of them collectively, and when the context so requires, in their capacity as debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.
“Debtor Subsidiaries” means Diamond Blue and Endeavor.
“Diamond Blue” means Diamond Blue Drilling Co., an Oklahoma corporation, a Debtor in the Chapter 11 Cases.
“DIP Facility Agreement” means that certain $50,000,000 Superpriority Debtor In Possession Credit and Guaranty Agreement dated April 4, 2012, as it may be amended or modified from time to time, among GMX Resources Inc., as Borrower, Diamond Blue and Endeavor, as Guarantors, the DIP Lenders, and the DIP Facility Agent.
“DIP Facility Claim” means a Claim arising under or as a result of the DIP Facility.
“DIP Facility Agent” means Cantor Fitzgerald Securities, as Administrative and Collateral Agent.
“DIP Lender(s)” means the lender(s) under the DIP Facility Agreement.
“Disallowed Claim” means any Claim, or portion thereof, against any Debtor that is not an Allowed Claim or a Disputed Claim, or that has been withdrawn, in whole or in part, by the Holder thereof.
“Disbursing Agent” means, as applicable, (i) the Reorganized Debtors, (ii) the Trustee in respect of the Cash Distribution to Holders of Allowed General Unsecured Claims and subsequent distribution to holders of Allowed General Unsecured Claims (unless otherwise set forth in the Trust Agreement); (iii) any party or Entity designated by the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, to serve as a disbursing agent under the Plan to make or facilitate Distributions pursuant to the Plan.
“Disclosure Statement” means the written disclosure statement that relates to the Plan, as amended, supplemented or modified from time to time, and that is prepared and distributed in accordance with sections 1125 and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018.
“Disputed” means, with respect to any Claim, (a) any Claim as to which the Debtors or any other party in interest with standing to do so hereunder has filed an objection or request for estimation on or before the deadline fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, except to the extent that such objection or request for estimation is withdrawn or determined by a Final Order in favor of the holder of such Claim, (b) any Claim that is scheduled by the Debtors in the Schedules as contingent, unliquidated, or disputed, (c) during the period prior to the deadline fixed by this Plan and/or the

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Bankruptcy Court for objecting to a Claim, any Claim that is in excess of the amount scheduled as other than disputed, unliquidated or contingent, (d) any Claim that may be subject to section 502(d) of the Bankruptcy Code, (e) any Claim that is otherwise disputed by any of the Debtors or any other party in interest, or is subject to any right of setoff or recoupment, or the holder thereof is subject to any Claim or Cause of Action, in accordance with applicable law, which dispute, right of setoff or recoupment, Claim or Cause of Action, has not been withdrawn or determined in favor of such holder by a Final Order. A Claim that is Disputed as to its amount only shall be deemed Allowed in the amount the Debtors or the Trustee admit owing, if any, and Disputed as to the excess.
“Distribution” means any distribution made under the Plan to the Holders of Allowed Claims.
“Distribution Date” means the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter) or, if not the Effective Date, such date occurring as soon as reasonably practicable after the Effective Date, on which the Disbursing Agent first makes Distributions to Holders of Allowed Claims as provided in the Plan.
“D&O Policies” shall have the meaning set forth in Section 5.20 of this Plan.
“Effective Date” means the date that is the first Business Day after the Confirmation Date on which the (a) conditions to the Plan’s Consummation set forth in Section 10.02 hereof have been satisfied or waived and (b) no stay of the Confirmation Order is in effect.
“Eligible Claim” means any Allowed Claim in Class 1 or Class 4, the Holders of which are entitled to vote to accept or reject the Plan.
“Endeavor” means Endeavor Pipeline Inc., an Oklahoma corporation, a Debtor in the Chapter 11 Cases.
“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
“Equity Interest” means a GMXR Equity Interest, a GMXR Subsidiary Debtor Interest and any litigation claims arising from an Equity Interest.
“Estate” means the estate of any of the Debtors in the Chapter 11 Cases, and “Estates” means, collectively, the estates of all of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.
“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.
“Exculpated Party” means each of the Debtors, the Reorganized Debtors, New GMXR, the Released Parties and any officer or director who is a Protected Person or was serving on the Commencement Date.
“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
“Existing Securities” means all (i) Equity Interests, (ii) Senior Secured Notes, (iii) Second-Priority Notes, (iv) Old Senior Notes and (v) Convertible Notes.
“Exit Facility Agent” means the administrative agent for the Exit Facility Lenders.

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“Exit Facility Credit Agreement” means the credit agreement with respect to the Exit Facility.
“Exit Facility Credit Documents” means the Exit Facility Credit Agreement and related guaranty, security, and other documents in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Consenting Senior Secured Noteholders.
“Exit Facility” means that certain credit facility to be entered into by the Reorganized Debtors on the Effective Date to fund ongoing operating expenses and obligations under the Plan and to repay DIP Facility Claims to the extent provided herein in form and substance reasonably acceptable to the Debtors, the Exit Facility Lenders, the Exit Facility Agent and the Consenting Senior Secured Noteholders.
“Exit Facility Lenders” means the lenders under the Exit Facility Credit Documents.
“Face Amount” means when used in reference to (a) a Disputed Claim, the full stated amount claimed by the Holder thereof in any proof of Claim timely filed with the Bankruptcy Court, (b) an Allowed Claim, the Allowed amount thereof, and (c) an Allowed Senior Secured Noteholder Secured Claim, the principal amount of Senior Secured Notes held by each Holder of a Senior Secured Noteholder Secured Claim as of the Commencement Date plus accrued and unpaid interest thereon as of the Commencement Date plus each such Holder’s applicable portion of $1,723,429 of the Applicable Premium.
“Final DIP Order” means the order approving the DIP Facility Agreement and related documents on a final basis entered by the Bankruptcy Court on May 6, 2013 [Docket No. 323], as the same may be amended or modified from time to time.
“Final Order” means, as applicable, an order or judgment, entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, that has not been amended, modified or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, file a notice of appeal or petition for certiorari has expired, (iii) no appeal, request for stay, petition seeking certiorari, or other review has been timely filed and is pending and (iv) any appeal that has been taken, any petition for certiorari, or motion for a new trial, reargument or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule (whether federal or state) may be but has not then been filed with respect to such order shall not cause such order not to be a Final Order.
“General Unsecured Claim” means any Claim against the Debtors that is (i) not an Administrative Claim, Priority Tax Claim, Priority Non-Tax Claim, Other Secured Claim, Intercompany Claim or Senior Secured Notes Claim, or (ii) otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.
“GMXR” means GMX Resources Inc., an Oklahoma corporation, a Debtor in the Chapter 11 Cases.
“GMXR Common Stock” means GMXR’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date.
“GMXR Common Stock Interests” means all of the GMXR Common Stock.
“GMXR Equity Interests” means GMXR Common Stock Interests, GMXR Preferred Stock Interests, and GMXR Other Equity Interests.
“GMXR Other Equity Interests” means collectively, (a) all incentive stock options, non-qualified stock options, restricted stock, and stock appreciation rights granted under any Debtor-sponsored stock option

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plans, (b) any other options, warrants, or rights, contractual or otherwise, if any, to acquire or receive an equity security in GMXR existing immediately before the Effective Date, including preferred share purchase rights to purchase shares of GMXR Series A Junior Participating Preferred Stock under the Rights Agreement, dated May 17, 2005, as amended, between GMXR and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A., and (c) all GMXR Common Stock issued and held in treasury as of immediately before the Effective Date.
“GMXR Preferred Stock Interests” means any preferred equity securities in GMXR including, without limitation, the 9.25% Series B Cumulative Preferred Stock and Series A Junior Participating Preferred Stock.
“GMXR Subsidiary Debtor Interests” means all of the authorized, issued and outstanding equity securities of the Debtor Subsidiaries.
“Holder” and, collectively, “Holders,” means a Person or Entity legally or beneficially, as applicable, holding a Claim or Equity Interest.
“Impaired” means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
“Impaired Claim” means a Claim classified in an Impaired Class.
“Impaired Class” means each of Classes 1, 4, 5 and 6 as set forth in Article III of the Plan.
“Indenture Trustees” means the trustees under the Senior Secured Notes Indenture, Second-Priority Notes Indenture, Convertible Notes Indenture and the Old Senior Notes Indenture and any successors or predecessors thereto.
“Intercompany Claims” means any Claim against any Debtor asserted by or among any other Debtor(s).
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of September 19, 2012, by and among, the Senior Secured Notes Indenture Trustee, as collateral agent for the Senior Secured Notes, and the Second-Priority Notes Indenture Trustee, as collateral agent for the Second-Priority Notes.
“Lien” means any lien, lease, right of first refusal, servitude, claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, and/or any other encumbrance, restriction or limitation whatsoever.
“Management Incentive Plan” means the management incentive plan to be adopted by New GMXR pursuant to which profits interests, options or other interests in New GMXR may be issued as determined by New GMXR, which will be in substantially the form to be contained in the Plan Supplement and otherwise reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders.
“Management Interests” means profits interests, options or other interests in New GMXR that may be issued New GMXR to employees, officers and directors in accordance with the Management Incentive Plan.
“Master Ballot” means the Ballot sent to a broker, proxy, intermediary, or other Nominee of a beneficial owner on account of such beneficial owner’s claims.

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“New Common Stock” means, singularly or collectively as required by context, the Reorganized GMXR Common Stock, the New Diamond Blue Interests and the New Endeavor Interests.
“New Diamond Blue Interests” means all of the limited liability membership interests authorized by the Plan to be issued by Diamond Blue as reorganized pursuant to the Plan on the Effective Date.
“New Diamond Blue Organizational Documents” means such certificate of conversion, certificate of formation, operating agreement, by-laws, or such other applicable formation and governance documents of reorganized Diamond Blue which may reflect the conversion of Diamond Blue as of the Effective Date to a Delaware single member limited liability company, with New GMXR as its sole member, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New Endeavor Interests” means all of the stock authorized by the Plan to be issued by Endeavor as reorganized pursuant to the Plan on the Effective Date.
“New Endeavor Organizational Documents” means such certificates or articles of incorporation, operating agreement, by-laws, or such other applicable formation and governance documents of reorganized Endeavor, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New Equity Securities” means, the Reorganized GMXR Common Stock, the New GMXR Interests and any profits interests, options or other interests to be issued by New GMXR pursuant to the Management Incentive Plan.
“New GMXR” means a Delaware limited liability company or limited partnership to be formed either directly or indirectly by GMXR on or before the Effective Date.
“New GMXR Interests” means the units or partnership interests representing interests in New GMXR.
“New GMXR Agreement” means either the operating agreement or limited partnership agreement for New GMXR in form and substance acceptable to the Consenting Senior Secured Noteholders and substantially in the form which will be included in the Plan Supplement.
“New GMXR General Partner Organizational Documents” means, if New GMXR is a limited partnership, such formation and governance documents of a newly formed, wholly-owned subsidiary of GMXR (before the Effective Date) or Reorganized GMXR (on or after the Effective Date), copies of which will be included in the Plan Supplement and each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New GMXR Organizational Documents” means the New GMXR Agreement and such other applicable formation and governance documents of New GMXR, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“New Organizational Documents” means, singularly or collectively as required by context, each of the Reorganized GMXR Organizational Documents, the New GMXR Organizational Documents, the New GMXR General Partner Organizational Documents (if New GMXR is a limited partnership), the New Diamond Blue Organizational Documents, and the New Endeavor Organizational Documents, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.

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“New Shareholders Agreement” means that certain agreement in form and substance acceptable to the Consenting Senior Secured Noteholders providing for, among other things, the rights and obligations of the Holders of Reorganized GMXR Common Stock that are party thereto. The form of the New Shareholder Agreement shall be included in the Plan Supplement.
“Nominee” means a bank, brokerage firm or other nominee holding Claims in its own name on behalf of a beneficial owner, or any agent thereof.
“Old and Cold Senior Secured Notes Claims” shall have the meaning set forth in Section 4.01 of this Plan.
“Old Senior Notes” means the 11.375% Senior Notes due 2019 issued pursuant to the Old Senior Notes Indenture.
“Old Senior Notes Claim” means any Claim against the Debtors arising under the Old Senior Notes, the Old Senior Notes Indenture or any ancillary agreement other than the Old Senior Notes Guaranty.
“Old Senior Notes Guaranty” means the guaranty by each of Diamond Blue and Endeavor of GMXR’s obligations under the Old Senior Notes and the Old Senior Notes Indenture.
“Old Senior Notes Guaranty Claim” means any Claim against Diamond Blue or Endeavor arising under the Old Senior Notes Guaranty.
“Old Senior Notes Indenture” means the Indenture dated as of February 9, 2011, and any and all supplements and amendments thereto, among GMXR, as issuer, Diamond Blue and Endeavor, as subsidiary guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Old Senior Notes Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee.
“Other Secured Claim” means any Secured Claim other than a DIP Facility Claim or a Senior Secured Noteholder Secured Claim that has priority over the Senior Secured Noteholder Secured Claim.
“Other Secured Claims Bar Date” has the meaning set forth in Section 7.06 of this Plan.
“Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.
“Plan” or “Plan of Reorganization” means this chapter 11 plan of reorganization, including the exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.
“Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits, all of which may be amended, modified, replaced and/or supplemented from time to time, to be filed with the Bankruptcy Court on or before the date that is fourteen (14) days prior to the Confirmation Hearing, and additional documents filed before the Effective Date as supplements or amendments to the Plan Supplement, all such documents being in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Plan, reasonably acceptable to the Creditors’ Committee, including the following: (a) the New Organizational Documents (including the form of the New GMXR Agreement), (b) the form of New Shareholders Agreement, (c) the form of Management Incentive Plan, (d) the identity and affiliations of any Person proposed to serve on the Reorganized GMXR Board or to be an officer of each Reorganized

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Debtor, (e) the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors, and (f) the Exit Facility term sheet and/or Exit Facility Credit Agreement. The Plan Supplement shall also include the Trust Agreement. Any reference to the Plan Supplement in this Plan shall include each of the documents identified above.
“Plan Support Agreement” means the agreement, dated as of September 30, 2013 (as it may be amended from time to time), among the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee, to support and (as applicable) vote in favor of this Plan in accordance with the terms thereof.
“Postpetition Interest” means interest accruing after the Commencement Date on a Claim.
“Post-Reorganization Contribution” has the meaning ascribed to it in Section 4.07.
“Preferred Series A Trust Interests” means the first priority beneficial interests in the Creditor Trust to be distributed to Holders of DIP Facility Claims at such Holders’ election if the Class of Holders of General Unsecured Claims votes to reject the Plan.
“Preferred Series B Trust Interests” means the second priority beneficial interests in the Creditor Trust to be distributed to Holders of Senior Secured Notes Adequate Protection Claims (if any) if the Class of Holders of General Unsecured Claims votes to reject the Plan.
“Preferred Trust Interests” means collectively, the Preferred Series A Trust Interests and the Preferred Series B Trust Interests.
“Priority Tax Claim” means any Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.
“Priority Non-Tax Claim” means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.
“Pro Rata” means, at any time, the proportion that the Face Amount of an Allowed Claim in a particular Class bears to the aggregate Face Amount of all Allowed Claims (plus Disputed Claims, but excluding Disallowed Claims) in that particular Class, unless the Plan provides otherwise.
“Professional” means a professional Person, as that term is used in sections 327 and 1103 of the Bankruptcy Code, but excluding, for the avoidance of doubt, the advisors and professionals for the Steering Committee, any member of the Steering Committee, the Senior Secured Notes Indenture Trustee, the DIP Agent and the Exit Facility Agent.
“Professional Fee Claim” means a Professional’s Claim for compensation or reimbursement of costs and expenses relating to services performed on and after the Commencement Date and before and including the Effective Date.
“Protected Persons” means (i) David C. Baggett, (ii) Opportune LLP, (iii) Michael J. Rohleder, (iv) Gary D. Jackson, (v) James A. Merrill, (vi) Harry C. Stahel, Jr., (vii) P. Darrel Hardy, (viii) Steven C. Craig, (ix) John Tucker McHugh, (x) G. Keith Leffel, (xi) Jefferies LLC, (xii) Andrews Kurth LLP, (xiii) Crowe & Dunlevy, (xiv) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (xv) McAfee & Taft, (xvi) Sandler O’Neill & Partners, L.P., (xvii) W.D. Von Gonten & Co., (xviii) the Senior Secured Notes Indenture Trustee, (xix) Faegre Baker Daniels LLP, (xx) GableGotwals, (xxi) the DIP Facility Agent,

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(xxii) Edwards Wildman Palmer LLP, (xxiii) Chatham Asset Management, LLC, (xxiv) GSO Capital Partners, (xxv) Omega Advisors, Inc., (xxvi) Whitebox Advisors LLC and (xxvii) with respect to each of the foregoing Entities in clauses (xxiii) through (xxvi), each of the foregoing Entities’ respective predecessors, successors and assigns subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, Advisors, representatives, management companies, fund advisors and advisory board members.
“Record Date for Plan Distribution” means, other than with respect to public securities, for purposes of receiving a Distribution under the Plan, the Confirmation Date or such other date as may be specified in the Confirmation Order.
“Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder thereof so as to leave such Claim Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Commencement Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder.
“Released Parties” means (i) each Holder of a Senior Secured Notes Claim, including each Consenting Senior Secured Noteholders, (ii) the Senior Secured Notes Indenture Trustee, in its capacity as such, (iii) the Second-Priority Notes Indenture Trustee, in its capacity as such, (iv) the Convertible Notes Indenture Trustee, in its capacity as such, (v)the Old Seior Notes Indenture Trustee, in its capacity as such, (vi) each member of the Creditors’ Committee, in each case, in its capacity as such, (vii) the DIP Lenders, Holders of DIP Facility Claims and the DIP Agent, in each case, in their capacity as such, (viii) each member of the Steering Committee, (ix) the Exit Facility Lenders and the Exit Facility Agent, in each case in their capacity as such, (x) the Creditors’ Committee and (xi) with respect to each of the foregoing Entities in clauses (i) through (xi), each of the foregoing Entities’ respective predecessors, successors and assigns subsidiaries, Affiliates, managed accounts or funds, current and former officers, directors, principals, members, partners, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, Advisors, representatives, management companies, fund advisors, advisory board members and other professionals, and such Persons’ respective heirs, executors, estates, servants and nominees, in each case in their capacity as such; and (xi) the Debtors’ and the Reorganized Debtors’ current officers and directors to the extent they are Protected Persons, employees and Advisors; provided, however, no party listed on Exhibit “A” to the Plan shall be a Released Party.
“Reorganized Debtors” means each of Reorganized GMXR and the Reorganized Subsidiaries, and “Reorganized Debtors” means all of them collectively.
“Reorganized GMXR” means GMXR, on and after the Effective Date.
“Reorganized GMXR Board” means the initial board of directors for Reorganized GMXR.

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“Reorganized GMXR Common Stock” means all of the new common stock authorized by the Plan to be issued by Reorganized GMXR on the Effective Date.
“Reorganized GMXR Organizational Documents ” means such certificates or articles of incorporation, operating agreement, by-laws, or such other applicable formation and governance documents of Reorganized GMXR, certain forms of which will be included in the Plan Supplement, each of which shall be in form and substance acceptable to the Consenting Senior Secured Noteholders.
“Reorganized Subsidiaries” means the Debtor Subsidiaries, on and after the Effective Date. Diamond Blue shall be converted no later than the Business Day immediately prior to the Effective Date to a Delaware limited liability company.
“Restructuring Transactions” means collectively, the transactions and transfers described in Article V of the Plan.
“Sale Transaction” means the proposed sale of substantially all of the Debtors’ assets to GMXR Acquisition LLC, as Purchaser, pursuant to that certain Asset Purchase Agreement dated May 15, 2013, as it may be amended or supplemented from time to time (including modifications or updates to any schedules or exhibits attached thereto), among GMXR, Diamond Blue, and Endeavor, as the Sellers, GMXR Acquisition LLC, as Purchaser, and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent.
“Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through the Confirmation Date.
“Second-Priority Notes” means the senior secured second-priority notes due 2018 issued pursuant to the Second-Priority Notes Indenture.
“Second-Priority Notes Claim” means any Claim against the Debtors arising under the Second-Priority Notes, the Second-Priority Notes Indenture or any ancillary agreement.
“Second-Priority Notes Indenture” means the Indenture dated as of September 19, 2012, and any and all supplements and amendments thereto, between GMXR, as issuer, and American Stock Transfer & Trust Company, LLC, as successor to U.S. Bank National Association, as trustee and collateral agent.
“Second-Priority Notes Indenture Trustee” means American Stock Transfer & Trust Company, LLC, as successor to U.S. Bank National Association, as trustee and collateral agent.
“Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended.
“Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is secured by a right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as “Secured” pursuant to the Plan.
“Senior Secured Notes” means the Senior Secured Notes Series A due 2017 and the Senior Secured Notes Series B due 2017 issued pursuant to the Senior Secured Notes Indenture.

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“Senior Secured Notes Adequate Protection Claims” means any super-priority administrative expense claims against the Debtors’ estates on a joint and several basis, senior to all other super-priority claims and other administrative expense claims except as set forth in the Final DIP Order granted to the Senior Secured Notes Indenture Trustee, for the benefit of itself and the secured parties under the Senior Secured Notes Indenture and ancillary documents pursuant to the Final DIP Order.
“Senior Secured Notes Claim” means any Claim against the Debtors arising under the Senior Secured Notes, the Senior Secured Notes Indenture or any ancillary agreement, other than the Senior Secured Notes Guaranty. This claim has been allowed by order of the Bankruptcy Court in the amount of $402,363,309.00 (exclusive of post-petition interest, fees and expenses) consisting of (i) principal and accrued interest owing on the Senior Secured Notes as of the Commencement Date in the amount of $336,276,571.00 and (ii) the Applicable Premium in the amount of $66,086,738.00.
“Senior Secured Noteholder Secured Claim” means the Allowed Secured portion of the Senior Secured Notes Claim, the value of which was determined to be $338,000,000.00 based on the highest and otherwise best bid received by the Debtors at the auction held on August 28, 2013 with respect to the Sale Transaction.
“Senior Secured Notes Deficiency Claim” means the Allowed General Unsecured Claim portion of the Senior Secured Notes Claim in an amount equal to $64,363,309.00.
“Senior Secured Notes Guaranty” means the guaranty of Diamond Blue and Endeavor of GMXR’s obligations under the Senior Secured Notes and the Senior Secured Notes Indenture.
“Senior Secured Notes Guaranty Claim” means any Claim against Diamond Blue or Endeavor arising under the Senior Secured Notes Guaranty.
“Senior Secured Notes Indenture” means the Indenture dated as of December 19, 2011, and any and all supplements and amendments thereto, among GMXR, as issuer, and Endeavor and Diamond Blue, as subsidiary guarantors, and U.S. Bank National Association, as trustee and collateral agent.
“Senior Secured Notes Indenture Trustee” means U.S. Bank National Association, as trustee and collateral agent.
“Solicitation” means the solicitation by the Debtors of votes on the Plan from Holders of Claims entitled to vote on the Plan pursuant to section 1126(b) of the Bankruptcy Code.
“Solicitation Agent” means Epiq Bankruptcy Solutions, LLC.
“Solicitation Package” means the Ballot and other documents approved by the Bankruptcy Court to be sent to Holders of Claims entitled to vote on the Plan pursuant to section 1126(b) of the Bankruptcy Code, including, without limitation, the letter of support from the Creditors’ Committee recommending that Holders of General Unsecured Claims vote in favor of the Plan.
“Steering Committee” means the informal committee comprised of the Consenting Senior Secured Noteholders.
“Tax Code” means the Internal Revenue Code of 1986, as amended.
“Trustee” means the trustee of the Creditor Trust.

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“Trust Agreement” means the agreement governing the Creditor Trust dated as of the Effective Date, substantially in the form included in the Plan Supplement.
“Trust Certificates” means the Certificates evidencing the Trust Interests.
“Trust Claims Reserve” shall have the meaning set forth in Section 5.02(n)(ii)(D).
“Trust Interests” means collectively, the Preferred Trust Interests (if any) and the Common Trust Interests.
“Unexpired Lease” shall mean a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
“Value” means when used in reference to (1) each New GMXR Interest, the quotient of (x) $338,000,000.00 and (y) the total number of New GMXR Interests outstanding after the Consummation of the Plan and after the Post-Reorganization Contribution (excluding any Management Interests) and (2) each share of Reorganized GMXR Common Stock, the quotient of (x) the Value of the New GMXR Interests to be held directly or indirectly by Reorganized GMXR after the Consummation of the Plan and after the Post-Reorganization Contribution as determined pursuant to clause (1) hereof, and (y) the total number of shares of Reorganized GMXR Common Stock outstanding immediately after the Consummation of the Plan and the Post-Reorganization Contribution.
“Voting Record Date” means the date established by the Bankruptcy Court that identifies those Holders entitled to vote for acceptance or rejection of the Plan.
“VPP Documents” shall have the meaning set forth in Section 5.19 of this Plan.
“Unimpaired” means, with respect to a Claim (or Class of Claims), a Claim (or Class of Claims) that is not impaired within the meaning of section 1124 of the Bankruptcy Code.
“Unimpaired Class” means each of Classes 2, 3 and 7, as set forth in Article III of the Plan.
“U.S. Trustee” means the United States Trustee for the Western District of Oklahoma.
1.02Scope of Definitions; Rules of Construction; Rules of Interpretation; Computation of Time.

a)Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in this Plan are to the respective section in, article of, or schedule or exhibit to this Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. A term used in this Plan that is not defined in this Plan shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to this Plan. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

b)In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding

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Business Day. Unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions. Any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan. Any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s legal successors and assigns.

c)This Plan is the product of extensive discussions and arm’s-length negotiations between and among the Debtors, the Steering Committee, the DIP Lenders and the Creditors’ Committee. Each of the foregoing was represented by counsel who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the other relevant and necessary documents ancillary thereto, as applicable. The documentation related to the Restructuring Transactions, the Plan and Disclosure Statement shall not be construed against the drafter. To the extent that the provisions of this Plan conflict or are inconsistent with the provisions set forth in any document in the Plan Supplement, the terms of the Plan Supplement document, as applicable, shall govern.

d)All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II
ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including DIP Facility Claims and Priority Tax Claims are not classified and are not entitled to vote on this Plan.
2.01.Administrative Claims

a)Administrative Claims (Excluding DIP Facility Claims). Except to the extent that any Entity entitled to payment of any Allowed Administrative Claim agrees to a less favorable or different treatment or as otherwise expressly provided elsewhere in this Article II, each Holder of an Allowed Administrative Claim against any Debtor shall receive Cash equal to the unpaid portion of its Allowed Administrative Claim, on the latest of (a) the Effective Date, (b) the date on which its Administrative Claim becomes an Allowed Administrative Claim, or (c) the date on which its Administrative Claim becomes payable under any agreement relating thereto, or as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid by the Debtors or the Reorganized Debtors as Administrative Claims in the ordinary course of the Debtors’ businesses, in accordance with the terms and conditions of any agreement relating thereto or upon such other terms as may be agreed upon between the Holder of such Claim and the Debtors, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court.

b)DIP Facility Claims. In full and final satisfaction, settlement, release, and discharge of and in exchange for release of all DIP Facility Claims, on the Effective Date, the DIP Facility Claims shall be paid in full and in Cash or refinanced by or converted into the Exit Facility in accordance with the terms of the Exit Facility Credit Agreement; provided that if the Class of Holders of General Unsecured Claims

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votes to reject the Plan, the Holders of DIP Facility Claims may elect to receive, either in whole or in part on account of such DIP Facility Claims, Preferred Series A Trust Interests.

c)Professional Compensation.

i)Deadlines. All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors, the Creditors’ Committee, or to such other Entities as to which the foregoing sections apply, prior to the Effective Date must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel and counsel to the Steering Committee no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and counsel to the Steering Committee and the requesting Professional or other Entity, no later than twenty one (21) days (or such other period as may be allowed by order of the Bankruptcy Court or as otherwise agreed to between the parties) after the date on which the applicable application for compensation or reimbursement was served. For the avoidance of doubt, this Section 2.01(c) of the Plan shall not apply to any fees and expenses (including attorneys’ fees and fees for other retained professionals, advisors and consultants) of the Steering Committee, any member of the Steering Committee, the Senior Secured Notes Indenture Trustee, the DIP Facility Agent and the Exit Facility Agent incurred in connection with these Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility Agreement, Exit Facility and related documents and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date).

ii)Treatment. Except as set forth in Section 2.01(c)(iii), Professional Fee Claims shall be paid in full in Cash by the Reorganized Debtors in such amount as is Allowed by the Bankruptcy Court on the date such Professional Fee Claim becomes an Allowed Professional Fee Claim, or as soon as reasonably practicable thereafter. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

iii)Creditors’ Committee Professionals. Upon the Confirmation Date, notwithstanding the provisions of the Final DIP Order to the contrary, and notwithstanding whether the Class of Holders of General Unsecured Claims votes to accept or reject the Plan, the fees and expenses incurred by the Creditors’ Committee Professionals through September 20, 2013 in these Chapter 11 Cases and Allowed by the Bankruptcy Court shall be paid in full by the Debtors. The Debtors and DIP Lenders shall be deemed to withdraw any previous objections to the fees and expenses incurred by the Creditors’ Committee Professionals prior to September 20, 2013. The Allowed fees and expenses incurred by the Creditors’ Committee Professionals in these Chapter 11 Cases after September 20, 2013 shall be paid by the Reorganized Debtors in the ordinary course pursuant to the Amended Order Establishing Procedures for the Interim Compensation of Professionals [Docket No. 302], but subject to a cap that has been mutually agreed to among the Debtors, the Steering Committee and the Creditors’ Committee, and the Debtors shall not pay the Creditors’ Committee Professionals for any fees or expenses in excess of this cap unless otherwise agreed to by the Debtors and the Steering Committee.

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d)Administrative Claim Bar Date; Objections. Holders of asserted Administrative Claims (other than Administrative Claims paid in the ordinary course of business pursuant to Section 2.01(a) hereof, Professional Fee Claims, or Claims for U.S. Trustee fees) must file an application for payment of administrative expense claim with the Bankruptcy Court and serve it on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date (the “Administrative Claims Bar Date”) or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(1) shall set forth such date and constitute notice of the Administrative Claims Bar Date, and the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors, as the case may be, may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Administrative Claims.

e)U.S. Trustee Fees. All fees payable under section 1930 of title 28 of the United States Code shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

f)Senior Secured Notes Adequate Protection Claims. Other than with respect to the payment of the reasonable fees and expenses (including attorney’s fees and fees for any other professional, advisors and consultants) of the Steering Committee, the members of the Steering Committee and the Senior Secured Indenture Trustee, the Senior Secured Notes Adequate Protection Claims (if any) need not be asserted against the Debtors or the Reorganized Debtors prior to the Confirmation Date; provided that if the Class of Holders of General Unsecured Claims votes to reject the Plan, the Holders of the Senior Secured Notes Adequate Protection Claims (if any) shall assert such Claim within thirty (30) days of the Effective Date, and receive their Pro Rata share of Preferred Series B Trust Interests to the extent such Senior Secured Notes Adequate Protection Claims are Allowed and not otherwise paid in full in Cash on the Effective Date.

2.02.Priority Tax Claims. Except to the extent that a Holder of a Priority Tax Claim agrees to a less favorable or different treatment, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, on the later of (a) the Effective Date or (b) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim against any Debtor shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, at the option of the Debtors, with the consent of the Consenting Senior Secured Noteholders, (x) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (y) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Commencement Date, or (y) such other treatment as to which the Reorganized Debtors and such Holder shall have agreed upon in writing.
The Holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be treated as a General Unsecured Claim in Class 4.

ARTICLE III
CLASSIFICATION AND TREATMENT OF
CLAIMS AND EQUITY INTERESTS
3.01.Introduction. This Plan places all Claims and Equity Interests, except unclassified Claims provided for in Article II, in the Classes listed below. A Claim or Equity Interest is placed in a particular

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Class only to the extent that it falls within the description of that Class, and is classified in any other Class to the extent that any portion thereof falls within the description of such other Class. A Claim is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

3.02.Summary of Classes. The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) Impaired or Unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan, and (iii) deemed to reject the Plan:

Class	Designation	Impairment	Entitled to Vote
Class 1	Senior Secured Noteholder Secured Claim	Impaired	Yes
Class 2	Other Secured Claims	Unimpaired	No
Class 3	Priority Non-Tax Claims	Unimpaired	No
Class 4	General Unsecured Claims	Impaired	Yes
Class 5	Intercompany Claims	Impaired	No (deemed to reject)
Class 6	Equity Interests in GMXR	Impaired	No (deemed to reject)
Class 7	Equity Interests in Debtor Subsidiaries	Unimpaired	No
For convenience of identification, the Plan classifies the Other Secured Claims in Class 2 as a single Class.

ARTICLE IV
TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.01Class 1 - Senior Secured Noteholder Secured Claim.

Class 1 consists of Senior Secured Noteholder Secured Claims. The Senior Secured Noteholder Secured Claims shall be deemed Allowed in the amount of $338,000,000.00.
Except to the extent that a Holder of a Senior Secured Noteholder Secured Claim shall have agreed in writing to a less favorable or different treatment, on or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Senior Secured Noteholder Secured Claim shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed Senior Secured Noteholder Secured Claim a number of shares of Reorganized GMXR Common Stock with a Value equal to the lesser of (A) 100% of the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim and (B) the greater of either (i) 27% of the Face Amount such Holder’s Allowed Senior Secured Noteholder Secured Claim or (ii) 4.9% of the outstanding Reorganized GMXR Common Stock as of the Effective Date; provided, that, with respect to each Holder of a Senior Secured Noteholder Secured Claim that is managed by a member of the Steering Committee clause (ii) shall be applied to the claims held by all Holders of Senior Secured Noteholder Secured Claims managed by that Steering Committee member in the aggregate, so that for any such Holder of a Senior Secured Noteholder Secured Claim clause (ii) shall instead be an amount equal to the product of (X) 4.9% of the outstanding Reorganized GMXR Common Stock as of the Effective Date and (Y) an amount expressed as a percentage equal to the amount of Allowed Senior Secured Noteholder Secured Claims held by such Holder divided by the total amount of Allowed Senior Secured Noteholder Secured Claims held by Holders of Senior Secured Noteholder Secured Claims managed by such member of the Steering Committee; provided, further, that in the case of any Holder that demonstrates to the satisfaction

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of GMXR prior to the Confirmation Date that, without regard to this proviso, such Holder would exchange less than all of its Senior Secured Noteholder Secured Claims that are described in Section 382(l)(5)(E)(i) of the Tax Code (“Old and Cold Senior Secured Notes Claims”), then the amount of Reorganized GMXR Common Stock that such Holder receives shall be increased so that such Holder receives Reorganized GMXR Common Stock in exchange for all of its Old and Cold Senior Secured Notes Claims. If the Value of the Reorganized GMXR Common Stock received by a Holder of an Allowed Senior Secured Noteholder Secured Claim pursuant to subsection (B) of the preceding sentence is less than the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim, such Holder will receive a number of New GMXR Interests with a Value equal to the Face Amount of such Holder’s Allowed Senior Secured Noteholder Secured Claim in excess of the Value of the Reorganized GMXR Common Stock received by a Holder of an Allowed Senior Secured Noteholder Secured Claim pursuant to subsection (B) of the preceding sentence. The Reorganized GMXR Common Stock and the New GMXR Interests issued pursuant to this Section 4.01 shall be subject to dilution, directly and indirectly, on account of the Management Interests to be issued pursuant to the Management Incentive Plan.
Each Holder of an Allowed Senior Secured Noteholder Secured Claim, as a condition precedent to receiving its respective share of such distribution of Reorganized GMXR Common Stock and New GMXR Interests, as applicable, shall be required to execute the New Shareholders Agreement and the New GMXR Agreement, as applicable, by delivering to Reorganized GMXR and New GMXR, as applicable, an executed counterpart signature page to the New Shareholders Agreement and/or the New GMXR Agreement. The terms and rights of the Reorganized GMXR Common Stock and the New GMXR Interests will be more fully described in the Plan Supplement.
Class 1 is Impaired by the Plan. Each Holder of the Senior Secured Noteholder Secured Claim in Class 1 is entitled to vote to accept or reject the Plan.
For the avoidance of doubt, the Senior Secured Notes Deficiency Claim shall be treated as provided below in Section 4.04.
4.02Class 2 - Other Secured Claims. Except to the extent a Holder of an Allowed Other Secured Claim agrees to a less favorable or different treatment, on the latest of (x) the Effective Date, (y) the date on which an Other Secured Claim becomes an Allowed Other Secured Claim, and (z) such other date as may be ordered by the Bankruptcy Court, or, in each case, as soon as reasonably practicable thereafter, each Allowed Other Secured Claim shall be, at the election of the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable: (i) Reinstated, (ii) paid in Cash, in full satisfaction, settlement, release and discharge of such Allowed Other Secured Claim, (iii) satisfied by the Debtors’ surrender of the collateral securing such Allowed Other Secured Claim, or (iv) offset against, and to the extent of, the Debtors’ claims against the Holder of such Allowed Other Secured Claim.
Class 2 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Other Secured Claim in Class 2 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
4.03Class 3 - Priority Non-Tax Claims. Except to the extent that a Holder of an Priority Non-Tax Claim agrees to a less favorable or different treatment, each Holder of an unpaid Allowed Priority Non-Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Non-Tax Claim, Cash equal to the full amount of its Allowed Priority Non-Tax Claim on the Distribution Date or such later date as agreed by the Holder and the Debtors or Reorganized Debtors.
Class 3 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Allowed Priority Non-Tax Claim in Class 3 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

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4.04Class 4 - General Unsecured Claims.

Class 4 consists of General Unsecured Claims, including, but not limited to, the Senior Secured Notes Deficiency Claim, the Convertible Notes Claims, the Old Senior Notes Claims, the Old Senior Notes Guaranty Claims, the Second-Priority Notes Claims and any other Claims secured by a Lien that is junior in priority to the Liens securing the Senior Secured Notes Claims.
Except to the extent a Holder of an Allowed General Unsecured Claim agrees to a less favorable or different treatment, on or as soon as reasonably practicable after the Effective Date, the Holders of Allowed General Unsecured Claims shall receive their Pro Rata share of the (i) Common Trust Interests and (ii) Cash Distribution, in accordance with the terms of the Trust Agreement; provided that the Holders of General Unsecured Claims shall only receive the Cash Distribution if the Class of Holders of General Unsecured Claims votes to accept the Plan. The Holders of the Senior Secured Notes Claims shall receive no recovery on account of the Senior Secured Notes Deficiency Claim or the Senior Secured Notes Adequate Protection Claims, which Claims shall be deemed to be waived, if the Class of Holders of General Unsecured Claims votes to accept the Plan. On the Effective Date, or as soon as reasonably practicable thereafter, if the Class of Holders of General Unsecured Claims votes to accept the Plan, the Trustee shall distribute a portion of the Cash Distribution in the aggregate amount set forth in the Trust Agreement Pro Rata to Holders of Allowed General Unsecured Claims, other than the Senior Secured Notes Deficiency Claim and the Senior Secured Notes Adequate Protection Claims, in accordance with the Trust Agreement. For the avoidance of doubt, if the Class of Holders of General Unsecured Claims votes to accept the Plan, neither the Steering Committee nor its professionals, the Holders of DIP Facility Claims, nor the Holders of Senior Secured Notes Adequate Protection Claims (if any) shall receive any portion of the Cash Distribution and none of the Preferred Trust Interests shall be issued or distributed.
If the Class of Holders of General Unsecured Claims votes to reject the Plan, on or as soon as reasonably practicable after the Effective Date, the Holders of Allowed General Unsecured Claims (including Holders of the Senior Secured Notes Deficiency Claim) shall receive their Pro Rata share of Common Trust Interests; provided that the Holders of DIP Facility Claims shall receive the Preferred Series A Trust Interests and Holders of Senior Secured Notes Adequate Protection Claims shall receive the Preferred Series B Trust Interests.
Class 4 is Impaired by the Plan. Each Holder of an Allowed General Unsecured Claim in Class 4 is entitled to vote to accept or reject the Plan.
4.05Class 5 - Intercompany Claims. At the option of the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, or as otherwise required by the Bankruptcy Court in connection with confirmation of the Plan, each Intercompany Claim shall be, either (i) Reinstated, in full or in part, and treated in the ordinary course of business, or (ii) eliminated in full or in part by offset, distribution, cancellation, assumption or contribution of such Intercompany Claim or otherwise; provided, however, that any election by the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors hereunder shall not impact any recoveries under this Plan. The holders of Intercompany Claims shall not receive or retain any property on account of such Intercompany Claims to the extent such claim is cancelled and discharged as provided herein.
Class 5 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, each Holder of an Intercompany Claim in Class 5 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.
4.06Class 6 - Equity Interests in GMXR. On the Effective Date, all GMXR Equity Interests shall be cancelled and rendered null and void, and the Holders of GMXR Equity Interests shall not receive

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or retain any property or interest in property on account of their GMXR Equity Interests. On or promptly after the Effective Date, the Debtors on behalf of GMXR will file with the United States Securities and Exchange Commission a Form 15 for the purpose of terminating the registration of its publicly traded securities under the Exchange Act.
Class 6 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, each Holder of an Equity Interest in GMXR in Class 6 is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.
4.07Class 7 - Equity Interests in Debtor Subsidiaries. The Holders of Equity Interests in the Debtor Subsidiaries shall receive no Distribution or recovery on account of their existing Equity Interests in the Debtor Subsidiaries. Rather, on the Effective Date, the stock or membership interests in the Debtor Subsidiaries will be held directly by either New GMXR or Reorganized GMXR for the benefit of the Holders of Reorganized GMXR Common Stock and New GMXR Interests, respectively. Diamond Blue shall be converted into a member-managed, single member Delaware limited liability company before the Effective Date in accordance with Section 18-214 of the Delaware Limited Liability Company Act and any other applicable law, with New GMXR as its sole member and manager. After the Effective Date, but no later than 15 Business Days after the Effective Date, Endeavor shall contribute its assets to New GMXR in exchange for New GMXR Interests to be issued to Endeavor (the “Post-Reorganization Contribution”). After the Post-Reorganization Contribution, New GMXR shall own 100% of the assets of Endeavor.
Class 7 is Unimpaired by the Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, each Holder of an Equity Interest in Debtor Subsidiaries in Class 7 is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
4.08Allowed Claims. Notwithstanding any provision herein to the contrary, the Debtors, Reorganized Debtors or Trustee shall only make Distributions on account of Allowed Claims. A Claim that is Disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing and Disputed as to the remainder.

4.09Postpetition Interest. Except as otherwise explicitly provided in this Plan, in section 506(b) of the Bankruptcy Code, or by Final Order, no Holder of a prepetition Claim shall be entitled to or receive postpetition interest or fees relating to such Claim.

4.10Allocation. The value of any Reorganized GMXR Common Stock or New GMXR Interests received by Holders of Claims in satisfaction of interest-bearing obligations shall be allocated first to the full satisfaction of the principal amount of such interest-bearing obligations and second in satisfaction of any accrued and unpaid interest.
The Confirmation Order shall provide that any Reorganized GMXR Common Stock received by any Holder of an Allowed Senior Secured Noteholder Secured Claim will be received in exchange for its earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December 2011), and any New GMXR Interests received by any Holder of an Allowed Senior Secured Noteholder Secured Claim as received in exchange for the most recently acquired Senior Secured Notes held by such Holder. Reorganized GMXR and each Holder of an Allowed Senior Secured Noteholder Secured Claim shall report consistently with such treatment for all tax purposes, unless otherwise required by a change in applicable tax law.
4.11Special Provision Governing Unimpaired Claims. Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including,

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all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

4.12Controversy Concerning Impairment. If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE V
MEANS FOR IMPLEMENTATION OF THIS PLAN

5.01Substantive Consolidation. Entry of the Confirmation Order shall constitute approval of a motion requesting the substantive consolidation of the Debtors into a single entity for Distribution and voting purposes only. On and after the Effective Date, (i) no Distributions shall be made under the Plan on account of Intercompany Claims, and (ii) all guarantees by the Debtors of the obligations of any other Debtor, including the Senior Secured Notes Guaranty and the Old Senior Notes Guaranty, shall be eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of the Debtors shall be one obligation.

5.02The Creditor Trust.

a)Establishment of the Creditor Trust. The Creditor Trust shall be established for the benefit of the Holders of Allowed General Unsecured Claims (not including the Senior Secured Notes Deficiency Claim); provided that if the Class of Holders of General Unsecured Claims votes to reject the Plan, then for the benefit of (a) the Holders of DIP Facility Claims that elect to receive Preferred Series A Trust Interests, (b) the Holders of Allowed Senior Secured Notes Adequate Protection Claims (if any) that receive Preferred Series B Trust Interests, and (c) Holders of Allowed General Unsecured Claims (including the Senior Secured Notes Deficiency Claims). This Section 5.02 sets forth certain of the rights, duties, and obligations of the Trustee. In the event of any conflict between the terms of this Section 5.02 and the terms of the Trust Agreement, the terms of the Trust Agreement shall govern.

b)Execution of Trust Agreement. On the Effective Date, the Trust Agreement shall be executed, and all other necessary steps shall be taken to establish the Creditor Trust and the beneficial interests therein, which shall be for the benefit of the Holders of Claims described in Section 5.02(a). If the Class of Holders of General Unsecured Claims votes to accept the Plan, the form of the Trust Agreement and related ancillary documents shall be acceptable solely to the Creditors’ Committee, subject only to Bankruptcy Court approval at the Confirmation Hearing; provided that, if the Class of Holders of General Unsecured Claims votes to reject the Plan, such documents must be mutually acceptable to the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee.

c)Purpose of the Creditor Trust. The Creditor Trust shall be established for the sole purpose of liquidating and distributing its assets to the Holders of interests in the Creditor Trust, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or to engage in the conduct of a trade or business. The Creditor Trust, through the Trustee, shall (i) collect and reduce the assets of the Creditor Trust to Cash, (ii) prosecute, settle and otherwise administer the Causes of Action and Avoidance Actions listed on Exhibit A as more fully set forth in Section 5.02(f), (iii) make Distributions to the beneficiaries of the Creditors Trust in accordance with the Plan and Trust Agreement and (iv) take all such actions as are reasonably necessary to accomplish the purpose hereof, as more fully provided in the Trust Agreement.

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d)Creditor Trust Assets. The Creditor Trust shall consist of the Creditor Trust Assets. Any Cash or other property received from third parties from the prosecution, settlement, or compromise of any Cause of Action or Avoidance Action listed on Exhibit A shall constitute Creditor Trust Assets for purposes of Distributions under the Creditor Trust. On the Effective Date, the Creditor Trust Assets shall automatically vest in the Creditor Trust, free and clear of all Liens, Claims and encumbrances, except to the extent otherwise provided herein.

e)Governance of the Creditor Trust. The Creditor Trust shall be governed by the Trustee in accordance with the Trust Agreement and consistent with the Plan.

f)The Trustee. If the Class of Holders of General Unsecured Claims votes to accept the Plan, the Creditors’ Committee shall select the Trustee, subject only to Court approval at the Confirmation Hearing. If the Class of Holders of General Unsecured Claims votes to reject the Plan, the Trustee shall be selected jointly by the Debtors, the Steering Committee and the Creditors’ Committee. With respect to the Creditor Trust Assets, the Trustee shall be a representative of the estates pursuant to section 1123(a)(5)(B) and 1123(b)(3)(B) of the Bankruptcy Code. The Trustee may prosecute, settle and otherwise administer the Causes of Action and Avoidance Actions listed on Exhibit A on behalf of the Creditor Trust, without the need for Bankruptcy Court approval or any other notice or approval, except as set forth in the Trust Agreement, and shall also be responsible for objecting to (i) the amount of any Senior Secured Notes Adequate Protection Claims, but only if the Class of Holders of General Unsecured Claims votes to reject the Plan and (ii) Claims filed against the Debtors’ Estates that purport to qualify as General Unsecured Claims under the terms of the Plan, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code; provided however, that if the Class of General Unsecured Claims votes to reject the Plan, the Trustee may not object to the amount of the Senior Secured Notes Deficiency Claim; and provided further, however, that notwithstanding any section 502(d) objection, the Trustee shall not bring any Claim or Cause of Action against any Protected Person or Released Party for an Avoidance Action. The Trustee shall be exempt from giving any bond or other security in any jurisdiction.

g)Nontransferability of Creditor Trust Interests. The beneficial interests in the Creditor Trust shall not be transferable (except as otherwise provided in the Trust Agreement).

h)Cash. Pending distribution, the Trustee may invest Creditor Trust Assets only in Cash and Government securities (as defined in section 2(a)(16) of the Investment Company Act of 1940, as amended); provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

i)Costs and Expenses of the Trustee. The costs and expenses of the Creditor Trust, including the fees and expenses of the Trustee and his, her or its retained professionals, shall be paid only out of the Creditor Trust Assets.

j)Compensation of the Trustee. The Trustee shall be entitled to reasonable compensation paid exclusively from the Creditor Trust Assets.

k)Distribution of Creditor Trust Assets. The Trustee shall distribute Cash to the Creditor Trust beneficiaries in accordance with the Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, from the liquidated Creditor Trust Assets on hand (i) if the Class of Holders of General Unsecured Claims votes to accept the Plan, to the Holders of Allowed General Unsecured Claims (not including the Senior Secured Notes Deficiency Claim) on account of the Common Trust Interests on a

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Pro Rata basis or (ii) if the Class of Holders of General Unsecured Claims votes to reject the Plan, then any Distributions shall be distributed as follows, (A) first, to be Holders of DIP Facility Claims that elect to receive Preferred Series A Trust Interests on a Pro Rata basis until the amount of DIP Facility Claims converted to Preferred Series A Trust Interests are paid in full, (B) second, to the Holders of Senior Secured Notes Adequate Protection Claims (if any) on account of the Preferred Series B Trust Interests on a Pro Rata basis until the amount of Senior Secured Notes Adequate Protection Claims are determined and paid in full and (C) last, on a Pro Rata basis to the Holders of Allowed General Unsecured Claims (including the Senior Secured Notes Deficiency Claim) on account of the Common Trust Interests to the extent there are is any remaining Cash available for Distribution. For the avoidance of doubt, Holders of Common Trust Interests shall not receive any Distributions from the Creditor Trust unless and until (i) the Holders of Preferred Series A Trust Interests receive payment in full in an amount equal to the DIP Facility Claims that the Holders thereof elected to receive in Preferred Series A Trust Interests and (ii) the amount of the Senior Secured Notes Adequate Protection Claims is determined and Allowed and Holders of Preferred Series B Trust Interests receive payment in full in an amount equal to the Allowed amount of the Senior Secured Notes Adequate Protection Claims.
The Trustee shall not distribute any amounts that would be distributable to a Holder of a Disputed Claim if such Disputed Claim had been Allowed, prior to the time of such Distribution (but only until such Claim is resolved). The Trustee shall be allowed to distribute amounts that (i) are reasonably necessary to meet contingent liabilities and to maintain the value of the Creditor Trust Assets, (ii) are necessary to pay reasonable expenses (including, but not limited to, any taxes imposed on the Creditor Trust or in respect of the Creditor Trust Assets), and (iii) are required to satisfy other liabilities incurred by the Creditor Trust in accordance with this Plan or the Trust Agreement. Distributions to Holders of the Senior Secured Notes Deficiency Claim (if any), Second-Priority Notes, the Old Senior Notes and the Convertible Notes shall be subject to any charging lien asserted by the applicable Indenture Trustee.
l)Trust Certificates. The Trust Interests shall not be represented by certificates, receipts, or in any other form or manner, except as maintained on the books and records of the Creditor Trust by the Trustee, as set forth in the Trust Agreement.

m)Retention of Professionals by the Trustee. The Trustee may retain and reasonably compensate counsel and other professionals out of the Creditor Trust Assets to assist in its duties as Trustee on such terms as the Trustee deems appropriate without Bankruptcy Court approval. The Trustee may retain any professional who represented parties in interest (including the Debtors or the Creditors’ Committee) in the Chapter 11 Cases.

n)Federal Income Tax Treatment of the Creditor Trust.

i)Creditor Trust Assets Treated as Owned by General Unsecured Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustee, and the holders of beneficial interests in the Creditor Trust) shall treat the transfer of the Creditor Trust Assets to the Creditor Trust for the benefit of the beneficiaries thereof, whether Allowed on or after the Effective Date, as (A) a transfer of the Creditor Trust Assets directly to the holders in satisfaction of such DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or General Unsecured Claims (other than to the extent allocable to Disputed General Unsecured Claims), as applicable, followed by (B) the transfer by such holders to the Creditor Trust of the Creditor Trust Assets in exchange for, beneficial interests in the Creditor Trust. Accordingly, the Holders of such DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or General Unsecured Claims, as applicable, shall be treated for federal income tax purposes as the grantors and owners of their respective shares of the Creditor Trust Assets; provided that if Preferred Trust Interests are issued, the Creditor Trust may be required to be treated as a partnership for

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federal income tax purposes and the Holders of Common Trust Interests and Holders of Preferred Trust Interests will be treated as its partners.

ii)Tax Reporting.

A)If the Creditor Trust does not issue any Preferred Trust Interests, (i) the Trustee shall file income tax returns for the Creditor Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section; (ii) the Trustee shall annually send to each record holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns; and (iii) the Creditor Trust’s taxable income, gain, loss, deduction, or credit will be allocated among the beneficial holders of the interests in the Creditor Trust in accordance with each holder’s relative beneficial interests in the Creditor Trust.

B)If the Creditor Trust issues any Preferred Trust Interests (i) unless the Trustee receives an opinion of counsel or private letter ruling from the IRS that the Creditor Trust should be treated as a grantor trust, the Trustee shall file income tax returns for the Creditor Trust as a partnership, (ii) the Trustee shall also annually send to each record holder of a beneficial interest a Schedule K-1 setting forth the holder’s share of items of income, gain, loss, deduction, or credit and will instruct all such holders to report such items on their federal income tax returns or to forward the appropriate information to the beneficial holders with instructions to report such items on their federal income tax returns and (iii) the Creditor Trust’s taxable income, gain, loss, deduction, or credit will be allocated among the beneficial holders of the interests in the Creditor Trust in accordance with each holder’s relative beneficial interests in the Creditor Trust.

C)As soon as possible after the Effective Date, but in no event later than ninety (90) days after the Effective Date, the Trustee shall make a good faith valuation of the Creditor Trust Assets. Such valuation shall be made available from time to time, to the extent relevant, and used consistently by all parties (including, without limitation the, Debtors, the Trustee, and the Holders of DIP Facility Claims, Senior Secured Notes Adequate Protection Claims (if any) and/or Allowed General Unsecured Claims, as applicable) for all federal income tax purposes. The Trustee shall also file (or cause to be filed) any other statements, returns, or disclosures relating to the Creditor Trust that are required by any governmental unit.

D)Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Trustee), the Trustee shall (i) treat any Creditor Trust Assets allocable to, or retained on account of, Disputed General Unsecured Claims as held by one or more discrete trusts for federal income tax purposes (the “Trust Claims Reserve”), consisting of separate and independent shares to be established in respect of each Disputed General Unsecured Claim, in accordance with the trust provisions of the Tax Code (section 641 et seq.), (ii) treat as taxable income or loss of the Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Creditor Trust that would have been allocated to the Holders of Disputed General Unsecured Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iii) treat as a Distribution from the Trust Claims Reserve any increased amounts distributed by the Creditor Trust as a result of any Disputed General Unsecured Claims resolved earlier in the taxable year, to the extent such Distributions relate to taxable income or loss of the Trust Claims Reserve determined in accordance with the provisions hereof, and (iv) to the extent permitted by applicable laws report consistent

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with the foregoing for state and local income tax purposes. All Creditor Trust beneficiaries shall report, for tax purposes, consistent with the foregoing.

E)The Trustee shall be responsible for payments, out of the Creditor Trust Assets, of any taxes imposed on the Creditor Trust or the Creditor Trust Assets, including the Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed General Unsecured Claims in the Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed General Unsecured Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed General Unsecured Claims, or (ii) to the extent such Disputed General Unsecured Claims have subsequently been resolved, deducted from any amounts distributable by the Trustee as a result of the resolutions of such Disputed General Unsecured Claims.

F)The Trustee may request an expedited determination of taxes of the Creditor Trust, including the Trust Claims Reserve, under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Creditor Trust for all taxable periods through the dissolution of the Creditor Trust.

o)Dissolution. The Creditor Trust and the Trustee shall be discharged or dissolved, as the case may be, no later than the fifth anniversary of the Effective Date; provided, however, that, on or prior to the date that is ninety (90) days prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Creditor Trust if it is necessary to the liquidation of the Creditor Trust Assets. Notwithstanding the foregoing, multiple extensions may be obtained so long as Bankruptcy Court approval is obtained not less than ninety (90) days prior to the expiration of each extended term; provided, however, that in no event shall the term of the Creditor Trust extend past the tenth (10th) anniversary of the Effective Date; provided further that neither the Trust Agreement nor the continued existence of the Creditor Trust shall prevent the Debtors from closing the Chapter 11 Cases pursuant to section 350 of the Bankruptcy Code and obtaining a final decree pursuant to Bankruptcy Rule 3022. The Creditor Trust may be terminated earlier than its scheduled termination if (i) the Bankruptcy Court has entered a Final Order closing all of or the last of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code and (ii) the Trustee has administered all Creditor Trust Assets and performed all other duties required by the Plan, the Confirmation Order, the Trust Agreement and the Creditor Trust. The Trustee shall not unduly prolong the duration of the Creditor Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all claims that constitute Creditor Trust Assets and to effect the Distribution of the Creditor Trust Assets in accordance with the terms hereof and terminate the Creditor Trust as soon as practicable. Prior to and upon termination of the Creditor Trust, the Creditor Trust Assets will be distributed to the beneficiaries of Creditor Trust, pursuant to the provisions set forth in the Trust Agreement.
If at any time the Trustee determines that the expense of administering the Creditor Trust is likely to exceed the value of the Creditor Trust Assets, the Trustee shall have the authority to (i) donate any balance to a non-religious charitable organization exempt from federal income tax under section 501(c)(3) of the Tax Code that is unrelated to the Debtors and any insider of the Debtors and (ii) dissolve the Creditor Trust. If the aims or purposes of any charities satisfying the conditions of clause (i) above relate to benefiting the residents of Oklahoma City or surrounding areas affected by the 2013 tornadoes, then the Trustee shall choose any recipients of any donations from among such charities.
p)Indemnification of Trustee. The Trustee or the individuals comprising the Trustee, as the case may be, and the Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Trustee, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled

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to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Trustee, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts. Any indemnification claim of the Trustee shall be satisfied exclusively from the Creditor Trust Assets. The Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

5.03Exit Facility. On the Effective Date, the Reorganized Debtors shall be authorized to enter into the Exit Facility Credit Agreement and any ancillary documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Facility. The Confirmation Order shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Credit Agreement and such other Exit Facility Credit Documents as the Exit Facility Lenders may reasonably require, subject to such modifications as the Debtors and the Consenting Senior Secured Noteholders may deem to be reasonably necessary to consummate the Exit Facility. The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the payment in whole or in part of the DIP Facility Claims and, the funding of obligations under the Plan and satisfaction of the Reorganized Debtors’ ongoing working capital needs.
Upon the date the Exit Facility Credit Agreement becomes effective: (i) the Debtors and the Reorganized Debtors, as applicable, are authorized to execute and deliver the Exit Facility Credit Documents and perform their obligations thereunder, including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, (ii) the Exit Facility Credit Documents shall constitute the legal, valid, and binding obligations of the Reorganized Debtors that are parties thereto, enforceable in accordance with their respective terms and (iii) no obligation, payment, transfer, or grant of security under the Exit Facility Credit Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff, or counterclaim. The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any Liens and security interests to secure the obligations under the Exit Facility Credit Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such Liens and security interests under the provisions of any applicable federal, state, provincial, or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.
5.04General Settlement of Claims and Equity Interests. As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, Distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan. Subject to Article V hereof, all Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

5.05Sources of Consideration for Plan Distributions. All Cash consideration necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments or Distributions on the Effective Date pursuant hereto shall be obtained from Cash on hand, including Cash derived from business operations, and proceeds under the DIP Facility Agreement and Exit Facility Credit Agreement.

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All Distributions made by the Trustee to beneficiaries of the Creditor Trust shall be obtained only from the Creditor Trust Assets.
5.06Issuance of New Equity Securities and Trust Interests.

a)Issuance of Reorganized GMXR Common Stock and New GMXR Interests. The issuance and Distribution of the Reorganized GMXR Common Stock and the New GMXR Interests pursuant to the Plan is authorized without the need for any further corporate, partnership or limited liability company action or without any further action by the Holders of Claims or Equity Interests.
All of the shares of Reorganized GMXR Common Stock and units or interests representing New GMXR Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each Distribution and issuance referred to in Article V hereof shall be governed by the terms and conditions set forth in the Plan applicable to such Distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such Distribution or issuance, which terms and conditions shall bind each Entity receiving such Distribution or issuance.
On or before the Distribution Date, Reorganized GMXR shall issue the Reorganized GMXR Common Stock and New GMXR shall issue the New GMXR Interests for Distribution pursuant to the provisions hereof. All securities to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.
b)New Shareholders Agreement. The Holders of Reorganized GMXR Common Stock shall be parties to the New Shareholders Agreement. The New Shareholders Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable against the Holders of Reorganized GMXR Common Stock (whether or not a party thereto) in accordance with its terms, and each Holder of Allowed Senior Secured Noteholder Secured Claims that receives Reorganized GMXR Common Stock shall be bound by the New Shareholders Agreement. The Holders of Senior Secured Noteholder Secured Claims shall be required to execute the New Shareholders Agreement before receiving their respective distributions of Reorganized GMXR Common Stock under the Plan.

c)New GMXR Agreement. The Holders of New GMXR Interests shall be parties to the New GMXR Agreement. The New GMXR Agreement shall be adopted on the Effective Date and shall be deemed to be valid, binding and enforceable against the Holders of New GMXR Interests (whether or not a party thereto) in accordance with its terms, and each Holder of Allowed Senior Secured Noteholder Secured Claims that receives New GMXR Interests shall be bound by the New GMXR Agreement. The Holders of Senior Secured Noteholder Secured Claims that receive New GMXR Interests under the Plan shall be required to execute the New GMXR Agreement before receiving their respective distributions of New GMXR Interests.

d)Issuance of Trust Interests. The issuance and Distribution of physical Trust Interests (if any) pursuant to the terms of the Trust Agreement is authorized without the need for any further corporate action or without any further action by the Holders of DIP Facility Claims, Senior Secured Notes Adequate Protection Claims and/or General Unsecured Claims, as applicable. All of the Trust Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. On the Distribution Date, the Trustee shall issue the Trust Interests for Distribution pursuant to the provisions hereof and the Trust Agreement. All Trust Interests to be issued shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

5.07Section 1145 Exemption. Section 1145 of the Bankruptcy Code shall be applicable to the issuance of the New Equity Securities issued pursuant to this Plan, and, if appropriate, the Trust Interests.

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To the maximum extent permitted by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the New Equity Securities, and, if appropriate, the Trust Interests, issued pursuant to this Plan and their transfer will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder, and any and all applicable state and local laws, rules, and regulations. In addition, under section 1145 of the Bankruptcy Code, the New Equity Securities contemplated by the Plan and any and all agreements incorporated therein will be freely tradable in the United States of America by the recipients thereof, subject to: (1) the provisions of section 1145(b)(l) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of the New Equity Securities; (3) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Shareholders Agreement, the New GMXR Agreement and the New Organizational Documents; and (4) applicable regulatory approval, if necessary.

5.08Listing of the Reorganized GMXR Common Stock and Transfer Restrictions. On the Effective Date, the Reorganized Debtors and New GMXR shall be private companies. On the Effective Date, neither the Reorganized GMXR Common Stock nor the New GMXR Interests will be registered under the Exchange Act or listed on any national securities exchange and the Reorganized Debtors and New GMXR shall not be obligated to list the Reorganized GMXR Common Stock or the New GMXR Interests on a national securities exchange. The Reorganized GMXR Common Stock and New GMXR Interests will be subject to certain transfer and other restrictions pursuant to, among other things, the New Shareholders Agreement, the New GMXR Agreement and the New Organizational Documents, including restrictions intended to avoid Reorganized GMXR or New GMXR becoming subject to registration and reporting requirements under the Exchange Act without the consent of either the board of directors or the shareholders of Reorganized GMXR. The New Shareholders Agreement and/or the New Organizational Documents will include customary transfer restrictions related to Section 382 of the Tax Code. The New GMXR Agreement may include certain tax-related transfer restrictions, including restrictions based on the publicly-traded partnership rules.

5.09Continued Corporate Existence. Subject to any Restructuring Transaction and except as otherwise provided herein or in the New Organizational Documents or elsewhere in the Plan Supplement, each Debtor, as a Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate Entity, limited partnership or limited liability company, as applicable, with all the powers of a corporation, limited partnership or limited liability company, as applicable, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is organized and, as applicable, the jurisdiction in which each Reorganized Debtor is organized or formed. In accordance with Section 18-214 of the Delaware Limited Liability Company Act, reorganized Diamond Blue, when converted to a Delaware limited liability company, shall be deemed the same entity as Debtor Diamond Blue, and the conversion shall constitute a continuation of the existence of Debtor Diamond Blue in the form of a Delaware limited liability company for all purposes of the laws of the State of Delaware and to the extent permitted under other applicable law.

5.10New Organizational Documents. On or immediately before the Effective Date, each of the Reorganized Debtors shall file their respective New Organizational Documents with the applicable authorities in their respective states of organization of the Debtors and, as applicable, the Reorganized Debtors, in accordance with the laws of the respective states of organization. Pursuant to Bankruptcy Code section 1123(a)(6), the New Organizational Documents will prohibit the issuance of non-voting equity securities. On the Effective Date, each Reorganized Debtor shall be deemed to have adopted its New Organizational Documents, without the need for any corporate, limited partnership, limited liability company or similar action. After the Effective Date, each of the Reorganized Debtors may amend and restate its respective New Organizational

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Documents as permitted by such New Organizational Documents and applicable law, and, in the case of Reorganized GMXR, the New Shareholders Agreement.

5.11Restructuring Transactions.

a.On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement documents, the applicable Debtors or Reorganized Debtors and New GMXR shall enter into the Restructuring Transactions contemplated in this Article V, and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of their respective businesses or the overall organizational structure of the Reorganized Debtors. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, conversions, dissolutions, transfers or liquidations as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate.

b.The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, name change or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation or reincorporation, limited partnership, limited liability company or formation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable Entities determine to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. The chairman of the board of directors, president, Retained Person (as defined in the DIP Facility Agreement), chief financial officer, chief restructuring officer, any executive vice president or senior vice president, or any other appropriate officer, manager or managing partner of each Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.

c.The Restructuring Transactions shall include, without limitation, the following actions:

i.On or prior to the Effective Date, New GMXR shall be formed as either (A) a single member limited liability company, with GMXR or Reorganized GMXR, as applicable, as its sole member or (B) a limited partnership, with its general partner to be a newly formed, wholly-owned subsidiary of GMXR (before the Effective Date) or Reorganized GMXR (on or after the Effective Date) as further identified in the New GMXR Agreement.

ii.No later than the Business Day immediately prior to the Effective Date, Diamond Blue shall be converted into a single member Delaware limited liability company, with New GMXR as the sole member and manager.

iii.On the Effective Date, GMXR shall contribute all of its Assets (except the Creditor Trust Assets and Equity Interests in Endeavor) to New GMXR free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility) in exchange for

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100% of the New GMXR Interests. All Assets of GMXR (except the Creditor Trust Assets and Equity Interests in Endeavor) shall be deemed automatically transferred to New GMXR without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person. Reorganized GMXR will own the interests in Endeavor on the Effective Date.

iv.On the Effective Date, in accordance with Section 4.06 of the Plan, the GMXR Equity Interests shall be cancelled and 100% of the Reorganized GMXR Common Stock and an amount of New GMXR Interests shall be transferred by Reorganized GMXR to the Holders of Allowed Senior Secured Noteholder Secured Claims, such that, in each case, after giving effect to the Post-Reorganization Contribution, approximately 38.60% of the New GMXR Interests will be held directly or indirectly by Reorganized GMXR and approximately 61.40%, of the New GMXR Interests will be held by Holders of Allowed Senior Secured Noteholder Secured Claims after being distributed in accordance with Section 4.01 of the Plan; provided that Reorganized GMXR may hold a higher percentage of the New GMXR Interests to the extent that Holders of Allowed Senior Secured Noteholder Secured Claims demonstrate that such claims are Old and Cold Senior Secured Notes Claims in accordance in Section 4.01.

v.Simultaneously with the distribution of New Equity Securities in Section 5.11(c)(iv), Reorganized GMXR shall enter into the New GMXR Agreement with the other Holders of New GMXR Interests. The New GMXR Agreement shall provide the identity of New GMXR’s managing member or general partner, as applicable.

vi.On or prior to the Effective Date, the Creditor Trust Agreement shall be executed, and on the Effective Date, the Debtors shall contribute the Creditor Trust Assets to the Creditor Trust free and clear of all Liens, Claims, charges, or other encumbrances.

vii.After the Effective Date, but no later than 15 Business Days after the Effective Date, Endeavor shall contribute its assets to New GMXR in the Post-Reorganization Contribution.

5.12Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise provided for herein or any other document incorporated in the Plan or the Plan Supplement, (a) the Existing Securities, the Senior Secured Notes Indenture, the Senior Secured Second‑Priority Notes Indenture, the Old Senior Notes Indenture, the Convertible Notes Indenture and any other Certificate, security, share, note, bond, indenture, purchase right, option, warrant, certificates of designations or other instrument or documents directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are Reinstated pursuant to the Plan), to the extent not already cancelled, shall be deemed cancelled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any other Person and (b) the obligations of the Debtors, or an indenture trustee, agent or servicer, as the case may be, pursuant to the Existing Securities, the GMXR Subsidiary Guarantees, the Debtors’ certificates of incorporation or formation, any agreements, indentures, or certificates of designations governing the Existing Securities or any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically Reinstated pursuant to the Plan) shall be terminated, released and discharged; provided, however, that each indenture or other agreement that governs the rights of the Holder of a Claim based on the Existing Securities and that is

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administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (x) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims hereunder and (y) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, charging liens (including, without limitation, property distributed under this Plan), expenses, and indemnification under such indenture or other agreement. For the avoidance of doubt, the fees and expenses (including attorney’s fees and fees for any other professional, advisors or consultants) of the Senior Secured Indenture Trustee incurred after the Effective Date in connection with any transaction set forth herein or necessary to implement and consummate the Plan shall be paid by the Reorganized Debtors. For the avoidance of doubt, as of the Effective Date, all GMXR Other Equity Interests, to the extent not already cancelled, shall be cancelled. The GMXR Other Equity Interests will include all options to purchase GMXR Common Stock that, immediately prior to the Effective Date, are issued and outstanding but have not been exercised.

5.13Corporate Action. Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) ratification and implementation of the New Organizational Documents; (2) adoption or assumption, as applicable, of any employment, retirement, and other agreements or arrangements with the Debtors’ officers, directors, or employees, amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, or, after the Effective Date, by agreement with the Reorganized Debtors, in each case with the consent of the Consenting Senior Secured Noteholders; (3) appointment of the directors and officers for the Reorganized Debtors; (4) the distribution of the Reorganized GMXR Common Stock, New GMXR Interests and Trust Interests; (5) implementation of the Restructuring Transactions as set forth herein; (6) adoption of the Management Incentive Plan; (7) execution of the Exit Facility; and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. The authorizations and approvals contemplated by this Article V shall be effective notwithstanding any requirements under non-bankruptcy law.

5.14Directors and Executive Officers. On the Effective Date, the term of each member of each Debtor’s current board of directors will automatically expire. The identities of the individuals who will serve as officers for the Reorganized Debtors will be disclosed in the Plan Supplement. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the number of members on the Reorganized GMXR Board and the identities of the individuals appointed to such board will be disclosed in the Plan Supplement. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.
The Reorganized GMXR Board shall have the responsibility for the oversight of the Reorganized Debtors on and after the Effective Date.
5.15Management Incentive Plan. The Confirmation Order shall provide that on, or as soon as practicable after, the Effective Date, New GMXR shall implement the Management Incentive Plan which shall provide for grants of options, profits interests and/or restricted units/equity reserved for management, directors and employees in an aggregate amount of 5-10% of the new equity interests to be issued by New GMXR, as determined by New GMXR. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and vesting of such equity-based awards with respect

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to such primary participants, shall be decided upon by New GMXR, unless earlier agreed to by the Consenting Senior Secured Noteholders and the Debtors.

5.16Compensation and Benefit Plans and Treatment of Retirement Plan. Unless otherwise provided in this Plan, all employment, retirement, and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, including any existing variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders shall remain in place after the Effective Date, as the same may be amended or modified from time to time after the Effective Date; provided, however, that the foregoing shall not apply to any indemnification agreements or arrangements with the Debtors’ existing or former directors and officers or any equity‑based compensation or incentive-based plan, agreement, or arrangement with any directors, officers, employees or any other parties, in each case, existing as of the Commencement Date or immediately prior to the Effective Date. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

5.17Director and Officer Liability Insurance. On the Effective Date, the charters, by-laws, operating agreement, partnership agreement and other New Organizational Documents shall contain provisions which (i) eliminate the personal liability of the Reorganized Debtors’ then-present and future directors and officers for post-Effective Date monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify the Reorganized Debtors’ directors and officers, serving immediately prior to and after the Effective Date for all pre- and post-Effective Date claims and actions as set forth in the New Organizational Documents to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized. On or before the Effective Date, the Reorganized Debtors will obtain sufficient liability insurance policy coverage after the Effective Date for the officers and directors of the Reorganized Debtors serving from and after the Effective Date. All directors’ and officers’ liability insurance policies maintained by the Debtors shall be assumed and entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365(a) of the Bankruptcy Code. On or after the Effective Date, the deposit held by the Debtors’ insurance agent for director and officers insurance tail coverage shall be applied to pay the premiums for such tail coverage.

5.18Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan, on the Effective Date, any and all property of the GMXR Estate shall be automatically transferred to and vest in New GMXR free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility). Except as otherwise provided in the Plan, on the Effective Date, any and all property of the Debtor Subsidiaries Estates shall pass to and vest in the respective Reorganized Subsidiary free and clear of all Liens, Claims, charges, or other encumbrances (except for any Liens granted to secure the Exit Facility). On the Effective Date, New GMXR shall own 100% of the New Diamond Blue Interests. After the Effective Date, but no later than 15 Business Days after the Effective Date, Endeavor shall contribute its assets to New GMXR in the Post-Reorganization Contribution. After the Post-Reorganization Contribution, New GMXR shall own 100% of the assets of Endeavor. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Equity Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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5.19Non-disturbance of VPP Interest. Notwithstanding anything to the contrary herein, Confirmation of the Plan shall not amend, alter, or change in any way any of the rights or obligations under any of the documents (the “VPP Documents”) executed in connection with the transaction between GMXR and EDF Trading North America, LLC dated December 8, 2011, including the VPP Mortgage. In addition to the VPP Mortgage, the VPP Documents include, the Purchase and Sale Agreement, the VPP Conveyance, the Production and Marketing Agreement, the EPL Services Agreement and the EGG Services Agreement. On the Effective Date, to the extent any of the VPP Documents are executory, such documents will be assumed by the Debtors.

5.20Preservation of Rights of Action; Settlement of Litigation Claims. Except as otherwise provided herein or in the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, following the Effective Date, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Causes of Action that any of the Debtors or their Estates may hold against any Person or Entity without further approval of the Bankruptcy Court whether arising before or after the Commencement Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided, however, the Causes of Action and Avoidance Actions listed on Exhibit A shall be transferred to the Creditor Trust as provided by the Plan, and may be initiated, filed, enforced, abandoned, settled, compromised, released, withdrawn or litigated to judgment without the consent of approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court, except as may otherwise be set forth in the Trust Agreement. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, the Reorganized Debtors or Trustee, as applicable, will not pursue any and all available Causes of Action against it. The Debtors, the Reorganized Debtors or Trustee, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
Other than as specifically provided in Section 13.04 of the Plan, the Debtors, the Reorganized Debtors and the Trustee shall release and not file any Causes of Action against any Protected Person or Released Party; provided, however, that the Trustee may (A) name any of the Debtors’ directors and officers who are Protected Persons in litigation solely as nominal defendants, if the Trustee determines, based on the written advice of counsel, that the same is necessary or required in connection with any Cause of Action that seeks recovery under the Debtors’ director and officer liability policies (the “D&O Policies”) and (B) take such action as the Trustee reasonably deems necessary, based on the advice of counsel, to preserve the proceeds of the Debtors’ D&O Policies for the benefit of the Trust beneficiaries.
5.21Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers and members of the board of directors thereof, the managing member

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or general partner of New GMXR and the managing member of the Reorganized Subsidiaries, to the extent the Debtor Subsidiaries are converted to limited liability companies, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the New Equity Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

5.22Exemption from Certain Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, sales or use tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment: (a) the issuance, transfer or exchange of any New Equity Securities; (b) the creation of any mortgage, deed of trust, lien or other security interest under or pursuant to this Plan or the Exit Facility; (c) the making or assignment of any lease or sublease under or pursuant to this Plan; (d) the execution and delivery of the Exit Facility; (e) any Restructuring Transaction; (f) the release or assignment of liens; (g) the contribution and transfer by GMXR of its Assets to New GMXR or (h) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with this Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to this Plan.

ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS

6.01Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, each Holder of an Allowed Claim shall receive on the Distribution Date the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. All Cash Distributions shall be made by the applicable Disbursing Agent from available Cash of the Debtors or Cash from the Creditor Trust, as applicable. Any Distribution hereunder of property other than Cash (including any issuance of Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates, and the Distribution of such Reorganized GMXR Common Stock, New GMXR Interests or Trust Certificates, in exchange for Allowed Claims as of the Effective Date) shall be made by the Disbursing Agent in accordance with the terms of this Plan or the Trust Agreement, as applicable.

6.02Disbursing Agent. The Disbursing Agent shall make all Distributions required under the Plan on, or as soon as reasonably practicable after, the Effective Date.
If the Disbursing Agent is a third party designated by the Debtors or the Reorganized Debtors, as applicable, to serve in such capacity, including, if applicable, the applicable Indenture Trustee, such Disbursing Agent or Indenture Trustee shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms reasonably acceptable to the Reorganized Debtors, or, in the case of the Senior Secured Notes Indenture Trustee, in accordance with the terms and conditions of the Senior Secured Notes Indenture (as applicable) or upon such other terms as may be agreed upon between the Senior Secured Notes Indenture Trustee and the applicable Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or

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other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.
Any distributions to beneficiaries of the Creditor Trust shall be made by the Trustee as set forth in the Plan or the Trust Agreement.
6.03Surrender of Existing Securities. On or before the Distribution Date, or as soon as reasonably practicable thereafter, each Holder of a Certificate shall surrender such Certificate to the Disbursing Agent; provided, however, that in the case of the Senior Secured Notes, Holders shall surrender Certificates to the Senior Secured Notes Indenture Trustee, or in the event such note(s) are held in the name of, or by a Nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Senior Secured Notes Indenture Trustee, and each Certificate shall be cancelled. Holders of the Senior Secured Notes shall be deemed to first surrender the Certificates for the earliest acquired Series A Notes (treating for this purpose, the acquisition date of any Series A Notes acquired in the December 2011 exchange offer as the acquisition date of any Old Senior Notes that were exchanged for Series A Notes therefor in the exchange offer in December 2011) in exchange for any Reorganized GMXR Common Stock received and then be deemed to surrender the Certificates of its most recently acquired Senior Secured Notes in exchange for any New GMXR Interests received.

6.04[Reserved.]

6.05[Reserved]

6.06Record Date for Plan Distributions. At the close of business on the Record Date for Plan Distributions, the transfer ledgers for the official claims register shall be closed, and there shall be no further changes recognized in the record Holders of such Claims. The Reorganized Debtors, the official claims agent, and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such Claims, even if provided notice thereof, occurring after the Record Date for Plan Distributions and shall be entitled instead to recognize and deal for all purposes hereunder with only those record Holders listed on such transfer ledger as of the close of business on the Record Date for Plan Distributions.

6.07Means of Cash Payment. Cash payments hereunder shall be in U.S. funds by check, wire transfer, or such other commercially reasonable manner as the payor shall determine in its sole discretion.

6.08Calculation of Distribution Amounts of New Equity Securities. Fractional shares of New Equity Securities may be issued or distributed hereunder by Reorganized GMXR or any Disbursing Agent, indenture trustee, agent, or servicer.

6.09Delivery of Distributions; Undeliverable or Unclaimed Distributions. Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent (a) at the Holder’s last known address, (b) at the address in any written notice of address change delivered to the Disbursing Agent, (c) in the case of the Holder of a Senior Secured Notes Claim, at the address in the Senior Secured Notes Indenture Trustee’s official records, or (d) at the address set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made, unless and until the Disbursing Agent or The Depository Trust Company, as the case may be, is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent shall be returned to the appropriate

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Reorganized Debtor or the Trustee, as the case may be, until such Distributions are claimed. Reorganized GMXR will hold the Reorganized GMXR Common Stock for unidentified Holders of Senior Secured Noteholder Secured Claims in trust following the Effective Date until such unidentified Holders are identified, and, for so long as such Reorganized GMXR Common Stock is held in trust, such Reorganized GMXR Common Stock shall be voted in proportion to all other votes cast in any matter that is subject to a vote of Reorganized GMXR Common Stock. Upon identification, such Holders shall execute and deliver signature page(s) to the New Shareholders Agreement and shall thereafter receive their distribution of Reorganized GMXR Common Stock in accordance with Section 4.01 of the Plan. New GMXR will hold New GMXR Interests for unidentified Holders of Senior Secured Noteholder Secured Claims in trust following the Effective Date until such unidentified holders are identified, and, for so long as such New GMXR Interests are held in trust, such New GMXR Interests shall be voted in proportion to all other votes cast in any matter that is subject to a vote of New GMXR Interests. Upon identification, such Holders shall execute and deliver signature page(s) to the New GMXR Agreement and shall thereafter receive their distribution of New GMXR Interests in accordance with Section 4.01 of the Plan.
The Trust Agreement shall govern the Trustee’s rights and obligations with regards to delivery of Distributions and unclaimed Distributions for Holders of the beneficiaries of the Creditor Trust.
6.10Withholding and Reporting Requirements. In connection with this Plan and all Distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. Notwithstanding anything to the contrary in the Plan, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.
The Trustee shall comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions from the Creditor Trust shall be subject to any such withholding and reporting requirements.
6.11Setoffs. Other than in respect of any Senior Secured Notes Claim, a Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or Reorganized Debtors may have had or have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any claim that the Debtors or Reorganized Debtors may have had or have against such Holder. Nothing in this Plan shall be deemed to expand rights to setoff under applicable non-bankruptcy law.

ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS

7.01Prosecution of Objections to Claims. Except as otherwise expressly provided herein, the Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims that are not General Unsecured Claims. From and after the Effective Date, the Trustee shall have authority to file, settle, compromise, withdraw, or litigate to judgment any objection to (i) the amount of any Senior Secured Notes Adequate Protection Claims and (ii) any General Unsecured Claims, including, without limitation, any objection pursuant to section 502(d) of the Bankruptcy Code; provided however, that notwithstanding such section 502(d) objection (if any), the Trustee shall not bring any claim or cause of action against any Protected Person or Released Party for an Avoidance Action.

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7.02Allowance of Claims. Except as expressly provided herein or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Commencement Date; provided, however, the Trustee shall be authorized to assert in any objection to a General Unsecured Claim the defenses held by the Debtors with respect to such General Unsecured Claim as of the Commencement Date. If an objection to a Claim or a portion thereof is filed as set forth in this Article VII, no payment or Distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until and to the extent such Disputed Claim becomes an Allowed Claim.
Unless an order of the Bankruptcy Court specifically provides for a later date, any proof of Claim filed by a party after any applicable bar date established by the Bankruptcy Court with respect to such Claim shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order or approval of the Bankruptcy Court, and Holders of such Claims may not receive any Distributions on account of such Claims, unless and until the party filing such Claim either obtains the written consent of the Reorganized Debtors to file such Claim late or obtains an order of the Bankruptcy Court upon written motion on notice to the Reorganized Debtors that permits the filing of the Claim.
7.03Distributions After Allowance. On the first Distribution Date following the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim (other than General Unsecured Claims) becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan. For the avoidance of doubt, Holders of Allowed Claims will receive the same treatment regardless of whether such Claims are Allowed as of the Effective Date or at some time after the Effective Date.
Distributions after allowance of General Unsecured Claims shall be made as set forth in the Plan or the Trust Agreement.
7.04Estimation of Claims. The Debtors (before the Effective Date) or Reorganized Debtors (on or after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time including, without limitation, during litigation concerning any objection to any Claim and during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim against any party or Entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.05Deadline to File Objections to Claims. Unless otherwise set forth herein or ordered by the Bankruptcy Court, any objections to Claims shall be filed on or before the date that is the later of: (a) 180 days after the Effective Date, and (b) the last day of such other period of limitation as may be specifically fixed by an order of the Bankruptcy Court for objecting to certain Claims. The Bankruptcy Court may extend any deadline to object to Claims upon motion filed by the Reorganized Debtors or the Trustee.

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7.06Deadline to File Other Secured Claims; Objections. Unless a prior date has been established pursuant to the Bankruptcy Code, the Bankruptcy Rules or a prior order of the Court, the Confirmation Order will establish a supplemental bar date for Holders of Other Secured Claims that properly and timely filed a proof of claim pursuant to the Bankruptcy Court’s order fixing a Claims bar date [Docket No. 572], unless such Holder was otherwise exempt from filing a proof of claim, to file applications for allowance of Other Secured Claims which date will be the first business day that is forty-five (45) days after the Confirmation Date (the “Other Secured Claims Bar Date”) or forever be barred from doing so. Holders of Other Secured Claims shall submit written requests for payment, together with evidence that the Claim is entitled to Other Secured Claim status, on or before the Other Secured Claims Bar Date or forever be barred from doing so and collecting payment on such Claims. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(1) shall set forth such date and constitute notice of the Other Secured Claims Bar Date, and the Debtors or the Reorganized Debtors, as the case may be, shall have ninety (90) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Other Secured Claims Bar Date to review and object to such Other Secured Claims either by commencing an adversary proceeding or such other procedure approved by the Bankruptcy Court. All such objections shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtors, as the case may be, may compromise and settle, withdraw or resolve by any other method, without requirement of Bankruptcy Court approval, any objections to Other Secured Claims. Failure of a Holder of an Other Secured Claim(s) to timely and properly file and serve a written notice or request for payment on or before the Other Secured Claims Bar Date shall result in such Holder’s Other Secured Claim(s) being forever barred and discharged.

ARTICLE VIII
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.01Assumed Contracts and Leases. Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each Reorganized Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease listed on a schedule to be filed as part of the Plan Supplement. All Executory Contracts and Unexpired Leases assumed by Reorganized GMXR shall be assigned to New GMXR on the Effective Date. All other Executory Contracts and Unexpired Leases not included in such schedule filed with the Plan Supplement will be rejected. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.
Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases, related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
The list of Executory Contracts and Unexpired Leases to be assumed shall include a Cure amount for each such Unexpired Lease and Executory Contract. Parties objecting to the Cure amount or to the assumption of such Executory Contract or Unexpired Lease must file objections no later than two (2) days

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before the Confirmation Hearing. The failure of any party or Entity to timely file its objection to the Cure amount or assumption of such Executory Contract or Unexpired Lease shall be a bar to the assertion, at the Confirmation Hearing or thereafter, of any objection to such Cure amount or assumption, or the Debtors Consummation of the Plan, if authorized by the Court.
8.02Payments Related to Assumption of Contracts and Leases. Any monetary amounts by which any Executory Contract and Unexpired Lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable Debtor as soon as practicable following the Effective Date; provided, however, if there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any dispute without any further notice to or action, order or approval of the Bankruptcy Court; provided further that the Debtors, with the consent of the Consenting Senior Secured Noteholders, or the Reorganized Debtors, as applicable, shall be entitled to remove an Executory Contract from the list of Executory Contracts and Unexpired Leases to be assumed if the resolution of the Cure dispute is not reasonably satisfactory to the Consenting Senior Secured Noteholders.

8.03Rejected Contracts and Leases. Except for those Executory Contracts and Unexpired Leases set forth on a schedule to the Plan Supplement, all of the Executory Contracts and Unexpired Leases to which the Debtors are a party shall be rejected under the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to seek to assume any Executory Contract or Unexpired Lease to which any Debtor is a party with the consent of the Consenting Senior Secured Noteholders.

8.04Claims Based upon Rejection of Executory Contracts or Unexpired Leases. Any Claims arising out of the rejection of Executory Contracts and Unexpired Leases shall constitute a General Unsecured Claim. All such Claims must be filed with the Bankruptcy Court and served upon the appropriate Debtor and its counsel within forty-five (45) days after the earlier of (a) the date of entry of an order of the Bankruptcy Court approving such rejection or (b) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, its property and the Creditor Trust.
8.05Indemnification of Directors, Officers and Employees. The obligations of any Debtor to indemnify any Released Party serving at any time as one of its directors, officers or employees by reason of such Released Party’s service in such capacity, or as a director, officer or employee of any other Entity, to the extent provided in such Debtor’s existing certificate of incorporation, certificate of formation, corporate charter, bylaws or similar constitutive documents, or any specific agreement relating to any claims, demands, suits or proceedings against such Released Party based upon any act or omission related to service with or on behalf of any of the Debtors prior to the Effective Date, or under applicable state corporate law (to the maximum extent permitted thereunder), shall be deemed and treated as Executory Contracts in which the relevant Reorganized Debtor shall be deemed to have rejected any such indemnification obligations provided therein pursuant to section 365 of the Bankruptcy Code as of the Effective Date.

ARTICLE IX
ACCEPTANCE OR REJECTION OF THIS PLAN

9.01Classes Entitled to Vote. Each Holder of an Allowed Claim in Classes 1 and 4 shall be entitled to vote. Each Holder of an Allowed Claim or Equity Interest in Classes 2, 3 and 7 shall not be entitled

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to vote because they are conclusively deemed, by operation of section 1126(f) of the Bankruptcy Code, to have accepted this Plan. Each Holder of an Allowed Claim is Class 5 shall not be entitled to vote because they are conclusively deemed by operation of section 1126(g) to have rejected this Plan. Holders of Equity Interests in Impaired Class 6 will not receive or retain any property under this Plan on account of their Equity Interests. Therefore, Holders of Equity Interests in Impaired Class 6 are deemed to have rejected the Plan by operation of section 1126(g) of the Bankruptcy Code.

9.02Acceptance by Impaired Classes. An Impaired Class of Claims shall have accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in the Class actually voting vote to accept this Plan.

9.03Elimination of Classes. Any Class that does not contain any Allowed Claims or any Claims temporarily allowed for voting purposes under Bankruptcy Rule 3018, as of the date of the commencement of the Confirmation Hearing, shall be deemed not included in this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether such Class has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

9.04Nonconsensual Confirmation. The Bankruptcy Court may confirm this Plan over the dissent of or rejection by any Impaired Class if all of the requirements for consensual Confirmation under subsection 1129(a), other than subsection 1129(a)(8), of the Bankruptcy Code and for nonconsensual Confirmation under subsection 1129(b) of the Bankruptcy Code have been satisfied.
With respect to each Impaired Class that is deemed to reject this Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan on a non-consensual basis pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE X
CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

10.01Conditions to Confirmation. It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of 10.04 below:
a)the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors, the Consenting Senior Secured Noteholders, and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, reasonably acceptable to the Creditors’ Committee; and

b)all documentation related to the Plan and the Plan Supplement must be in form and substance reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) Debtors, (iv) the Consenting Senior Secured Noteholders and (v) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, reasonably acceptable to the Creditors’ Committee.

10.02Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 10.04 below:

a)	The Confirmation Order shall have been entered by the Bankruptcy Court.

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b)The Confirmation Order shall have become a Final Order.

c)All authorizations, consents, and regulatory approvals required, if any, in connection with the Consummation of this Plan shall have been obtained.

d)The Debtors and the Exit Facility Lenders shall have executed and delivered the Exit Facility Credit Documents, in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders, and the Exit Facility shall have closed.

e)The Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Equity Securities.

f)All other actions, documents, and agreements necessary to implement this Plan shall have been executed, become effective and been delivered (or be in immediately deliverable form), including documents contained in the Plan Supplement.

g)Any amendments, modifications or supplements to the Plan (including the Plan Supplement), if any, shall be reasonably acceptable to the (i) Debtors, (ii) Consenting Senior Secured Noteholders and (iii) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, to the Creditors’ Committee.

h)All documents referenced in subsections (e), (f) and (g) of this Section, including all documents in the Plan Supplement, shall be reasonably acceptable to the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) Debtors, (iv) the Consenting Senior Secured Noteholders and (v) and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, to the Creditors’ Committee.

i)All reasonable fees and expenses (including attorney’s fees and fees for any other professional, advisors and consultants) of the Steering Committee, the members of the Steering Committee, the DIP Agent, the Senior Secured Indenture Trustee and the Exit Facility Agent incurred in connection with the Chapter 11 Cases, the negotiation and formulation of the Plan, DIP Facility Agreement, Exit Facility and related documents, and all transactions set forth herein or necessary to implement and consummate the Plan (whether incurred before or after the Commencement Date) shall have been paid.

j)No stay of the Consummation of this Plan shall be in effect.

10.03Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 10.02 hereof shall not have occurred or been waived pursuant to Section 10.04 on or before the Outside Date (as defined in the Plan Support Agreement), or such later date as may be agreed to by the Debtors and the Consenting Senior Secured Noteholders, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and Holders of Claims and Equity Interests shall be restored to the status quo as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered, and (d) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any Person or governmental Entity or to prejudice in any manner the rights of the Debtors or any Person or governmental Entity in any other or further proceedings involving the Debtors.

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10.04Waiver of Conditions. Each of the conditions set forth in Section 10.01 and Section 10.02 above, other than the conditions set forth in Sections 10.02(a) and 10.02(j), may be waived in whole or in part by the Debtors with the consent of the Consenting Senior Secured Noteholders, and, solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’ Committee, without notice, leave or other order of the Bankruptcy Court or any formal action.

ARTICLE XI
MODIFICATIONS AND AMENDMENTS; WITHDRAWAL

The Debtors may amend or modify this Plan at any time prior to the Confirmation Date, with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii)  the Consenting Senior Secured Noteholders and (iv) solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’ Committee. The Debtors reserve the right to include any amended documents in the Plan Supplement with the consent of the (i) Exit Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the Exit Facility Agent’s rights, claims, recoveries, and/or interests, (ii) DIP Facility Agent, solely as to provisions which affect, or could be reasonably expected to affect, the DIP Facility Agent’s rights, claims, recoveries, and/or interests, (iii) the Consenting Senior Secured Noteholders and (iv) solely to the extent affecting the treatment of Holders of General Unsecured Claims as set forth in the Plan, the Creditors’ Committee, whereupon each such amended document shall be deemed substituted for the original of such document. After the Confirmation Date, the Debtors, with the consent of the Consenting Senior Secured Noteholders, or Reorganized Debtors, as applicable, may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies within or among this Plan, the Disclosure Statement, and the Confirmation Order, and to accomplish such matters as may be reasonably necessary to carry out the purposes and intent hereof so long as such remedies do not materially and adversely affect the treatment of Holders of Claims hereunder.
Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the Solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

ARTICLE XII
RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding this Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and this Plan, to the fullest extent permitted by law, including jurisdiction to:
a)hear and determine any and all objections to the allowance of Claims;

b)hear and determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

c)hear and determine any and all motions to subordinate Claims at any time and on any basis permitted by applicable law;

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d)hear and determine all Professional Fee Claims and other Administrative Claims;

e)hear and determine all matters with respect to the assumption or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any Claim or required Cure or the liquidation of any Claims arising therefrom;

f)hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, including Avoidance Actions;

g)enter such orders as may be necessary or appropriate in aid of the Consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

h)hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of this Plan and all contracts, instruments, and other agreements executed in connection with this Plan;

i)hear and determine any request to modify this Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

j)issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, Consummation, or enforcement hereof or the Confirmation Order;

k)enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

l)hear and determine any matters arising in connection with or relating hereto, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

m)enforce all orders, judgments, injunctions, releases, exculpation, indemnification and rulings entered in connection with the Chapter 11 Cases;

n)recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

o)hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

p)allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims;

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q)ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

r)resolve any cases, controversies, suits, disputes or Causes of Action with respect to the releases, injunctions and other provisions contained in Article XIII, and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

s)hear and determine any matters arising in connection with or relating to the Creditor Trust, the Trust Agreement and the Trust Interests;

t)hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

u)hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

v)enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

13.01Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Equity Interests. Upon the Effective Date, each of the Debtors and the Reorganized Debtors shall be deemed discharged and released under section 1141(d)(1) of the Bankruptcy Code from any and all Claims and Equity Interests (other than those Claims that are not Impaired under this Plan), including, but not limited to, demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Existing Securities shall be cancelled, terminated and extinguished as provided herein. By accepting Distributions pursuant to the Plan, each holder of Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the discharge.

13.02Exculpation and Limitation of Liability. The Exculpated Parties shall neither have nor incur any liability to any Holder of a Claim or an Equity Interest, or any other party-in-interest, or any of their respective agents, employees, equity interest holders, partners, members, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, and/or distribution of the Plan Support Agreement, DIP Facility Agreement and related documents, Exit Facility, Sale Transaction, Plan and Disclosure Statement, the administration of the Chapter 11 Cases, the solicitation of acceptances hereof, the pursuit of Confirmation hereof, the Consummation hereof, or the administration hereof or the property to be distributed hereunder, except for any act or omission that constitutes willful misconduct or gross negligence as determined by Final Order by a court of competent jurisdiction, and in all respects they shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

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13.03Injunction. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES PURSUANT TO SECTIONS 105 AND 362 OF THE BANKRUPTCY CODE OR OTHERWISE AND IN EFFECT ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ALL PERSONS OR ENTITIES THAT HAVE HELD, HOLD OR MAY HOLD CLAIMS OR CAUSES OF ACTION AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS THAT AROSE BEFORE OR WERE HELD AS OF THE EFFECTIVE DATE, ARE AS OF THE EFFECTIVE DATE PERMANENTLY ENJOINED FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST ANY OF THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS OR THEIR PROPERTY OR ASSETS ON ACCOUNT OF SUCH CLAIMS, CAUSES OF ACTION OR EQUITY INTERESTS: (A) COMMENCING, CONDUCTING OR CONTINUING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY SUIT, ACTION OR OTHER PROCEEDING RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (B) ENFORCING, LEVYING, ATTACHING, COLLECTING OR OTHERWISE RECOVERING IN ANY MANNER OR BY ANY MEANS, WHETHER DIRECTLY OR INDIRECTLY, ANY JUDGMENT, AWARD, DECREE OR ORDER RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (C) CREATING, PERFECTING OR ENFORCING IN ANY MANNER, DIRECTLY OR INDIRECTLY, ANY LIEN RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; (D) ASSERTING ANY SETOFF, RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND, DIRECTLY OR INDIRECTLY, AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO THE DEBTORS OR THE REORGANIZED DEBTORS RELATING TO SUCH CLAIM, CAUSE OF ACTION OR EQUITY INTEREST; AND (E) PROCEEDING IN ANY MANNER IN ANY PLACE WHATSOEVER THAT DOES NOT CONFORM TO OR COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER.

13.04Releases by the Debtors. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, THE DEBTORS AS DEBTORS IN POSSESSION, THE REORGANIZED DEBTORS AND ANY PERSON SEEKING TO EXERCISE THE RIGHTS OF THE DEBTORS’ ESTATES, INCLUDING THE TRUSTEE, ANY SUCCESSOR TO THE DEBTORS OR ANY ESTATE REPRESENTATIVE APPOINTED OR SELECTED PURSUANT TO SECTION 1123(B)(3) OF THE BANKRUPTCY CODE WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY FOREVER RELEASED, WAIVED AND DISCHARGED THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER (OTHER THAN THOSE ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION BY A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD OR CRIMINAL CONDUCT, IN EACH CASE DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION, AND OTHER THAN THE RIGHTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES AND OTHER AGREEMENTS OR DOCUMENTS RELATED HERETO), WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, OR IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE

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OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTORS OR THEIR ESTATES AGAINST ANY OF THE RELEASED PARTIES.
THE DEBTORS’ RELEASE OF CURRENT DIRECTORS AND OFFICERS THAT ARE PROTECTED PERSONS INCLUDES THE RELEASE OF ANY LIABILITY FOR BREACH OF FIDUCIARY DUTY OR RELATED CLAIMS; PROVIDED, HOWEVER THAT THE TRUSTEE MAY NAME ANY OR ALL OF SUCH CURRENT DIRECTORS AND OFFICERS SOLELY AS NOMINAL DEFENDANTS, IF THE TRUSTEE DETERMINES, BASED UPON THE WRITTEN ADVICE OF COUNSEL, IT TO BE NECESSARY OR REQUIRED IN ANY POST-EFFECTIVE DATE LITIGATION INSTITUTED BY THE TRUSTEE AGAINST NON-RELEASED OFFICERS AND DIRECTORS.
13.05Releases by Holders of Claims. AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, (I) EACH CONSENTING SENIOR SECURED NOTEHOLDER AND (II) EACH HOLDER OF A CLAIM (OTHER THAN A CONSENTING SENIOR SECURED NOTEHOLDER) THAT VOTES IN FAVOR OF THE PLAN (OR IS DEEMED TO ACCEPT THE PLAN), AS APPLICABLE, FOR THEMSELVES AND ON BEHALF OF ANY SUCCESSORS AND ASSIGNS, WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE DEBTORS AND THE REORGANIZED DEBTORS, AND THE RELEASED PARTIES, FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, (EXCEPT FOR THE RIGHTS TO ENFORCE THIS PLAN AND THE OTHER AGREEMENTS AND DOCUMENTS DELIVERED HEREUNDER) WHETHER DIRECT OR DERIVATIVE, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, DISPUTED OR UNDISPUTED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE, AND IN ANY WAY RELATING TO THE RESTRUCTURING OF THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE PLAN SUPPORT AGREEMENT, THE DIP FACILITY AGREEMENT AND RELATED DOCUMENTS, THE EXIT FACILITY, THE SALE TRANSACTION, THE PLAN OR THE DISCLOSURE STATEMENT, EXCEPT THAT, AS TO SPECIFICALLY THE RELEASED PARTIES, NOTHING HEREIN RELEASES WILLFUL MISCONDUCT, GROSS NEGLIGENCE, INTENTIONAL FRAUD, OR CRIMINAL CONDUCT, IN EACH CASE AS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION.

13.06Injunction Related to Releases and Exculpation. The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities barred or released in Sections 13.02, 13.04 and 13.05 of this Plan.

13.07Release of Liens. Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in accordance with the Plan of the portion of the Secured Claim that is an Allowed Secured Claim as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property

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of the Estates shall be fully released and discharged and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns. For the avoidance of doubt, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged on the Effective Date without any further action of any party, including, but not limited to, further order of the Bankruptcy Court, or filing updated schedules or statements typically filed pursuant to the Uniform Commercial Code.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

14.01Severability of Plan Provisions. If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.02Successors and Assigns. The rights, benefits and obligations of all Persons named or referred to herein shall be binding on, and shall inure to the benefit of, their respective heirs, executors, administrators, personal representatives, successors or assigns.

14.03Binding Effect. Upon the occurrence of the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Equity Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, all other parties-in-interest in the Chapter 11 Cases (irrespective of whether Holders of such Claims or Equity Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

14.04Revocation, Withdrawal, or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation hereof does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied herein (including the fixing or limiting to an amount any Claim or Class of Claims), assumption or rejection of Executory Contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (c) nothing contained herein, and no acts taken in preparation for Consummation hereof, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors, Holders of any Claims or Equity Interests or any Entity in any further proceedings involving the Debtors, or (iii) constitute an admission of any sort by the Debtors or any other Entity.

14.05Committees and Retained Person. On the Effective Date, the Creditors’ Committee shall terminate and the Creditors’ Committee shall dissolve and the members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall

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not be responsible for paying any fees or expenses incurred by the Creditors’ Committee on or after the Effective Date. The Retained Person (as defined in the DIP Facility Agreement) shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases and shall not be an officer of the Reorganized Debtors.

14.06Plan Supplement. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. All documents required to be filed as part of the Plan Supplement shall be filed with the Bankruptcy Court at least fourteen (14) days prior to the date of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Copies of the Plan Supplement may also be obtained without charge at the website maintained by the Debtors’ claims and noticing agent (http://dm.epiq11.com/GMX/Project#) or by contacting Joseph Rovira at the Andrews Kurth address listed below. All documents filed in these cases may also be viewed (a) during regular business hours (9:00 a.m. to 4:00 p.m. Central Time weekdays, except legal holidays) at the U.S. Bankruptcy Court, and (b) electronically on the PACER Internet system, and (c) without charge at the website maintained by the Debtors’ claims and noticing agent (http://dm.epiq11.com/GMX/Project#). Holders of Claims against or Equity Interests in the Debtors may also obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Section 14.06.

14.07Notices to Debtors. All notices, requests and demands to or upon the Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to Debtors:
GMX Resources Inc.
One Benham Place
9400 N. Broadway, Suite 600
Oklahoma City, OK 73114
Attention:    Michael Rohleder
Telephone:    405.600.0711
Facsimile:    405.600.0600

and

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention:    David Zdunkewicz, Esq.
Timothy A. Davidson II, Esq.
Telephone:    713.220.4200
Facsimile:    713.220.4285

If to the Creditors’ Committee:

Looper Reed & McGraw P.C.
1601 Elm Street, Suite 4600
Dallas, TX 75201

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Attention:    Jason Brookner, Esq.
Telephone:    214.954.4135
Facsimile:    214.953.1332

If to the Steering Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:    Brian S. Hermann, Esq.
Sarah Harnett, Esq.
Telephone:    212.373.3000
Facsimile:    212.757.3990

14.08Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Oklahoma shall govern the construction and implementation hereof and any agreements, documents, and instruments executed in connection with this Plan and (b) the laws of the state of incorporation or organization of each Debtor shall govern corporate or other governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.

14.09Section 1125(e) of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Steering Committee and its members and the Creditors’ Committee and its members shall be deemed to have solicited acceptances hereof in good faith and in compliance with the Bankruptcy Code. As of the Confirmation Date, the Debtors, the Steering Committee, and each of their respective affiliates, agents, directors, managing partners, managers, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Equity Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any law, rule or regulation governing the solicitation of acceptances or rejections hereof, the offer and issuance of New Equity Securities hereunder, or the distribution or dissemination of any information contained in the Plan, the Disclosure Statement, the Plan Supplement, and any and all related documents.

14.10Conflict. The terms of this Plan shall govern in the event of any inconsistency with the summaries of the Plan set forth in the Disclosure Statement, the Plan Support Agreement or the term sheet attached as an exhibit to the Plan Support Agreement.

14.11Entire Agreement. Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

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Dated: Oklahoma City, Oklahoma December 4, 2013	Respectfully submitted, GMX RESOURCES INC. By: /s/ Michael J. Rohleder Name: Michael J. Rohleder Title: President
DIAMOND BLUE DRILLING CO. By: /s/ Michael J. Rohleder Name: Michael J. Rohleder Title: President
ENDEAVOR PIPELINE INC. By: /s/ Keith Leffel Name: Keith Leffel Title: President

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EXHIBIT A
Potential Causes of Action
Exhibit not filed

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Exhibit B

Financial Projections

To assist Holders of Claims in evaluating this Plan, Financial Projections for the Reorganized Debtors are set forth in this Exhibit.
These Financial Projections are “forward-looking statements” and there are a number of risk factors that will affect actual future performance compared to the projected performance described herein. For a discussion of the Disclaimers and Risk Factors that relate to these Financial Projections, Section IX of the Disclosure Statement to which these Financial Projections are attached are expressly incorporated by reference as though fully set forth herein.
THE FINANCIAL PROJECTIONS HAVE BEEN PREPARED BY GMX RESOURCES MANAGEMENT AND HAVE NOT BEEN SUBJECTED TO A CERTIFIED AUDIT AND ARE BASED, IN PART, UPON INFORMATION PREPARED BY PARTIES OTHER THAN THE DEBTORS, INCLUDING PROJECTIONS PREPARED BY INDUSTRY ANALYSTS. THEREFORE, ALTHOUGH THE DEBTORS HAVE MADE EVERY REASONABLE EFFORT TO BE ACCURATE IN ALL MATERIAL MATTERS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE FINANCIAL PROJECTIONS ARE COMPLETELY ACCURATE OR WILL BE ACHIEVED. THE FINANCIAL PROJECTIONS HAVE BEEN PREPARED AND APPROVED BY GMX RESOURCES MANAGEMENT. THE DEBTORS' PROFESSIONAL ADVISERS, INCLUDING OPPORTUNE LLP, JEFFERIES LLC AND ANDREWS KURTH LLP, ARE NOT RESPONSIBLE FOR, AND DO NOT CERTIFY THE ACCURACY OF, SUCH FINANCIAL PROJECTIONS.
The Financial Projections contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "expect," "believe," "planning," "possibility," "opportunity," "goal," "will," "may," "intend," "anticipates," "working toward" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. The Financial Projections are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the Debtors' forward-looking statements.
These risks and uncertainties include but are not limited to (i) the ability of the Debtors and the Reorganized Debtors to continue as going concerns; (ii) the Debtors' ability to obtain approval of this Disclosure Statement, Confirmation of the Plan and to achieve Consummation; (iii) the effects of the Debtors' chapter 11 filing on the Debtors and the interests of various Holders of Claims and other constituents; (iv) bankruptcy court rulings in the chapter 11 cases and the outcome of the chapter 11 cases in general; (v) the length of time the Debtors will operate under chapter 11; (vi) risks associated with third party motions and objections in the chapter 11 cases, which may interfere with the Debtors’ ability to obtain approval of this Disclosure Statement and to confirm and consummate the Plan; (vii) the potential adverse effects of the chapter 11 cases on the Debtors' liquidity or results of operations, (viii) the ability to execute the Debtors' business and restructuring plan; (ix) increased legal costs related to the chapter 11 cases; (x) the Debtors' and the Reorganized Debtors' ability to maintain contracts that are critical to their operations, to obtain and maintain normal terms with their vendors, landlords and service providers and to retain key employees; (xi) the Debtors’ ability to satisfy conditions set forth in any potential Exit Facility credit documents; and (xii) the other "Risk Factors" described in Section IX. In the event that the risks disclosed in the Debtors' public filings and those discussed above cause results to differ materially from those expressed in the Debtors' forward-looking statements and the

Financial Projections, the Debtors' and the Reorganized Debtors' business, financial condition, results of operations or liquidity, the interests of Holders of Claims and the interests of other constituents, could be materially adversely affected.
The Financial Projections include a projected consolidated income statement, cash flow statement, and balance sheet following the Effective Date and the three-year period from 2014 through 2016 (the “Projection Period”). The Financial Projections reflect the Debtors’ judgment, as of the date of this Disclosure Statement, of expected future operating and business conditions, which are subject to change.

New GMXR Balance Sheet Projections

($Thousands)

New GMXR Income Statement Projections

($Thousands)

For the Year Ended December 31,		
	2014	2015	2016
Operating Revenue (Net):			
Total Revenue	$ 44,324	$ 36,727	$ 31,610
Operating Expenses:			
Lease operating expenses	3,313	3,485	3,088
Endeavor Gathering expenses	1,461	1,461	1,461
Transportation, Gathering and Processing Cost	10,619	11,496	12,420
Severance and Ad Valorem Taxes	4,224	3,223	2,474
General and administrative	8,845	9,080	9,260
Accretion of asset retirement, Depreciation and Depletion	12,040	10,891	9,745
Total Expenses	$ 40,501	$ 39,636	$ 38,449
Operating income (loss)	$ 3,823	$ (2,909)	$ (6,839)
Other expense:			
Interest expense & other	2,088	2,612	2,796
Income (loss) from continuing operations	$ 1,735	$ (5,521)	$ (9,635)
One-time restructuring costs	10,271	-	-
Net income attributable to non-controlling interest	4,351	3,315	3,670
Net Income (loss) applicable to New GMXR	$ (12,887)	$ (8,836)	$ (13,305)

Note: Revenue and expenses between New GMXR and Endeavor Gathering LLC have not been eliminated.

New GMXR Cash Flow Statement Projections

($Thousands)

Assumptions for Financial PROJECTIONS

General Assumptions
The Financial Projections reflect the current outlook on the oil and natural gas industry and take into account the estimated future drilling and operating costs and commodity prices across the Projection Period.
The Financial Projections assume an Effective Date of February 1, 2014 and reflect certain estimated fresh-start reporting adjustments.
GMXR anticipates the completion of the Fairfield wells in the Williston Basin with first production in December 2013. The Financial Projections also include the drilling and completion of 1.82 net wells in the Williston Basin during 2014. Estimates for capital expenditures and operating expenses in the Financial Projections are anticipated to be scalable and may fluctuate due to various factors such as fluctuations in commodity pricing, variation in development and operating costs, availability and cost of additional capital. If New GMXR were to choose a different capital expenditure plan, a significantly different production profile and future cash flow profile would likely result.

Revenue Assumptions
Oil and natural gas production volumes were estimated using a September 1, 2013 roll forward reserve report. The roll forward reserve report uses NYMEX forward strip as of October 3, 2013. The roll forward reserve report includes adjustments to reflect increased riskiness of recovery.

Expense Assumptions
Lease operating expenses were estimated based on anticipated well count and prior experience. The costs to operate oil wells are higher than natural gas wells due to the costs associated with pumps and other liquids handling facilities. Average per unit operating cost increases as New GMXR increases its oil drilling. Projections include lease extensions where available as a means of delaying the drilling requirement on other units with expiring acreage.
Severance and ad valorem tax are based on the taxable value of products produced, served and sold from each production unit, including oil, natural gas, and other hydrocarbons.
General and Administrative expenses include compensation and employee benefits, consulting and professional fees, rent and utilities, general office expenses and insurance payments. The full time employee estimate is comparable to existing levels and stable throughout the period. The rent expense reflects the retention of the Company’s headquarters in Oklahoma City. The legal and professional fee estimates include an annual audit. Certain one-time restructuring expenses to be incurred during 2014 have been broken out and are reported separately.
New GMXR’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and natural gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs that may change based upon future inflation rates and changes in statutory remediation rules. During the Projection Period, 10 wells are forecasted to require plugging operations in East Texas.
Non-controlling interest represents net income attributable to non-controlling interest related to Endeavor Gathering LLC equity ownership not owned by New GMXR.

Balance Sheet Assumptions
New GMXR follows the full cost method of accounting for oil and natural gas properties whereby all productive and non-productive exploration, development and acquisition costs incurred for the purpose of finding oil and natural gas reserves are capitalized. The fresh-start values recorded for the oil and gas properties were based on a risk adjusted valuation from the September 1, 2013 roll forward reserve report used for the revenue assumptions.
The balance of the Debtor-In-Possession (“DIP”) loan is assumed by New GMXR and is to be refinanced on the Effective Date by the Exit Facility that will also provide working capital. Historically, GMXR has financed its capital expenditures, debt service and working capital requirements with cash flow from operations, public offerings of equity and private offerings of debt as well as asset sales. To the extent additional capital is required that is not otherwise available from cash flow from operations or other historical means, the beneficial owners of the reorganized company will be large, sophisticated financial institutions with access to additional internal and external sources of funds.
Other current assets also include accounts receivable and prepaid insurance. Accounts receivable is based on a collection period of 30 days and adjusted each year based on revenue levels.
Accounts payable is based on historical payment aging of 60 days and adjusted each year based on revenue levels.

Exhibit C
Unaudited Selected Financial Information
Exhibit not filed

Exhibit D
Plan Support Agreement

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT dated as of September 30, 2013 (this “Agreement”), among (i) GMX Resources Inc., Diamond Blue Drilling Inc. and Endeavor Pipeline Inc. (collectively, the “Debtors”), (ii) each of the undersigned holders of, or the investment advisor or manager to a holder or holders of (and in such capacity having the power to bind such holder) the Senior Secured Notes issued pursuant to the Senior Secured Indenture (including any permitted assignees under this Agreement, collectively, the “Consenting Senior Secured Noteholders”) and (iii) the Official Committee of Unsecured Creditors appointed in the Debtors’ Chapter 11 Cases (the “Creditors’ Committee” and together with the Debtors and the Consenting Senior Secured Noteholders, each referred to as a “party” and collectively referred to as the “Parties”). All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS:

WHEREAS, on April 1, 2013 (the “Petition Date”), the Debtors commenced voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court;
WHEREAS, upon the commencement of the Chapter 11 Cases, the Consenting Senior Secured Noteholders agreed to provide the Debtors with a $50 million debtor in possession credit facility (the “DIP Financing”) on the terms and subject to the conditions set forth in the DIP Credit Agreement;
WHEREAS, based on various factors which the Parties have extensively considered, the Parties have determined that the consummation of a reorganization through a chapter 11 plan is in the best interests of the Debtors’ estates and all stakeholders;
WHEREAS, the Parties and their representatives have engaged in arm’s length good faith negotiations regarding a restructuring (the “Restructuring”) of the Debtors’ indebtedness and other obligations pursuant to a chapter 11 plan of reorganization in accordance with the terms and conditions of this Agreement and the terms and conditions set forth in the Restructuring Term Sheet attached hereto as Exhibit A;
WHEREAS, the Consenting Senior Secured Noteholders have agreed that the amounts outstanding under the DIP Financing shall be treated consistent with the Restructuring Term Sheet;
WHEREAS, in furtherance of the Restructuring, the Debtors have requested that the Consenting Senior Secured Noteholders, in their capacity as DIP Lenders, modify certain provisions of the DIP Credit Agreement and the Consenting Senior Secured Noteholders have agreed, subject to the terms hereof, to such modifications;

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WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court in connection with the Restructuring, the following sets forth the agreement among the Parties concerning their respective obligations;
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which each Party hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1.	Definitions. The following terms shall have the following definitions:
“Agreement” has the meaning set forth in the preamble hereof.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.
“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring (other than the Restructuring) involving the Debtors, any of the entities that comprise the Debtors, or any of its or their assets, properties or businesses that would reasonably be expected to prevent, delay or impede the Restructuring or that is inconsistent with this Agreement;
“APA” has the meaning set forth in Section 14 herein.
“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.
“Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Oklahoma.
“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.
“Chapter 11 Cases” means the voluntary chapter 11 cases commenced by the Debtors on the Petition Date in the Bankruptcy Court jointly administered under Case No. 13-11456 (SAH).
“Committee Support Letter” has the meaning set forth in Section 2(a) hereof.
“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including authorizing entry into any exit financing documents and all exhibits, appendices and related documents, each consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee.

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“Consenting Senior Secured Noteholders” has the meaning set forth in the preamble hereof.
“Creditors’ Committee” has the meaning set forth in the preamble hereof.
“Debtors” has the meaning set forth in the preamble hereof.
“DIP Credit Agreement” means that certain $50,000,000 Superpriority Debtor In Possession Credit and Guaranty Agreement dated as of April 4, 2012 (as it may be amended, supplemented or otherwise modified from time to time) among GMX Resources Inc., as Borrower, Diamond Blue and Endeavor, as Guarantors, the lenders from time to time, and Cantor Fitzgerald Securities, as Administrative and Collateral Agent.
“DIP Financing” has the meaning set forth in the recitals hereof.
“DIP Lender(s)” means the lender(s) under the DIP Credit Agreement.
“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee.
“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied (or waived) in accordance therewith and the Plan becomes effective.
“Final DIP Order” means the order approving the DIP Financing on a final basis entered by the Bankruptcy Court on May 6, 2013 [Docket No. 323], as the same may be amended or modified from time to time.
“Outside Date” means the date that is one hundred and twenty (120) calendar days after the date this Agreement is executed.
“Parties” has the meaning set forth in the preamble hereof.
“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.
“Petition Date” has the meaning set forth in the recitals hereof.
“Plan” means the joint chapter 11 plan of reorganization of the Debtors implementing the Restructuring, which shall be consistent in all material respects with the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors, the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee.
“PSA Approval Order” has the meaning set forth in Section 3 hereof.
“PSA Motion” has the meaning set forth in Section 3 hereof.
“Restructuring” has the meaning set forth in the recitals hereof.

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“Restructuring Documents” has the meaning set forth in Section 6 hereof.
“Restructuring Support Party” means (i) the Creditors’ Committee and (ii) each of the Consenting Senior Secured Noteholders, and, subject to Section 19 hereof, their respective Affiliates, subsidiaries, managed funds, representatives, agents and employees, in each case to the extent controlled by such Restructuring Support Party.
“Restructuring Term Sheet” means that certain term sheet containing certain material terms and provisions of the Restructuring agreed upon by the Parties hereto that are to be incorporated into the Plan and any documents required to implement the Restructuring, a copy of which is attached hereto as Exhibit A (to the extent there is any conflict between this Agreement and the terms of the Restructuring Term Sheet, the Restructuring Term Sheet shall govern).
“Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to section 1125(b) of the Bankruptcy Code and the Committee Support Letter.
“Securities Act” has the meaning set forth in Section 5 herein.
“Senior Secured Indenture” means that certain Indenture dated as of December 19, 2011, as amended by the First Supplemental Indenture dated as of December 7, 2012, and as it may be further amended, supplemented or otherwise modified from time to time, providing for the issuance of the Senior Secured Notes by and among GMX Resources Inc., as the issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent.
“Senior Secured Notes” means the Senior Secured Notes Series A due 2017 and the Senior Secured Notes Series B due 2017 issued pursuant to the Senior Secured Indenture.
“Senior Secured Claims” means all claims arising under or relating to the Senior Secured Notes and/or the Senior Secured Indenture and all agreements and instruments relating to the foregoing that remain unpaid and outstanding as of the Effective Date.
“Transfer” has the meaning set forth in Section 12 herein.
“Transfer Agreement” has the meaning set forth in Section 12 herein.
“Waiver” has the meaning set forth in Section 13 herein.
“Waiver Period” has the meaning set forth in Section 13 herein.
2.Commitment of Restructuring Support Parties. Subject to the terms and conditions hereof, but prior to the termination of this Agreement as provided herein, and subject to approval by the Bankruptcy Court of a Disclosure Statement and other solicitation materials in respect of the Plan as containing “adequate information” under section 1125 of the Bankruptcy Code and its receipt of same, and further subject to Section 29 and the Creditors’ Committee’s fiduciary duties under the Bankruptcy Code, each Restructuring Support Party and its respective successors and assigns as permitted under this Agreement shall:

a)
support the confirmation and the consummation of the Plan and the transactions contemplated thereby, and in the case of the Creditors’ Committee, recommend to its constituents that they vote in favor of the Plan and take such other action as may be reasonably appropriate in connection therewith, including, without limitation, inclusion

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with the Debtors’ other Solicitation Materials of a letter of support recommending that unsecured creditors vote in favor of the Plan (the “Committee Support Letter”), which shall be in form and substance reasonably satisfactory to the Parties;

b)
in connection with any solicitation of Ballots by the Debtors with respect to the Plan, and subject to its (x) receipt of a Bankruptcy Court-approved Disclosure Statement and (y) Section 19 of this Agreement, vote all Senior Secured Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying Solicitation Materials, and timely return a duly-executed Ballot in connection therewith;

c)	not withdraw or revoke its vote with respect to the Plan;

d)	support the mutual release and exculpation provisions contained in the Plan;

e)
agree to permit disclosure in the Disclosure Statement and any filings by the Debtors with the Securities and Exchange Commission of the contents of this Agreement; provided, however, the Debtors shall not disclose any Consenting Senior Secured Noteholders’ individual holdings of the Senior Secured Notes or other claims against or interests in the Debtors without the prior written consent of such Consenting Senior Secured Noteholder; provided further, however, that the foregoing shall not prohibit the Debtors from disclosing the approximate aggregate holdings of Senior Secured Notes held by all of the Consenting Senior Secured Noteholders;

f)
in the case of the Creditors’ Committee, carry its objection filed on August 27, 2013 to the sale of substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code and not assert its objection or any of the arguments raised therein unless the Debtors re-calendar their motion to approve such sale;

g)
not take any action directly or indirectly or encourage others to take actions inconsistent with transactions contemplated by this Agreement or which would delay the consummation of the Restructuring, including, without limitation, initiating or joining in any legal proceeding inconsistent with, or which would reasonably lead to a delay in the consummation of, the Restructuring and the transactions contemplated under the Restructuring Term Sheet or seeking, soliciting, supporting or voting for, or consenting to, an Alternative Proposal;

h)
in the case of the Creditors’ Committee, represent and warrant to the Consenting Senior Secured Noteholders and the Debtors that there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Proposal; and

i)
in the case of the Creditors’ Committee and the Committee Professionals, not, directly or indirectly, take any action to solicit, initiate, encourage or assist with the submission of an Alternative Proposal, and if the Creditors’ Committee or any Committee Professional receives an unsolicited proposal or expression of interest in undertaking an Alternative Proposal, the Creditors’ Committee shall promptly notify counsel to the Consenting Senior

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Secured Noteholders and counsel to the Debtors of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to an Alternative Proposal, with such notice to include the material terms thereof, including the identity of the person or group of persons involved. The Creditors’ Committee and the Committee Professionals shall promptly furnish counsel to the Consenting Senior Secured Noteholders and counsel to the Debtors with copies of any written offer or other information that it receives relating to an Alternative Proposal and shall keep counsel to the Consenting Senior Secured Noteholders and counsel to the Debtors fully informed of any discussions, amendments, modifications or other changes to such offer or information.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring and are not for the purpose of hindering, delaying or preventing consummation of the Restructuring.
3.Commitment of the Debtors. (I) Subject to Section 29 and the Debtors’ fiduciary duties as a debtor in possession, the Debtors agree to (a) support and use commercially reasonable efforts to complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, (b) use commercially reasonable efforts to complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet within the time-frames outlined herein, including, without limitation, by filing a motion (the “PSA Motion”) with the Bankruptcy Court seeking the entry of an order, the terms of which shall be reasonably acceptable to the Parties hereto, approving this Agreement and authorizing the Parties entry into, and performance under, this Agreement (the “PSA Approval Order”) within two (2) business days after the execution this Agreement, filing the Plan and Disclosure Statement with the Bankruptcy Court within ten (10) Business Days after the execution of this Agreement and taking all steps reasonably necessary to obtain an order of the Bankruptcy Court confirming the Plan within ninety-five (95) calendar days of the execution of this Agreement and closing the Restructuring prior to the Outside Date, (c) obtain any and all required regulatory and/or third-party approvals for the Restructuring and (d) operate its business in the ordinary course based on historic practices and the operations contemplated pursuant to the Debtors’ business plan, taking into account the Restructuring. The Debtors represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations or discussions with respect to any Alternative Proposal. Subject to Section 29 and the Debtors’ fiduciary duties as a debtor in possession, except with the prior written consent of the Consenting Senior Secured Noteholders, the Debtors and their respective advisors and representatives shall not, directly or indirectly, take any action to solicit, initiate, encourage or assist with the submission of an Alternative Proposal. If the Debtors receive an unsolicited proposal or expression of interest in undertaking an Alternative Proposal, the Debtors shall promptly notify counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to an Alternative Proposal, with such notice to include the material terms thereof, including the identity of the person or group of persons involved. The Debtors shall promptly furnish counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee with copies of any written offer or other information that it receives relating to an Alternative Proposal and shall keep counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee fully informed of any negotiations, discussions, amendments, modifications or other changes to such offer or information. The Debtors shall not enter into any confidentiality agreement with a party proposing an Alternative Proposal unless such party consents to identifying and providing to counsel to the Consenting Senior Secured Noteholders and counsel to the Creditors’ Committee (under a reasonably acceptable confidentiality agreement) the information contemplated under this section.

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(II) the Debtors hereby further covenant and agree that they shall permit and facilitate reasonable access, upon reasonable notice during normal business hours for any due diligence reasonably necessary to consummate the Restructuring, including, but not limited to, (i) cooperating fully with the Consenting Senior Secured Noteholders and causing its officers, directors, employees, and advisors to cooperate fully, in furnishing non-privileged information as and when reasonably requested by the Consenting Senior Secured Noteholders including with respect to the Debtors’ financial affairs, finances, financial condition, business and operations, and (ii) authorizing the Consenting Senior Secured Noteholders to meet and/or have discussions with any of its officers, directors, employees and advisors from time to time as reasonably requested by any Consenting Senior Secured Noteholder to discuss any non-privileged matters regarding the Debtors’ financial affairs, finances, financial condition, business and operations, and directing and authorizing such persons and entities to provide reasonably requested information.
4.Mutual Representations and Warranties. Each of the Parties, severally and not jointly, represents and warrants to each other Party, as of the date of this Agreement, as follows:

(a)it is validly existing and in good standing under the laws of the state of its organization (except for the Creditors’ Committee, which was formed by the U.S. Trustee pursuant to section 1102(a)(1) of the Bankruptcy Code, and whose membership has been and may be amended by the U.S. Trustee from time to time), and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws;

(b)except for the Debtors’ need to obtain Bankruptcy Court approval, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring contemplated by, and perform the respective obligations under, this Agreement;

(c)except for the Debtors’ need to obtain Bankruptcy Court approval, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its respective obligations under, this Agreement;

(d)the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part;

(e)it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(f)it is not aware of the occurrence of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

5. Ownership of Senior Secured Claims. Each Consenting Senior Secured Noteholder severally and not jointly, represents and warrants as follows:

i)as of the date of this Agreement, it is (i) either (A) the sole beneficial owner of the principal amount of Senior Secured Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Senior Secured Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Senior Secured Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Senior Secured Claims and dispose of, exchange, assign and transfer such Senior Secured Claims and (iii) subject to Section 19, holds no other Senior Secured Claims;

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ii)other than pursuant to this Agreement, such Senior Secured Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Senior Secured Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

iii)[Intentionally Omitted.]

iv)(i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (b) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act).

6.Restructuring Documents. Subject to the Debtors’ and the Creditors’ Committee’s fiduciary duties, including as a debtor in possession and as described in Section 29, the Debtors, the Creditors’ Committee and the Consenting Senior Secured Noteholders hereby covenant and agree to (x) negotiate in good faith each of the documents implementing, achieving and relating to the Restructuring, including, without limitation, all documents necessary for the Plan, including without limitation, (A) the Plan, (B) the Disclosure Statement, Ballots and Solicitation Materials, (C) the motion to approve the Disclosure Statement and seeking confirmation of the Plan, (D) the proposed order approving the Solicitation Materials and the proposed Confirmation Order and (E) the plan supplement, including any documents relating to the corporate governance of the reorganized Debtors, the terms of the equity to be issued pursuant to the Restructuring and any exit financing term sheet and/or exit financing credit agreement (all documents implementing, achieving and relating to the Restructuring and the Plan, including, without limitation, those listed in Section 6(A) through Section 6(E), collectively, the “Restructuring Documents”), which Restructuring Documents shall, as provided herein, contain terms and conditions consistent in all material respects with the Restructuring Term Sheet and shall otherwise be on terms reasonably acceptable to the Debtors and to the Consenting Senior Secured Noteholders and, solely to the extent affecting the treatment of general unsecured creditors as set forth in the Restructuring Term Sheet, reasonably acceptable to the Creditors’ Committee and (y) execute (to the extent such Party is a party thereto) and otherwise support the Restructuring Documents as provided herein; provided, however, that, if the class of general unsecured creditors votes to accept the Plan, the form of Litigation Trust agreement and related ancillary documents shall be drafted by the Creditors’ Committee, subject only to Court approval at the Plan confirmation hearing; provided further that, if the class of general unsecured creditors votes to reject the Plan, the form of Litigation Trust agreement and related ancillary documents shall be mutually acceptable to the Debtors, the Steering Committee and the Creditors’ Committee.

7.Termination by Restructuring Support Parties. This Agreement may be terminated by delivery to the Debtors of a written notice in accordance with Section 27 hereof by the Consenting Senior Secured Noteholders, upon the occurrence and continuance of any of the following events; provided that this Agreement may also be terminated by delivery to the Debtors and counsel to the Consenting Senior Secured Noteholders of a written notice in accordance with Section 27 hereof by the Creditors’ Committee solely upon the occurrence and continuance of any of the events in clauses (a), (e), (g), (i) and (m) (and in the case of clauses (a), (e), (g) and (m), solely to the extent the economic treatment of the general unsecured creditors set forth in the Restructuring Term Sheet is adversely affected):

a)
the breach by the Debtors or the Creditors’ Committee of any of their undertakings, representations, warranties or covenants set forth in this Agreement that would have a material adverse impact on the Consenting Senior Secured Noteholders or with respect to

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the consummation of the Restructuring, or, with respect to the Creditors’ Committee, the economic treatment of the general unsecured creditors set forth in the Restructuring Term Sheet, which remains uncured for a period of five (5) Business Days after the Debtors’ receipt of notice from the Consenting Senior Secured Noteholders, the Creditors’ Committee or their respective counsel, as the case may be, of such breach;

b)
the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, which remains uncured for a period of five (5) business days after the receipt by the Debtors and the Consenting Senior Secured Noteholders of notice of such event;

c)	the Debtors lose the exclusive right to file and solicit acceptances of a chapter 11 plan;

d)
an examiner with expanded powers or a trustee shall have been appointed in the Chapter 11 Cases or the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed by order of the Bankruptcy Court;

e)
the Debtors file any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of the Debtors receiving notice from the Consenting Senior Secured Noteholders, the Creditors’ Committee or their respective counsel, as the case may be, that such motion or pleading is inconsistent with this Agreement;

f)
the Creditors’ Committee files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of the Creditors’ Committee receiving notice from the Consenting Senior Secured Noteholders or their counsel that such motion or pleading is inconsistent with this Agreement;

g)	the Bankruptcy Court’s grant of relief that is inconsistent with this Agreement in any material respect;

h)
the Debtors move for, or the Bankruptcy Court enters, an order authorizing or directing the assumption or rejection of any material executory contract or material unexpired lease without the consent of the Consenting Senior Secured Noteholders;

i)	if the Debtors or the Creditors’ Committee exercise any “fiduciary out” as provided for in Section 29 of this Agreement;

j)
the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of the Debtors, without the written consent of the Consenting Senior Secured Noteholders;

k)
if forms of any definitive exit financing documents on terms, tenor and conditions acceptable to the Consenting Senior Secured Noteholders have not been agreed to prior to the conclusion of the Plan confirmation hearing;

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l)
if the Debtors fail to file the Plan and Disclosure Statement with the Bankruptcy Court within ten (10) Business Days of the execution of this Agreement without the written consent of the Consenting Senior Secured Noteholders;

m)
upon the date of entry of an order by the Bankruptcy Court invalidating, disallowing or materially modifying or altering the PSA Approval Order without the written consent of (i) the Consenting Senior Secured Noteholders or (ii) the Creditors’ Committee solely with respect to entry of an order that adversely affects the economic treatment of general unsecured creditors as set forth in the Restructuring Term Sheet;

n)	if the Disclosure Statement shall not have been approved by the Bankruptcy Court within fifty (50) days of the execution of this Agreement;

o)	if the Plan shall not have been confirmed by the Bankruptcy Court within ninety-five (95) days from the execution of this Agreement;

p)	on the Outside Date if the Plan and all of the transactions contemplated hereby and thereby have not been consummated.

8.Mutual Termination. This Agreement and the obligations of the Parties hereunder, may be terminated by mutual agreement among (a) the Debtors, (b) the Consenting Senior Secured Noteholders and (c) the Creditors’ Committee.

9.Debtors’ Termination Events. This Agreement may be terminated by delivery of a written notice in accordance with Section 27 of this Agreement hereof by the Debtors upon the occurrence of any of the following events: (a) the breach by any of the Restructuring Support Parties of any of the representations, warranties or covenants of such Restructuring Support Parties set forth in this Agreement that would have a material adverse impact on the Debtors, or with respect to the consummation of the Restructuring, which remains uncured for a period of five (5) business days after the receipt by counsel to the Consenting Senior Secured Noteholders or the Creditors’ Committee of notice of such breach; (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring, which remains uncured for a period of five (5) business days after the receipt by counsel to the Consenting Senior Secured Noteholders or the Creditors’ Committee of notice of such event; or (c) the exercise by the Debtors of their fiduciary duties set forth in Section 29.

10.Automatic Termination. This Agreement and the obligations of all Parties hereunder shall terminate automatically without any further required action or notice:

a)
if the PSA Approval Order is not entered and effective by the Bankruptcy Court within thirty (30) days of the execution of this Agreement; unless the Consenting Senior Secured Noteholders provide written notice to the Debtors prior to such automatic termination date that they waive the automatic termination of the Agreement pursuant to this Section 10(a) or agree to an extension of such thirty (30) day period; and

b)	upon the occurrence of the Effective Date of the Plan.

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11.Termination. No Party may terminate this Agreement pursuant to Sections 7, 9 or 10 if said terminating Party (or Parties) failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of the termination event specified herein. Upon the termination of this Agreement pursuant to Sections 7, 8, 9 or 10 of this Agreement, all Parties shall be released from their commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party; provided, that in no event shall any such termination relieve a party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that no Party shall be liable for any damages (assuming the Party has otherwise complied with all material terms of this Agreement) if (i) the Bankruptcy Court fails to enter certain orders or approve certain motions by the dates specified in Section 7 or (ii) the Debtors or the Creditors’ Committee exercise their “fiduciary out” under Section 29; and provided, further that, notwithstanding anything to the contrary herein, any event of termination (including any automatic termination) may be waived in accordance with the procedures established by Section 15 hereof, in which case such termination event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon an event of termination, unless otherwise agreed to in writing by such Consenting Senior Secured Noteholder, any and all votes, approvals or consents delivered by a Consenting Senior Secured Noteholder and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Debtors. In the event the Debtors or the Creditors’ Committee terminates this Agreement, the Consenting Senior Secured Noteholders retain their rights to either proceed with the sale of substantially all of the Debtors’ assets pursuant to the APA or seek to terminate exclusivity to pursue confirmation of the Plan or any other chapter 11 plan acceptable to the Consenting Senior Secured Noteholders.

12.Transfer of Senior Secured Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in i) and ii) below, that no Consenting Senior Secured Noteholder will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other right in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Senior Secured Claims now or hereafter owned, and no such Transfer will be effective, unless: (a)  the transferee executes and provides a transfer agreement in the form attached hereto as Exhibit B (the “Transfer Agreement”), pursuant to which the transferee agrees to be bound by all of the terms and conditions of this Agreement and (b) the Consenting Senior Secured Noteholder effecting such Transfer notifies counsel to the other Parties hereto in writing of such Transfer within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. In addition to the foregoing Transfer, the following Transfers shall be permitted:

i.
any Transfer by one Consenting Senior Secured Noteholder to an Affiliate of such Consenting Senior Secured Noteholder or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor (in each case, other than portfolio companies); and

ii.	any Transfer by one Consenting Senior Secured Noteholder to another Consenting Senior Secured Noteholder.

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Any Transfer of any Consenting Senior Secured Noteholder’s Claim that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition or assumption by any Consenting Senior Secured Noteholder of any Senior Secured Claims such Senior Secured Claims shall automatically be deemed to be subject to all the terms of this Agreement.
13.Covenant to Provide Amendment to DIP Credit Agreement. The Consenting Senior Secured Noteholders, in their capacity as DIP Lenders, and the Debtors hereby agree to execute as soon as reasonably practicable an amendment to the DIP Credit Agreement in substantially the form attached hereto as Exhibit C that provides for the waiver of certain Defaults or Events of Default (each as defined in the DIP Credit Agreement) and extends the Maturity Date (as defined in the DIP Credit Agreement) as set forth therein.

14.Obligations to Close APA Survive until Termination of Agreement or Effective Date. The Consenting Senior Secured Noteholders hereby agree and shall instruct U.S. Bank National Association, as the Senior Secured Notes Indenture Trustee, to agree that the (i) “Purchaser Termination Date” in Section 4.4(a) of that certain Asset Purchase Agreement dated May 15, 2013, among GMX Resources Inc., Diamond Blue Drilling Co., and Endeavor Pipeline Inc., as the Sellers, GMXR Acquisition LLC, as Purchaser, and U.S. Bank National Association, exclusively in its capacity as Trustee and Collateral Agent (the “APA”) shall be extended until the earlier of (A) forty-five (45) days after the termination of this Agreement and (B) the Effective Date and (ii) deadline in Section 4.4(h) of the APA shall be extended until forty-five (45) days after the termination of this Agreement. The Debtors agree to extend the “Seller Termination Date” (as defined in the APA) until the earlier of (A) forty-five (45) days after the termination of this Agreement and (B) the Effective Date.

15.Amendments. No amendment, modification, waiver or supplement of or to the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver or supplement is in writing and has been signed by the (i) Debtors, (ii) Consenting Senior Secured Noteholders and (iii) Creditors’ Committee but solely to the extent such amendment, modification, waiver or supplement adversely affects the economic treatment of general unsecured creditors set forth in the Restructuring Term Sheet.

16.Condition of Effectiveness. For the avoidance of doubt, this Agreement (and the obligations of all Parties hereunder) shall not become effective nor enforceable against or by any of the Parties until (i) it is executed by (a) the Debtors, (b) the Creditors’ Committee and (c) holders of Senior Secured Notes holding in the in the aggregate at least 6623% of outstanding Senior Secured Claims as of the date hereof and (ii) the Bankruptcy Court shall have entered the PSA Approval Order.

17.Fees. The Debtors shall pay, when due and payable, all reasonable and documented costs and expenses of the Consenting Senior Secured Noteholders including, without limitation, the costs and expenses incurred by (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (ii) McAfee &Taft, (iii) Sandler O’Neill & Partners, L.P., (iv) W.D. Von Gonten & Co., and (v) any other professionals that may be reasonably retained by the Consenting Senior Secured Noteholders that may be required in connection with the Restructuring, without the need for such parties to file a fee application or otherwise seek Bankruptcy Court approval of such fees and expenses, but subject to any procedural requirements set forth in the Final DIP Order. The fees and expenses incurred by the Committee Professionals in these Chapter 11 Cases after September 20, 2013 will be subject to a cap as mutually agreed to among the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee. This Section may not be amended without the consent of the affected Party to this Agreement.

18.Public Disclosure. The Consenting Senior Secured Noteholders hereby consent to the disclosure of the execution and contents of this Agreement by the Debtors in the Plan, Disclosure Statement, the

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other documents required to implement the Restructuring and any filings by the Debtors with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Debtors shall not, without the applicable Consenting Senior Secured Noteholder’s prior consent, (a) use the name of any Consenting Senior Secured Noteholder or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the Securities and Exchange Commission or (b) disclose the holdings of any Consenting Senior Secured Noteholder to any person; provided, that the Debtors shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of the Senior Secured Claims held by the Consenting Senior Secured Noteholders. The Debtors and counsel for the Consenting Senior Secured Noteholders shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange or governmental authority, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or statement to the extent practicable; provided, that no Party need consult with any other Party with respect to any press release or public statement relating to the termination of this Agreement.

19.Parties Bound. To the extent any Consenting Senior Secured Noteholder (a) acquires additional Senior Secured Claims or (b) holds or acquires any other claims against or equity interests in the Debtors entitled to vote on the Restructuring, each such Consenting Senior Secured Noteholder agrees that such Senior Secured Claims, preferred stock, other claims or equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional Senior Secured Claims, preferred stock, other claims and equity interests (in each case, to the extent holders of such preferred stock, other claims or equity interests are entitled to vote and the preferred stock, others claims or equity interests are still held by it or on its behalf at the time of such vote) to accept the Restructuring. Notwithstanding anything else herein for purposes of this Agreement, Senior Secured Claims of any Consenting Senior Secured Noteholder that are held by such Consenting Senior Secured Noteholder in a fiduciary or similar capacity shall not be bound by or subject to this Agreement.

20.Entire Agreement. This Agreement, including the Restructuring Term Sheet, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

21.Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with the Chapter 11 Cases, and (a) the exercise of rights granted in this Agreement (including giving of notice or termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Debtors hereby waive their right to assert a contrary position in the Chapter 11 Cases with respect to the foregoing.

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22.Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.

23.Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

24.Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

25.Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. It is understood and agreed that any Restructuring Support Party may trade in the equity, claims or debt of the Debtors, subject to Section 12 of this Agreement. No Restructuring Support Party shall have any responsibility for any such trading by any other entity (including any other Restructuring Support Party) by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Restructuring Support Parties shall in any way affect or negate this understanding and agreement. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties.

26.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement and to the extent possible, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the Bankruptcy Court.

27.Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Debtors:
GMX Resources Inc.
9400 North Broadway, Suite 600
Oklahoma City, OK 73114
Attn:     Michael Rohleder (President)
Email:    MRohleder@gmxresources.com

With a copy to (which shall not constitute notice):
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Attn:    David Zdunkewicz

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Email:    DZdunkewicz@andrewskurth.com
Attn:    Timothy A. Davidson II
Email:    TDavidson@andrewskurth.com

If to a Consenting Senior Secured Noteholder, to the address set forth beneath such noteholder’s signature block, with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:     Andrew N. Rosenberg
Brian S. Hermann
Email: arosenberg@paulweiss.com and bhermann@paulweiss.com

If to the Creditors’ Committee:

Looper Reed & McGraw P.C.
1601 Elm Street, Suite 4600
Dallas Texas 75201
Attn: Jason S. Brookner
Email: jbrookner@lrmlaw.com

28.Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person or entity shall be a third-party beneficiary hereof.

29.Fiduciary Duties. Notwithstanding anything to the contrary herein or in the Restructuring Term Sheet, each of the Debtors or any directors or officers of the Debtors (in such person’s capacity as a director or officer of the Debtors) and the Creditors’ Committee shall retain the express right to terminate this Agreement should either party determine in good faith and upon the advice of counsel that continued pursuit of the Plan as set forth in the Restructuring Term Sheet would constitute a breach of its fiduciary duties under applicable law, and, in the event of such termination by either the Debtors or the Creditors’ Committee, the other parties to this Agreement shall retain and have all of their rights and remedies as set forth in this Agreement. Nothing in this Agreement or any document related thereto imposes any liability for actions taken, or not taken, in order to discharge fiduciary or similar obligations described in this Section.

30.Independent Analysis. Each Consenting Senior Secured Noteholder and the Creditors’ Committee hereby confirms that it (i) has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for purposes of entering into this Agreement, (ii) is not relying on the Debtors, or any of its representatives for advice with respect to the legal, tax, economic and related considerations of the Restructuring and the Restructuring Term Sheet, and has relied on the advice of, or has consulted with, only its own advisers with respect to such matters, (iii) has based its decision to execute this Agreement on its independent review and analysis.

31.Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach,

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including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

GMX RESOURCES INC.

By:	/s/ Michael J. Rohleder
Name: Michael J. Rohleder
Title: President

DIAMOND BLUE DRILLING INC.

By:	/s/James A. Merrill
Name: James A. Merrill
Title: Vice President and Secretary

ENDEAVOR PIPELINE INC.

By:	/s/James A. Merrill
Name: James A. Merrill
Title: Vice President and Secretary

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The Official Committee of Unsecured Creditors, by its counsel

By:	/s/ Jason Brookner
Name: Jason Brookner
Texas Bar No. 24033684
Title: Member

LOOPER REED & McGRAW P.C.
1601 Elm Street, Suite 4600
Dallas, Texas 75201
Telephone: (469) 320-6132
Email: jbrookner@lrmlaw.com

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Consenting Senior Secured Noteholders' Signature Pages Redacted

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Exhibit A
Restructuring Term Sheet

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EXECUTION VERSION

THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY AND IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION. IT DOES NOT CONTAIN ALL OF THE TERMS OF A PROPOSED PLAN OF REORGANIZATION. THIS TERM SHEET SHALL NOT BE CONSTRUED AS (I) AN OFFER CAPABLE OF ACCEPTANCE, (II) A BINDING AGREEMENT OF ANY KIND, (III) A COMMITMENT TO ENTER INTO, OR OFFER TO ENTER INTO, ANY AGREEMENT OR (IV) AN AGREEMENT TO FILE ANY CHAPTER 11 PLAN OF REORGANIZATION OR DISCLOSURE STATEMENT OR CONSUMMATE ANY TRANSACTION OR TO VOTE FOR OR OTHERWISE SUPPORT ANY PLAN OF REORGANIZATION.
Does Not Contain All Material Terms
PRELIMINARY TERMS AND CONDITIONS
FOR PROPOSED PLAN OF REORGANIZATION FOR GMX RESOURCES INC.
September 30, 2013
This term sheet (the “Term Sheet”) describes certain of the principal terms of a proposed restructuring (the “Restructuring”) for GMX Resources Inc. (“GMXR”), Diamond Blue Drilling Inc. (“Diamond Blue”) and Endeavor Pipeline Inc. (“Endeavor,” and together with GMXR and Diamond Blue, the “Debtors”) to be implemented pursuant to a joint plan of reorganization (the “Plan”) consistent in all material respects with this Term Sheet to be filed in the Debtors’ pending chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan Support Agreement (the “PSA”).

Implementation of Restructuring
The Restructuring set forth in this Term Sheet shall be effectuated through (i) the execution of the PSA by the Debtors, the Official Committee of Unsecured Creditors appointed in the Debtors’ Chapter 11 Cases (the “Creditors’ Committee”) and certain holders of Series A and Series B Senior Secured Notes due 2017 (collectively, the “Senior Secured Notes,” with the holders of such Notes being referred to herein as the “Senior Secured Noteholders”) that are referred to in the PSA as the “Consenting Senior Secured Noteholders” and that comprise the steering committee of Senior Secured Noteholders (the “Steering Committee”) and (ii) the solicitation and confirmation of the Plan, which shall be in all material respects consistent with this Term Sheet and the PSA.
The parties to the PSA and their respective advisors shall negotiate in good faith and use all deliberate speed to negotiate the definitive documentation to implement the Restructuring consistent with the terms described in this Term Sheet and any related documentation, including without limitation, the PSA, the Plan and the disclosure statement describing the Plan (the “Disclosure Statement”).

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Plan Financing
The maturity date for the debtor-in-possession financing facility (the “DIP Financing”) approved by Bankruptcy Court order dated May 6, 2013 [Docket No. 323] (as the same may be amended or modified from time to time, the “Final DIP Order”) shall be extended so that it may continue to be used by the Debtors for the purposes set forth in, and in accordance with the terms of, the DIP Credit Agreement and the Final DIP Order and to provide cash sufficient for the Debtors to make distributions to creditors under the Plan in accordance with this Term Sheet.

Treatment of Administrative and Priority Claims
Upon the effective date of the Plan, the Debtors shall pay all administrative and priority claims as required by section 1129 of the Bankruptcy Code, including but not limited to the superpriority adequate protection claims (if any) of the holders of Senior Secured Noteholder Claims (as defined below), all fees and expenses of the Steering Committee (as set forth under the “Fees and Expenses” section below) and the DIP Lenders and their professionals as required under the Final DIP Order. If the class of holders of general unsecured claims votes to accept the Plan, neither the Steering Committee nor its professionals, the DIP Lenders and their professionals, nor any holder of an administrative or priority claim shall have any claim against, or recourse to, the Litigation Trust or the Cash Distribution (each as defined below) for payment of such claims. If the class of holders of general unsecured claims votes to reject the Plan, upon the Effective Date, the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) shall receive interests in the Litigation Trust that are senior to those granted to holders of general unsecured claims to the extent such claims are not otherwise paid in full in cash on the Effective Date.

Treatment of DIP Financing Claims
Upon the Effective Date, if the class of holders of general unsecured claims votes to accept the Plan, the claims arising under or related to the DIP Credit Agreement (the “DIP Financing Claims”) shall either be converted into (or refinanced by) a first priority exit facility (the “Exit Financing”) and/or converted into New Equity Interests (as defined below). If the class of holders of general unsecured claims votes to reject the Plan, upon the Effective Date, the holders of DIP Financing Claims shall receive payment in full on account of all DIP Financing Claims either from (i) the estates through issuance of interests in the Litigation Trust which are senior to those granted to the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) and the holders of general unsecured claims and/or (ii) any Exit Financing.

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Treatment of the Senior Secured Noteholder Claims
The claims arising under or related to the Senior Secured Notes and/or the Senior Secured Indenture (the “Senior Secured Noteholder Claims”) have been allowed by order of the Bankruptcy Court in the aggregate amount of $402,363,309.00 (exclusive of post-petition interest, fees and expenses) consisting of (i) principal and accrued interest owing on the First Lien Notes as of the Petition Date in the amount of $336,276,571.00 and (ii) the Applicable Premium (as defined in the Senior Secured Indenture) in the amount of $66,086,738.00. The secured portion of the Senior Secured Noteholder Claims shall be allowed in the amount of $338,000,000, the value of the Collateral (as defined in the Senior Secured Indenture) (the “Senior Secured Noteholder Secured Claim”) as determined at the auction held on August 28, 2013 for substantially all of the Debtors’ assets. The Senior Secured Noteholders hold an unsecured deficiency claim in the amount of $64,363,309.00 (the “Deficiency Claim”), the remaining balance of the debt outstanding as of the Petition Date under the Senior Secured Notes.
Upon the Effective Date of the Plan, the holders of Senior Secured Notes shall receive, in full and final satisfaction of the Senior Secured Noteholder Secured Claim, 100% of the equity in reorganized GMXR and/or equity interests in an affiliate (the “New Equity Interests”) (provided that the issuance of the New Equity Interests shall be subject to dilution by any equity issued to holders of the DIP Financing Claims and pursuant to the Management Incentive Plan (as defined below)) and new notes in the aggregate principal amount and with additional terms to be mutually agreed upon by the Debtors and the Steering Committee.
In addition, all fees and expenses of the Steering Committee (including, without limitation, the payment of all reasonable fees and expenses of its legal and financial advisors) shall be paid on the effective date of the Plan (the “Effective Date”).
The class of Senior Secured Noteholder Secured Claims shall be impaired under the Plan and holders of Senior Secured Noteholder Secured Claims may vote to accept or reject the Plan.

Treatment of Second Priority Note Claims, Other Claims Secured by Junior Liens, Old Senior Note Claims and Convertible Note Claims
The holders of (i) Senior Secured Second-Priority Notes due 2018 (the “Second Priority Notes”) issued pursuant to that certain Indenture dated as of September 19, 2012, as amended, supplemented or otherwise modified from time to time, providing for the issuance of the Second Priority Notes by and among GMX Resources Inc., as the issuer, and American Stock Transfer & Trust Company, LLC, as successor to U.S. Bank National Association, as trustee and collateral agent, (ii) outstanding 11.375% Senior Notes due 2019 issued on February 9, 2011 (the “Old Senior Notes”), (iii) outstanding 4.50% Convertible Notes due 2015 (the “Convertible Notes”) and (iv) any other claims secured by a lien that is junior to the lien securing the Senior Secured Notes shall be treated as general unsecured creditors.

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Treatment of General Unsecured Creditors
Upon the Effective Date of the Plan, holders of allowed general unsecured claims shall receive their pro rata share of (i) $1.5 million in cash (the “Cash Distribution”), less an amount to be set aside to fund a Litigation Trust (as defined below) as determined by the Creditors’ Committee (the “Litigation Trust Initial Funding”), and (ii) interests in a Litigation Trust; provided that the Cash Distribution shall be made only if the class of holders of general unsecured claims votes to accept the Plan by the requisite majorities under the Bankruptcy Code; and provided further that distributions to holders of the Second Priority Notes, the Old Senior Notes and the Convertible Notes shall be subject to any charging lien asserted by any indenture trustee for such notes. In addition, if the class of holders of general unsecured claims votes to accept the Plan, the Deficiency Claim shall be deemed to be waived, and the Senior Secured Noteholders shall not participate in the Cash Distribution or the Litigation Trust on account of such Deficiency Claim. Similarly, the DIP Lenders and the Senior Secured Noteholders shall not participate in the Cash Distribution or receive interests in the Litigation Trust (as defined below) on account of the DIP Financing Claims or any superpriority adequate protection claim.[1]  The class of holders of general unsecured claims shall include, without limitation, the claims arising under or related to the Second Priority Notes, the Old Senior Notes, the Convertible Notes and any other claimants whose claims are secured by a lien that is junior to the lien securing the Senior Secured Notes.
If the class of holders of general unsecured claims votes to reject the Plan, upon the Effective Date, the holders of allowed general unsecured claims shall receive their pro rata share of interests in the Litigation Trust (as defined below) and such interests shall be junior and subordinate to the interests in the Litigation Trust to be distributed to the holders of the DIP Financing Claims and the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) to the extent such claims are not otherwise paid in full in cash on the Effective Date.
The class of holders of general unsecured claims shall be impaired under the Plan and holders of general unsecured claims may vote to accept or reject the Plan.

Treatment of Equity Interests
Upon the Effective Date of the Plan, all equity interests of any kind in the Debtors, including common and preferred stock, options, warrants, and other agreements or rights to acquire the same (including any arising under or in connection with any employment agreement or any incentive plan or any benefit plan or the like) (collectively, the “Old Equity”) existing prior to the consummation of the Restructuring, shall be cancelled upon the Effective Date without any further action. All outstanding equity interests in GMXR’s subsidiaries and affiliates, including Diamond Blue and Endeavor, shall be reinstated upon the Effective Date.
The class of the Debtors’ equity interests shall be impaired under the Plan and holders of equity interests shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

[1] Similarily, the DIP Lenders and the Senior Secured Noteholders shall not participate in the Cash Distribution or receive interest in the Litigation Trust (as defined below) on account of the DIP Financing Claims or any superpriority adequate protection claim.

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The Litigation Trust
A litigation trust (the “Litigation Trust”) shall be established under the Plan, for the benefit of (i) if the class of holders of general unsecured claims votes to accept the Plan, holders of allowed general unsecured claims against the Debtors that are entitled to share in the distributions to such holders and (ii) if the class of holders of general unsecured claims does not vote to accept the Plan (a) the DIP Lenders on account of their DIP Financing Claims, (b) the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) and (c) holders of allowed general unsecured claims. If the class of holders of general unsecured claims votes to accept the plan, holders of allowed general unsecured claims shall receive any and all distributions made from the Litigation Trust. If the class of holders of general unsecured claims votes to reject the Plan, any distributions made from the Litigation Trust shall be distributed pro rata first to the holders of DIP Financing Claims until such claims are paid in full; second, to the Senior Secured Noteholders on account of their superpriority adequate protection claims (if any) until such claims are paid in full; and last, to holders of general unsecured claims to the extent there are any remaining amounts available for distribution.
The potential causes of action held by the Debtors and their respective estates listed on the attached Schedule A (the “Schedule A Claims”) shall be transferred to the Litigation Trust on the Effective Date of the Plan for the benefit of the Litigation Trust beneficiaries; provided, that in no event shall the Litigation Trustee (as defined below) on behalf of the Litigation Trust pursue any causes of action against the DIP Lenders, the Consenting Senior Secured Noteholders, the Steering Committee, U.S. Bank, National Association, as indenture trustee under the Senior Secured Indenture, Cantor Fitzgerald Securities, as collateral and administrative agent under the DIP Credit Agreement, or any of their respective officers, directors, managers, employees and advisors (whether or not such persons are released under the Plan). Schedule A may be modified to add or remove potential causes of action from the date the PSA is executed through the date the order approving the Disclosure Statement is entered upon the mutual agreement of the Debtors, the Steering Committee and the Creditors’ Committee. The Litigation Trustee (as defined below) may prosecute the Schedule A Claims on behalf of the Litigation Trust and shall also be responsible for objecting to (i) the amount of any superpriority adequate protection claims held by the Senior Secured Noteholders and (ii) claims filed against the Debtors’ estates that purport to qualify as general unsecured claims under the terms of the Plan, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code; provided however, that notwithstanding such section 502(d) objection (if any), the Litigation Trustee shall not bring any claim or cause of action against any Protected Person (as defined below) for an Avoidance Action (as defined below). To the extent the class of holders of general unsecured claims votes to accept the Plan, the Litigation Trust Initial Funding shall also be transferred to the Litigation Trust upon the Effective Date. If the class of holders of general unsecured claims votes to accept the Plan, the Creditors’ Committee shall select the trustee (the “Litigation Trustee”) for the Litigation Trust, subject only to Court approval at the Plan confirmation hearing. If the class of holders of general unsecured claims votes to reject the Plan, the Litigation Trustee shall be selected jointly by the Debtors, the Steering Committee and the Creditors’ Committee. The costs and expenses of the Litigation Trust, including the fees and expenses of the Litigation Trustee and its retained professionals, shall be paid exclusively from the Litigation Trust. If the class of unsecured creditors votes to accept the Plan, the form of Litigation Trust agreement and related ancillary documents shall be drafted by the Creditors’ Committee, subject only to Court approval at the Plan confirmation hearing; provided that, if the class of holders of general unsecured claims votes to reject the Plan, such documents must be mutually acceptable to the Debtors, the Steering Committee and the Creditors’ Committee. All Plan provisions relating to the Litigation Trust, the Litigation Trustee and the other matters in this Term Sheet relating to the treatment of general unsecured creditors shall be reasonably acceptable to the Creditors’ Committee. The Litigation Trustee shall be vested with the powers that are usual and customary for litigation trustees in chapter 11 cases.

Key Contracts and Agreements
To the extent necessary in connection with the Plan, the Debtors will seek to assume, pursuant to, inter alia, section 365 of the Bankruptcy Code, those agreements and contracts that may be mutually agreed upon by the Debtors and the Steering Committee.

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Management Incentive Plan
The Confirmation Order shall provide that on the Effective Date reorganized GMXR will implement a new management equity incentive plan (the “Management Incentive Plan”) which shall provide for grants of options and/or restricted units/equity reserved for management, directors and employees in an amount of new equity to be issued by reorganized GMXR sufficient to properly incentivize the senior management team of reorganized GMXR. The primary participants of the Management Incentive Plan, including the amount, form, exercise price, allocation and vesting of such equity-based awards with respect to such primary participants, shall be decided upon by the new board of reorganized GMXR, unless earlier agreed by the Steering Committee and the Debtors. Immediately after the Restructuring, reorganized GMXR’s board shall implement the Management Incentive Plan that will provide for equity-based compensation to management (including directors and officers) and employees, comprising an aggregate of up to 5-10% of the New Equity Interests, as determined by the new board of reorganized GMXR, unless earlier agreed by the Steering Committee and the Debtors.

Reporting Company Status	Upon the Effective Date, the Debtors will cease to be a public reporting company.
Board of Directors/Corporate Governance
Membership and voting rights for the board of reorganized GMXR to be determined.
Upon the Effective Date, reorganized GMXR will be a private company and all parties receiving distributions of equity in reorganized GMXR and/or an affiliate (and all persons to whom such parties may sell their equity in the future and all persons who purchase or acquire equity in reorganized GMXR in future transactions) shall be required to become parties to an equityholders’ agreement on terms to be agreed upon by the Steering Committee.

Tax Related Issues (Structuring & Otherwise)
The parties shall use good-faith efforts to structure the Restructuring to the maximum extent possible in a tax-efficient and cost-effective manner for the benefit of the parties to the PSA. Notwithstanding the forgoing, the Steering Committee shall have the sole discretion over the structure to the extent it relates to the treatment of Senior Secured Noteholder Claims so long as the treatment of the class of holders of general unsecured claims is not adversely affected.

Revesting of Property
All property of the Debtors including any and all potential or actual claims or causes of action of the Debtors (other than the Schedule A Claims) shall be owned by reorganized GMXR, Diamond Blue or Endeavor, or one or more of their affiliates, as applicable, upon the Effective Date of the Plan except as otherwise provided herein.

Conditions & Next Steps:
The effectiveness of any Restructuring shall be subject to customary closing conditions, including, without limitation, satisfaction of all regulatory requirements and the negotiation and execution of definitive documentation, reasonably acceptable to the Steering Committee, the Debtors and, solely to the extent affecting the economic treatment of general unsecured creditors as set forth herein, the Creditors’ Committee, for the transactions described herein.
Additional conditions precedent to the consummation and Effective Date of the Restructuring and related transactions shall be reasonably acceptable to the Debtors and the Steering Committee.

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Documentation
All documentation prepared in connection with the Restructuring, including without limitation, any documents, motions, pleadings, orders or the like prepared or filed in connection with the chapter 11 cases shall be in form and substance reasonably acceptable to the Debtors, the Steering Committee and, solely to the extent affecting the treatment of general unsecured creditors as set forth herein, the Creditors’ Committee.

Releases and Exculpation
The parties to the PSA have previously exchanged and agreed to a list of entities or persons, including certain of the Debtors’ current directors and officers (collectively, the “Protected Persons”) against which no claims or causes of action may be brought. Such entities and persons are set forth on the attached Schedule B. On the Effective Date, the Debtors’ estates will release such Protected Persons from any potential claims or causes of action. The Debtors’ release of certain directors and officers that are Protected Persons includes the release of any liability for breach of fiduciary duty or related claims; provided, however that the Litigation Trustee may name any or all of such directors and officers solely as nominal defendants, if the Litigation Trustee determines, based upon the written advice of counsel, that it is necessary or required in connection with any post-Effective Date litigation instituted by the Litigation Trustee that seeks recovery under the Debtors’ D&O insurance policies. The Creditors’ Committee, the Litigation Trust, the Litigation Trustee, or any other fiduciary or representative for the Debtors’ general unsecured creditors appointed under a Plan, and each of their respective successors and assigns, shall not bring any causes of action under section 502(d), 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code (collectively, the “Avoidance Actions”) or any other claims or causes of action against any of the Protected Persons; provided further however, that the Creditors’ Committee, prior to the Effective Date, and the Litigation Trustee, upon and after the Effective Date, may take such action as it reasonably deems necessary, based on the advice of counsel, to preserve the proceeds of the Debtors’ D&O insurance policies for the benefit of the estates or the Litigation Trust beneficiaries, as applicable.
To the greatest extent possible and consistent with the definition herein of “Protected Persons,” customary mutual releases and exculpations will be given, including (if applicable) of any claims and causes of action under Chapter 5 of the Bankruptcy Code, by and to (a) the Debtors and their direct and indirect shareholders, partners and interest holders and each of their respective officers, directors, managers, employees and advisors, (b) U.S. Bank, as trustee and collateral agent under the Senior Secured Indenture, and its advisors, (c) the DIP Lenders, (d) the members of the Steering Committee, each such member’s advisors and the Steering Committee’s advisors, (e) the members of the Creditors’ Committee and its and their advisors and (f) all parties that execute the PSA.

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Fees & Expenses
The Debtors shall pay, when due and payable, all accrued and unpaid fees and expenses of the Steering Committee in connection with the Restructuring including, without limitation, the costs and expenses incurred by (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (ii) McAfee &Taft, (iii) Sandler O’Neill & Partners, L.P., (iv) W.D. Von Gonten & Co., and (v) any other professionals that may be reasonably retained by the Steering Committee or any of its members that may be required in connection with the Restructuring.
Upon the confirmation of the Plan, notwithstanding the provisions of the Final DIP Order to the contrary, and notwithstanding whether the class of holders of general unsecured claims votes to accept or reject the Plan, the fees and expenses incurred by the Creditors’ Committee’s professionals through September 20, 2013 in these Chapter 11 Cases (i.e., Looper Reed & McGraw (“LRM”), Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (“Hall Estill”), Conway MacKenzie (“Conway”) and Lonquist & Company (collectively with LRM, Conway and Hall Estill, the “Committee Professionals”)) shall not be objected to by the parties to the PSA. Upon confirmation of the Plan, the Debtors and the DIP Lenders shall be deemed to withdraw any previous objections to the Committee Professionals’ fees and expenses incurred during this period, and any withheld sums shall thereafter be promptly paid by the Debtors.
The fees and expenses incurred by the Committee Professionals in these Chapter 11 Cases after September 20, 2013 will be subject to a cap mutually agreed to among the Debtors, the Steering Committee and the Creditors’ Committee and the DIP Credit Agreement and/or the budget attached thereto shall be amended to reflect that the Committee Professionals’ fees and expenses incurred after September 20, 2013 shall be subject to such cap.

No Admission	Nothing in the Term Sheet is or shall be deemed to be an admission of any kind.

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Schedule A
Potential Causes of Action
Schedule not filed

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Schedule B
Protected Persons
Schedule not filed

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Exhibit B
Transfer Agreement
Exhibit B not filed

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Exhibit C
Form of Waiver and Amendment to DIP Credit Agreement

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AMENDMENT NO. 1 TO SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AND GUARANTY AGREEMENT

This AMENDMENT NO. 1 to the SUPERPRIORITY DEBTOR IN POSSESSION CREDIT AND GUARANTY AGREEMENT is made as of September 30, 2013 (this “Amendment”) by and among GMX Resources, Inc., as borrower (the “Borrower”), Diamond Blue Drilling Co. and Endeavor Pipeline Inc., as guarantors (each a “Guarantor” and collectively the “Guarantors”), the lenders party hereto (the “Consenting Lenders”), the undersigned issuing bank (the “Synthetic L/C Issuing Bank”), if any, and Cantor Fitzgerald Securities, as collateral and administrative agent (the “DIP Agent”).
RECITALS:
WHEREAS, reference is made to that certain Superpriority Debtor in Possession Credit and Guaranty Agreement, dated as of April 4, 2013 (as amended to the date hereof, the “DIP Credit Agreement”), among the Borrower, the Guarantors, the DIP Agent, the Synthetic L/C Issuing Bank and the lenders party thereto (the “Lenders”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the DIP Credit Agreement.
WHEREAS, the Borrower, the Guarantors, the Consenting Lenders and the other parties thereto are negotiating the form of a Plan Support Agreement (as amended and in effect from time to time in accordance therewith, the “Plan Support Agreement”), pursuant to which the parties thereto have agreed to pursue a confirmation of a chapter 11 plan for the Debtors on the terms described therein.
WHEREAS, to enable the Debtors to confirm a chapter 11 plan as contemplated by the terms of the Plan Support Agreement, the parties hereto desire to amend the DIP Credit Agreement in certain respects as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:
1.    Section 1.01 of the DIP Credit Agreement is hereby amended by (i) replacing the reference to “180” in clause (a) of the definition of “Maturity Date” with “270” and (ii) deleting the words “including an Approved Sale Transaction” in clause (f) of the definition of “Maturity Date.”
2.    Section 1.01 of the DIP Credit Agreement is hereby amended by inserting in appropriate alphabetical order the following definitions:
““First Amendment” shall mean Amendment No. 1 to this Agreement, dated as of September 25, 2013.
“Plan Support Agreement” shall have the meaning assigned to such term in the First Amendment.”
3.    Section 1.01 of the DIP Credit Agreement is hereby amended by deleting the definition “Approved Sale Transaction.”

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4.    Section 2.07(b)(i) of the DIP Credit Agreement is hereby amended by deleting the word “Approved” in the proviso thereto.
5.    Section 2.15 of the DIP Credit Agreement by deleting clause (ix) thereof in its entirety and replacing it with “Reserved.”
6.    Section 6.13 of the DIP Credit Agreement is hereby amended by replacing clause (d) thereof in its entirety and replacing it with “Reserved”.
7.    Section 6.14 of the DIP Credit Agreement is hereby amended by deleting clauses (c) and (d) in their entirety.
8.    Section 7.05 of the DIP Credit Agreement is hereby amended by deleting clause (c) thereof in its entirety and replacing it with “Reserved.”
9.    Section 9.02 of the DIP Credit Agreement is hereby amended by deleting the second sentence thereof in its entirety.
10.    Section 10.01 of the DIP Credit Agreement is hereby amended by replacing clause (h) thereof in its entirety with the following: “The Debtors, the Consenting Lenders and the other parties thereto shall not have executed a Plan Support Agreement acceptable to the Consenting Lenders by October 6, 2013 or the Bankruptcy Court shall not have approved the Plan Support Agreement by October 29, 2013 or any Debtor or the official committee of unsecured creditors (the “Committee”) shall breach its obligations under the Plan Support Agreement.”
11.    This Amendment shall become effective on the date (i) the Borrower, the Guarantors, the DIP Agent, the Synthetic L/C Issuing Bank and each Lender have signed a counterpart hereof (whether the same or different counterparts), (ii) all fees and expenses due and payable to the DIP Agent (including, without limitation, the first monthly payment of $7,500 due to the DIP Agent pursuant to the Agency Fee Letter as well as any fees and expenses due and payable to counsel for the DIP Agent) shall have been paid and (ii) the Plan Support Agreement shall have been executed by each of the parties thereto and a motion to approve same shall have been filed with the Bankruptcy Court.
12.    Except as otherwise amended by this Amendment, all terms, conditions and covenants contained in the DIP Credit Agreement shall be and remain in full force and effect.
13.    This Amendment shall constitute a Financing Agreement and may be executed in any number of counterparts, each executed counterpart constituting an original but all together one and the same instrument. A complete set of counterparts shall be lodged with the DIP Agent.
14.    This Amendment shall in all respects be governed by and construed under the laws of the State of New York, without regard to the principles of conflict of laws, except to the extent governed by the Bankruptcy Code.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first above written.

GMX RESOURCES INC.,
as Borrower
By:
Name:
Title:

DIAMOND BLUE DRILLING CO.,
as a Guarantor

By:
Name:
Title:

ENDEAVOR PIPELINE INC.,
as a Guarantor

By:
Name:
Title:

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Cantor Fitzgerald Securities,
as DIP Agent
By:
Name:
Title:

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EXECUTION VERSION

FIRST AMENDMENT TO PLAN SUPPORT AGREEMENT
This FIRST AMENDMENT TO PLAN SUPPORT AGREEMENT (this “Amendment”), dated as of October 15, 2013, is by and among (i) GMX Resources Inc., Diamond Blue Drilling Inc. and Endeavor Pipeline Inc. (collectively, the “Debtors”) and (ii) each of the undersigned holders of, or the investment advisor or manager to a holder or holders of (and in such capacity having the power to bind such holder) the Senior Secured Notes issued pursuant to the Senior Secured Indenture (collectively, the “Consenting Senior Secured Noteholders” and together with the Debtors, each referred to as a “party” and collectively referred to as the “Parties”). Capitalized terms not herein defined shall have the meanings set forth in the PSA (as defined below).
RECITALS
WHEREAS, the Debtors, the Consenting Senior Secured Noteholders and the Creditors’ Committee are party to that certain Plan Support Agreement dated as of September 30, 2013 (as amended modified, or supplemented from time to time, the “PSA”); and
WHEREAS, the Debtors and the Consenting Senior Secured Noteholders have agreed to amend the PSA in accordance with and subject to the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendments to the PSA.

1.1The definition of “Outside Date” in Section 1 is hereby amended by deleting the reference to “one hundred and twenty (120) calendar days” and inserting in lieu thereof “one hundred and forty (140) calendar days.”

1.2Section 3(I)(B) is hereby amended by deleting the reference to “ten (10) Business Days” and inserting in lieu thereof “sixteen (16) Business Days” and by deleting the reference to “ninety-five (95) calendar days” and inserting in lieu thereof “one hundred and fifteen (115) calendar days.”

1.3Section 7(l) is hereby amended by deleting the reference to “ten (10) Business Days” and inserting in lieu thereof “sixteen (16) Business Days.”

1.4Section 7(n) is hereby amended by deleting the reference to “fifty (50) calendar days” and inserting in lieu thereof “sixty-five (65) calendar days.”

1.5Section 7(o) is hereby amended by deleting the reference to “ninety-five (95) calendar days” and inserting in lieu thereof “one hundred and fifteen (115) calendar days.”

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2.Effectiveness. In accordance with Section 15 of the PSA, this Amendment shall be effective and binding upon the Parties as of the date (the “Amendment Effective Date”) on which: (i) the Debtors shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Steering Committee and (ii) the Consenting Senior Secured Noteholders shall have executed and delivered counterpart signature pages of this Amendment to counsel to the Debtors. Pursuant to Section 15 of the PSA, the Creditors’ Committee’s consent to, and execution of, this Amendment is not required as this Amendment does not adversely affect the economic treatment of general unsecured creditors set forth in the Restructuring Term Sheet.

3.Effect Upon PSA. Except as specifically set forth herein, the PSA shall remain in full force and effect and is hereby ratified and confirmed. The Parties specifically acknowledge and agree that the PSA, as hereby amended, is in full force and effect in accordance with its respective terms and has not been modified, except pursuant to this Amendment. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. All references to the “PSA” shall mean and refer to the PSA, as modified by this Amendment.

4.Counterparts. This Amendment may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

5.Headings. The headings of the sections, paragraphs and subsections of this Amendment are inserted for convenience only and shall not affect the interpretation hereof.

6.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

GMX RESOURCES INC.

By:	/s/ Michael J. Rohleder
Name: Michael J. Rohleder
Title: President

DIAMOND BLUE DRILLING INC.

By:	/s/ James A. Merrill
Name: James A. Merrill
Title: Vice President and Secretary

ENDEAVOR PIPELINE INC.

By:	/s/ James A. Merrill
Name: James A. Merrill
Title: Vice President and Secretary

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ACKNOWLEDGED AND AGREED TO:

The Official Committee of Unsecured Creditors, by its counsel

By:	/s/ Jason Brookner
Name: Jason Brookner
Texas Bar No. 24033684
Title: Member

LOOPER REED & McGRAW P.C.
1601 Elm Street, Suite 4600
Dallas, Texas 75201
Telephone: (469) 320-6132
Email: jbrookner@lrmlaw.com

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Consenting Senior Secured Noteholders’ Signature Pages Redacted

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Exhibit E
Hypothetical Liquidation Analysis
EXHIBIT E
HYPOTHETICAL LIQUIDATION ANALYSIS
INTRODUCTION
The Debtors, with the assistance of Jefferies, prepared this hypothetical liquidation analysis in connection with the Disclosure Statement for the purpose of evaluating whether the Plan meets the “best interest of creditors” test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the Plan meets this test and that the members of each impaired class that have not voted to accept the Plan or that are not deemed to accept the Plan will receive under the Plan at least as much as they would if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. This analysis is summarized below.
The hypothetical liquidation analysis assumes that the Debtors’ chapter 11 cases are converted into liquidations under chapter 7. In determining whether the best interests test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtor's assets. Such amount should be reduced by the costs and expenses of the liquidation. Remaining liquidation proceeds then would be applied to any amounts necessary to satisfy Administrative Expenses, Priority Tax Claims and Priority Non-Tax Claims including any incremental administrative claims that may result from the liquidation of the Debtors’ assets. Any remaining cash would be available for distribution to holders of Claims against (and Interests in) the Debtors in accordance with the priority scheme established by section 726 of the Bankruptcy Code.
This hypothetical liquidation analysis has been prepared assuming that the Debtors’ chapter 11 cases would convert to chapter 7 cases under the Bankruptcy Code on September 30, 2013 (the “Liquidation Date”). The Trustee would be appointed or elected to commence a liquidation of the Debtors and/or all of their assets. Thus, this hypothetical liquidation analysis has been prepared based on the Debtors’ estimated balance sheet as of August 31, 2013.
Estimating recoveries in a chapter 7 liquidation is an uncertain process due to the number of unknown variables and is necessarily speculative. Thus, this hypothetical liquidation analysis relies upon the extensive use of estimates and assumptions that, although considered reasonable by the Debtors and their financial advisor, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors.
This hypothetical liquidation analysis presents a liquidation of the Debtors on a consolidated basis. Proceeds realized from each Debtor are aggregated in a common distribution source. For purposes of distribution, each and every Claim asserted against or Interest in any Debtor is presumed to be entitled to a distribution from the aggregated proceeds in accordance with the Bankruptcy Code’s priority scheme. Any Claim against a Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors are deemed to have one right to a distribution from the aggregated proceeds.
This hypothetical liquidation analysis should be reviewed in conjunction with the accompanying notes below.
NEITHER THE DEBTORS NOR THEIR FINANCIAL ADVISOR MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES AND ASSUMPTIONS OR THE

ABILITY TO ACHIEVE FORECASTED RESULTS. THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THIS HYPOTHETICAL LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTOR WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION. IN THE EVENT THE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7 CASES, ACTUAL RESULTS MAY VARY MATERIALLY FROM THE ESTIMATES AND PROJECTIONS SET FORTH IN THIS HYPOTHETICAL LIQUIDATION ANALYSIS AND THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED WOULD BE REALIZED.
NOTHING CONTAINED IN THIS HYPOTHETICAL LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS.
EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THIS HYPOTHETICAL LIQUIDATION ANALYSIS WAS PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT THE ANALYSES IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE DEBTORS DO NOT INTEND AND DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR OTHERWISE REVISE THIS HYPOTHETICAL LIQUIDATION ANALYSIS (OR ANY OTHER PART OF THE DISCLOSURE STATEMENT) TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THIS HYPOTHETICAL LIQUIDATION ANALYSIS IS PREPARED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THEREFORE, THIS HYPOTHETICAL LIQUIDATION ANALYSIS SHOULD NOT BE RELIED ON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THIS HYPOTHETICAL LIQUIDATION ANALYSIS.
A general summary of the assumptions used in preparing the hypothetical liquidation analysis follows.

Estimate of Net Proceeds
Estimates were made of the cash proceeds that might be realized from the liquidation of the Debtors’ assets. The chapter 7 liquidation period is assumed to commence on September 30, 2013, with the liquidation process to be completed approximately six months following the appointment of a chapter 7 trustee. There can be no assurance that the liquidation can be completed in a limited time frame nor is there any assurance that the recoveries assigned to the assets can in fact be realized. Under the Bankruptcy Code §704, an appointed chapter 7 trustee must, among other duties, collect and convert the property of the estates as expeditiously as is compatible with the best interests of the parties-in-interest. The hypothetical liquidation analysis assumes that there would be pressure to complete the liquidation process within six months. The need to convert property to cash may have an adverse impact on the proceeds realized from the sale of the Debtors’ assets. For certain assets, such as oil and natural gas properties, estimates of the liquidation proceeds were made for each basin property individually. For other assets, such as accounts receivable, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that the Debtors might achieve through their disposition.

Estimate of Costs
The Debtors’ cost of liquidation under chapter 7 would include the existing internal expenses associated with managing the liquidation process, fees payable to a chapter 7 trustee, as well as those that might be payable to attorneys and other professionals that such chapter 7 trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by the Debtors during the chapter 11 cases and allowed in the chapter 7 cases, such as trade obligations, compensation for attorneys, financial advisers, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Bankruptcy Code §1102.

Additional Claims may arise by reason of the breach or rejections or obligations incurred and executory contracts or leases entered into by the Debtors both prior to, and during the pendency of, the chapter 11 cases. It is possible that conversion to chapter 7 could result in wind-down expenses being greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

Distribution of Net Proceeds
THE DEBTORS’ HYPOTHETICAL LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT COULD BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the hypothetical liquidation analysis is a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. Therefore, there can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors’ assets will result in an accurate estimate of the proceeds that would be realized were the Debtors to undergo an actual liquidation. The actual amounts of Claims against the Debtors’ estates could vary significantly from the Debtors’ estimates, depending upon the Claims asserted during the pendency of the chapter 7 cases. Moreover, this hypothetical liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential Claims. This hypothetical liquidation analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided herein. The hypothetical liquidation analysis set forth on the following page is based on the estimated values of the Debtors’ assets as of August 31, 2013. These values have not been subject to any review, compilation or audit by any independent accounting firm.

Hypothetical Liquidation Analysis
($ in millions)

Hypothetical Liquidation Analysis
Notes

A summary of the assumptions used by Jefferies LLC and the Debtors' management in preparing the hypothetical liquidation analysis is set forth below. Debtors reserve the right to update prior to the Confirmation Hearing. Unless stated otherwise, the book values used in this hypothetical liquidation analysis are the unaudited book values as of August 31, 2013 of the Debtors.

Assets

1.	Cash & Cash Equivalents - Consists of cash & cash equivalents readily convertible into cash.

2.	Account Receivable - Oil and natural gas revenues and working interest receivables.

3.	Inventories - Value of oil in storage tanks based on lifting costs.

4.	Prepaid Expenses and Deposits - Prepayments of D&O insurance contract, other insurance contracts, annual service contracts and retainers with various attorneys and financial advisors.

5.	Assets Held for Sale - Miscellaneous metal piping and oilfield equipment. Carried at net realizable value.

6.
Oil & Natural Gas Properties - High and Low Recovery value reflects net present value of estimated future revenue to be generated from the production of proved producing reserves, net of production and future development costs based on the Debtors' reserve report rolled forward to a September 1, 2013 effective date. The High and Low Recovery also ascribes value to undeveloped leased acreage. The analysis utilizes a price deck, discount rates, and risking assumptions indicative of value consideration within a liquidation scenario in the current environment. Also includes 60% investment in Endeavor Gathering, LLC.

7.	Property & Equipment, at Cost, Net - Buildings, leasehold improvements, oilfield equipment, company vehicles and other miscellaneous equipment owned by the Company.

8.	Other Assets - Unamortized debt issue costs.

Liquidation Costs

9.	Wind Down: Rent - Three months of rent at the Debtors' current location plus three months at 25% of current rent based on assumption that required space will decrease over time.

10.	Wind Down: Employees - Based on historical monthly amounts that wind down over six months. Decrease by 50% at end of month 3 and remain at that level through liquidation period.

11.	Wind Down: G&A - Based on historical monthly amounts that wind down over six months. Decrease by 50% at end of month 3 and remain at that level through liquidation period.

12.	Professional Fees - Fees associated with professionals related to the sale of the Company’s assets have been calculated at 2.0% of the proceeds from asset sales.

13.	Chapter 7 Trustee - Trustee fees are calculated at 3.0% of the proceeds from asset sales.

Debtor-In-Possession Credit Facility Claims

14.
Debtor-In-Possession Credit Facility - Amounts due under the Debtor-In-Possession Credit Facility are secured by a first-priority lien on all of the assets of the Debtors. Outstanding Debtor-In-Possession Credit Facility balance of $10 million as of August 31, 2013.

Priority & Administrative Claims

15.
Plugging & Abandonment Costs - Estimated cost for plugging and abandoning existing wells, as necessary. Done after production operations have drained the reservoir or there is insufficient hydrocarbon potential to complete the well.

16.
Estimated Tax Claims - Includes ad valorem tax which is based on the taxable value of products served and sold from each production unit, including oil, natural gas, and other hydrocarbons, as well as various property and equipment.

17.	Administrative Claims - Professional fees accrued but not yet paid as of August 31, 2013 and postpetition accounts payable.

Exhibit F
Creditors' Committee's Letter of Support

OFFICIAL COMMITTEE OF UNSECURED CREDITORS
OF GMX RESOURCES INC., et al.

Recommendation that Creditors
Vote to ACCEPT the Plan

December __, 2013

The Official Committee of Unsecured Creditors of GMX Resources Inc., et al. (the “Committee”) recommends that unsecured creditors of the Debtors vote to accept the Debtors’ Joint Plan of Reorganization dated ___, 2013 (the “Plan”).1

What is the Official Committee of Unsecured Creditors?

On April 2, 2013, the Office of the United States Trustee for the Western District of Oklahoma appointed the Committee. The Committee’s membership was amended on April 9, 2013 and again on April 29, 2013.2 The Committee represents the interests of all general unsecured creditors in the Debtors’ chapter 11 cases. As set forth more fully in the Disclosure Statement, the Committee is comprised of two indenture trustees and six trade creditors, as follows:

•	American Stock Transfer & Trust Company, as indenture trustee for the 9% senior secured second priority notes due March 2018;

•	The Bank of New York Mellon, as indenture trustee for the 11.375% senior notes due February 2019 and 4.5% convertible senior notes due May 2015;

•	Cudd Pumping Services;

•	Dual Trucking and Transport, LLC;

•	MBI Energy Logistics LLC;

•	Penn Virginia Corporation;

•	Pyramid Tubular Products, L.P.; and

•	Regency Intrastate Gas, LP.

Following its appointment, the Committee retained various professionals to assist it in its duties, including attorneys, a financial advisor and a reserve engineer.

___________________________
1    Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan. The Committee’s endorsement of the Plan does not affect any individual creditor’s right to vote or be heard with respect to the Plan in any manner.
2    On June 25, 2013, the Court entered an order removing one member of the Committee. See Docket. No. 528.

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The Committee’s Efforts to Maximize Value

The Debtors filed their chapter 11 cases with the intent to auction substantially all of their assets to the highest bidder. From the inception of the Debtors’ chapter 11 cases, therefore, the Committee recognized that the major issue to be addressed would be the value of the Debtors’ assets, and whether such value would be sufficient to satisfy the over $336 million in principal and accrued interest (plus a certain “make whole” amount (the “Make Whole”)) owing to the Debtors’ senior secured lenders.

The Committee objected to the Make Whole alleged to be owing to the senior secured lenders, as well as the senior lenders’ calculations of the outstanding principal and accrued interest. The Committee contended that the Make Whole was not payable at all, but that even if it was payable, the proper amount was $66 million, not $78.1 million as asserted by the senior secured lenders. Following a hearing, the Bankruptcy Court took the matter under advisement while the Committee, the Debtors and certain senior secured lenders engaged in settlement discussions (which had been on-going). No settlement was reached, and the Bankruptcy Court then issued its decision, finding that the Make Whole was due and owing, but that the correct amount of the Make Whole was $66 million. The Bankruptcy Court also agreed with the Committee’s calculations on the amount of principal and prepetition interest owing to the senior secured lenders. As a result, the total amount of the senior secured lenders’ allowed claim is approximately $402 million.

At the auction, the senior secured lenders acted as the initial, or “stalking horse,” bidder for the Debtors’ assets, with a credit bid of $338 million. Very few bids were received for the Debtors’ assets. The auction for the Debtors’ assets was conducted on August 28, 2013, at which time the senior secured lenders were declared to be the high bidder with their $338 million credit bid.3

Following the auction, the parties reconvened global settlement discussions and were able to reach agreement. The settlement, which is summarized below, provides a cash return to general unsecured creditors, as well as the proceeds of certain causes of action that will be transferred to a litigation trust and prosecuted for the benefit of unsecured creditors (the “Creditor Trust”).

_____________________________
3    A credit bid is when a secured lender uses the amount owing to it as credit at a sale of its collateral. In essence, it is an offset, whereby the lender takes its collateral in exchange for a reduction of the amount owing. So, in this case, had the Debtors and the senior secured lenders proceeded to close the asset sale, the senior secured lenders would have taken their collateral in exchange for a reduction in the amount owing of $338 million. Under the Plan, the senior secured lenders’ remaining claim - which equals $64 million - has the status of an allowed general unsecured claim, or a “deficiency claim” (the “Deficiency Claim”).

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The Settlement

The terms of the settlement are set forth more fully in the Plan and Disclosure Statement. A summary of the settlement is set forth below.

If the Class of General Unsecured Creditors Votes to Accept the Plan, then the following will occur:

•	$1.5 million will be set aside for distribution to unsecured creditors (and to be used, in part, to fund the operations of the Creditor Trust) (the “Cash Distribution”);

•
The Creditor Trust will be established for the benefit of general unsecured creditors. Certain causes of action, as set forth in the Plan and Disclosure Statement, will be transferred into the Creditor Trust, to be prosecuted by a litigation trustee for the benefit of general unsecured creditors. The Committee will choose the litigation trustee; and

•
The senior secured lenders will waive their Deficiency Claim and any superpriority adequate protection claim they may hold, and not participate in either the Cash Distribution or the Creditor Trust recoveries. Similarly, the Debtors’ post-petition lenders will not participate in the Creditor Trust or the Cash Distribution on account of amounts owing by the Debtors for post-petition funding.

If the Class of General Unsecured Creditors Does Not Vote to Accept the Plan, then there will not be any Cash Distribution, and the senior secured lenders will not waive their Deficiency Claim, and the Deficiency Claim will share in any recoveries on a pari passu basis with the claims of all other general unsecured creditors, thereby diluting unsecured creditor recoveries. Further, the senior secured lenders may elect to receive senior interests in the Creditor Trust for any amounts owing on account of post-petition funding to the Debtors, and will receive senior interests in the Creditor Trust on account of any superpriority adequate protection claim they may hold, each of which would be entitled to be paid from the Creditor Trust before general unsecured creditors. Finally, the operations of the Creditor Trust will be funded with only $25,000, to be transferred to the Creditor Trust on the Effective Date.
The Committee’s Support of the Settlement and Conclusion
The settlement summarized above, and described more fully in the Plan and Disclosure Statement, is the result of several months of negotiations and, the Committee believes, the best settlement that could have been reached under the facts and circumstances of these chapter 11 cases. As a result, the Committee urges you to vote in favor of the Plan.
All general unsecured creditors should carefully review the Plan and Disclosure Statement before voting.

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The Committee recommends that you vote to accept the Plan in accordance with the voting instructions provided to you on the enclosed ballot.
Very truly yours,
THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF GMX RESOURCES INC., et al.

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